   As filed with the Securities and Exchange Commission on October 15, 1996
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                 ______________

                              PUBLIC STORAGE, INC.
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

              95-3551121                                    6798
(I.R.S. Employer Identification No.)            (Primary Standard Industrial
                                                 Classification Code Number)

        701 Western Avenue, Suite 200                               HUGH W. HORNE
       Glendale, California 91201-2397                          Public Storage, Inc.
               (818) 244-8080                               701 Western Avenue, Suite 200
      (Address, including zip code, and                    Glendale, California 91201-2397
   telephone number, including area code,                           (818) 244-8080
of registrant's principal executive offices)      (Name, address, including zip code, and telephone
                                                  number, including area code, of agent for service)

                                 ______________

                                   Copies to:

                              DAVID GOLDBERG, ESQ.
                              Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                 ______________

        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date of this
                            Registration Statement.
                                 ______________

If the only securities being registered on this Form are being offered in connection with the formation of a holding company, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                      Proposed             Proposed
                                                          Amount       Offering       Maximum              Maximum
                                                          to be         Price        Aggregate            Amount of
 Title of Each Class of Securities to be Registered     Registered    Per Share    Offering Price      Registration Fee
 -----------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share                      (1)          (1)             (1)            $49,421(1)(2)
=========================================================================================================================

(1) This Registration Statement relates to (a) the proposed merger of Partners Preferred Yield, Inc. ("PPY") into the Registrant and the conversion of shares of common stock of PPY into either cash (as to up to 20% of the outstanding shares of common stock series A of PPY) or common stock of the Registrant, (b) the proposed merger of Partners Preferred Yield II, Inc. ("PPY2") into the Registrant and the conversion of shares of common stock of PPY2 into either cash (as to up to 20% of the outstanding shares of common stock series A of PPY2) or common stock of the Registrant and (c) the proposed merger of Partners Preferred Yield III, Inc. ("PPY3") into the Registrant and the conversion of shares of common stock of PPY3 into either cash (as to up to 20% of the outstanding shares of common stock series A of PPY3) or common stock of the Registrant. At the mergers, there will be a maximum of (a) 3,077,028 shares of common stock series A, 420,875 shares of common stock series B, 247,574 shares of common stock series C, and 163,036 shares of common stock series D, of PPY outstanding, (b) 3,130,103 shares of common stock series A, 420,875 shares of common stock series B, 247,574 shares of common stock series C, and 163,036 shares of common stock series D, of PPY2 outstanding and (c) 1,313,384 shares of common stock series A, 168,709 shares of common stock series B, 99,241 shares of common stock series C and 65,354 shares of common stock series D, of PPY3 outstanding. The closing price of the common stock series A of PPY on the American Stock Exchange on October 9, 1996 was $18.375 per share, the book value of the common stock series B and C of PPY at June 30, 1996 was $11.48 per share and the book value of the common stock series D of PPY at June 30, 1996 was $.01 per share. The closing price of the common stock series A of PPY2 on the American Stock Exchange on October 9, 1996 was $19.625 per share, the book value of the common stock series B and C of PPY2 at June 30, 1996 was $12.39 per share and the book value of the common stock series D of PPY2 at June 30, 1996 was $.01 per share. The closing price of the common stock series A of PPY3 on the American Stock Exchange on October 9, 1996 was $19.75 per share, the book value of the common stock series B and C of PPY3 at June 30, 1996 was $12.02 per share and the book value of the common stock series D of PPY3 at June 30, 1996 was $.01 per share. The number of shares of common stock of the Registrant to be issued in the mergers cannot be determined at this time.
(2) Calculated in accordance with rule 457(f)(1) and (f)(2) under the Securities Act of 1933. $14,853 of the registration fee was previously paid in connection with PPY's preliminary proxy materials.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              PUBLIC STORAGE, INC.

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                      OF INFORMATION REQUIRED BY FORM S-4

       Registration Statement Item            Location in Prospectus
       ---------------------------            ----------------------
A.    Information About the Transaction

  1.  Forepart of Registration             Front Cover Page
      Statement and Outside Front Cover
      Page of Prospectus

  2.  Inside Front and Outside Back        See page 1 and pages (iii)-(iv)
      Cover Pages of Prospectus

  3.  Risk Factors, Ratio of Earnings      Risk Factors and Material
      to Fixed Charges and Other           Considerations
      Information

  4.  Terms of the Transaction             Summary and The Mergers

  5.  Pro Forma Financial Information      Incorporation of Certain Documents by
                                           Reference

  6.  Material Contacts with the           Risk Factors and Material
      Company Being Acquired               Considerations, Conflicts of Interest
                                           in the Mergers and The Mergers

  7.  Additional Information Required      *
      for Reoffering by Persons and
      Parties Deemed to be Underwriters

  8.  Interests of Named Experts and       Legal Opinions
      Counsel

  9.  Disclosure of Commission Position    The Mergers -- Comparison of PPY,
      on Indemnification for Securities    PPY2 and PPY3 Common Stock with PSI
      Act Liabilities                      Common Stock -- Management and Duties

B.    Information About the Registrant

 10.  Information with Respect to S-3      Incorporation of Certain Documents by
      Registrants                          Reference

 11.  Incorporation of Certain             Incorporation of Certain Documents by
      Information By Reference             Reference

 12.  Information with Respect to S-2      Incorporation of Certain Documents by
      or S-3 Registrants                   Reference

 13.  Incorporation of Certain             Incorporation of Certain Documents by
      Information By Reference             Reference

 14.  Information with Respect to          Incorporation of Certain Documents by
      Registrants Other than S-2 or S-3    Reference
      Registrants

_________________

*  Omitted as Inapplicable.


                                     (ii)

C.     Information About the Company Being Acquired

  15.  Information with Respect to S-3            Incorporation of Certain Documents by
       Companies                                  Reference

  16.  Information with Respect to S-2            Incorporation of Certain Documents by
       or S-3 Companies                           Reference

  17.  Information with Respect to                Incorporation of Certain Documents by
       Companies Other than S-2 or S-3            Reference
       Companies

D.     Voting and Management Information

  18.  Information if Proxies, Consents           Incorporation of Certain Documents by
       or Authorizations are to be Solicited      Reference

  19.  Information if Proxies, Consents           Incorporation of Certain Documents by
       or Authorizations are not to be            Reference
       Solicited or in an Exchange Offer

_________________

*  Omitted as Inapplicable.


                                     (iii)

                        PARTNERS PREFERRED YIELD, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 17, 1996


    A special meeting of shareholders of Partners Preferred Yield, Inc., a California corporation ("PPY"), will be held at PPY's offices at 701 Western Avenue, Suite 200, Glendale, California on December 17, 1996, at the hour of 10:00 a.m. for the following purposes:

    1. To consider and vote upon an Agreement and Plan of Reorganization among PPY, Public Storage, Inc. ("PSI"), Partners Preferred Yield II, Inc. ("PPY2") and Partners Preferred Yield III, Inc. ("PPY3") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PPY would be merged into PSI (the "PPY Merger"). Upon the PPY Merger, each outstanding share of PPY Common Stock Series A ("PPY Common Stock") (other than shares held by PSI or by holders of PPY Common Stock ("PPY Shareholders") who have properly exercised dissenters' rights under California law ("Dissenting PPY Shares")) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY Common Stock (not to exceed 20% of the outstanding PPY Common Stock, or 615,406 shares, less any Dissenting PPY Shares), upon a PPY Shareholder's election, $19.00 in cash, subject to reduction as described below (a "PPY Cash Election") or (ii) that number (subject to rounding) of shares of PSI Common Stock determined by dividing $19.00, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY. If a PPY Shareholder does not make a PPY Cash Election, all of his or her PPY Common Stock would be converted into PSI Common Stock in the PPY Merger. The consideration paid by PSI to PPY Shareholders in the PPY Merger will be reduced by the amount of cash distributions required to be paid to PPY Shareholders by PPY prior to completion of the PPY Merger in order to satisfy PPY's REIT distribution requirements ("Required PPY REIT Distributions"). The consideration received by PPY Shareholders in the PPY Merger, however, along with any Required PPY REIT Distributions, will not be less than $19.00 per share of PPY Common Stock, which amount represents the interest of the PPY Shareholders in the market value of PPY's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY Shareholders in the estimated net asset value of its other assets at December 31, 1996. Additional distributions would be made to PPY Shareholders to cause PPY's estimated net asset value allocable to the PPY Shareholders as of the date of the PPY Merger to be substantially equivalent to $19.00 per share. The PPY Common Stock, PPY Common Stock Series B, PPY Common Stock Series C and PPY Common Stock Series D held by PSI will be cancelled in the PPY Merger. Under the Merger Agreement, PPY2 and PPY3 will also be merged into PSI (the "PPY2 Merger" and the "PPY3 Merger", respectively), if approved by the respective shareholders of those entities. THE PPY MERGER, THE PPY2 MERGER AND THE PPY3 MERGER ARE NOT CONDITIONED ON EACH OTHER.

    2. To consider and vote upon a related amendment to PPY's bylaws to authorize the PPY Merger in the form of Appendix E-1 to the accompanying Combined Proxy Statement and Prospectus.

    The Board of Directors has determined that holders of record of PPY Common Stock Series A, PPY Common Stock Series B, PPY Common Stock Series C and PPY Common Stock Series D at the close of business on October 21, 1996 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

    Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

    You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                              By Order of the Board of Directors

                                   OBREN B. GERICH, Secretary


Glendale, California
October ___, 1996

                       PARTNERS PREFERRED YIELD II, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 17, 1996


    A special meeting of shareholders of Partners Preferred Yield II, Inc., a California corporation ("PPY2"), will be held at PPY2's offices at 701 Western Avenue, Suite 200, Glendale, California on December 17, 1996, at the hour of 10:00 a.m. for the following purposes:

    1. To consider and vote upon an Agreement and Plan of Reorganization among PPY2, Public Storage, Inc. ("PSI"), Partners Preferred Yield, Inc. ("PPY") and Partners Preferred Yield III, Inc. ("PPY3") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PPY2 would be merged into PSI (the "PPY2 Merger"). Upon the PPY2 Merger, each outstanding share of PPY2 Common Stock Series A ("PPY2 Common Stock") (other than shares held by PSI or by holders of PPY2 Common Stock ("PPY2 Shareholders") who have properly exercised dissenters' rights under California law ("Dissenting PPY2 Shares")) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY2 Common Stock (not to exceed 20% of the outstanding PPY2 Common Stock, or 626,021 shares, less any Dissenting PPY2 Shares), upon a PPY2 Shareholder's election, $20.39 in cash, subject to reduction as described below (a "PPY2 Cash Election") or
         (ii) that number (subject to rounding) of shares of PSI Common Stock determined by dividing $20.39, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY2. If a PPY2 Shareholder does not make a PPY2 Cash Election, all of his or her PPY2 Common Stock would be converted into PSI Common Stock in the PPY2 Merger. The consideration paid by PSI to PPY2 Shareholders in the PPY2 Merger will be reduced by the amount of cash distributions required to be paid to PPY2 Shareholders by PPY2 prior to completion of the PPY2 Merger in order to satisfy PPY2's REIT distribution requirements ("Required PPY2 REIT Distributions"). The consideration received by PPY2 Shareholders in the PPY2 Merger, however, along with any Required PPY2 REIT Distributions, will not be less than $20.39 per share of PPY2 Common Stock, which amount represents the interest of the PPY2 Shareholders in the market value of PPY2's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY2 Shareholders in the estimated net asset value of its other assets at December 31, 1996. Additional distributions would be made to PPY2 Shareholders to cause PPY2's estimated net asset value allocable to the PPY2 Shareholders as of the date of the PPY2 Merger to be substantially equivalent to $20.39 per share. The PPY2 Common Stock, PPY2 Common Stock Series B, PPY2 Common Stock Series C and PPY2 Common Stock Series D held by PSI will be cancelled in the PPY2 Merger. Under the Merger Agreement, PPY and PPY3 will also be merged into PSI (the "PPY Merger" and the "PPY3 Merger", respectively), if approved by the respective shareholders of those entities. THE PPY2 MERGER, THE PPY MERGER AND THE PPY3 MERGER ARE NOT CONDITIONED ON EACH OTHER.

    2. To consider and vote upon a related amendment to PPY2's bylaws to authorize the PPY2 Merger in the form of Appendix E-2 to the accompanying Combined Proxy Statement and Prospectus.

    The Board of Directors has determined that holders of record of PPY2 Common Stock Series A, PPY2 Common Stock Series B, PPY2 Common Stock Series C and PPY2 Common Stock Series D at the close of business on October 21, 1996 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

    Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

    You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                                By Order of the Board of Directors

                                     OBREN B. GERICH, Secretary

Glendale, California
October ___, 1996

                       PARTNERS PREFERRED YIELD III, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 17, 1996


    A special meeting of shareholders of Partners Preferred Yield III, Inc., a California corporation ("PPY3"), will be held at PPY3's offices at 701 Western Avenue, Suite 200, Glendale, California on December 17, 1996, at the hour of 10:00 a.m. for the following purposes:

    1. To consider and vote upon an Agreement and Plan of Reorganization among PPY3, Public Storage, Inc. ("PSI"), Partners Preferred Yield, Inc. ("PPY") and Partners Preferred Yield II, Inc. ("PPY2") described in the accompanying Combined Proxy Statement and Prospectus (the "Merger Agreement") pursuant to which PPY3 would be merged into PSI (the "PPY3 Merger"). Upon the PPY3 Merger, each outstanding share of PPY3 Common Stock Series A ("PPY3 Common Stock") (other than shares held by PSI or by holders of PPY3 Common Stock ("PPY3 Shareholders") who have properly exercised dissenters' rights under California law ("Dissenting PPY3 Shares")) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY3 Common Stock (not to exceed 20% of the outstanding PPY3 Common Stock, or 262,677 shares, less any Dissenting PPY3 Shares), upon a PPY3 Shareholder's election, $20.47 in cash, subject to reduction as described below (a "PPY3 Cash Election") or
         (ii) that number (subject to rounding) of shares of PSI Common Stock determined by dividing $20.47, subject to reduction as described below, by the average of the per share closing prices on the New York Stock Exchange of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY3. If a PPY3 Shareholder does not make a PPY3 Cash Election, all of his or her PPY3 Common Stock would be converted into PSI Common Stock in the PPY3 Merger. The consideration paid by PSI to PPY3 Shareholders in the PPY3 Merger will be reduced by the amount of cash distributions required to be paid to PPY3 Shareholders by PPY3 prior to completion of the PPY3 Merger in order to satisfy PPY3's REIT distribution requirements ("Required PPY3 REIT Distributions"). The consideration received by PPY3 Shareholders in the PPY3 Merger, however, along with any Required PPY3 REIT Distributions, will not be less than $20.47 per share of PPY3 Common Stock, which amount represents the interest of the PPY3 Shareholders in the market value of PPY3's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY3 Shareholders in the estimated net asset value of its other assets at December 31, 1996. Additional distributions would be made to PPY3 Shareholders to cause PPY3's estimated net asset value allocable to the PPY3 Shareholders as of the date of the PPY3 Merger to be substantially equivalent to $20.47 per share. The PPY3 Common Stock, PPY3 Common Stock Series B, PPY3 Common Stock Series C and PPY3 Common Stock Series D held by PSI will be cancelled in the PPY3 Merger. Under the Merger Agreement, PPY and PPY2 will also be merged into PSI (the "PPY Merger" and the "PPY2 Merger," respectively, if approved by the respective shareholders of those entities. THE PPY3 MERGER, THE PPY MERGER AND THE PPY2 MERGER ARE NOT CONDITIONED ON EACH OTHER.

    2. To consider and vote upon a related amendment to PPY3's bylaws to authorize the PPY3 Merger in the form of Appendix E-3 to the accompanying Combined Proxy Statement and Prospectus.

    The Board of Directors has determined that holders of record of PPY3 Common Stock Series A, PPY3 Common Stock Series B, PPY3 Common Stock Series C and PPY3 Common Stock Series D at the close of business on October 21, 1996 will be entitled to receive notice of, and to vote at, the meeting or any adjournment of the meeting.

    Please complete, date, sign and promptly mail the enclosed proxy in the stamped return envelope included with these materials.

    You are cordially invited to attend the meeting in person. If you do attend and you have already signed and returned the proxy, the powers of the proxy holders named in the proxy will be suspended if you desire to vote in person. Therefore, whether or not you presently intend to attend the meeting in person, you are urged to complete, date, sign and return the proxy.

                                By Order of the Board of Directors

                                     OBREN B. GERICH, Secretary

Glendale, California
October ___, 1996

                              PUBLIC STORAGE, INC.
                         PARTNERS PREFERRED YIELD, INC.
                       PARTNERS PREFERRED YIELD II, INC.
                       PARTNERS PREFERRED YIELD III, INC.

                    COMBINED PROXY STATEMENT AND PROSPECTUS
                      SPECIAL MEETINGS OF SHAREHOLDERS OF
     PARTNERS PREFERRED YIELD, INC., PARTNERS PREFERRED YIELD II, INC. AND
                       PARTNERS PREFERRED YIELD III, INC.
                               DECEMBER 17, 1996

     This Combined Proxy Statement and Prospectus is being furnished to holders of shares of (a) Partners Preferred Yield, Inc. ("PPY") Common Stock Series A, par value $.01 per share (the "PPY Common Stock"), Common Stock Series B, par value $.01 per share, Common Stock Series C, par value $.01 per share and Common Stock Series D, par value $.01 per share (collectively, the "PPY Common Stock Series B, C and D"), (b) Partners Preferred Yield II, Inc. ("PPY2") Common Stock Series A, par value $.01 per share (the "PPY2 Common Stock"), Common Stock Series B, par value $.01 per share, Common Stock Series C, par value $.01 per share and Common Stock Series D, par value $.01 per share (collectively, the "PPY2 Common Stock Series B, C and D") and (c) Partners Preferred Yield III, Inc. ("PPY3") Common Stock Series A, par value $.01 per share (the "PPY3 Common Stock"), Common Stock Series B, par value $.01 per share, Common Stock Series C, par value $.01 per share and Common Stock Series D, par value $.01 per share (collectively, the "PPY3 Common Stock Series B, C and D") and relates to meetings of shareholders of PPY, PPY2 and PPY3 called to approve the proposed mergers of each of PPY, PPY2 and PPY3 with and into Public Storage, Inc. ("PSI") (the "PPY Merger," the "PPY2 Merger" and the "PPY3 Merger," respectively; together, the "Mergers") pursuant to the Agreement and Plan of Reorganization attached as Appendix A to this Combined Proxy Statement and Prospectus (the "Merger Agreement"). Holders of PPY, PPY2 and PPY3 Common Stock are referred to hereafter as the "PPY Shareholders," the "PPY2 Shareholders," and the "PPY3 Shareholders," respectively, and holders of PSI Common Stock, par value $.10 per share (the "PSI Common Stock") are referred to hereafter as the "PSI Shareholders." THE PPY MERGER, THE PPY2 MERGER AND THE PPY3 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     PSI and its executive officers have significant relationships with PPY, PPY2 and PPY3, and PSI and B. Wayne Hughes ("Hughes"), the chief executive officer of each of PSI, PPY, PPY2 and PPY3, own a substantial amount of the capital stock of each of PPY, PPY2 and PPY3. See "Summary -- Relationships." The Merger Agreement requires that each of the Mergers be approved by a majority of the outstanding shares of Common Stock and Common Stock Series B, C and D of the respective corporation, voting together as a class, with the Common Stock Series B, C and D voted with the holders of a majority of the unaffiliated shares of the Common Stock of the respective corporation. Each of the Boards of Directors of PPY, PPY2 and PPY3, based on recommendations of special committees composed of independent directors, recommends that PPY, PPY2 and PPY3 Shareholders, respectively, vote for the PPY, PPY2 and PPY3 Mergers, respectively.

     The Mergers involve certain factors that should be considered by the PPY, PPY2 and PPY3 Shareholders, including the following:

 .    The Mergers have not been negotiated at arm's length, no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PPY, PPY2 or PPY3 and no third party proposals for PPY, PPY2 or PPY3 or their properties were solicited.

 .    The nature of the investment of PPY, PPY2 and PPY3 Shareholders who receive shares of PSI Common Stock is being changed from holding an interest in a specified portfolio of properties for a finite period to holding an investment in an ongoing fully-integrated real estate company, whose portfolio of properties is changed

                                                   (Continued on following page)

                              ------------------

     THE SECURITIES TO BE ISSUED IN THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS COMBINED PROXY STATEMENT AND PROSPECTUS. ANY PRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON, OR ENDORSED THE MERITS OF, THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

October __, 1996
     from time to time without approval of shareholders, and which does not plan to liquidate its assets within a fixed period of time.

 .    Based on the current price of the PSI Common Stock ($21 3/4 per share) and the current regular quarterly distribution rate for PSI, PPY, PPY2 and PPY3, the level of distributions to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers would be approximately 29%, 26% and 39% lower, respectively, after the Mergers.

 .    The properties of PPY, PPY2 and PPY3 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

 .    Under California law, PPY, PPY2 and PPY3 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers only if demands for payments are filed with respect to 5% or more of the outstanding shares of PPY, PPY2 and PPY3 Common Stock, respectively.

 .    PSI and its affiliates have conflicts of interest in connection with the
     Mergers.

 .    The public PSI Shareholders are substantially limited in their ability to control PSI. Hughes and members of his family (the "Hughes Family") own approximately 44% of the PSI Common Stock (approximately 49% upon conversion of the PSI Class B Common Stock), and there are restrictions on beneficial ownership of PSI securities in PSI's organizational documents. Such ownership factors should prevent any takeover not approved by Hughes.

 .    As a result of a prior business combination, PSI is subject to tax risks, including additional risks as to PSI's continued qualification as a real estate investment trust ("REIT").

 .    In making real estate investments, PSI, unlike PPY, PPY2 and PPY3, has incurred, and may continue to incur, debt.

 .    The interest of PSI Shareholders can be diluted through the issuance of additional securities. PSI has outstanding, and intends to issue additional, securities with priority over PSI Common Stock.

 .    The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PPY, PPY2 and PPY3 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors.

 .    The consideration to be received by PPY, PPY2 and PPY3 Shareholders in the
     Mergers is based on third party appraisals. However, appraisals are opinions as of the date specified, are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PPY, PPY2 or PPY3.

 .    PPY, PPY2 and PPY3 Shareholders who receive any cash in connection with the
     Mergers may have a taxable gain.

SEE "RISK FACTORS AND MATERIAL CONSIDERATIONS" BEGINNING ON PAGE 24 OF THIS COMBINED PROXY STATEMENT AND PROSPECTUS.

     The PSI Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "PSA". On _______________, 1996, the closing price of the PSI Common Stock on the NYSE was $_____. The PPY, PPY2 and PPY3 Common Stock are traded on the American Stock Exchange ("AMEX") under the symbols "PYA", "PYB" and "PYC", respectively. On _______________, 1996, the closing prices of the PPY, PPY2 and PPY3 Common Stock on the AMEX were $_____, $_____ and $_____, respectively.

     This Combined Proxy Statement and Prospectus is first being mailed on or about _______________, 1996 to shareholders of record of PPY, PPY2 and PPY3 at the close of business on October 21, 1996. The special meetings of shareholders of PPY, PPY2 and PPY3 to consider the Mergers will occur concurrently.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSI, PPY, PPY2 OR PPY3. THIS COMBINED PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE REGISTERED SECURITIES TO WHICH THIS COMBINED PROXY STATEMENT AND PROSPECTUS RELATES TO OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
Available Information................................................................     1
Incorporation of Certain Documents by Reference......................................     1
Cautionary Statement.................................................................     2
Summary..............................................................................     3
   Overview of Mergers...............................................................     3
   Meetings and Vote Requirements of Shareholders....................................     5
   PPY...............................................................................     5
   PPY2..............................................................................     6
   PPY3..............................................................................     6
   PSI...............................................................................     6
   Risk Factors and Material Considerations..........................................     6
   Background and Reasons for the Mergers............................................     8
   Potential Advantages of the Mergers...............................................    10
   Rights of Dissenting Shareholders.................................................    10
   Determination of Payments to be Received by PPY Shareholders
    in Connection with the PPY Merger................................................    11
   Determination of Payments to be Received by PPY2 Shareholders
    in Connection with the PPY2 Merger...............................................    11
   Determination of Payments to be Received by PPY3 Shareholders
    in Connection with the PPY3 Merger...............................................    12
   Federal Income Tax Matters........................................................    12
   Recommendations; Opinions of Financial Advisors...................................    12
   Comparison of PPY, PPY2 and PPY3 Common Stock with PSI Common Stock...............    14
   Summary Financial Information.....................................................    16
   Relationships.....................................................................    21
Risk Factors and Material Considerations.............................................    24
   No Arm's Length Negotiation or Unaffiliated Representatives.......................    24
   Change in Nature of Investment....................................................    24
   Lower Level of Distributions After the Mergers....................................    24
   Potential Loss of Future Appreciation.............................................    24
   Limitation on Dissenters' Rights of Appraisal.....................................    24
   Control and Influence by the Hughes Family and Ownership Limitations..............    24
   Tax Risks.........................................................................    25
   Financing Risks...................................................................    26
   Uncertainty Regarding Market Price of PSI Common Stock............................    27
   Merger Consideration Based on Appraisals Instead of Arm's Length Negotiation......    27
   Tax to PPY, PPY2 and PPY3 Shareholders............................................    27
   Operating Risks...................................................................    27
   Shares Eligible for Future Sale...................................................    29
Conflicts of Interest in the Mergers.................................................    30
The Mergers..........................................................................    31
   General...........................................................................    31
   Background                                                                            33
   Reasons for the Mergers and Timing................................................    36
   Alternatives to the Mergers.......................................................    37
   No Solicitation of Other Proposals................................................    39
   Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders
    in Connection with the Mergers...................................................    39
   Potential Advantages of the Mergers to PPY, PPY2 and PPY3.........................    44
   Recommendation to PPY, PPY2 and PPY3 Shareholders and Fairness Analysis...........    44
   Comparison of Consideration to be Received in the Mergers to Other Alternatives...    47
   Real Estate Portfolio Appraisals by NDRC..........................................    51

                                     (iii)

                                                                                        Page
                                                                                        ----
   Fairness Opinions from Stanger                                                        54
   The Merger Agreement..............................................................    58
   Cash Election Procedure...........................................................    60
   Consequences to PPY, PPY2 and PPY3 if the Mergers are Not Completed...............    62
   Costs of the Mergers..............................................................    62
   Accounting Treatment..............................................................    63
   Regulatory Requirements...........................................................    63
   Comparison of PPY, PPY2 and PPY3 Common Stock with PSI Common Stock...............    64
Amendment to Bylaws of PPY, PPY2 and PPY3............................................    68
Approval of the Mergers and Bylaw Amendments.........................................    69
   General...........................................................................    69
   PPY...............................................................................    69
   PPY2..............................................................................    69
   PPY3..............................................................................    70
   Security Ownership of Certain Beneficial Owners and Management....................    70
   Solicitation of Proxies...........................................................    80
Description of PPY's Properties......................................................    81
Description of PPY2's Property.......................................................    83
Description of PPY3's Property.......................................................    85
Description of PSI's Properties......................................................    89
Distributions and Price Range of PSI Common Stock....................................    90
Distributions and Price Range of PPY Common Stock....................................    91
Distributions and Price Range of PPY2 Common Stock...................................    92
Distributions and Price Range of PPY3 Common Stock...................................    93
Description of PSI Capital Stock.....................................................    94
   Common Stock......................................................................    94
   Ownership Limitations.............................................................    94
   Class B Common Stock..............................................................    95
   Preferred Stock...................................................................    96
   Effects of Issuance of Capital Stock..............................................    97
Dissenting Shareholders' Rights of Appraisal.........................................    98
Certain Federal Income Tax Matters...................................................   100
   The Mergers                                                                          100
   Opinion of Counsel................................................................   102
   General Tax Treatment of PSI......................................................   103
   Consequences of the PSMI Merger on PSI's Qualification as a REIT..................   106
   Taxation of PSI Shareholders......................................................   109
   State and Local Taxes.............................................................   111
Legal Opinions.......................................................................   111
Experts..............................................................................   111
Independent Auditors.................................................................   111
Shareholder Proposals................................................................   111
Glossary.............................................................................   112

Appendix A            -   Agreement and Plan of Reorganization among PSI, PPY, PPY2 and PPY3 dated as of August 15,
                          1996
Appendix B-1          -   Real Estate Appraisal Report by Nicholson-Douglas Realty Consultants, Inc. for PPY dated August
                          14, 1996
Appendix B-2          -   Real Estate Appraisal Report by Nicholson-Douglas Realty Consultants, Inc. for PPY2 dated
                          August 14, 1996
Appendix B-3          -   Real Estate Appraisal Report by Nicholson-Douglas Realty Consultants, Inc. for PPY3 dated
                          August 14, 1996
Appendix C-1          -   Opinion of Robert A. Stanger & Co., Inc. (PPY Merger) dated October 15, 1996
Appendix C-2          -   Opinion of Robert A. Stanger & Co., Inc. (PPY2 Merger) dated October 15, 1996
Appendix C-3          -   Opinion of Robert A. Stanger & Co., Inc. (PPY3 Merger) dated October 15, 1996
Appendix D            -   Chapter 13 of the California General Corporation Law Concerning Dissenters' Rights
Appendix E-1          -   Proposed Amendment to PPY's Bylaws
Appendix E-2          -   Proposed Amendment to PPY2's Bylaws
Appendix E-3          -   Proposed Amendment to PPY3's Bylaws
Appendix F-1          -   Financial Statements of PPY
Appendix F-2          -   Financial Statements of PPY2
Appendix F-3          -   Financial Statements of PPY3
Appendix G-1          -   Management's Discussion and Analysis of Financial Condition and Results of Operations of PPY
Appendix G-2          -   Management's Discussion and Analysis of Financial Condition and Results of Operations of PPY2
Appendix G-3          -   Management's Discussion and Analysis of Financial Condition and Results of Operations of PPY3

                             AVAILABLE INFORMATION

     Each of PSI, PPY, PPY2 and PPY3 is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such material can also be inspected, in the case of PSI, at the NYSE, 20 Broad Street, New York, New York 10005 and, in the case of PPY, PPY2 or PPY3, at the AMEX, 86 Trinity Place, New York, New York 10006.

     PSI has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Combined Proxy Statement and Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by PSI with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8389), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/As dated April 29, 1996, May 14, 1996 and May 15, 1996; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (iii) the Current Reports on Form 8-K dated January 22, 1996, September 6, 1996 and September 18, 1996.

     All documents filed by PSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Combined Proxy Statement and Prospectus and prior to the date of the special meetings of the shareholders of PPY, PPY2 and PPY3 shall be deemed to be incorporated by reference herein from the date of filing such documents.

     The following documents filed by PPY with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10902) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by a Form 10-K/A dated April 26, 1996; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (iii) the Current Report on Form 8-K dated August 15, 1996.

     The following documents filed by PPY2 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10926) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by a Form 10-K/A dated April 26, 1996; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (iii) the Current Report on Form 8-K dated August 15, 1996.

     The following documents filed by PPY3 with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-10925) are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995, as amended by a Form 10-K/A dated April 26, 1996; (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (iii) the Current Report on Form 8-K dated August 15, 1996.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Combined Proxy Statement and Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Combined Proxy Statement and Prospectus.

     Also incorporated by reference herein is the Merger Agreement, which is attached as Appendix A to this Combined Proxy Statement and Prospectus.

     THIS COMBINED PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (INCLUDING DOCUMENTS FILED SUBSEQUENT TO THE DATE HEREOF), EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS), SHALL BE DELIVERED TO ANY PERSON TO WHOM THIS COMBINED PROXY STATEMENT AND PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR SERVICES DEPARTMENT, 701 WESTERN AVENUE, SUITE 200, GLENDALE, CALIFORNIA 91201-2397 OR BY TELEPHONE AT (818) 244-8080. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _______________, 1996.

                              CAUTIONARY STATEMENT

     Statements contained in this Combined Proxy Statement and Prospectus that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Cautionary statements set forth in "Risk Factors and Material Considerations" and elsewhere in this Proxy Statement and Prospectus identify important factors that could cause actual results to differ materially from those in the forward-looking statements.

                                    SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Combined Proxy Statement and Prospectus. See "Glossary" for definitions of certain terms used in this Combined Proxy Statement and Prospectus.

OVERVIEW OF MERGERS

     MERGER OF PPY INTO PSI. PPY will be merged into PSI, which will be the surviving corporation. Each share of PPY Common Stock outstanding immediately prior to the consummation of the PPY Merger (other than shares held by PSI or PPY Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PPY Shares")) will be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY Common Stock (not to exceed 20% of the outstanding PPY Common Stock, or 615,406 shares, less any Dissenting PPY Shares), upon a PPY Shareholder's election (a "PPY Cash Election"), $19.00 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $19.00, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY. If a PPY Shareholder does not make a PPY Cash Election, all of his or her PPY Common Stock will be converted into PSI Common Stock. The consideration paid by PSI to PPY Shareholders in the PPY Merger will be reduced by the amount of cash distributions required to be paid to PPY Shareholders by PPY prior to completion of the PPY Merger (estimated at $.70 per share) in order to satisfy PPY's REIT distribution requirements ("Required PPY REIT Distributions"). The consideration received by PPY Shareholders in the PPY Merger, however, along with any Required PPY REIT Distributions, will not be less than $19.00 per share of PPY Common Stock, which amount represents the interest of the PPY Shareholders in the market value of PPY's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY Shareholders in the estimated net asset value of its other assets at December 31, 1996. PPY Shareholders would receive the Required PPY REIT Distributions upon any liquidation of PPY, regardless of the PPY Merger. Additional distributions would be made to the PPY Shareholders to cause PPY's estimated net asset value allocable to the PPY Shareholders as of the date of the PPY Merger to be substantially equivalent to $19.00 per share. The PPY Common Stock and PPY Common Stock Series B, C and D held by PSI will be cancelled in the PPY Merger. See "The Mergers -- Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders in Connection with the Mergers." For a description of the terms of the PPY Merger, see "The Mergers -- The Merger Agreement."

     MERGER OF PPY2 INTO PSI. PPY2 will be merged into PSI, which will be the surviving corporation. Each share of PPY2 Common Stock outstanding immediately prior to the consummation of the PPY2 Merger (other than shares held by PSI or by PPY2 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PPY2 Shares")) will be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY2 Common Stock (not to exceed 20% of the outstanding PPY2 Common Stock, or 626,021 shares, less any Dissenting PPY2 Shares), upon a PPY2 Shareholder's election (a "PPY2 Cash Election"), $20.39 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $20.39, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY2. If a PPY2 Shareholder does not make a PPY2 Cash Election, all of his or her PPY2 Common Stock will be converted into PSI Common Stock. The consideration paid by PSI to PPY2 Shareholders in the PPY2 Merger will be reduced by the amount of cash distributions required to be paid to PPY2 Shareholders by PPY2 prior to completion of the PPY2 Merger (estimated at $.83 per share) in order to satisfy PPY2's REIT distribution requirements ("Required PPY2 REIT Distributions"). The consideration received by PPY2 Shareholders in the PPY2 Merger, however, along with any Required PPY2 REIT Distributions, will not be less than $20.39 per share of PPY2 Common Stock, which amount represents the interest of the PPY2 Shareholders in the market value of PPY2's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY2 Shareholders in the estimated net asset value of its other assets at December 31, 1996. PPY2 Shareholders would receive the Required PPY2 REIT Distributions upon any liquidation of PPY2, regardless of the PPY2 Merger. Additional distributions would be made to the PPY2 Shareholders to cause PPY2's estimated net asset value allocable to the PPY2 Shareholders as of the date of the PPY2

Merger to be substantially equivalent to $20.39 per share. The PPY2 Common Stock and PPY2 Common Stock Series B, C and D held by PSI will be cancelled in the PPY2 Merger. See "The Mergers -- Determination of Payments to be Received by PPY2 Shareholders and PPY Shareholders in Connection with the Mergers." For a description of the terms of the PPY2 Merger, see "The Mergers -- The Merger Agreement."

     MERGER OF PPY3 INTO PSI. PPY3 will be merged into PSI, which will be the surviving corporation. Each share of PPY3 Common Stock outstanding immediately prior to the consummation of the PPY3 Merger (other than shares held by PSI or by PPY3 Shareholders who have properly exercised dissenter's rights under California law ("Dissenting PPY3 Shares")) will be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY3 Common Stock (not to exceed 20% of the outstanding PPY3 Common Stock, or 262,677 shares, less any Dissenting PPY3 Shares), upon a PPY3 Shareholder's election (a "PPY3 Cash Election"), $20.47 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $20.47, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY3. If a PPY3 Shareholder does not make a PPY3 Cash Election, all of his or her PPY3 Common Stock will be converted into PSI Common Stock. The consideration paid by PSI to PPY3 Shareholders in the PPY3 Merger will be reduced by the amount of cash distributions required to be paid to PPY3 Shareholders by PPY3 prior to completion of the PPY3 Merger (estimated at $.74 per share) in order to satisfy PPY3's REIT distribution requirements ("Required PPY3 REIT Distributions"). The consideration received by PPY3 Shareholders in the PPY3 Merger, however, along with any Required PPY3 REIT Distributions, will not be less than $20.47 per share of PPY3 Common Stock, which amount represents the interest of the PPY3 Shareholders in the market value of PPY3's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY3 Shareholders in the estimated net asset value of its other assets at December 31, 1996. PPY3 Shareholders would receive the Required PPY3 REIT Distributions upon any liquidation of PPY3, regardless of the PPY3 Merger. Additional distributions would be made to the PPY3 Shareholders to cause PPY3's estimated net asset value allocable to the PPY3 Shareholders as of the date of the PPY3 Merger to be substantially equivalent to $20.47 per share. The PPY3 Common Stock and PPY3 Common Stock Series B, C and D held by PSI will be cancelled in the PPY3 Merger. See "The Mergers -- Determination of Payments to be Received by PPY3 Shareholders and PPY Shareholders in Connection with the Mergers." For a description of the terms of the PPY3 Merger, see "The Mergers -
- The Merger Agreement."

     The Required PPY, PPY2 and PPY3 REIT Distributions are sometimes collectively referred to as the "Required REIT Distributions," and a PPY, PPY2 and PPY3 Cash Election are sometimes collectively referred to as a "Cash Election."

     All shares of PPY, PPY2 and PPY3 Common Stock Series B, C and D are owned by PSI and Hughes. Upon consummation of the PPY Merger, each share of PPY Common Stock Series B, C and D (other than shares held by PSI which will be cancelled in the PPY Merger) will be converted into the right to receive $11.66 in PSI Common Stock (valued as in the case of the PPY Common Stock), plus (i) any additional distributions equal to the amount by which PPY's estimated net asset value allocable to the holders of the PPY Common Stock Series B, C and D as of the date of the PPY Merger exceeds $11.66 per share and (ii) any Required PPY REIT Distributions payable to the holders of the PPY Common Stock Series B. Upon consummation of the PPY2 Merger, each share of PPY2 Common Stock Series B, C and D (other than shares held by PSI which will be cancelled in the PPY2 Merger) will be converted into the right to receive $12.26 in PSI Common Stock (valued as in the case of the PPY2 Common Stock), plus (i) any additional distributions equal to the amount by which PPY2's estimated net asset value allocable to the holders of the PPY2 Common Stock Series B, C and D as of the date of the PPY2 Merger exceeds $12.26 per share and (ii) any Required PPY2 REIT Distributions payable to the holders of the PPY2 Common Stock Series B. Upon consummation of the PPY3 Merger, each share of PPY3 Common Stock Series B, C and D (other than shares held by PSI which will be cancelled in the PPY3 Merger) will be converted into the right to receive $12.30 in PSI Common Stock (valued as in the case of the PPY3 Common Stock), plus (i) any additional distributions equal to the amount by which PPY3's estimated net asset value allocable to the holders of the PPY3 Common Stock Series B, C and D as of the date of the PPY3 Merger exceeds $12.30 per share and (ii) any Required PPY3 REIT Distributions payable to the holders of the PPY3 Common Stock Series B. See "The Mergers -- Determination of Payments to be Received by PPY, PPY2 and

PPY3 Shareholders." The Common Stock Series B, C and D will be voted with the majority of shares of Common Stock of the respective corporation held by unaffiliated owners.

     The PSI Common Stock is listed on the NYSE, and the PPY, PPY2 and PPY3 Common Stock are listed on the AMEX. On August 14, 1996, the last full trading day prior to the first announcement of the proposed Mergers, the reported closing sales price per share of PSI Common Stock on the NYSE was $21 3/4, and the reported closing sales prices per share of PPY, PPY2 and PPY3 Common Stock on the AMEX were $17, $17 3/4 and $19 7/8, respectively. On _______________,
1996, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the reported closing sales prices per share of PSI, PPY, PPY2 and PPY3 Common Stock were $______, $______ and $______, respectively.

     THE PPY MERGER, THE PPY2 MERGER AND THE PPY3 MERGER ARE NOT CONDITIONED ON EACH OTHER.

MEETINGS AND VOTE REQUIREMENTS OF SHAREHOLDERS

                                               PPY                              PPY2                              PPY3
                                 -------------------------------   -------------------------------   -------------------------------

Meeting Date                     December 17, 1996 at              December 17, 1996 at              December 17, 1996 at
                                 10:00 a.m.                        10:00 a.m.                        10:00 a.m.

Record Date                      October 21, 1996                  October 21, 1996                  October 21, 1996

Purpose                          To Approve the PPY Merger         To Approve the PPY2 Merger        To Approve the PPY3 Merger
                                 and Proposed Bylaw Amendment      and Proposed Bylaw Amendment      and Proposed Bylaw Amendment

Shares Outstanding               3,077,028 shares of               3,130,103 shares of               1,313,384 shares of
                                 PPY Common Stock                  PPY2 Common Stock                 PPY3 Common Stock
                                 831,485 shares of PPY             831,485 shares of PPY2            333,304 shares of PPY3
                                 Common Stock Series B, C and D    Common Stock Series B, C and D    Common Stock Series B, C and D

Vote Required                    Majority of outstanding shares    Majority of outstanding shares    Majority of outstanding shares
                                 of PPY Common Stock and           of PPY2 Common Stock and          of PPY3 Common Stock and
                                 PPY Series B, C and D,            PPY2 Series B, C and D,           PPY3 Series B, C and D,
                                 voting together as a class*       voting together as a class*       voting together as a class*

Percentage Ownership of Total
Combined Outstanding Shares
of Common Stock and Common
Stock Series B, C and D by
PSI and Hughes                              32.5%                             32.1%                             25.4%

_______________

* In accordance with the bylaws of PPY, PPY2 and PPY3, the Common Stock Series B, C and D will be voted with the holders of a majority of the unaffiliated shares of the Common Stock of the respective corporation.

PPY

     PPY is a REIT organized as a California corporation that was formed to succeed to the business of Partners Preferred Yield, Ltd., a California limited partnership (the "PPY Partnership"), in a reorganization transaction completed on October 21, 1991. PPY owns 19 mini-warehouses located in 10 states. All of these facilities are operated under the "Public Storage" name. See "Description of PPY's Properties." The PPY Common Stock is traded on the AMEX under the symbol "PYA".

     PPY's properties are managed by PSI. PPY's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. The same persons are the directors of each of PPY, PPY2 and PPY3. See "-- Relationships."

PPY2

     PPY2 is a REIT organized as a California corporation that was formed to succeed to the business of Partners Preferred Yield II, Ltd., a California limited partnership (the "PPY2 Partnership"), in a reorganization transaction completed on November 8, 1991. PPY2 owns 24 mini-warehouses located in 10 states. All of these facilities are operated under the "Public Storage" name. See "Description of PPY2's Properties." The PPY2 Common Stock is traded on the AMEX under the symbol "PYB".

     PPY2's properties are managed by PSI. PPY2's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. The same persons are the directors of each of PPY, PPY2 and PPY3. See "-- Relationships."

PPY3

     PPY3 is a REIT organized as a California corporation that was formed to succeed to the business of Partners Preferred Yield III, Ltd., a California limited partnership (the "PPY3 Partnership"), in a reorganization transaction completed on November 8, 1991. PPY3 owns nine mini-warehouses located in seven states. All of these facilities are operated under the "Public Storage" name. See "Description of PPY3's Properties." The PPY3 Common Stock is traded on the AMEX under the symbol "PYC".

     PPY3's properties are managed by PSI. PPY3's operations are under the general supervision of its three-member board of directors, consisting of an executive officer of PSI and two other directors. The same persons are the directors of each of PPY, PPY2 and PPY3. See "-- Relationships."

PSI

     PSI is a fully integrated, self-administered and self-managed REIT, organized as a California corporation that acquires, develops, owns and operates mini-warehouses, which are self-service facilities offering storage space for personal and business use. PSI is the largest owner and operator of mini-warehouses in the United States. PSI also owns and operates, to a lesser extent, business parks containing commercial and industrial rental space. At June 30, 1996, PSI had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,068 properties located in 37 states, consisting of 1,033 mini-warehouse facilities and 35 business parks.

     In a series of mergers among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into Storage Equities, Inc. ("SEI") (the "PSMI Merger"), SEI became self-administered and self-managed, acquired substantially all of PSMI's United
States real estate interests and was renamed "Public Storage, Inc."   In
addition, the outstanding capital stock of PSMI was converted into an aggregate of 29,449,513 shares of PSI Common Stock (exclusive of shares of PSI Common Stock held by PSMI prior to the PSMI Merger) and 7,000,000 shares of PSI Class B Common Stock.

     The principal executive offices of PSI, PPY, PPY2 and PPY3 are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. The telephone number is (818) 244-8080.

RISK FACTORS AND MATERIAL CONSIDERATIONS

     Each of the Mergers involve certain factors that should be considered by PPY, PPY2 and PPY3 Shareholders, including the following:

     . No Arm's Length Negotiation or Unaffiliated Representatives. The Mergers have not been negotiated at arm's length, and no unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PPY, PPY2 or PPY3. If such persons had been engaged, the terms of the Mergers may have been more favorable to PPY, PPY2 and PPY3 Shareholders. In addition, no third party proposals for PPY, PPY2 or PPY3 or their properties were solicited. Such proposals could have generated higher prices.

     . Change from Finite Life to Infinite Life. The nature of the investment of PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock is being changed from holding an interest in specified properties for a finite period to holding an investment in an ongoing integrated real estate company, whose portfolio of properties is changed from time to time without approval of shareholders, which does not plan to liquidate its assets within a fixed period of time and which is engaged in all aspects of the mini-warehouse industry, including property development and management. PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers will be able to liquidate their investment only by selling their shares in the market.

     . Lower Level of Distributions After the Mergers. The level of distributions to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers than before. Based on a market price of PSI Common Stock of $21 3/4 and the current regular quarterly distribution rate for PSI ($.22 per share), PPY ($.27 per share), PPY2 ($.28 per share) and PPY3 ($.34 per share), (a) PPY Shareholders would receive approximately $.08 (29%) less in regular quarterly distributions per share of PPY Common Stock after the PPY Merger from PSI than before the PPY Merger from PPY and approximately $.01 less per share in regular quarterly distributions for each $1.25 (6%) increase in the market price of PSI Common Stock above $21 3/4, (b) PPY2 Shareholders would receive approximately $.07 (26%) less in regular quarterly distributions per share of PPY2 Common Stock after the PPY2 Merger from PSI than before the PPY2 Merger from PPY2 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4 and (c) PPY3 Shareholders would receive approximately $.13 (39%) less in regular quarterly distributions per share of PPY3 Common Stock after the PPY3 Merger from PSI than before the PPY3 Merger from PPY3 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4.

     . Potential Loss of Future Appreciation. The properties of PPY, PPY2 and PPY3 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

     . Limitation on Dissenters' Rights of Appraisal. Under California law, PPY, PPY2 and PPY3 Shareholders will be entitled to dissenters' rights of appraisal in connection with the Mergers ("Dissenters' Rights") only if demands for payment are filed with respect to 5% or more of the outstanding shares of PPY, PPY2 and PPY3 Common Stock, respectively.

     . Conflicts of Interest. PSI and its affiliates, which are affiliated with PPY, PPY2 and PPY3, have conflicts of interest in connection with the Mergers.

     . Control and Influence by the Hughes Family and Ownership Limitations. The public PSI Shareholders are substantially limited in their ability to control PSI. The Hughes Family owns approximately 44% of the PSI Common Stock (approximately 49% upon conversion of the PSI Class B Common Stock). Also, there are restrictions on beneficial ownership of PSI securities in PSI's Articles of Incorporation. Such ownership factors should prevent any takeover of PSI not approved by Hughes.

     . Tax Risks -- Additional Risks to Continued REIT Qualification. As a result of the PSMI Merger, PSI is subject to tax risks, including risks as to PSI's continued qualification as a REIT resulting from a substantial increase in PSI's nonqualifying income.

     . Financing Risks. In making real estate investments, PSI, unlike PPY, PPY2 and PPY3, has incurred, and may continue to incur, debt. The incurrence of debt increases the risk of loss of investment.

     . Possible Future Dilution. The interest of PSI Shareholders can be diluted through the issuance of additional securities by PSI. PSI has outstanding, and intends to issue additional, securities with priority over PSI Common Stock.

     . Uncertainty Regarding Market Price of PSI Common Stock. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PPY, PPY2 and PPY3 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the Mergers and other factors.

     . Merger Consideration Based on Appraisals Instead of Arm's Length Negotiations. The consideration to be paid to the PPY, PPY2 and PPY3 Shareholders is based on third party appraisals of the properties of PPY, PPY2 and PPY3. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of the properties of PPY, PPY2 and PPY3. There can be no assurance that if the properties of PPY, PPY2 and PPY3 were sold, they would be sold at the appraised values; the sales price might be higher or lower.

     . Tax to PPY, PPY2 and PPY3 Shareholders Upon Receipt of Cash. PPY, PPY2 and PPY3 Shareholders who receive any cash in connection with the Mergers may recognize a taxable gain. In addition, the Required PPY REIT Distributions, the Required PPY2 REIT Distributions and the Required PPY3 REIT Distributions will be taxable to PPY, PPY2 and PPY3 Shareholders, respectively, as ordinary income.

BACKGROUND AND REASONS FOR THE MERGERS

     THE MERGERS HAVE BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI, PPY, PPY2 AND PPY3. SPECIAL COMMITTEES COMPOSED OF INDEPENDENT DIRECTORS OF PPY, PPY2 AND PPY3 (THE "PPY SPECIAL COMMITTEE," "PPY2 SPECIAL COMMITTEE" AND "PPY3 SPECIAL COMMITTEE," RESPECTIVELY) HAVE REVIEWED THE TERMS OF THE MERGERS, AND THE BOARDS OF DIRECTORS OF PPY, PPY2 AND PPY3, BASED ON RECOMMENDATIONS OF THE PPY, PPY2 AND PPY3 SPECIAL COMMITTEES WHICH THE BOARDS OF DIRECTORS HAVE ADOPTED, AND ON THE OPINIONS OF FINANCIAL ADVISORS IN WHICH THEY CONCUR, BELIEVE THAT THE MERGERS ARE FAIR TO THE PUBLIC PPY, PPY2 AND PPY3 SHAREHOLDERS, RESPECTIVELY, AND RECOMMEND THAT PPY, PPY2 AND PPY3 SHAREHOLDERS, RESPECTIVELY, VOTE FOR THE MERGERS.

     THE PPY, PPY2 AND PPY3 SPECIAL COMMITTEES ARE COMPRISED OF THE SAME TWO INDEPENDENT DIRECTORS OF PPY, PPY2 AND PPY3. THE MEETINGS OF THE PPY, PPY2 AND PPY3 SPECIAL COMMITTEES OCCURRED SIMULTANEOUSLY AND THE PPY, PPY2 AND PPY3 SPECIAL COMMITTEES BELIEVE THAT THE SAME GENERAL CONSIDERATIONS ARE APPLICABLE TO EACH OF THE MERGERS, EXCEPT AS NOTED IN THIS COMBINED PROXY STATEMENT AND PROSPECTUS.

      PPY, PPY2 and PPY3 were organized to succeed to the business of the PPY Partnership, the PPY2 Partnership and the PPY3 Partnership, respectively, in reorganization transactions completed in October and November 1991. In response to changes in the reorganizations requested by the unaffiliated dealer manager of the partnerships' original offerings of limited partnership interests, PPY, PPY2 and PPY3 added provisions to their bylaws to the effect that their shareholders be presented with proposals in 1999 to sell all or substantially all of their properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganizations their bylaw provisions were amended to expand the terms of the proposals to include possible financings of their properties. See "The Mergers -- Background."

     IF APPROVED BY THE SHAREHOLDERS OF PPY, PPY2 AND PPY3, THE MERGERS WOULD OBVIATE THE OBLIGATION OF PPY, PPY2 OR PPY3 TO PRESENT PROPOSALS TO THEIR SHAREHOLDERS FOR THE SALE OF THEIR PROPERTIES. IF THE SHAREHOLDERS OF PPY, PPY2 OR PPY3 DO NOT APPROVE THE MERGER OF THE RESPECTIVE CORPORATION OR IF SUCH MERGER IS NOT COMPLETED BECAUSE OTHER CONDITIONS ARE NOT SATISFIED, SUCH CORPORATION WOULD CONTINUE TO BE OBLIGATED TO PRESENT A PROPOSAL TO ITS SHAREHOLDERS IN 1999 FOR THE SALE OF ITS PROPERTIES.

     The PPY, PPY2 and PPY3 Special Committees and Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PPY, PPY2 and PPY3 would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PPY, PPY2 and PPY3 would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PPY, PPY2 and PPY3, and PPY, PPY2 and PPY3 Shareholders have the right, with respect to up to 20% of the outstanding PPY, PPY2 and PPY3 Common Stock (less any Dissenting PPY, PPY2 and PPY3 Shares), respectively, to receive cash in the Mergers. The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or (iii) preclude sales of the properties of PPY, PPY2 or PPY3 to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and September 1996, PSI merged with seven REITs which, like PPY, PPY2 and PPY3, had been organized by PSMI to succeed to the business of predecessor partnerships.

     On July 18, 1996, each of the PPY, PPY2 and PPY3 Boards of Directors appointed the PPY, PPY2 and PPY3 Special Committees to consider and make recommendations to their respective Boards of Directors and shareholders regarding possible mergers with PSI. On August 15, 1996, each of the PPY, PPY2 and PPY3 Boards of Directors based on recommendations of its respective Special Committee, which were adopted by the respective Board of Directors, approved the respective Merger and determined to recommend that the respective shareholders vote for the respective Merger.

     The PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that the respective consideration being offered in the Mergers compares favorably with the trading price of the PPY, PPY2 and PPY3 Common Stock immediately prior to the first announcement of the Mergers and during other periods, a range of estimated going-concern values per share of PPY, PPY2 and PPY3 Common Stock, an estimated liquidation value per share of PPY, PPY2 and PPY3 Common Stock and the book value per share of PPY, PPY2 and PPY3 Common Stock. The PPY, PPY2 and PPY3 Boards of Directors and Special Committees recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "The Mergers -- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     Prior to concluding that the Mergers should be proposed to PPY, PPY2 and PPY3 Shareholders, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees considered several alternatives to the Mergers, including liquidation of PPY, PPY2 and PPY3, continued operation of PPY, PPY2 and PPY3 and an amendment to the organizational documents of PPY, PPY2 and PPY3. In order to determine whether the Mergers or one of the alternatives would be more advantageous to PPY, PPY2 and PPY3 Shareholders, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of other alternatives. Based upon a comparison of the potential benefits and detriments of the Mergers with their alternatives, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees have concluded that the Mergers are more attractive to PPY, PPY2 and PPY3 Shareholders, respectively, than any of the alternatives considered. The PPY, PPY2 and PPY3 Boards of Directors did not solicit any other proposals for the acquisition of PPY, PPY2 or PPY3 or their properties. See "The Mergers -- No Solicitation of Other Proposals."

     In comparing the Mergers to other alternatives, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees noted the following:

     Liquidation. The PPY, PPY2 and PPY3 Boards of Directors and Special Committees do not believe this is an opportune time to sell the properties of the respective corporation because the properties may continue to appreciate in value. The Mergers provide PPY, PPY2 and PPY3 Shareholders with the opportunity either to convert their investment into an investment in PSI, which like PPY, PPY2 and PPY3 primarily owns mini-warehouses, on a tax-free basis (to the extent that PPY, PPY2 and PPY3 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of PPY's, PPY2's and PPY3's properties as to a portion of their investment. However, if PPY, PPY2 or PPY3 liquidated its assets through asset sales to unaffiliated third parties, PPY, PPY2 and PPY3 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of the respective corporation's properties.

     Continued Operation. Nothing requires the liquidation or merger of PPY, PPY2 or PPY3 at this time. All are operating profitably. Continued operation should provide PPY, PPY2 and PPY3 Shareholders with continued distributions of net operating cash flow and participation in future appreciation of the respective corporation's properties, as well as avoiding many of the risks described under "Risk Factors and Material Considerations." However, continued operation would fail to secure the potential benefits of the Mergers described under "The Mergers -- Potential Advantages of the Mergers."

     Amendment of Bylaws of PPY, PPY2 and PPY3. An amendment to the bylaws of PPY, PPY2 and PPY3 to remove the restrictions on investment of cash flow and issuance of securities by PPY, PPY2 and PPY3 would permit them to take advantage of investment opportunities and to grow as new investments are made. However, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that PSI's larger capital base and greater liquidity and diversification better enable PSI to take advantage of investment opportunities and to raise investment capital.

POTENTIAL ADVANTAGES OF THE MERGERS

     The following are the principal potential benefits to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock:

     . Acquisition of Additional Properties. Following the Mergers, PPY, PPY2 and PPY3 Shareholders will be investors in an entity with a larger asset base and market capitalization than PPY, PPY2 or PPY3. PSI has grown and is expected to continue to grow, as new investments are made.

     . Increased Liquidity. PPY has 3,077,028 shares of PPY Common Stock listed on the AMEX (3,745,477 shares upon conversion of the PPY Common Stock Series B and C into PPY Common Stock) with an average daily trading volume during the 12 months ended June 30, 1996 of 2,626 shares. PPY2 has 3,130,103 shares of PPY2 Common Stock listed on the AMEX (3,798,552 shares upon conversion of the PPY2 Common Stock Series B and C into PPY2 Common Stock) with an average daily trading volume during the same period of 2,261 shares. PPY3 has 1,313,384 shares of PPY3 Common Stock listed on the AMEX (1,581,334 shares upon conversion of the PPY3 Common Stock Series B and C into PPY3 Common Stock) with an average daily trading volume during the same period of 722 shares. In comparison, PSI has approximately 84.4 million shares of PSI Common Stock listed on the NYSE (48.6 million of which are freely tradeable) with an average daily trading volume during the same period of 52,138 shares. Given PSI's greater market capitalization and trading volume than PPY's, PPY2's or PPY3's, shareholders who receive PSI Common Stock in the Mergers are likely to enjoy a more active trading market and increased liquidity for their shares.

     . Tax-Free Treatment if Only PSI Common Stock is Received. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PPY, PPY2 and PPY3 Shareholders who exchange their PPY, PPY2 and PPY3 Common Stock solely for PSI Common Stock. However, the Required PPY REIT Distributions, Required PPY2 REIT Distributions and Required PPY3 REIT Distributions will be taxable to shareholders of the respective distributing corporation as ordinary income. Hughes, who has little tax basis in his PPY, PPY2 and PPY3 Common Stock, has advised PSI, PPY, PPY2 and PPY3 that he intends to exchange his PPY, PPY2 and PPY3 Common Stock solely for PSI Common Stock. See "Certain Federal Income Tax Matters -- The Mergers."

RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Chapter 13 of the Corporations Code of the State of California (the "California Code"), PPY, PPY2 and PPY3 Shareholders will be entitled to Dissenters' Rights only if demands for payment are filed with respect to 5% or more of the respective outstanding shares of PPY, PPY2 or PPY3 Common Stock, respectively.

     A dissenting PPY, PPY2 or PPY3 Shareholder who wishes to require PPY, PPY2 or PPY3 to purchase his or her shares of Common Stock of the respective corporation must:

        (1) vote against the respective Merger any or all of the shares of Common Stock entitled to be voted (shares of Common Stock not voted are not considered to be voted against a Merger and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PPY, PPY2 or PPY3 Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

        (2) make written demand upon the respective corporation or its transfer agent, which is received not later than the date of the meeting of shareholders of the respective corporation, setting forth the number of shares of Common Stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at August 14, 1996; and

        (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Merger by the shareholders of the respective corporation is mailed to such shareholders, to the respective corporation or its transfer agent the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are dissenting shares.

     The provisions of Chapter 13 are technical in nature and complex. PPY, PPY2 and PPY3 Shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their appraisal rights. A copy of Chapter 13 of the California Code is attached hereto as Appendix D. See "Dissenting Shareholders' Rights of Appraisal."

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PPY SHAREHOLDERS IN CONNECTION WITH THE PPY MERGER

     In connection with the PPY Merger, PPY Shareholders will receive the net asset value or $19.00 per share of PPY Common Stock. PPY's net asset value allocable to the PPY Common Stock is the sum of (a) the appraised value of PPY's real estate assets determined by Nicholson-Douglas Realty Consultants, Inc. ("NDRC"), as of June 30, 1996, plus (b) the estimated book values of PPY's non-real estate assets as of December 31, 1996, less (c) PPY's estimated liabilities as of December 31, 1996 and less (d) the amount of PPY's net asset value allocable to the PPY Common Stock Series B, C and D (estimated at $9,991,000, or $11.66 per share, plus the Required PPY REIT Distributions payable to holders of the PPY Common Stock Series B, if any). Additional distributions would be made to PPY Shareholders to cause PPY's estimated net asset value as of the date of the PPY Merger to be substantially equivalent to $19.00 per share. The consideration paid to PPY Shareholders by PSI in the PPY Merger will be reduced by the amount of the Required PPY REIT Distributions paid to PPY Shareholders by PPY prior to completion of the PPY Merger. See "The Mergers -- Determination of Payments to be Received by PPY Shareholders in Connection with the Mergers." However, the consideration received by PPY Shareholders in the PPY Merger along with the Required PPY REIT Distributions (which will be paid in cash) will not be less than $19.00 per share of PPY Common Stock.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PPY2 SHAREHOLDERS IN CONNECTION WITH THE PPY2 MERGER

     In connection with the PPY2 Merger, PPY2 Shareholders will receive the net asset value or $20.39 per share of PPY2 Common Stock. PPY2's net asset value allocable to the PPY2 Common Stock is the sum of (a) the appraised value of PPY2's real estate asset determined by NDRC, as of June 30, 1996, plus (b) the estimated book values of PPY2's non-real estate assets as of December 31, 1996, less (c) PPY2's estimated liabilities as of December 31, 1996 and less (d) the amount of PPY2's net asset value allocable to the PPY2 Common Stock Series B, C and D (estimated at $10,541,000, or $12.26 per share, plus the Required PPY2 REIT Distributions payable to holders of the PPY2 Common Stock Series B, if any). Additional distributions would be made to PPY2 Shareholders to cause PPY2's estimated net asset value as of the date of the PPY2 Merger to be substantially equivalent to $20.39 per share. The consideration paid to PPY2 Shareholders by PSI in the PPY2 Merger will be reduced by the amount of the Required PPY2 REIT Distributions paid to PPY2 Shareholders by PPY2 prior to completion of the PPY2 Merger. See "The Mergers -- Determination of Payments to be Received by PPY2 Shareholders in Connection with the Mergers." However, the consideration received by PPY2 Shareholders in the PPY2 Merger along with the Required PPY2 REIT Distributions (which will be paid in cash) will not be less than $20.39 per share of PPY2 Common Stock.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PPY3 SHAREHOLDERS IN CONNECTION WITH THE PPY3 MERGER

     In connection with the PPY3 Merger, PPY3 Shareholders will receive the net asset value or $20.47 per share of PPY3 Common Stock. PPY3's net asset value allocable to the PPY3 Common Stock is the sum of (a) the appraised value of PPY3's real estate asset determined by NDRC, as of June 30, 1996, plus (b) the estimated book values of PPY3's non-real estate assets as of December 31, 1996, less (c) PPY3's estimated liabilities as of December 31, 1996 and less (d) the amount of PPY3's net asset value allocable to the PPY3 Common Stock Series B, C and D (estimated at $4,226,000, or $12.30 per share, plus the Required PPY3 REIT Distributions payable to holders of the PPY3 Common Stock Series B, if any). Additional distributions would be made to PPY3 Shareholders to cause PPY3's estimated net asset value as of the date of the PPY3 Merger to be substantially equivalent to $20.47 per share. The consideration paid to PPY3 Shareholders by PSI in the PPY3 Merger will be reduced by the amount of the Required PPY3 REIT Distributions paid to PPY3 Shareholders by PPY3 prior to completion of the PPY3 Merger. See "The Mergers -- Determination of Payments to be Received by PPY3 Shareholders in Connection with the Mergers." However, the consideration received by PPY3 Shareholders in the PPY3 Merger along with the Required PPY3 REIT Distributions (which will be paid in cash) will not be less than $20.47 per share of PPY3 Common Stock.

FEDERAL INCOME TAX MATTERS

     Each of the Mergers is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case generally (A) (i) no gain or loss would be recognized by PPY Shareholders who receive solely PSI Common Stock in exchange for their PPY Common Stock; (ii) gain or loss would be recognized by PPY Shareholders who receive solely cash in exchange for their PPY Common Stock in an amount equal to the difference between their adjusted basis in their PPY Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PPY Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PPY Common Stock in an amount equal to the lesser of
(a) the cash received and (b) the difference between their adjusted basis in their PPY Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received; (B) (i) no gain or loss would be recognized by PPY2 Shareholders who receive solely PSI Common Stock in exchange for their PPY2 Common Stock; (ii) gain or loss would be recognized by PPY2 Shareholders who receive solely cash in exchange for their PPY2 Common Stock in an amount equal to the difference between their adjusted basis in their PPY2 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PPY2 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PPY2 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PPY2 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received; and (C) (i) no gain or loss would be recognized by PPY3 Shareholders who receive solely PSI Common Stock in exchange for their PPY3 Common Stock; (ii) gain or loss would be recognized by PPY3 Shareholders who receive solely cash in exchange for their PPY3 Common Stock in an amount equal to the difference between their adjusted basis in their PPY3 Common Stock and the amount of cash received in exchange therefor; and (iii) gain or loss would be recognized by PPY3 Shareholders who receive a combination of PSI Common Stock and cash in exchange for their PPY3 Common Stock in an amount equal to the lesser of (a) the cash received and (b) the difference between their adjusted basis in their PPY3 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the amount of cash received. The Required PPY REIT Distributions, Required PPY2 REIT Distributions and Required PPY3 REIT Distributions would not be treated as cash paid in exchange for the PPY Common Stock, PPY2 Common Stock and PPY3 Common Stock, respectively, but rather as a dividend taxable to all recipients as ordinary income. See "Certain Federal Income Tax Matters -- The Mergers."

RECOMMENDATIONS; OPINIONS OF FINANCIAL ADVISORS

     RECOMMENDATIONS OF PPY, PPY2 AND PPY3 BOARDS OF DIRECTORS TO PPY, PPY2 AND PPY3 SHAREHOLDERS. Based upon an analysis of each of the Mergers, the PPY, PPY2 and PPY3 Special Committees and Boards of Directors have concluded that (i) the terms of the Mergers are fair to PPY, PPY2 and PPY3 Shareholders, respectively,
(ii) after comparing the potential benefits and detriments of the Mergers with those of several alternatives, the Mergers are more advantageous to PPY, PPY2 and PPY3 Shareholders, respectively, than such alternatives and (iii) PPY, PPY2 and PPY3 Shareholders should vote for the respective Merger.

     The PPY, PPY2 and PPY3 Special Committees and Boards of Directors based their conclusions on the following factors: (i) the bylaws of PPY, PPY2 and PPY3 require proposals for the sale or financing of each of the properties of the respective corporation in 1999; (ii) the Mergers provide PPY, PPY2 and PPY3 Shareholders with a choice of converting their investment into an investment in PSI or, with respect to up to 20% of the outstanding PPY, PPY2 and PPY3 Common Stock (less any Dissenting Shares), receiving cash for their investment; (iii) the properties of PPY, PPY2 and PPY3 have been appraised by an independent appraiser and PPY, PPY2 and PPY3 each has received a fairness opinion from Robert A. Stanger & Co. Inc. ("Stanger") relating to the consideration to be received in the respective Merger; (iv) each of the Mergers is required to be approved by a majority of the shares of Common Stock and Common Stock Series B, C and D of the respective corporation entitled to vote on the respective Merger, counted together as a single class, with the shares of Common Stock Series B, C and D of the respective corporation voting with a majority of the shares of Common Stock of the respective corporation held by unaffiliated owners and, subject to certain limitations, PPY, PPY2 and PPY3 Shareholders will have the right to exercise Dissenters' Rights; and (v) based on certain significant assumptions, qualifications and limitations, the consideration being offered in the Mergers compares favorably with other alternatives.

     ABSENCE OF ARM'S LENGTH NEGOTIATION. The terms of the Mergers are not the result of arm's length negotiation. Each of the PPY, PPY2 and PPY3 Boards of Directors believes that the absence of independent representatives to negotiate the Mergers does not undermine the fairness of each of the Mergers because the terms of each of the Mergers have been reviewed and approved, respectively, by the PPY, PPY2 and PPY3 Special Committees, each of which is comprised of independent directors.

     FAIRNESS OPINIONS FROM STANGER. Stanger was engaged by PPY, PPY2 and PPY3 through the PPY, PPY2 and PPY3 Special Committees to deliver a written summary of its determination as to the fairness of the respective consideration to be received in each Merger, from a financial point of view, to the public PPY, PPY2 and PPY3 Shareholders, respectively. The full text of the opinions is set forth in Appendix C-1, C-2 and C-3 to this Combined Proxy Statement and Prospectus. Subject to the assumptions, qualifications and limitations contained therein, the fairness opinions conclude that, as of the date of the fairness opinions, the consideration to be received in each Merger is fair to the public PPY, PPY2 and PPY3 Shareholders, respectively, from a financial point of view. In arriving at its opinions, Stanger considered, among other things, the independent appraised value of the portfolio of properties of each of PPY, PPY2 and PPY3, the estimated liquidation value of PPY, PPY2 and PPY3 prepared by PPY, PPY2 and PPY3, respectively, based upon liquidation of the portfolio on a property-by-property basis, financial analyses and projections prepared by PPY, PPY2 and PPY3, respectively, concerning the going-concern value from continuing operation of each of PPY, PPY2 and PPY3 as a stand-alone entity, and a comparison of the historical market prices of the common stock of each of PPY, PPY2 and PPY3 with the consideration offered in the Mergers. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendation to the PPY, PPY2 or PPY3 Shareholders with respect to whether to approve or reject the Mergers or whether to select the cash or PSI Common Stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers, or tax factors resulting from the Mergers or the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinions are based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. See "The Mergers -- Fairness Opinions from Stanger."

COMPARISON OF PPY, PPY2 AND PPY3 COMMON STOCK WITH PSI COMMON STOCK

     The information below summarizes certain principal differences between the PPY, PPY2 and PPY3 Common Stock and the PSI Common Stock and the effect of the Mergers on PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers (set forth in italics below each caption). For an expanded discussion of these and other comparisons and effects, see "The Mergers -- Comparison of PPY, PPY2 and PPY3 Common Stock with PSI Common Stock."

          PPY, PPY2 AND PPY3                              PSI

                       INVESTMENT OBJECTIVES AND POLICIES

  To provide (i) quarterly cash          To maximize funds from operations
  distributions from operations and      ("FFO") allocable to holders of PSI
  (ii) long-term capital gains through   Common Stock and to increase
  appreciation in the value of           shareholder value through internal
  properties.                            growth and acquisitions.  FFO is a
                                         supplemental performance measure for
                                         equity REITs used by industry
                                         analysts.  FFO does not take into
                                         consideration principal payments on
                                         debt, capital improvements,
                                         distributions and other obligations
                                         of PSI.  Accordingly, FFO is not a
                                         substitute for PSI's net cash
                                         provided by operating activities or
                                         net income as a measure of PSI's
                                         liquidity or operating performance.
                                         An increase in PSI's FFO will not
                                         necessarily correspond with an
                                         increase in distributions to holders
                                         of PSI Common Stock.  See "--
                                         Liquidity, Marketability and
                                         Distributions."

       PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers will be changing their investment from "finite-life" to "infinite life," and they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors and Material Considerations -- Uncertainty Regarding Market Price of PSI Common Stock" and "-- Financing Risks -- Dilution and Subordination."

                               BORROWING POLICIES

  Not permitted to incur borrowings in   Permitted to borrow in furtherance of
  acquisition of properties.             its investment objectives, subject to
                                         certain limitations.

       PSI, unlike PPY, PPY2 and PPY3, incurs debt in the acquisition of properties and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES

  Restricted from entering into a        Restricted from acquiring properties
  variety of business transactions       from its affiliates or from selling
  with its affiliates without            properties to them unless the
  shareholder approval.  See             transaction is approved by a majority
  "Amendment to Bylaws of PPY, PPY2      of PSI's independent directors and is
  and PPY3."                             fair to PSI based on an independent
                                         appraisal.

       It is easier for PSI to enter into transactions with its affiliates than in the case of PPY, PPY2 or PPY3 because shareholder approval is not required.

          PPY, PPY2 AND PPY3                              PSI

                       PROPERTIES (As of June 30, 1996)

  PPY - 19 wholly owned properties in    Direct and indirect equity interests
  10 states.                             in 1,068 properties in 37 states.
  PPY2 - 24 wholly owned properties in
  10 states.
  PPY3 - Nine properties (eight wholly
  owned) in seven states.

       Because PSI owns substantially more property interests in more states than PPY, PPY2 or PPY3, PSI's results of operations are less affected by the operations of a single property than are those of PPY, PPY2 or PPY3, and it would be more difficult to liquidate PSI than PPY, PPY2 or PPY3 within a reasonable period of time.

                   LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

  The PPY, PPY2 and PPY3 Common Stock    PSI Common Stock is traded on the
  is traded on the AMEX.  During the     NYSE.  During the 12 months ended
  12 months ended June 30, 1996, the     June 30, 1996, the average daily
  average daily trading volume of PPY,   trading volume of PSI Common Stock
  PPY2 and PPY3 Common Stock was         was 52,138 shares.  PSI has issued,
  2,626, 2,261 and 722 shares,           and may in the future issue,
  respectively.  PPY, PPY2 and PPY3      securities that have priority over
  may not issue securities having        PSI Common Stock as to cash flow,
  priority over the PPY, PPY2 and PPY3   distributions and liquidation
  Common Stock, respectively.            proceeds.

       Distributions may be declared by the Boards of Directors of PSI, PPY, PPY2 and PPY3 out of any funds legally available for that purpose. PSI, PPY, PPY2 and PPY3 are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

       A PPY, PPY2 or PPY3 Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PPY, PPY2 or PPY3 Common Stock. Distributions on PSI Common Stock are subject, however, to priority of preferred stock.

        ADDITIONAL ISSUANCES OF SECURITIES AND ANTI-TAKEOVER PROVISIONS

  PPY, PPY2 and PPY3 Shareholders must   Subject to the rules of the NYSE and
  approve all additional issuances of    applicable provisions of California
  capital stock.                         law, PSI has issued and intends to
                                         continue to issue authorized common
                                         and preferred stock without
                                         shareholder approval.

       Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over PSI Common Stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its Board of Directors than PPY, PPY2 or PPY3, and PSI Shareholders could be less likely to benefit from a takeover not approved by PSI's Board of Directors than would PPY, PPY2 or PPY3 Shareholders in a similar circumstance.

SUMMARY FINANCIAL INFORMATION

     The financial data in this section should be read in conjunction with the financial statements included in the documents incorporated herein by reference, including the pro forma financial statements in the Form 8-K dated September 6, 1996.

                                      PSI

                                                                                                                Six Months Ended
                                                       Years Ended December 31,                                     June 30,
                                      -------------------------------------------------------------------   -----------------------
                                        1991       1992       1993      1994               1995                1995          1996
                                        ----       ----       ----      ----      -----------------------      ----          ----
                                                                                  Historical   Pro forma(1)
                                                                                  ----------   ---------
                                                   ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                        $ 93,528   $ 97,448   $114,680   $147,196   $  212,650    $347,562   $   91,110   $  157,238
Depreciation and amortization           21,773     22,405     24,998     28,274       40,760      69,823       16,926       30,734
Interest expense                        10,621      9,834      6,079      6,893        8,508      27,653        3,214        4,813
Minority interest in income              6,693      6,895      7,291      9,481        7,137       6,992        3,715        4,815
Net income                            $ 11,954   $ 15,123   $ 28,036   $ 42,118   $   70,386    $128,855   $   29,751   $   70,080

BALANCE SHEET DATA
 (AT END OF PERIOD):

Total cash and cash equivalents       $  6,439   $  8,384   $ 10,532   $ 20,151   $   80,436               $   89,759   $   19,827
Total assets                           548,220    537,724    666,133    820,309    1,937,461                1,116,857    2,222,796
Total debt                             104,244     69,478     84,076     77,235      158,052                   58,497      121,070
Shareholders' equity                  $188,113   $253,669   $376,066   $587,786   $1,634,503               $  892,664   $1,939,070

PER SHARE OF COMMON STOCK:

Net income(2)                         $    .81   $    .90   $    .98   $   1.05   $      .95    $   1.08   $      .50   $      .51
Distributions(3)                           .82        .84        .84        .85          .88         .88          .44          .44
Book value (at end of period)(4)      $  12.75   $  12.02   $  11.93   $  12.66   $    13.99               $    13.26   $    14.34

Weighted average shares of
   Common Stock (in thousands)          14,751     15,981     17,558     24,077       41,171      81,280       32,708       72,749

                                PPY - HISTORICAL

                                                                                                Six Months Ended
                                                         Years Ended December 31,                   June 30,
                                            ------------------------------------------------   -----------------
                                             1991       1992      1993      1994      1995      1995      1996
                                             ----       ----      ----      ----      ----      ----      ----
                                                 ($ In thousands, except per share data)

OPERATING DATA:

Total revenues                              $ 7,645   $ 7,883    $ 8,597   $ 9,370   $ 9,686   $ 4,749   $ 4,906
Depreciation and amortization                 1,919     1,854      1,840     1,900     1,946       967     1,001
Reorganization costs(5)                         587      (210)         -         -         -         -         -
Interest expense                                  -         -          -         4         -         -        41
Net income                                  $ 2,010   $ 2,886    $ 3,229   $ 4,035   $ 4,015   $ 2,043   $ 1,973

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents             $ 2,745   $ 2,262    $   474   $ 1,927   $   890   $ 1,288   $ 1,090
Total assets                                 55,510    52,979     49,475    49,199    46,806    47,622    46,071
Total debt                                        -         -          -         -         -         -     1,000
Shareholders' equity                        $53,504   $51,217    $47,682   $46,808   $44,336   $45,886   $43,095

PER SHARE OF COMMON STOCK:

Net income(6):
Primary                                     $   .53   $   .78    $   .93   $  1.08   $  1.08   $   .55   $   .56
                                                .45       .66        .78      1.00      1.02       .52       .52
Fully-diluted

Distributions(7)(9):
Series A                                    $  1.28   $   .96    $   .99   $  1.18   $  1.23   $   .54   $   .54
Series B                                          -         -          -      1.05      1.23       .54       .54
Book value (at end of period)(8)            $ 12.07   $ 11.99    $ 11.87   $ 11.77   $ 11.55   $ 11.75   $ 11.48

Weighted average shares of
 common stock (in thousands):
Primary                                       3,782     3,685      3,480     3,336     3,239     3,263     3,102
Fully-diluted                                 4,451     4,354      4,149     4,004     3,907     3,932     3,771

                               PPY2 - HISTORICAL

                                                                                                     Six Months Ended
                                                          Years Ended December 31,                       June 30,
                                            -----------------------------------------------------   -------------------
                                              1991       1992        1993       1994       1995       1995       1996
                                              ----       ----        ----       ----       ----       ----       ----
                                                   ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                               $ 8,106    $ 8,741     $ 9,318    $ 9,894    $10,535    $ 5,161    $ 5,419
Depreciation and amortization                  2,032      1,851       1,986      1,940      1,998        994      1,017
Reorganization costs(5)                          554       (230)          -          -          -          -          -
Interest expense                                   -          -           -         12          6          6         12
Net income                                   $ 1,912    $ 3,268     $ 3,459    $ 3,854    $ 4,285    $ 2,102    $ 2,293

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents              $ 3,261    $ 2,797     $   826    $   905    $   936    $ 1,264    $ 1,500
Total assets                                  58,501     56,254      52,621     51,053     49,734     50,553     49,123
Shareholders' equity                         $55,675    $54,497     $50,131    $48,664    $47,396    $48,619    $47,176

PER SHARE OF COMMON STOCK:

Net income(6):
Primary                                      $   .51    $   .87     $  1.01    $  1.08    $  1.17    $   .57    $   .65
Fully-diluted                                    .43        .74         .84        .97       1.11        .54        .60

Distributions(7)(10):
Series A                                     $  1.60    $   .80     $  1.13    $  1.17    $  1.23    $   .56    $   .56
Series B                                           -          -           -        .67       1.23        .56        .56
Book value (at end of period)(8)             $ 12.50    $ 12.65     $ 12.54    $ 12.44    $ 12.34    $ 12.45    $ 12.39

Weighted average shares of
 common stock (in thousands):
Primary                                        3,786      3,736       3,428      3,305      3,226      3,237      3,142
Fully-diluted                                  4,485      4,404       4,096      3,974      3,895      3,906      3,811

                               PPY3 - HISTORICAL


                                                                                                    Six Months Ended
                                                          Years Ended December 31,                      June 30,
                                            ----------------------------------------------------   -------------------
                                              1991       1992       1993       1994       1995       1995       1996
                                              ----       ----       ----       ----       ----       ----       ----
                                                    ($ In thousands, except per share data)
OPERATING DATA:

Total revenues                               $ 3,669    $ 3,959    $ 4,413    $ 4,708    $ 4,962    $ 2,432    $ 2,585
Depreciation and amortization                    978        914        806        830        861        428        440
Reorganization costs(5)                          195          -          -          -          -          -          -
Net income                                   $   784    $ 1,207    $ 1,696    $ 1,917    $ 1,865    $ 1,002    $ 1,160

BALANCE SHEET DATA (AT END OF PERIOD):

Total cash and cash equivalents              $ 2,529    $ 1,951    $ 2,082    $   579    $   775    $   805    $ 1,174
Total assets                                  24,712     23,133     22,642     20,645     20,323     20,478     20,232
Shareholders' equity                         $23,548    $21,978    $21,573    $19,404    $18,985    $19,396    $19,027

PER SHARE OF COMMON STOCK:

Net income(6):
Primary                                      $   .52    $   .80    $  1.15    $  1.33    $  1.22    $   .66    $   .79
Fully-diluted                                    .44        .68        .97       1.16       1.15        .62        .73

Distributions(7)(11):
Series A                                     $  1.60    $  1.60    $  1.30    $  1.41    $  1.43    $   .68    $   .68
Series B                                           -          -          -        .47       1.43        .68        .68
Book value (at end of period)(8)             $ 13.19    $ 12.56    $ 12.41    $ 12.12    $ 11.94    $ 12.12    $ 12.02

Weighted average shares of
 common stock (in thousands):
Primary                                        1,518      1,500      1,480      1,383      1,331      1,333      1,315
Fully-diluted                                  1,786      1,768      1,748      1,651      1,599      1,601      1,583

_______________

(1) Historical information of PSI for 1995 has been restated to reflect the pro forma impact of the PSMI Merger which occurred November 16, 1995. The pro forma results presented are as if the PSMI Merger and certain other transactions occurred on the first day of the period presented.

(2) Net income per common share is computed using the weighted average shares of PSI Common Stock outstanding (adjusted for stock options). The inclusion of the PSI Class B Common Stock in the determination of earnings per common share has been determined to be anti-dilutive (after giving effect to the pro forma additional income required to satisfy certain contingencies required for the PSI Class B Common Stock to convert into PSI Common Stock) and, accordingly, the conversion of the PSI Class B Common Stock into PSI Common Stock has not been assumed.

(3) For federal income tax purposes all distributions on the PSI Common Stock are from ordinary income. The distributions for generally accepted accounting principles ("GAAP") include a return of capital for 1991 of $.01. All distributions for 1992, 1993, 1994, 1995 and 1996 were from investment income. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(4) Book value per share computed based on the number of shares of PSI Common Stock and PSI Class B Common Stock outstanding.

(5) PPY, PPY2 and PPY3 were reorganized from the PPY, PPY2 and PPY3 Partnerships on October 21, 1991, November 8, 1991 and November 8, 1991, respectively (the "Reorganizations"). Reorganization costs, which consist primarily of legal fees, accounting fees, transfer taxes, registration and solicitation fees, represent the costs incurred in the Reorganizations. In 1992, PPY and PPY2 adjusted their remaining liability related to the Reorganizations, resulting in credits of $210,000 and $230,000, respectively, to Reorganization costs. The adjustments were primarily a result of a reduction in transfer taxes paid compared to the estimated amounts provided.

(6) Net income per Share is presented on a primary and fully diluted basis. Primary earnings per share represents the shareholders' rights to distribution out of the respective period's net income, which is calculated by dividing net income after reduction for any distributions made to the holders of the Common Stock Series B (holders of the Common Stock Series C and D are not entitled to cash distributions) by the weighted average number of shares of Common Stock Series A. (See note 7 below.) Fully diluted earnings per share assumes conversion of the Common Stock Series B and C into Common Stock Series A. Common Stock Series D shares are only entitled to a portion of distributions from sales and financings and do not convert into Common Stock Series A and, therefore, are not included in the weighted average number of shares.

(7) In connection with the Reorganizations, PPY, PPY2 and PPY3 issued Common Stock Series A, B, C and D. The capital structure of PPY, PPY2 and PPY3 was designed to reflect the economic rights of the limited partners and general partners in the respective predecessor Partnership and the capital shares were distributed to the limited and general partners in respect of their interests in the respective predecessor Partnership.

    Common Stock Series A shares are entitled to 100% of cash distributions from operations from the respective corporation until (a) the sum of (1) all cumulative dividends and other distributions from all sources to the holders of Common Stock Series A shares of the respective corporation issued to the limited partners of the respective predecessor Partnership and (2) the cumulative respective predecessor Partnership distributions from all sources with respect to all units equal (b) the product of $20 multiplied by the number of the then-outstanding "limited partners' original Common Stock Series A shares" less 50% of the limited partners' capital contributions of the respective predecessor Partnership ("Participation"). Thereafter, the Common Stock Series A shares and the Common Stock Series B shares of the respective corporation receive equal distributions of cash distributions from operations until (a) the sum of (1) all cumulative dividends and other distributions from all sources to the holders of the Common Stock Series A shares of the respective corporation issued to the limited partners and (2) the cumulative respective predecessor Partnership distributions from all sources with respect to all units held by limited partners equal (b) the product of $20 multiplied by the number of the then-outstanding "limited partners' original Common Stock Series A," at which time Common Stock Series B and Common Stock Series C shares of the respective corporation will automatically convert to Common Stock Series A shares of the respective corporation ("Conversion"). The term "limited partners' original Common Stock Series A" means the Common Stock Series A issued to limited partners of the predecessor Partnership of the corporation.

    During April 1994, October 1994 and December 1994, the requirements for Participation occurred for PPY, PPY2 and PPY3, respectively, and the Common Stock Series B shares began participating in distributions as described above.

    As of June 30, 1996, Conversion will occur with respect to PPY, PPY2 and PPY3 when $23,375,000, $26,259,000 and $11,065,000, respectively, in additional distributions are made to holders of Common Stock Series A issued to limited partners (assuming no further repurchases of Common Stock Series
    A).

(8) Book value per share computed based on the numbers of shares of Common Stock Series A, B and C outstanding at the end of the period.

(9) For federal income tax purposes, distributions on the PPY Common Stock for
    (a) 1991 consisted of $.96 of partnership distributions, $.16 of ordinary income and $.16 of return of capital, (b) 1992 consisted of $.92 of ordinary income and $.04 of return of capital, and (c) 1993, 1994, 1995 and 1996 were from ordinary income. Distributions through 1995 exceeded net income in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1991 of $.75, 1992 of $.17, 1993 of $.06, 1994 of $.09 and 1995 of $.13. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(10) For federal income tax purposes, distributions on the PPY2 Common Stock for
     (a) 1991 consisted of $1.20 of partnership distributions, $.10 of ordinary income and $.30 of return of capital and (b) 1992, 1993, 1994, 1995 and 1996 were from ordinary income. Distributions through 1995, except for 1992, exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1991 of $1.09, 1993 of $.11, 1994 of $.08 and 1995 of $.06. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

(11) For federal income tax purposes, distributions on the PPY3 Common Stock for
     (a) 1991 consisted of $1.20 of partnership distributions, $.08 of ordinary income and $.32 of return of capital, (b) 1992 consisted of $.90 of ordinary income and $.70 of return of capital, and (c) 1993, 1994, 1995 and 1996 were from ordinary income. Distributions through 1995 exceeded net income computed in accordance with GAAP. The distributions for GAAP purposes included a return of capital for 1991 of $1.08, 1992 of $.79, 1993 of $.15, 1994 of $.07 and 1995 of $.19. Distributions for each year included distributions declared during the fourth quarter and paid in January. The difference between the components of distributions for GAAP purposes and tax purposes results primarily from the methods used to compute depreciation expense.

RELATIONSHIPS

     The following charts show the relationships among PSI, PPY, PPY2, and PPY3 and certain of their affiliates both before and after the Mergers (assuming maximum Cash Elections). The properties of PPY, PPY2 and PPY3 are managed by PSI, the largest shareholder of PPY, PPY2 and PPY3, under the supervision of their Boards of Directors. PSI is controlled by B. Wayne Hughes, the chairman of the board and chief executive officer of PSI, PPY, PPY2 and PPY3. (The percentages shown reflect only common stock; the economic interest of Hughes in PSI is substantially less than the percentages shown because of the substantial amount of preferred stock that PSI has outstanding.)

BEFORE THE MERGERS

                             [CHART OMITTED HERE]

                            Description of Graphic

     Chart illustrating the affiliated relationships among PPY, PPY2, PPY3, PSI and certain affiliates before the Mergers: BWH owns 44.4% of PSI and Public Sharholders own 55.6% of PSI; BWH owns 4.3% of PPY, PSI (which is the Property Manager of PPY) owns 28.2% of PPY and Public Shareholders own 67.5% of PPY; BWH owns 4.2% of PPY2, PSI (which is the Property Manager of PPY2) owns 27.9% of PPY2 and Public Shareholders own 67.9% of PPY2; BWH owns 4.2% of PPY3, PSI (which is the Property Manager of PPY3) owns 21.2% of PPY3 and Public Shareholders own 74.6% of PPY3.


SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS. PERCENTAGE OWNERSHIP OF PPY, PPY2 AND PPY3 BY PSI AND HUGHES IS THE TOTAL COMBINED OUTSTANDING SHARES OF THE COMMON STOCK AND THE COMMON STOCK SERIES B, C AND D OF THE RESPECTIVE CORPORATION.



                        (See notes on succeeding page.)

AFTER THE MERGERS
(Assuming Maximum Cash Elections)

                             [CHART OMITTED HERE]

                            Description of Graphic

     Chart illustrating the affiliated relationships between PSI and certain affiliates after the Mergers: BWH owns 42.2% of PSI and Public Shareholders own 57.8% of PSI.

SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.


BWH    =   B. Wayne Hughes, the chairman of the board and chief executive officer of PSI, PPY, PPY2 and PPY3
PPY    =   Partners Preferred Yield, Inc.
PPY2   =   Partners Preferred Yield II, Inc.
PPY3   =   Partners Preferred Yield III, Inc.
PSI    =   Public Storage, Inc. Hughes and members of his family own 44.4% of the PSI Common Stock (48.6% upon the conversion of the PSI Class B
           Common Stock).

                    RISK FACTORS AND MATERIAL CONSIDERATIONS

     The Mergers involve the following factors which should be considered by PPY, PPY2 and PPY3 Shareholders, including the following:

NO ARM'S LENGTH NEGOTIATION OR UNAFFILIATED REPRESENTATIVES

     The Mergers have not been negotiated at arm's length, and PSI and its affiliates have significant relationships with PPY, PPY2 and PPY3. No unaffiliated representatives were appointed to negotiate the terms of the Mergers on behalf of PPY, PPY2 or PPY3. If such persons had been engaged, the terms of the Mergers might have been more favorable to the shareholders of PPY, PPY2 or PPY3. In addition, no third party proposals for PPY, PPY2, PPY3 or their properties were solicited. Such proposals could have generated higher prices.

CHANGE IN NATURE OF INVESTMENT

     PPY, PPY2 and PPY3 are REITs organized to hold interests in properties for a finite period. The bylaws of PPY, PPY2 and PPY3 require that their shareholders be presented with liquidation proposals in 1999, although they could continue in existence for a longer period. In contrast, PSI, which is engaged in all aspects of the mini-warehouse industry, including property development and management, intends to operate for an indefinite period. As a consequence of this difference, following the Mergers, PPY, PPY2 and PPY3 Shareholders receiving PSI Common Stock will be able to liquidate their investment only by selling their shares on the NYSE or in private transactions.

LOWER LEVEL OF DISTRIBUTIONS AFTER THE MERGERS

     The level of distributions to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers.
Based on a market price of PSI Common Stock of $21 3/4 and the current regular quarterly distribution rate for PSI ($.22 per share), PPY ($.27 per share), PPY2 ($.28 per share) and PPY3 ($.34 per share), (a) PPY Shareholders would receive approximately $.08 (29%) less in regular quarterly distributions per share of PPY Common Stock after the PPY Merger from PSI than before the PPY Merger from PPY and approximately $.01 less per share in regular quarterly distributions for each $1.25 (6%) increase in the market price of PSI Common Stock above $21 3/4,
(b) PPY2 Shareholders would receive approximately $.07 (26%) less in regular quarterly distributions per share of PPY2 Common Stock after the PPY2 Merger from PSI than before the PPY2 Merger from PPY2 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4 and (c) PPY3 Shareholders would receive approximately $.13 (39%) less in regular quarterly distributions per share of PPY3 Common Stock after the PPY3 Merger from PSI than before the PPY3 Merger from PPY3 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4.

POTENTIAL LOSS OF FUTURE APPRECIATION

     The properties of PPY, PPY2 and PPY3 may continue to appreciate in value and might be able to be liquidated at a later date for more consideration than in the Mergers.

LIMITATION ON DISSENTERS' RIGHTS OF APPRAISAL

     Under California law, PPY, PPY2 and PPY3 Shareholders will be entitled to Dissenters' Rights in connection with the Mergers only if demands for payment are filed with respect to 5% or more of the outstanding shares of PPY, PPY2 and PPY3 Common Stock, respectively. See "Dissenting Shareholders Rights of Appraisal."

CONTROL AND INFLUENCE BY THE HUGHES FAMILY AND OWNERSHIP LIMITATIONS

     Public PSI shareholders are substantially limited in their ability to control PSI. The Hughes Family owns approximately 44% of the outstanding shares of PSI Common Stock (approximately 49% upon conversion of the PSI Class B Common Stock). Consequently, the Hughes Family controls matters submitted to a vote of PSI Shareholders, including the election of directors, amendment of PSI's Articles of Incorporation, dissolution and the approval of other extraordinary transactions, such as a takeover attempt. Also, there are restrictions in the PSI Articles of Incorporation and Bylaws on beneficial ownership of PSI securities. Unless such limitations are waived by PSI's board of directors (the "PSI Board of Directors"), no PSI Shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of PSI or (B) 9.9% of the outstanding shares of each class or series of preferred stock of PSI. The PSI Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger, which includes the PSI Common Stock owned by the Hughes Family at the time of the PSMI Merger. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of PSI to obtain the favorable tax benefits afforded a qualified REIT. See "-- Tax Risks -- Increased Violation of Ownership Requirements." An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public PSI Shareholders. Such provisions will prevent future takeover attempts which the PSI Board of Directors has not approved even if a majority of the public PSI Shareholders deem it to be in their best interests or in which the public PSI Shareholders may receive a premium for their shares over the then market value. See "Description of PSI Capital Stock -- Ownership Limitations."

TAX RISKS

     INCREASED RISK OF VIOLATION OF GROSS INCOME REQUIREMENTS. As a result of the PSMI Merger, PSI performs property management services for properties in which it has no or only a partial interest. Some or all of the gross income received from these services will not be treated as income qualifying for certain REIT gross income tests applicable to PSI ("Nonqualifying Income"). If PSI's Nonqualifying Income were to exceed 5% of its total gross income in any year, PSI's REIT status may terminate for that year and future years unless PSI meets certain "reasonable cause" standards. Even if PSI meets such standards, however, it would be subject to a 100% excise tax on any excess Nonqualifying Income.

     INCREASED RISK OF VIOLATION OF OWNERSHIP REQUIREMENTS. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock of PSI held by the Hughes Family was estimated at approximately 45%. Accordingly, no four individuals other than the Hughes Family could own directly or constructively, in the aggregate, more than 5% of the value of outstanding capital stock of PSI. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws contain the ownership limitations described under "Description of PSI Capital Stock -- Ownership Limitations." However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation and Bylaws. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family has entered into an agreement with PSI restricting the Hughes Family's acquisition of additional shares of capital stock of PSI and providing that if, at any time, for any reason, more than 50% in value of its outstanding capital stock otherwise would be considered owned by five or fewer individuals, a number of shares of PSI Common Stock owned by Hughes necessary to prevent such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. The provisions in the PSI Articles of Incorporation and Bylaws and the agreement with Hughes are modeled after certain arrangements that the Internal Revenue Service (the "IRS") has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     ELIMINATION OF ANY ACCUMULATED EARNINGS AND PROFITS. Any accumulated earnings and profits of PSMI carried over to PSI in the PSMI Merger. To retain its REIT status, PSI would have had to distribute any acquired earnings and profits on or before December 31, 1995. As a condition to the PSMI Merger, PSI obtained from PSMI a study of the earnings and profits that showed that PSMI had no earnings and profits at the time of the PSMI Merger. The determination of earnings and profits depends upon a number of factual matters related to the activities and operation of PSMI and its predecessors in years prior to the PSMI Merger. Accordingly, no assurances can be given that the IRS will not challenge such conclusion. If the IRS were subsequently to determine that such earnings and profits existed at the time of the PSMI Merger, PSI may lose its REIT qualification for 1995 and, perhaps, for subsequent years unless certain relief provisions apply. See "Certain Federal Income Tax Considerations -- Consequences of the Merger on PSI's Qualification as a REIT -- Elimination of any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     CONSEQUENCES OF FAILURE TO QUALITY AS A REIT. For any taxable year that PSI fails to qualify as a REIT and the relief provisions do not apply, PSI would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders or for reinvestment. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders. Furthermore, unless certain relief provisions apply, PSI would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI fails to qualify.

     CORPORATE LEVEL TAX ON SALE OF CERTAIN BUILT-IN GAIN ASSETS. PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning at the time of the PSMI Merger (the "Restriction Period"). This tax would be imposed at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the PSMI Merger of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis at the time of the PSMI Merger in such assets (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

FINANCING RISKS

     DILUTION AND SUBORDINATION. The interest of PSI Shareholders in PSI, including persons who receive shares in the Mergers, can be diluted through the issuance of additional securities.

     Since October 1992, PSI has issued shares of preferred stock and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of PSI Common Stock, including shares of PSI Common Stock to be issued in the Mergers. In the event of a liquidation of PSI, the holders of the preferred stock will be entitled to receive, before any distribution of assets to holders of PSI Common Stock, liquidating distributions (an aggregate of approximately $734.6 million in respect of preferred stock issued to date), plus any accrued and unpaid dividends. Holders of preferred stock are entitled to receive, when declared by the PSI Board of Directors, cash dividends (an aggregate of approximately $68.1 million per year in respect of preferred stock issued to date), in preference to holders of PSI Common Stock. As a REIT, PSI must distribute at least 95% of its REIT taxable income to its shareholders (which include not only holders of PSI Common Stock but also holders of preferred stock). Failure to pay full dividends on the preferred stock could jeopardize PSI's qualification as a REIT. See "Certain Federal Income Tax Matters."

     Certain of these securities have been issued under a currently effective registration statement of PSI for preferred stock, common stock and warrants. PSI intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued.

     RISK OF LEVERAGE. In making real estate investments, PSI, unlike PPY, PPY2 and PPY3, has incurred, and may continue to incur, debt, subject to certain limitations. The incurrence of debt increases the risk of loss of the investment. At June 30, 1996, PSI's debt as a percentage of its total capitalization was approximately 6%.

UNCERTAINTY REGARDING MARKET PRICE OF PSI COMMON STOCK

     The number of shares of PSI Common Stock that would be received by PPY, PPY2 and PPY3 Shareholders is based on the average market price of PSI Common Stock for the 20 consecutive trading days ending on the fifth trading day prior to the respective shareholders' meetings. Since the market price of PSI Common Stock fluctuates, the market value of PSI Common Stock that holders of PPY, PPY2 and PPY3 Common Stock may receive in the Mergers may decrease following establishment of the number of shares. In addition, because of increased selling activity following issuance of shares in the Mergers and other factors, the market value of PSI Common Stock that PPY, PPY2 and PPY3 Shareholders may receive in the Mergers may decrease following the Mergers.

MERGER CONSIDERATION BASED ON APPRAISALS INSTEAD OF ARM'S LENGTH NEGOTIATION

     The consideration to be received by PPY, PPY2 and PPY3 Shareholders is based on third party appraised values of the properties of PPY, PPY2 and PPY3 of $68,250,000, $72,500,000 and $30,000,000, respectively. However, appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower.

TAX TO PPY, PPY2 AND PPY3 SHAREHOLDERS

     PPY. Any PPY Shareholder who receives only cash in connection with the PPY Merger in exchange for his or her PPY Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PPY Shareholder in his or her PPY Common Stock. A PPY Shareholder receiving a combination of cash and PSI Common Stock in the PPY Merger in exchange for his or her PPY Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PPY Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     PPY2. Any PPY2 Shareholder who receives only cash in connection with the PPY2 Merger in exchange for his or her PPY2 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PPY2 Shareholder in his or her PPY2 Common Stock. A PPY2 Shareholder receiving a combination of cash and PSI Common Stock in the PPY2 Merger in exchange for his or her PPY2 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PPY2 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     PPY3. Any PPY3 Shareholder who receives only cash in connection with the PPY3 Merger in exchange for his or her PPY3 Common Stock will recognize taxable gain to the extent that the amount of cash received exceeds the adjusted basis of such PPY3 Shareholder in his or her PPY3 Common Stock. A PPY3 Shareholder receiving a combination of cash and PSI Common Stock in the PPY3 Merger in exchange for his or her PPY3 Common Stock will recognize taxable gain equal to the lesser of the amount of the cash received or the difference between his or her adjusted basis in his or her PPY3 Common Stock and the sum of (1) the fair market value of the PSI Common Stock received and (2) the amount of cash received, but only to the extent of the cash received.

     The Required PPY REIT Distributions, Required PPY2 REIT Distributions and Required PPY3 REIT Distributions will be taxable to PPY, PPY2 and PPY3 Shareholders, respectively, as ordinary income.

OPERATING RISKS

     GENERAL RISKS OF REAL ESTATE OWNERSHIP. Like PPY, PPY2 and PPY3, PSI is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces or units in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

     SIGNIFICANT COMPETITION AMONG MINI-WAREHOUSES. Like PPY, PPY2 and PPY3, most of PSI's properties are mini-warehouses. Competition in the market areas in which many of their properties are located is significant and has affected the occupancy levels, rental rates and operating expenses of certain of their properties. Competition may be accelerated by any increase in availability of funds for investment in real estate. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas in which PSI operates.

     RISK OF ENVIRONMENTAL LIABILITIES. Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

     PSI has recently conducted preliminary environmental assessments of most of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, PSI's operations and recent property acquisitions, PSI has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. PSI has obtained, with respect to recent acquisitions and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments or indemnifications that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, PSI believes it has funds available to cover any liability from environmental contamination or potential contamination and PSI is not aware of any environmental contamination of its facilities material to its overall business or financial condition.

     TENANT REINSURANCE. A corporation owned by the Hughes Family continues to reinsure policies insuring against losses to goods stored by tenants in the mini-warehouses operated by PSI. PSI believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. PSI has a right of first refusal to acquire the stock or assets of this corporation if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets of the corporation in the absence of a decision to sell. If the reinsurance business were owned directly by PSI, the insurance premiums would be Nonqualifying Income to PSI. PSI would be precluded from exercising its right of first refusal with respect to the stock of the reinsurance corporation if such exercise would cause PSI to violate any of the requirements for qualification as a REIT under the Code.

     CANADIAN OPERATIONS. The Hughes Family continues to own and operate mini-warehouses in Canada. PSI has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes Family or the corporation agree to sell them, but PSI has no interest in its operations and no right to acquire the stock or assets in the absence of a decision to sell.

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

     PSCP. Prior to the PSMI Merger, Public Storage Commercial Properties Group, Inc. ("PSCP"), a subsidiary of PSMI, managed commercial properties for PSI and others. Because certain of the revenues generated by PSCP would be Nonqualifying Income to PSI, prior to the PSMI Merger, the common stock of PSCP held by PSMI was converted into nonvoting preferred stock (representing 95% of the equity) and the voting common stock of PSCP (representing 5% of the equity) was issued to the Hughes Family. While PSI acquired the preferred stock of PSCP in the PSMI Merger, the Hughes Family is able to continue to control the operations of PSCP by reason of its ownership of all of PSCP's voting stock.

     MERCHANDISE COMPANY. Prior to the PSMI Merger, PSMI sold locks, boxes and tape at certain mini-warehouse locations. Because the revenues received from the sale of these items would be Nonqualifying Income to PSI, immediately following the PSMI Merger, PSI transferred this lock and box business to a separate corporation (the "Lock/Box Company"). The nonvoting preferred stock of the Lock/Box Company (representing 95% of the equity) was issued to PSI. The voting common stock of the Lock/Box Company (representing 5% of the equity) was issued to the Hughes Family, which will be able to control the operations of the Lock/Box Company by reason of ownership of the Lock/Box Company's voting stock.

     LIABILITIES WITH RESPECT TO ACQUIRED GENERAL PARTNER INTERESTS. Upon succeeding to substantially all of the properties and operations of PSMI in the PSMI Merger, PSI may be subject to certain liabilities and associated costs in its capacity as general partner of former PSMI limited partnerships arising out of facts and circumstances in existence prior to such merger, and PSI will also have general partner liability for post-merger activities of these partnerships, as it does for other partnerships for which it is a general partner. Subject to certain limitations, Hughes has agreed to indemnify PSI for pre-merger activities and place in escrow shares of PSI Class B Common Stock received in the PSMI Merger to support such indemnification.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of PSI Common Stock in the public market could adversely affect prevailing market prices. There are approximately
84.4 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock outstanding. Of these shares, approximately 48.6 million shares of PSI Common Stock are tradeable without restriction (except as to affiliates of PSI) or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining approximately 35.8 million shares of PSI Common Stock and seven million shares of PSI Class B Common Stock were issued in the PSMI Merger without registration under the Securities Act in reliance on an exemption from registration and are "restricted securities" within the meaning of Rule 144 adopted under the Act (the "Restricted Shares"). The beneficial owners of 15.5 million of the Restricted Shares (including all of the PSI Class B Common Stock) have agreed not to offer, sell or otherwise dispose (except for gifts and pledges) of any of their shares until November 13, 1998, in the case of the PSI Common Stock, or until November 13, 2002, in the case of the PSI Class B Common Stock. Upon expiration of such periods, each will be entitled to sell his or her shares in the public market subject to Rule 144, which contains certain public information, volume, holding period and manner of sale requirements. The remaining approximately 27.3 million Restricted Shares will be available for sale in the public market pursuant to Rule 144, subject to the foregoing requirements that include, as the Rule is currently in effect, a two-year holding period. Sales of substantial amounts of such PSI Common Stock in the public market could adversely affect the market price of the PSI Common Stock.

                      CONFLICTS OF INTEREST IN THE MERGERS

     PSI and its affiliates have conflicts of interest in connection with the Mergers. PSI and Hughes have a significant ownership interest in PPY, PPY2 and PPY3, owning 32.5%, 32.1% and 25.4% of the total combined Common Stock and Common Stock Series B, C and D of PPY, PPY2 and PPY3, respectively. See "Summary -- Relationships."

     The Mergers have been initiated and structured by individuals who are executive officers of each of PSI, PPY, PPY2 and PPY3, and the Mergers have not been negotiated at arm's length. No independent representatives have been retained to negotiate the terms of the Mergers on behalf of PPY, PPY2 or PPY3. If such representatives had been retained, the terms of the Mergers might have been more favorable to the PPY, PPY2 and PPY3 Shareholders. Although independent representatives were not retained, PPY, PPY2 and PPY3 have created Special Committees, comprised of independent directors, which have engaged an independent financial advisor, to evaluate the fairness of the consideration to be received by the PPY, PPY2 and PPY3 Shareholders in the Mergers. Each of the Special Committees has reviewed the terms of the respective Merger and recommends that the PPY, PPY2 and PPY3 Shareholders vote for the respective Merger. Based upon the use of an independent appraisal firm to determine the value of consideration to be paid to PPY, PPY2 and PPY3 Shareholders, the fairness opinions and the participation of the PPY, PPY2 and PPY3 Special Committees, the Boards of Directors of PPY, PPY2 and PPY3 considered that the engagement of independent representatives to negotiate the terms of each of the Mergers was not necessary or cost effective.

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

                                  THE MERGERS

GENERAL

     PPY. As a result of the PPY Merger, the separate existence of PPY would cease. Upon consummation of the PPY Merger, each outstanding share of PPY Common Stock (other than shares held by PSI or Dissenting PPY Shares) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY Common Stock (not to exceed 20% of the outstanding PPY Common Stock, or 615,406 shares, less any Dissenting PPY Shares), upon a PPY Cash Election, $19.00 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $19.00, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY. If a PPY Shareholder does not make a PPY Cash Election, all of his or her PPY Common Stock will be converted into PSI Common Stock in the PPY Merger. The consideration paid to PPY Shareholders by PSI in the PPY Merger will be reduced by the Required PPY REIT Distributions (estimated at $.70 per share). The consideration received by PPY Shareholders in the PPY Merger, however, along with any Required PPY REIT Distributions, will not be less than $19.00 per share of PPY Common Stock, which amount represents the interest of the PPY Shareholders in the market value of PPY's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY Shareholders in the estimated net asset value of its other assets at December 31, 1996. PPY Shareholders would receive the Required PPY REIT Distributions upon any liquidation of PPY, regardless of the PPY Merger. Additional distributions would be made to the PPY Shareholders to cause PPY's estimated net asset value allocable to the PPY Shareholders as of the date of the PPY Merger to be substantially equivalent to $19.00 per share. The PPY Common Stock and PPY Common Stock Series B, C and D held by PSI will be cancelled in the PPY Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PPY Common Stock and the PPY Common Stock Series B, C and D (other than stock held by PSI) in the PPY Merger and to pay related costs and expenses would be $53,662,000 (assuming no Required PPY REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PPY Common Stock from PPY Shareholders making PPY Cash Elections and to pay the allocated portion of the costs and expenses of the PPY Merger would be $13,094,000 (assuming maximum PPY Cash Elections). See "-- Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PPY must pay a Required PPY REIT Distribution, and the total amount of cash would also be reduced to the extent that PPY Cash Elections are less than the maximum.

     PPY2. As a result of the PPY2 Merger, the separate existence of PPY2 would cease. Upon consummation of the PPY2 Merger, each outstanding share of PPY2 Common Stock (other than shares held by PSI or Dissenting PPY2 Shares) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY2 Common Stock (not to exceed 20% of the outstanding PPY2 Common Stock, or 626,021 shares, less any Dissenting PPY2 Shares), upon a PPY2 Cash Election, $20.39 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $20.39, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY2. If a PPY2 Shareholder does not make a PPY2 Cash Election, all of his or her PPY2 Common Stock will be converted into PSI Common Stock in the PPY2 Merger. The consideration paid to PPY2 Shareholders by PSI in the PPY2 Merger will be reduced by the Required PPY2 REIT Distributions (estimated at $.83 per share). The consideration received by PPY2 Shareholders in the PPY2 Merger, however, along with any Required PPY2 REIT Distributions, will not be less than $20.39 per share of PPY2 Common Stock, which amount represents the interest of the PPY2 Shareholders in the market value of PPY2's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY2 Shareholders in the estimated net asset value of its other assets at December 31, 1996. PPY2 Shareholders would receive the Required PPY2 REIT Distributions upon any liquidation of PPY2, regardless of the PPY2 Merger. Additional distributions would be made to the PPY2 Shareholders to cause PPY2's estimated net asset value allocable to the PPY2 Shareholders as of the date of the PPY2

Merger to be substantially equivalent to $20.39 per share. The PPY2 Common Stock and PPY2 Common Stock Series B, C and D held by PSI will be cancelled in the PPY2 Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PPY2 Common Stock and the PPY2 Common Stock Series B, C and D (other than stock held by PSI) in the PPY2 Merger and to pay related costs and expenses would be $58,621,000 (assuming no Required PPY2 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PPY2 Common Stock from PPY2 Shareholders making PPY2 Cash Elections and to pay the allocated portion of the costs and expenses of the PPY2 Merger would be $14,324,000 (assuming maximum PPY2 Cash Elections). See "-- Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PPY2 must pay a Required PPY2 REIT Distribution, and the total amount of cash would also be reduced to the extent that PPY2 Cash Elections are less than the maximum.

     PPY3. As a result of the PPY3 Merger, the separate existence of PPY3 would cease. Upon consummation of the PPY3 Merger, each outstanding share of PPY3 Common Stock (other than shares held by PSI and Dissenting PPY3 Shares) would be converted into the right to receive cash, PSI Common Stock or a combination of the two, as follows: (i) with respect to a certain number of shares of PPY3 Common Stock (not to exceed 20% of the outstanding PPY3 Common Stock, or 262,677 shares, less any Dissenting PPY3 Shares), upon a PPY3 Cash Election, $20.47 in cash, subject to reduction as described below, or (ii) that number of shares of PSI Common Stock (subject to rounding) determined by dividing $20.47, subject to reduction as described below, by the average of the per share closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY3. If a PPY3 Shareholder does not make a PPY3 Cash Election, all of his or her PPY3 Common Stock will be converted into PSI Common Stock in the PPY3 Merger. The consideration paid to PPY3 Shareholders by PSI in the PPY3 Merger will be reduced by the Required PPY3 REIT Distributions (estimated at $.74 per share). The consideration received by PPY3 Shareholders in the PPY3 Merger, however, along with any Required PPY3 REIT Distributions, will not be less than $20.47 per share of PPY3 Common Stock, which amount represents the interest of the PPY3 Shareholders in the market value of PPY3's real estate assets at June 30, 1996 (based on an independent appraisal) and the interest of the PPY3 Shareholders in the estimated net asset value of its other assets at December 31, 1996. PPY3 Shareholders would receive the Required PPY3 REIT Distributions upon any liquidation of PPY3, regardless of the PPY3 Merger. Additional distributions would be made to the PPY3 Shareholders to cause PPY3's estimated net asset value allocable to the PPY3 Shareholders as of the date of the PPY3 Merger to be substantially equivalent to $20.47 per share. The PPY3 Common Stock and PPY3 Common Stock Series B, C and D held by PSI will be cancelled in the PPY3 Merger.

     It is estimated that the aggregate consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PPY3 Common Stock and the PPY3 Common Stock Series B, C and D (other than stock held by PSI) in the PPY3 Merger and to pay related costs and expenses would be $26,673,000 (assuming no Required PPY3 REIT Distributions) and that the total amount of cash that would be required by PSI to purchase the PPY3 Common Stock from PPY3 Shareholders making PPY3 Cash Elections and to pay the allocated portion of the costs and expenses of the PPY3 Merger would be $5,945,000 (assuming maximum PPY3 Cash Elections). See "-- Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders in Connection with the Mergers" and "-- Costs of the Mergers." These amounts would be reduced to the extent PPY3 must pay a Required PPY3 REIT Distribution, and the total amount of cash would also be reduced to the extent that PPY3 Cash Elections are less than the maximum.

     The Boards of Directors of PPY, PPY2 and PPY3 are also proposing that the bylaws of PPY, PPY2 and PPY3 be amended to authorize the Mergers. See "Amendment to Bylaws of PPY, PPY2 and PPY3."

     All shares of PPY, PPY2 and PPY3 Common Stock Series B, C and D are owned by PSI and Hughes. Upon consummation of the PPY Merger, each share of PPY Common Stock Series B, C and D (other than shares held by PSI which will be cancelled in the PPY Merger) will be converted into the right to receive $11.66 in PSI Common Stock (valued as in the case of the PPY Common Stock), plus (i) any additional distributions equal to the amount by which PPY's estimated net asset value allocable to the holders of the PPY Common Stock Series B, C and D as of the date of the PPY Merger exceeds $11.66 per share and (ii) any Required PPY REIT Distributions payable to the holders of the PPY Common Stock Series B. Upon consummation of the PPY2 Merger, each share of PPY2 Common Stock

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

Series B, C and D (other than shares held by PSI which will be cancelled in the PPY2 Merger) will be converted into the right to receive $12.26 in PSI Common Stock (valued as in the case of the PPY2 Common Stock), plus (i) any additional distributions equal to the amount by which PPY2's estimated net asset value allocable to the holders of the PPY2 Common Stock Series B, C and D as of the date of the PPY2 Merger exceeds $12.26 per share and (ii) any Required PPY2 REIT Distributions payable to the holders of the PPY2 Common Stock Series B. Upon consummation of the PPY3 Merger, each share of PPY3 Common Stock Series B, C and D (other than shares held by PSI which will be cancelled in the PPY3 Merger) will be converted into the right to receive $12.30 in PSI Common Stock (valued as in the case of the PPY3 Common Stock), plus (i) any additional distributions equal to the amount by which PPY3's estimated net asset value allocable to the holders of the PPY3 Common Stock Series B, C and D as of the date of the PPY3 Merger exceeds $12.30 per share and (ii) any Required PPY3 REIT Distributions payable to the holders of the PPY3 Common Stock Series B. See "-- Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders." The Common Stock Series B, C and D will be voted with the majority of shares of Common Stock of the respective corporation held by unaffiliated owners.

     THE PPY MERGER, THE PPY2 MERGER AND THE PPY3 MERGER ARE NOT CONDITIONED ON EACH OTHER.

BACKGROUND

     GENERAL. THE MERGERS HAVE BEEN INITIATED AND STRUCTURED BY INDIVIDUALS WHO ARE EXECUTIVE OFFICERS OF PSI, PPY, PPY2 AND PPY3. EACH OF THE PPY, PPY2 AND PPY3 SPECIAL COMMITTEES HAS REVIEWED THE TERMS OF THE RESPECTIVE MERGER, AND EACH OF THE BOARDS OF DIRECTORS OF PPY, PPY2 AND PPY3, BASED ON RECOMMENDATIONS OF THE PPY, PPY2 AND PPY3 SPECIAL COMMITTEES, RESPECTIVELY, WHICH EACH RESPECTIVE BOARD OF DIRECTORS HAS ADOPTED, AND ON THE OPINION OF FINANCIAL ADVISORS IN WHICH EACH CONCURS, BELIEVES THAT EACH RESPECTIVE MERGER IS FAIR TO THE PUBLIC PPY, PPY2 AND PPY3 SHAREHOLDERS, RESPECTIVELY, AND RECOMMENDS THAT PPY, PPY2 AND PPY3 SHAREHOLDERS, RESPECTIVELY, VOTE FOR THE RESPECTIVE MERGER.

     PPY, PPY2 and PPY3 were organized to succeed to the business of the PPY Partnership, the PPY2 Partnership and the PPY3 Partnership, respectively, in reorganization transactions completed in October and November 1991. The PPY, PPY2 and PPY3 Partnerships were formed to acquire mini-warehouses, raising $75 million, $75 million and $30 million, respectively, in public offerings completed in mid 1988-early 1990. All of the proceeds from the offerings have been invested. PSMI was the sponsor of the PPY, PPY2 and PPY3 Partnerships.

     Each of the PPY, PPY2 and PPY3 Partnerships originally anticipated selling or financing its properties from seven to 10 years after acquisition, i.e., between 1996 and 1999 in the case of the PPY Partnership and between 1997 and 2000 in the case of the PPY2 Partnership and the PPY3 Partnership. By 1990, significant changes had taken place in the financial and real estate markets affecting the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses and business parks from 1984 to 1988, which had increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including the 1986 changes in tax laws), which had significantly affected property values and decreased real estate sales activities, (iii) the reduced sources of real estate financing (resulting from a variety of factors, including adverse developments in the savings and loan industry) and (iv) the glut in the real estate market caused by overbuilding and sales of properties acquired by financial institutions.

     In view of the events affecting the timing of the sale or financing of the PPY, PPY2 and PPY3 Partnerships' properties, PSMI concluded that the limited partners of these partnerships, as well as the limited partners of other partnerships sponsored by PSMI, should be provided with a more efficient method of realizing the value of their investment than the secondary market for limited partnership interests and that some of the disadvantages of operating in partnership form should be avoided. Accordingly, in 1990, PSMI commenced planning the reorganization of the PPY, PPY2 and PPY3 Partnerships and other public limited partnerships sponsored by PSMI into individual corporations taxed as REITs, and, between December 1990 and November 1991, PSMI completed such reorganization of the PPY, PPY2 and PPY3 Partnerships and 15 other public partnerships.

     The reorganizations were implemented primarily to provide liquidity to investors, to avoid the effects of legislation designed to require limited partnerships to withhold state income taxes from distributions and to simplify partnership administration. The reorganizations were not designed to alter the business of the partnerships, but merely the form in which the partnerships were operated, and were not intended to have any material impact on the timing of the sale or financing of the PPY, PPY2 and PPY3 Partnerships' properties.

     In response to changes requested by the unaffiliated dealer manager of the PPY, PPY2 and PPY3 Partnerships' original offerings of limited partnership interests, PPY, PPY2 and PPY3 added provisions to their bylaws to the effect that their shareholders be presented with proposals in 1999 to sell all or substantially all of the properties, distribute the proceeds from such sale and liquidate the corporations. Later, in settlement of litigation arising from the reorganizations of PPY, PPY2 and PPY3, their bylaw provisions were amended to expand the terms of the proposals to include possible financings of their properties.

     IF APPROVED BY PPY, PPY2 AND PPY3 SHAREHOLDERS, THE MERGERS WOULD OBVIATE THE OBLIGATION OF PPY, PPY2 OR PPY3 TO PRESENT PROPOSALS TO THEIR SHAREHOLDERS FOR THE SALE OF THEIR PROPERTIES. IF THE SHAREHOLDERS OF PPY, PPY2 OR PPY3 DO NOT APPROVE THE MERGER OF THE RESPECTIVE CORPORATION OR IF SUCH MERGER IS NOT COMPLETED BECAUSE OTHER CONDITIONS ARE NOT SATISFIED, SUCH CORPORATION WOULD CONTINUE TO BE OBLIGATED TO PRESENT A PROPOSAL TO ITS SHAREHOLDERS IN 1999 FOR THE SALE OF ITS PROPERTIES.

     The PPY, PPY2 and PPY3 Special Committees and Boards of Directors believe that the proposed Mergers are consistent with their respective bylaw provisions. In the Mergers, PPY, PPY2 and PPY3 would be disposing of their properties to PSI for value, i.e., PSI Common Stock and cash (if Cash Elections are made), and the corporate existence of PPY, PPY2 and PPY3 would cease. Furthermore, the consideration to be received in the Mergers is based on the appraised value of the assets of PPY, PPY2 and PPY3, and PPY, PPY2 and PPY3 Shareholders have the right, with respect to up to 20% of the outstanding PPY, PPY2 and PPY3 Common Stock (less any Dissenting PPY, PPY2 and PPY3 Shares), respectively, to receive cash in the Mergers. The applicable bylaw provisions do not (i) define the terms "sale," "liquidation" or "financing," (ii) specify what types of transactions would satisfy the requirement imposed by these bylaw provisions or
(iii) preclude sales of the properties of PPY, PPY2 or PPY3 to PSI.

     PSI, which was organized in 1980, has from time to time taken actions to increase its asset and capital base and increase diversification. Between September 1994 and September 1996, PSI merged with seven REITs, which like PPY, PPY2 and PPY3 had been organized to succeed to the business of predecessor partnerships sponsored by PSMI and in June 1996 PSI merged with another REIT sponsored by PSMI.

     PPY, PPY2 AND PPY3 BOARD ACTIONS. Each of the Boards of Directors of PPY, PPY2 and PPY3 consists of the same three persons: B. Wayne Hughes, the chief executive officer of PSI, PPY, PPY2 and PPY3, Vern O. Curtis and Jack D. Steele.

     At a telephonic meeting on July 18, 1996, which included individuals who are officers of PPY, PPY2, PPY3 and PSI, the Boards of Directors of PPY, PPY2 and PPY3 appointed the PPY, PPY2 and PPY3 Special Committees, consisting of Vern
O. Curtis and Jack D. Steele, both independent directors, to consider and make recommendations to the Boards of Directors of PPY, PPY2 and PPY3 regarding proposed mergers of PPY, PPY2 and PPY3 into PSI. Messrs. Curtis and Steele were the members of the special committees that considered the mergers of eight other REITs into PSI from September 1994 - September 1996. Following the July 18 board meetings, the PPY, PPY2 and PPY3 Special Committees held organizational meetings by telephone, which were attended by individuals who are officers of PPY, PPY2, PPY3 and PSI, and discussed generally the properties of PPY, PPY2 and PPY3 and the timing of the proposed Mergers. Following the discussion, the PPY, PPY2 and PPY3 Special Committees approved NDRC, on behalf of PSI, PPY, PPY2 and PPY3, to appraise the properties of PPY, PPY2 and PPY3, determined to engage Hogan & Hartson L.L.P. as special counsel to represent and advise the PPY, PPY2 and PPY3 Special Committees as to their legal obligations in making recommendations regarding the proposed Mergers with PSI and approved the engagement of Stanger to render opinions as to the fairness, from a financial point of view, of the consideration to be received by PPY, PPY2 and PPY3 Shareholders in the Mergers. NDRC, Hogan & Hartson L.L.P. and Stanger had acted in similar capacities in connection with the mergers of other REITs into PSI.

     On August 13, 1996, the PPY, PPY2 and PPY3 Special Committees held a meeting, which was attended by an individual who is an officer of PPY, PPY2, PPY3 and PSI. The individual described generally the mechanics of arriving at a value per share of PPY, PPY2 and PPY3 Common Stock and the Special Committees discussed the alternatives to each respective Merger.

     On August 15, 1996, the PPY, PPY2 and PPY3 Special Committees held a meeting, which was attended by individuals who are officers of PPY, PPY2, PPY3 and PSI, and representatives of NDRC, Stanger and Hogan & Hartson L.L.P. First, the officers described the capital structure of PPY, PPY2 and PPY3 and the mechanics of arriving at the value per share of PPY, PPY2 and PPY3 Common Stock, including the allocation of value between the PPY, PPY2 and PPY3 Common Stock and the PPY, PPY2 and PPY3 Common Stock Series B, C and D and the provision giving PSI the right to terminate the Merger Agreement if the average price of PSI Common Stock during the measurement period is below $20 per share. Next, the NDRC representatives described generally the methodology used in appraising the properties of PPY, PPY2 and PPY3 (both the fee and the leasehold interests), including a physical inspection of all of their properties and an analysis of other recent and pending transactions, including acquisitions of assembled portfolios by PSI and others, operating information on the properties and market conditions. The NDRC representatives noted that NDRC had reviewed and reconciled capitalization rates and prices paid in recent and pending multi-property transactions involving both PSI and others with the capitalization rates and values resulting from the appraisals and that PPY3's portfolio included two properties on leased land (representing about 26% of PPY3's net operating income). The Stanger representatives presented Stanger's analysis, which included the following items: (1) they briefly reviewed Stanger's recent experience relating to mini-warehouses; (2) they noted that Stanger had performed a similar analysis in connection with prior mergers of REITs into PSI, including a review of the portfolio appraisals; (3) they noted that Stanger reviewed the appraisal methodologies utilized by NDRC; (4) they noted that Stanger reviewed the effective capitalization rates of the portfolio appraisals, which were approximately 9.30% in the case of PPY, 9.34% in the case of PPY2, and 9.92% (9.23% excluding the leased properties) in the case of PPY3, based on net operating income generated for the 12 months ended June 30, 1996 (adjusted for non-recurring expenses and after certain property tax adjustments); (5) they noted that Stanger reviewed the capitalization rates on PSI transactions during the prior 12 months, reviewed capitalization rates currently cited by industry sources for mini-warehouse transactions, and concluded that the capitalization rates used in NDRC's appraisals were consistent with transactions in the market;
(6) they noted that Stanger reviewed liquidation analyses, including assumptions (liquidation of PPY's, PPY2's and PPY3's properties on a property-by-property basis) prepared by PPY, PPY2 and PPY3 based on certain information provided by NDRC and that the projected consideration per share resulting from liquidation under that analysis was less than the consideration offered in the Mergers; (7) they noted that Stanger reviewed going-concern analyses, based on analyses of five-year and 10-year projections provided by PPY, PPY2 and PPY3, under scenarios in which the PPY, PPY2 and PPY3 Common Stock would be liquidated into the securities markets or the properties of PPY, PPY2 and PPY3 would be liquidated after 10 years at their residual value (from NDRC's appraisals), that Stanger reviewed the FFO multiples used in the various scenarios regarding the sale of the PPY, PPY2 and PPY3 Common Stock, and that, under all but one of the scenarios (liquidation of PPY3 Common Stock in the securities markets after 10 years at the higher multiple and lower discount rate), the estimated value per share on a going-concern basis was lower than the consideration offered in the Mergers; (8) they noted that Stanger had reviewed the historical market prices of PPY's Common Stock and compared them with the consideration offered in the PPY Merger, and they noted that the consideration offered in the PPY Merger, reduced by estimated retained earnings between the date of the NDRC appraisal and December 31, 1996, represents an approximately 10.1% premium over the then current price of the PPY Common Stock and a 12.2%, 13.7%, 15.3% and 20.1% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; (9) they noted that Stanger had reviewed the historical market prices of PPY2's Common Stock and compared them with the consideration offered in the PPY2 Merger, and they noted that the consideration offered in the PPY2 Merger, reduced by estimated retained earnings between the date of the NDRC appraisal and December 31, 1996, represents an approximately 11.8% premium over the then current price of the PPY2 Common Stock and a 15.7%, 18.4%, 21.2% and 26.8% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; (10) they noted that Stanger had reviewed the historical market prices of PPY3's Common Stock and compared them with the consideration offered in the PPY3 Merger, and they noted that the consideration offered in the PPY3 Merger, reduced by estimated retained earnings between the date of the NDRC appraisal and December 31, 1996, represents an approximately 0.3% premium over the then current price of the PPY3 Common Stock and a 3.5%, 9.6%, 6.4% and 14.6% premium over its average closing price for the prior 20 days, 60 days, 180 days and 360 days, respectively; and (11) they indicated that, subject to receipt of certain documents, Stanger was prepared to render its opinions that the consideration to be received in each of the respective Mergers is fair to the public PPY, PPY2 and PPY3 Shareholders, respectively, from a financial point of view. The PPY, PPY2 and PPY3 Special Committees and Stanger representatives discussed the reduction in distributions to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the respective Mergers (assuming a trading price of PSI Common Stock of $21 3/4 per share). The Stanger representatives noted that the estimated value per share of PPY3 Common Stock on a going-concern basis (assuming liquidation in the securities markets after 10 years at the higher multiple and utilizing the lower discount rate) was higher than the consideration offered in the PPY3 Merger, but the multiple at which PPY3 Common Stock might trade in 10 years would likely be adversely impacted by the expiration of the land leases of two of the properties in the years 2010-11 and the resulting reduction in cash flow due to the loss of such properties. Following the discussion, the PPY, PPY2 and PPY3 Special Committees expressed the belief that each of the Mergers is fair to, and in the best interests of, public PPY, PPY2 and PPY3 Shareholders, respectively, and determined to recommend to the Boards of Directors that each of the Mergers be approved and to recommend that PPY, PPY2 and PPY3 Shareholders vote for each respective Merger. Based on the foregoing recommendations of the PPY, PPY2 and PPY3 Special Committees, which were adopted by the PPY, PPY2 and PPY3 Boards of Directors, the PPY, PPY2 and PPY3 Boards of Directors expressed the belief that each of the Mergers is fair to, and in the best interests of, public PPY, PPY2 and PPY3 Shareholders, respectively, approved the Mergers, determined to recommend that PPY, PPY2 and PPY3 Shareholders, respectively, vote for each respective Merger and approved the filing with the Commission of preliminary proxy materials. See "-- Comparison of Consideration to be Received in the Merger to Other Alternatives" and "Risk Factors and Material Considerations -- Lower Level of Distributions to PPY, PPY2 and PPY3 Shareholders."

     PUBLIC ANNOUNCEMENT OF MERGERS AND COMMISSION FILINGS. On August 15, 1996, PSI, PPY, PPY2 and PPY3 signed the Merger Agreement and publicly announced the general terms of the Mergers. On August 30, 1996, PPY, PPY2 and PPY3 filed preliminary proxy materials with the Commission. On _______________, 1996, PSI filed a registration statement, which was declared effective on _______________, 1996.

REASONS FOR THE MERGERS AND TIMING

     The reasons for the decision of the PPY, PPY2 and PPY3 Special Committees and Boards of Directors to recommend the Mergers include:

     . Each of the bylaws of PPY, PPY2 and PPY3 includes a provision that shareholders be presented with a proposal to sell or finance all of the corporation's properties, distribute the proceeds from such sale and liquidate the corporation. The proposed Mergers satisfy these obligations. See "-- Background."

     . The Mergers provide the PPY, PPY2 and PPY3 Shareholders with the choice of either (A) converting their investment in PPY, PPY2 and PPY3, respectively, into an investment in PSI, which generally owns the same type of properties on a tax-free basis (assuming each of the Mergers is a tax-free reorganization and that a PPY, PPY2 or PPY3 Shareholder receives only PSI Common Stock in the Mergers) and which has, and intends to continue, to acquire additional properties or (B) with respect to up to 20% of the outstanding PPY, PPY2 and PPY3 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if the properties of PPY, PPY2 and PPY3 were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses). See "-- Recommendation to PPY, PPY2 and PPY3 Shareholders and Fairness Analysis."

     . The PPY, PPY2 and PPY3 Special Committees and Boards of Directors believe that the Mergers are more advantageous to PPY, PPY2 and PPY3 Shareholders than any of the alternatives. See "-- Alternatives to Mergers" and "-- Recommendation to PPY, PPY2 and PPY3 Shareholders and Fairness Analysis."

     . PSI has agreed to merge with PPY, PPY2 and PPY3 at this time, subject to approval by PPY, PPY2 and PPY3 Shareholders and certain other conditions. See "-- The Merger Agreement -- Conditions to Consummation of the Mergers."

ALTERNATIVES TO THE MERGERS

     The following is a brief discussion of the benefits and disadvantages of alternatives to the Mergers that were considered and rejected by the PPY, PPY2 and PPY3 Boards of Directors.

     LIQUIDATION

          BENEFITS OF LIQUIDATION. An alternative to the Mergers would be to liquidate the assets of PPY, PPY2 and PPY3, distribute the net liquidation proceeds to their respective shareholders and thereafter dissolve PPY, PPY2 and PPY3. Through such liquidation, PPY, PPY2 and PPY3 would provide for a final disposition of their shareholders' interests in the corporations. PPY, PPY2 and PPY3 Shareholders would receive cash liquidation proceeds (as they will as to a portion of their investment if they make Cash Elections). Liquidating PPY, PPY2 and PPY3 would be consistent with their bylaws that provide that their shareholders be presented with proposals for the sale of their properties and liquidation in 1999. If PPY, PPY2 and PPY3 liquidated their assets through asset sales to unaffiliated third parties, their shareholders would not need to rely upon real estate portfolio appraisals of the fair market value of their real estate assets. Such assets would be valued through arm's length negotiations between PPY, PPY2 and PPY3 and prospective purchasers.

          DISADVANTAGES OF LIQUIDATION. Over the last several years, the performance of the properties of PPY, PPY2 and PPY3 has improved as described under "-- Continued Operation of PPY, PPY2 and PPY3 -- Benefits of Continuation." The PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that the improvement may continue, making liquidation (other than through the Merger) inadvisable at this time. The Merger provides PPY, PPY2 and PPY3 Shareholders with the opportunity either to convert their investment in PPY, PPY2 or PPY3 into an investment in PSI, which like PPY, PPY2 and PPY3 primarily owns mini-warehouses, on a tax-free basis (to the extent that PPY, PPY2 and PPY3 Shareholders receive only PSI Common Stock) or to receive cash based on the appraised value of the properties of PPY, PPY2 and PPY3 as to a portion of their investment. In addition, for many PPY, PPY2 and PPY3 Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of Cash Elections) and real estate commissions and other sales expenses (estimated at $.86 per share of PPY Common Stock, $.88 per share of PPY2 Common Stock and $.84 per share of PPY3 Common Stock).

          PPY, PPY2 and PPY3 Shareholders should recognize that appraisals are opinions as of the date specified and are subject to certain assumptions and may not represent the true worth or realizable value of these properties. There can be no assurance that if these properties were sold, they would be sold at the appraised values; the sales prices might be higher or lower than the appraised values.

          LIQUIDATION PROCEDURES. As with a merger, a liquidation of PPY, PPY2 or PPY3 would require approval by the holders of a majority of the outstanding common stock of the respective corporation. Upon the dissolution of PPY, PPY2 or PPY3, the properties of the respective corporation would be sold and any funds remaining after payment of debts, and liabilities would be distributed to the shareholders of the respective corporation in respect of their shares. PSI and its affiliates would receive their share of the available funds in the liquidation. The process for liquidating the assets of PPY, PPY2 and PPY3 would in large measure be within the control of the PPY, PPY2 and PPY3 Boards of Directors. Liquidation may be accomplished through a series of separate transactions with different purchasers or as a part of a multi-property transaction.

          The PPY, PPY2 and PPY3 Boards of Directors may engage real estate brokers, investment bankers, financial consultants and others to assist with the disposition of the corporations' assets. These persons may assist with the identification of prospective purchasers, arrangements for asset financing, and assistance with the structure of the transaction. The PPY, PPY2 and PPY3 Boards of Directors, as fiduciaries to PPY, PPY2 and PPY3 Shareholders, respectively, remain responsible for determining the terms and conditions of such transactions. One of the more significant considerations for the PPY, PPY2 and PPY3 Boards of Directors would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of the respective corporation until receipt of those amounts by the respective corporation and their distribution to its shareholders. Such arrangements would also expose the respective corporation to the risk that deferred payments might not be collected in full and that the respective corporation might be forced to foreclose on any collateral given to secure payment of the deferred obligations. It is not possible to predict the time period that would be required to liquidate PPY, PPY2 or PPY3 because it would depend on market conditions at the time of liquidation.

     CONTINUED OPERATION OF PPY, PPY2 AND PPY3

          BENEFITS OF CONTINUATION. Another alternative to the Mergers would be to continue PPY, PPY2 and PPY3 in accordance with their existing business plans, with PPY, PPY2 and PPY3 remaining as separate legal entities and with their own assets and liabilities. Nothing requires the liquidation or merger of PPY, PPY2 and PPY3 at this time, since PPY, PPY2 and PPY3 are operating profitably and do not need to liquidate or reorganize to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.

          There has been improvement in the mini-warehouse markets. As the pace of new mini-warehouse development has slowed from the peak levels of 1984-88, there has been a corresponding improvement in the financial performance of existing properties. This improvement is evidenced by the performance of the mini-warehouses of PPY, PPY2 and PPY3. For example, from 1993 to 1995, occupancy per square foot changed from an average of 90% to 89%, 86% to 91% and 92% to 93% in the case of PPY, PPY2 and PPY3, respectively, and realized monthly rents per square foot increased from an average of $.67 to $.71, $.67 to $.71 and $.70 to $.71 in the case of PPY, PPY2 and PPY3, respectively. Despite recent increases in the development of new mini-warehouses, the PPY, PPY2 and PPY3 Boards of Directors believe that the financial performance from existing facilities may continue to improve, although not necessarily at the rate of improvement experienced in prior years. Should such improvements continue, the value of the properties of PPY, PPY2 and PPY3 could be expected to increase.
See "Description of PPY's Properties," "Description of PPY2's Properties" and "Description of PPY3's Properties."

          A number of advantages could be expected to arise from the continued operation of PPY, PPY2 and PPY3. PPY, PPY2 and PPY3 Shareholders would continue to receive regular quarterly distributions of net cash flow arising from operations and the sale or refinancing of the respective corporation's assets. Given the currently improving market conditions for mini-warehouses, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that the level of these distributions to the shareholders of the respective corporation may increase. Continuing PPY, PPY2 and PPY3 affords the shareholders of the respective corporation with the opportunity to participate in any future appreciation in their respective corporation's properties. In addition, the decision to continue PPY, PPY2 and PPY3, if elected, would mean that there would be no change in the nature of the investment of the shareholders of the respective corporation. This option avoids whatever disadvantages might be deemed inherent in the Mergers. See "Risk Factors and Material Considerations" for discussion of various risks associated with the Mergers.

          DISADVANTAGES OF CONTINUATION. The primary disadvantage with continuing PPY, PPY2 and PPY3 is the failure of that strategy to secure the benefits that their boards of directors expect to result from the Mergers. These benefits are highlighted under "-- Potential Advantages of the Mergers." The Mergers afford PPY, PPY2 and PPY3 Shareholders increased liquidity. In addition, because PPY, PPY2 and PPY3 are not authorized to issue new securities or to reinvest sale or financing proceeds, they are less able to take advantage of new real estate investment opportunities. In contrast, PSI has a substantially larger, more diversified, investment portfolio that reduces the risks associated with any particular assets or group of assets and increases PSI's ability to access capital markets for new capital investments.

     AMENDMENT OF BYLAWS

          BENEFITS OF BYLAW AMENDMENT. Another alternative to the Mergers would be an amendment to the bylaws of PPY, PPY2 and PPY3 to remove the restrictions on investment of cash flow and on the issuance of securities. If approved, such action would provide some of the advantages of the Mergers. PPY, PPY2 and PPY3 could take advantage of new real estate opportunities through the reinvestment of cash flow and the investment of proceeds from the issuance of securities.

          DISADVANTAGES OF BYLAW AMENDMENT. The PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that such an amendment has disadvantages. It is believed that PPY, PPY2 and PPY3 Shareholders could better take advantage through PSI than through PPY, PPY2 or PPY3 of the current market for REIT securities for the following reasons. First, PSI has a larger capital base. At June 30, 1996, PPY, PPY2 and PPY3 had total shareholders' equity of $43,095,000, $47,176,000 and $19,027,000, respectively, compared with PSI's total shareholders' equity of $1,939,070,000 (including preferred stock) and $1,204,498,000 (without preferred stock). Second, the market for PSI Common Stock should be more liquid than the market for Common Stock of PPY, PPY2 or PPY3. PPY, PPY2 and PPY3 have 3,077,028 shares, 3,130,103 shares and 1,313,384 shares of Common Stock, respectively (3,745,477 shares, 3,798,552 shares and 1,581,334 shares of Common Stock, respectively, upon conversion of the Common Stock Series B and C), traded on the AMEX, and, during the 12 months ended June 30, 1996, the average daily trading volume of the Common Stock of PPY, PPY2 and PPY3 was 2,626, 2,261 and 722 shares, respectively. In comparison, PSI has approximately 84,400,000 shares of PSI Common Stock traded on the NYSE (approximately one-half of which are freely tradeable) and, during the 12 months ended June 30, 1996, the average daily trading volume of PSI Common Stock was 52,138 shares. Third, PSI has broader geographic diversification than PPY, PPY2 or PPY3. At June 30, 1996, PPY owned 19 properties in ten states, PPY2 owned 24 properties in ten states, PPY3 owned nine properties in seven states and PSI owned equity interests (directly, as well as through general and limited partnership interests and stock interests) in 1,068 properties in 37 states.
For additional information on the properties owned by PPY, PPY2, PPY3 and PSI, see "-- Comparison of PPY, PPY2 and PPY3 Common Stock with PSI Common Stock," "Description of PPY's Properties," "Description of PPY2's Properties," "Description of PPY3's Properties" and "Description of PSI's Properties."

NO SOLICITATION OF OTHER PROPOSALS

     Neither the Boards of Directors nor the Special Committees of PPY, PPY2 or PPY3 solicited any other proposals for the acquisition of PPY, PPY2 or PPY3 or their properties. The Boards of Directors of PPY, PPY2 and PPY3 agreed to the Merger Agreement, which includes a provision against soliciting other offers to buy, because they believe that the potential advantages to PPY, PPY2 and PPY3 Shareholders described under "-- Potential Advantages of the Mergers" are more likely to be achieved through the Mergers than in a transaction with another party. In particular, assuming the Mergers qualify as tax-free reorganizations, no taxable gain or loss will be recognized by PPY, PPY2 and PPY3 Shareholders who exchange their PPY, PPY2 and PPY3 Common Stock solely for PSI Common Stock. The Required PPY REIT Distributions, the Required PPY2 REIT Distributions and the Required PPY3 REIT Distributions generally will be taxable to PPY Shareholders, PPY2 Shareholders and PPY3 Shareholders, respectively, as ordinary income to the extent of the respective corporation's earnings and profits. PSI and Hughes have little tax basis in their common stock of PPY, PPY2 and PPY3, and many PPY, PPY2 and PPY3 Shareholders have a tax basis in their PPY, PPY2 and PPY3 Common Stock (approximately $17.39 for most original PPY Shareholders, approximately $17.76 for most original PPY2 Shareholders and approximately $18.22 for most original PPY3 Shareholders) lower than the consideration to be received in the Mergers. Accordingly, for many PPY, PPY2 and PPY3 Shareholders, the proceeds available for reinvestment after liquidation would be reduced as a result of federal and state income taxes (as they would be in the case of Cash Elections) and real estate commissions and other sales expenses (estimated at $.86 per share of PPY Common Stock, $.88 per share of PPY2 Common Stock and $.84 per share of PPY3 Common Stock). However, other proposals could have been for a higher price and possibly also structured as mergers qualifying as tax-free reorganizations. Under California law, most acquisitions of PPY, PPY2 or PPY3 or their properties would require approval by the shareholders of PPY, PPY2 and PPY3, respectively. PSI and Hughes in the aggregate own 32.5%, 32.1% and 25.4% of the total combined outstanding shares of Common Stock and Common Stock Series B, C and D of PPY, PPY2 and PPY3, respectively.

DETERMINATION OF PAYMENTS TO BE RECEIVED BY PPY, PPY2 AND PPY3 SHAREHOLDERS IN CONNECTION WITH THE MERGERS

     PPY. In connection with the PPY Merger, PPY Shareholders will receive a value of $19.00 (less the amount of any Required PPY REIT Distributions) per share of PPY Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

     1. The market value (not book value) of PPY's real estate assets has been determined by NDRC, showing such values as of June 30, 1996. In valuing PPY's real estate assets, NDRC considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. NDRC did not consider the cost approach to be applicable to PPY's properties. NDRC reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. NDRC gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PPY's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended June 30, 1996 averaged 9.30%. NDRC's valuation is as of June 30, 1996 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by NDRC."

     2. PPY's net asset value has been computed as (a) the market value of PPY's real estate assets as of June 30, 1996 ($68,250,000) plus (b) the estimated book value of PPY's non-real estate assets as of December 31, 1996 (a total of $1,240,000) less (c) PPY's estimated liabilities as of December 31, 1996 (a total of $1,029,000).

     3. PPY's net asset value per share of PPY Common Stock was calculated at $19.00 by reducing PPY's net asset value (as computed in 1 and 2 above, $68,461,000) by the amount of PPY's net asset value allocable to the PPY Common Stock Series B, C and D (estimated at $9,696,000, or $11.66 per share) and the estimated Required PPY REIT Distributions attributable to the PPY Common Stock Series B ($295,000 or $.70 per share) and dividing the result by the number of outstanding shares of PPY Common Stock.

     4. Upon completion of the PPY Merger, each share of PPY Common Stock (other than PPY Dissenting Shares and shares of PPY Common Stock held by PSI) would be converted into the right to receive $19.00 in cash (with respect to up to 20% of the outstanding PPY Common Stock, less any PPY Dissenting Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $19.00, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY. Additional distributions would be made to PPY Shareholders to cause PPY's estimated net asset value allocable to the PPY Shareholders as of the date of the PPY Merger to be substantially equivalent to $19.00 per share. The consideration paid by PSI to PPY Shareholders in the PPY Merger will be reduced by the amount of any Required PPY REIT Distributions. However, the consideration received by PPY Shareholders in the PPY Merger along with the Required PPY REIT Distributions (which will be paid in cash) will not be less than $19.00 per share of PPY Common Stock.

     Hughes, who owns 4.3% of the total combined outstanding shares of PPY Common Stock and PPY Common Stock Series B, C and D would receive approximately 91,860 shares of PSI Common Stock in the PPY Merger (assuming no Required PPY REIT Distributions and PSI Common Stock price of $21 3/4).

     The following tables set forth the calculation of the payments to be paid to PPY Shareholders:
                            COMPUTATION OF PAYMENTS

 Net book         Appraised       Book value        PPY's         PPY's net        PPY's      PPY's net        Payments
 value of           market         of PPY's       net asset      asset value     net asset   asset value      received in
PPY's real         value of        other net       value(1)       allocable        value       per share     connection with
  estate             PPY's         assets(1)                       to PPY         allocable     of PPY          Merger per
portfolio(1)      real estate                                    Common Stock      to PPY       Common       original $1,000
                  portfolio(2)                                    Series B, C       Common       Stock        investment in
                                                                    and D(3)        Stock         (1)            the PPY
                                                                                                               Partnership(4)
------------------------------------------------------------------------------------------------------------------------------
$43,910,000        $68,250,000      $211,000      $68,461,000      $9,991,000     $58,470,000   $19.00            $950

_______________

(1) Estimated as of December 31, 1996. The net asset value per share of PPY Common Stock includes the Required PPY REIT Distributions, estimated at $.70 per share or $2,154,000 in the aggregate. PPY Shareholders would receive the Required PPY REIT Distributions upon any liquidation of PPY regardless of the PPY Merger.

(2) As of June 30, 1996.

(3) Includes $11.66 per share of PPY Common Stock Series B, C and D plus the estimated Required PPY REIT Distributions attributable to the PPY Common Stock Series B of $.70 per share.

(4) Does not include quarterly cash distributions to PPY Shareholders or to limited partners of the PPY Partnership. PPY was organized in October 1991 to succeed to the business of the PPY Partnership, which completed its offering of limited partnership interests in 1988. PPY's capital structure was designed to reflect the economic rights of the limited and general partners in the PPY Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PPY Shareholders in the PPY Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PPY Merger and other factors.

    PPY2. In connection with the PPY2 Merger, PPY2 Shareholders will receive a value of $20.39 (less the amount of any Required PPY2 REIT Distributions) per share of PPY2 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

    1. The market value (not book value) of PPY2's real estate assets has been determined by NDRC, showing such values as of June 30, 1996. In valuing PPY2's real estate assets, NDRC considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. NDRC did not consider the cost approach to be applicable to PPY2's properties. NDRC reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. NDRC gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PPY2's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended June 30, 1996 averaged 9.34%. NDRC's valuation is as of June 30, 1996 in the context of the information available on that date. See "-- Real Estate Portfolio Appraisals by NDRC."

    2. PPY2's net asset value has been computed as (a) the market value of PPY2's real estate assets as of June 30, 1996 ($72,500,000) plus (b) the estimated book value of PPY2's non-real estate assets as of December 31, 1996 (a total of $2,827,000) less (c) PPY2's estimated liabilities as of December 31, 1996 (a total of $950,000).

    3. PPY2's net asset value per share of PPY2 Common Stock was calculated at $20.39 by reducing PPY2's net asset value (as computed in 1 and 2 above, $74,377,000) by the amount of PPY2's net asset value allocable to the PPY2 Common Stock Series B, C and D (estimated at $10,192,000, or $12.26 per share) and the estimated Required PPY2 REIT Distributions attributable to the PPY2 Common Stock Series B ($349,000 or $.83 per share) and dividing the result by the number of outstanding shares of PPY2 Common Stock.

    4. Upon completion of the PPY2 Merger, each share of PPY2 Common Stock (other than PPY2 Dissenting Shares and shares of PPY2 Common Stock held by PSI) would be converted into the right to receive $20.39 in cash (with respect to up to 20% of the outstanding PPY2 Common Stock, less any PPY2 Dissenting Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $20.39, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY2. Additional distributions would be made to PPY2 Shareholders to cause PPY2's estimated net asset value allocable to the PPY2 Shareholders as of the date of the PPY2 Merger to be substantially equivalent to $20.39 per share. The consideration paid by PSI to PPY2 Shareholders in the PPY2 Merger will be reduced by the amount of any Required PPY2 REIT Distributions. However, the consideration received by PPY2 Shareholders in the PPY2 Merger along with the Required PPY2 REIT Distributions (which will be paid in cash) will not be less than $20.39 per share of PPY2 Common Stock.

    Hughes, who owns 4.2% of the total combined outstanding shares of PPY2 Common Stock and PPY2 Common Stock Series B, C and D would receive approximately 96,950 shares of PSI Common Stock in the PPY2 Merger (assuming no Required PPY2 REIT Distributions and PSI Common Stock price of $21 3/4).

    The following tables set forth the calculation of the payments to be paid to PPY2 Shareholders:

                            COMPUTATION OF PAYMENTS

 Net book          Appraised       Book value        PPY2's        PPY2's net         PPY2's      PPY2's net        Payments
 value of            market         of PPY2's       net asset      asset value      net asset     asset value      received in
PPY2's real         value of        other net       value(1)        allocable          value       per share     connection with
estate               PPY2's         assets(1)                        to PPY2         allocable      of PPY2         Merger per
portfolio(1)       real estate                                     Common Stock       to PPY2       Common       original $1,000
                   portfolio(2)                                     Series B, C        Common       Stock        investment in
                                                                      and D(3)          Stock        (1)            the PPY2
                                                                                                                   Partnership(4)
----------------------------------------------------------------------------------------------------------------------------------
$46,394,000         $72,500,000     $1,877,000     $74,377,000      $10,541,000      $63,836,000    $20.39          $1,020

_______________

(1) Estimated as of December 31, 1996. The net asset value per share of PPY2 Common Stock includes the Required PPY2 REIT Distributions, estimated at $.83 per share or $2,598,000 in the aggregate. PPY2 Shareholders would receive the Required PPY2 REIT Distributions upon any liquidation of PPY2 regardless of the PPY2 Merger.

(2) As of June 30, 1996.

(3) Includes $12.26 per share of PPY2 Common Stock Series B, C and D plus the estimated Required PPY2 REIT Distributions attributable to the PPY2 Common Stock Series B of $.83 per share.

(4) Does not include quarterly cash distributions to PPY2 Shareholders or to limited partners of the PPY2 Partnership. PPY2 was organized in November 1991 to succeed to the business of the PPY2 Partnership, which completed its offering of limited partnership interests in 1989. PPY2's capital structure was designed to reflect the economic rights of the limited and general partners in the PPY2 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PPY2 Shareholders in the PPY2 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PPY2 Merger and other factors.

    PPY3. In connection with the PPY3 Merger, PPY3 Shareholders will receive a value of $20.47 (less the amount of any Required PPY3 REIT Distributions) per share of PPY3 Common Stock in cash, PSI Common Stock, or a combination of the two, calculated as follows:

    1. The market value (not book value) of PPY3's real estate assets has been determined by NDRC, showing such values as of June 30, 1996. In valuing PPY3's real estate assets, NDRC considered the applicability of all three commonly recognized approaches to valuation: the cost approach, the income approach and the sales comparison approach. NDRC did not consider the cost approach to be applicable to PPY3's properties. NDRC reconciled the values indicated from the sales comparison and income approaches to arrive at a final valuation conclusion. NDRC gave primary emphasis to the income approach. The resulting effective implied capitalization rate for PPY3's portfolio of real estate assets based on property operations (before non-recurring charges and after certain property tax adjustments) for the 12 months ended June 30, 1996 averaged 9.92% (9.23% excluding the leased properties). NDRC's valuation is as of June 30, 1996 in the context of the information available on that date. See "--Real Estate Portfolio Appraisals by NDRC."

  2. PPY3's net asset value has been computed as (a) the market value of PPY3's real estate assets as of June 30, 1996 ($30,000,000) plus (b) the estimated book value of PPY3's non-real estate assets as of December 31, 1996 (a total of $1,814,000) less (c) PPY3's estimated liabilities as of December 31, 1996 (a total of $701,000).

  3. PPY3's net asset value per share of PPY3 Common Stock was calculated at $20.47 by reducing PPY3's net asset value (as computed in 1 and 2 above, $31,113,000) by the amount of PPY3's net asset value allocable to the PPY3 Common Stock Series B, C and D (estimated at $4,101,000, or $12.30 per share) and the estimated

Required PPY3 REIT Distributions attributable to the PPY3 Common Stock Series B ($125,000 or $.74 per share) and dividing the result by the number of outstanding shares of PPY3 Common Stock.

  4. Upon completion of the PPY3 Merger, each share of PPY3 Common Stock (other than PPY3 Dissenting Shares and shares of PPY3 Common Stock held by PSI) would be converted into the right to receive $20.47 in cash (with respect to up to 20% of the outstanding PPY3 Common Stock, less any PPY3 Dissenting Shares), subject to reduction as described below, or that number of shares of PSI Common Stock determined by dividing $20.47, subject to reduction as described below, by the average of the closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY3. Additional distributions would be made to PPY3 Shareholders to cause PPY3's estimated net asset value allocable to the PPY3 Shareholders as of the date of the PPY3 Merger to be substantially equivalent to $20.47 per share. The consideration paid by PSI to PPY3 Shareholders in the PPY3 Merger will be reduced by the amount of any Required PPY3 REIT Distributions. However, the consideration received by PPY3 Shareholders in the PPY3 Merger along with the Required PPY3 REIT Distributions (which will be paid in cash) will not be less than $20.47 per share of PPY3 Common Stock.

    Hughes, who owns 4.2% of the total combined outstanding shares of PPY3 Common Stock and PPY3 Common Stock Series B, C and D would receive approximately 41,704 shares of PSI Common Stock in the PPY3 Merger (assuming no Required PPY3 REIT Distributions and PSI Common Stock price of $21 3/4).

    The following tables set forth the calculation of the payments to be paid to PPY3 Shareholders:

                                                  COMPUTATION OF PAYMENTS

 Net book          Appraised       Book value        PPY3's        PPY3's net         PPY3's      PPY3's net       Payments
 value of            market         of PPY3's       net asset      asset value       net asset   asset value      received in
PPY3's real         value of        other net       value(1)        allocable          value      per share     connection with
  estate             PPY3's         assets(1)                        to PPY3         allocable     of PPY3         Merger per
portfolio(1)       real estate                                     Common Stock       to PPY3      Common       original $1,000
                   portfolio(2)                                    Series B, C        Common        Stock        investment in
                                                                     and D(3)          Stock         (1)           the PPY3
                                                                                                                  Partnership(4)
---------------------------------------------------------------------------------------------------------------------------------
 $18,359,000        $30,000,000      $1,113,000      $31,113,000     $4,226,000      $26,887,000    $20.47          $1,024

_______________

(1) Estimated as of December 31, 1996. The net asset value per share of PPY3 Common Stock includes the Required PPY3 REIT Distributions, estimated at $.74 per share or $972,000 in the aggregate. PPY3 Shareholders would receive the Required PPY3 REIT Distributions upon any liquidation of PPY3, regardless of the PPY3 Merger.

(2) As of June 30, 1996.

(3) Includes $12.30 per share of PPY3 Common Stock Series B, C and D plus the estimated Required PPY3 REIT Distributions attributable to the PPY3 Common Stock Series B of $.74 per share.

(4) Does not include quarterly cash distributions to PPY3 Shareholders or to limited partners of the PPY3 Partnership. PPY3 was organized in November 1991 to succeed to the business of the PPY3 Partnership, which completed its offering of limited partnership interests in early 1990. PPY3's capital structure was designed to reflect the economic rights of the limited and general partners in the PPY3 Partnership. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PPY3 Shareholders in the PPY3 Merger and prior to issuance and could decrease as a result of increased selling activity following issuance of shares in the PPY3 Merger and other factors.

POTENTIAL ADVANTAGES OF THE MERGERS TO PPY, PPY2 AND PPY3

     The principal potential benefits to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock include the following:

     ACQUISITION OF ADDITIONAL PROPERTIES. The primary business activity of PPY, PPY2 and PPY3 is operating the properties originally acquired by their predecessors. PPY, PPY2 and PPY3 have not raised additional capital, and their articles of incorporation and bylaws restrict their ability to reinvest cash flow in new properties. PSI, on the other hand, has expanded, and is expected to continue to expand, its asset and capital base. PSI is also permitted to borrow money to fund new acquisitions. Accordingly, PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers will be investors in an entity that has grown, and is expected to continue to grow, as new investments are made.

     INCREASED LIQUIDITY. PPY has 3,077,028 shares of PPY Common Stock traded on the AMEX (3,745,477 shares upon conversion of the PPY Common Stock Series B and C into PPY Common Stock) and, during the 12 months ended June 30, 1996, the average daily trading volume of PPY Common Stock was 2,626 shares. PPY2 has 3,130,103 shares of PPY2 Common Stock traded on the AMEX (3,798,552 shares upon conversion of the PPY2 Common Stock Series B and C into PPY2 Common Stock) and, during the same period, the average daily trading volume of PPY2 Common Stock was 2,261 shares. PPY3 has 1,313,384 shares of PPY3 Common Stock traded on the AMEX (1,581,334 shares upon conversion of the PPY3 Common Stock Series B and C into PPY3 Common Stock) and, during the same period, the average daily trading volume of PPY3 Common Stock was 722 shares. In comparison, PSI has approximately 84,400,000 shares of PSI Common Stock traded on the NYSE (approximately 48,600,000 of which are freely tradeable) and, during the same period, the average daily trading volume of PSI Common Stock was 52,138 shares. Accordingly, the investment in PSI of PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers should have greater liquidity than the current investment of these same shareholders in their respective corporations.

     POSSIBLE TAX-FREE TREATMENT. Each of the Mergers is intended to qualify as a tax-free reorganization. Assuming such qualification, no taxable gain or loss will be recognized in connection with the Mergers by PPY, PPY2 and PPY3 Shareholders who exchange their common stock solely for PSI Common Stock. However, the Required PPY REIT Distributions, the Required PPY2 REIT Distributions and the Required PPY3 REIT Distributions will be taxable to all PPY Shareholders, PPY2 Shareholders and PPY3 Shareholders, respectively, as ordinary income. Hughes, who has little tax basis in his PPY, PPY2 and PPY3 Common Stock, intends to exchange his PPY, PPY2 and PPY3 Common Stock solely for PSI Common Stock. See "Certain Federal Income Tax Matters -- The Mergers."

RECOMMENDATION TO PPY, PPY2 AND PPY3 SHAREHOLDERS AND FAIRNESS ANALYSIS

     CONCLUSIONS. Based upon an analysis of each of the Mergers, the PPY, PPY2 and PPY3 Special Committees and Boards of Directors have concluded (i) that the terms of each respective merger are fair to PPY, PPY2 and PPY3 Shareholders,
(ii) after comparing the potential benefits and detriments of the Mergers with alternatives, that each of the Mergers is more advantageous to PPY, PPY2 and PPY3 Shareholders, respectively, than such alternatives and (iii) that PPY, PPY2 and PPY3 Shareholders, respectively, should vote for the Mergers.

     Although the PPY, PPY2 and PPY3 Boards of Directors and Special Committees reasonably believe the terms of each of the Mergers are fair to PPY, PPY2 and PPY3 Shareholders and recommend that PPY, PPY2 and PPY3 Shareholders vote for the Mergers, an affiliate of PSI is a member of the PPY, PPY2 and PPY3 Boards of Directors, and PSI has other significant relationships with PPY, PPY2 and PPY3 and conflicts of interest with respect to the Mergers. The Mergers have been initiated and structured by individuals who are executive officers of PPY, PPY2 and PPY3 and who are also affiliated with PSI. The PPY, PPY2 and PPY3 Special Committees, comprised of independent directors, have reviewed and approved the terms of the Mergers. See "Summary -- Relationships" and "Conflicts of Interest."

     MATERIAL FACTORS UNDERLYING CONCLUSIONS OF SPECIAL COMMITTEES AND BOARDS OF DIRECTORS OF PPY, PPY2 AND PPY3. The following is a discussion of the material factors underlying the conclusions of the PPY, PPY2 and

PPY3 Special Committees and Boards of Directors. The PPY, PPY2 and PPY3 Boards of Directors and Special Committees have not quantified the relative importance of these factors.

     1. Bylaw Provisions. The bylaws of PPY, PPY2 and PPY3 require proposals for the sale of their properties in 1999. As discussed under "-- Background," the PPY, PPY2 and PPY3 Special Committees and Boards of Directors believe that the proposed Mergers satisfy these requirements and that, as discussed in paragraph 2 below, the form and amount of consideration offered to PPY, PPY2 and PPY3 Shareholders constitute fair value in respect of their shares of PPY, PPY2 and PPY3 Common Stock, respectively. The PPY, PPY2 and PPY3 Special Committees and Boards of Directors recognize that, if the properties of PPY, PPY2 and PPY3 were liquidated through sales to third parties, the PPY, PPY2 and PPY3 Shareholders would not need to rely upon real estate portfolio appraisals to estimate the fair market value of their real estate assets. Such assets would be valued through arm's length negotiations between PPY, PPY2 and PPY3 and the prospective purchasers.

     2. Consideration Offered. The PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that (i) the proposal that the consideration to be paid to PPY, PPY2 and PPY3 Shareholders in the Mergers be based on the value of the assets of PPY, PPY2 and PPY3 is reasonable and consistent with the bylaws of PPY, PPY2 and PPY3, respectively, (ii) the net asset value of PPY, PPY2 and PPY3 represents a fair estimate of the value of their respective assets, net of liabilities, and constitutes a reasonable basis for determining the consideration to be received by PPY, PPY2 and PPY3 Shareholders, and (iii) the consideration to be received by PSI and Hughes in respect of their interest in PPY, PPY2 and PPY3 is fair because it reflects the amount they would receive upon liquidation of the respective corporation. There was no negotiation regarding the basis for determining the consideration to be paid to PPY, PPY2 and PPY3 Shareholders in the Mergers or the consideration to be received by PSI and Hughes in respect of their interest in PPY, PPY2 and PPY3. See "-- Background."

     3. Choice as to Form of Consideration. The Mergers provide PPY, PPY2 and PPY3 Shareholders with the choice of either (A) converting their investment into an investment in PSI, which generally owns the same type of properties as PPY, PPY2 and PPY3, on a tax-free basis (assuming the Mergers are tax-free reorganizations, the PPY, PPY2 and PPY3 Shareholders receive solely PSI Common Stock in the Mergers, and except that the Required REIT Distributions will be taxable as ordinary income) and which has acquired, and is expected to continue to acquire, additional properties or (B) with respect to up to 20% of the outstanding PPY, PPY2 and PPY3 Common Stock (less any Dissenting Shares), receiving in cash the amounts they would receive if their properties were sold at their appraised values and the corporations were liquidated (without any reduction for real estate commissions and other sales expenses).

     4. Independent Portfolio Appraisals and Fairness Opinions. The conclusions of the PPY, PPY2 and PPY3 Special Committees and Boards of Directors are based partially upon the portfolio appraisals prepared by NDRC and Stanger's fairness opinions. The PPY, PPY2 and PPY3 Special Committees and Boards of Directors attributed significant weight to these items, which they believe support their position, and do not know of any factors that are reasonably likely to detract from the conclusions in NDRC's portfolio appraisals and Stanger's fairness opinions. The PPY, PPY2 and PPY3 Special Committees and Boards of Directors believe that the engagement of NDRC and Stanger to provide the portfolio appraisals and the fairness opinions, respectively, assisted the PPY, PPY2 and PPY3 Special Committees and Boards of Directors in the fulfillment of their duties to PPY, PPY2 and PPY3 Shareholders, notwithstanding that each of these parties has received fees in connection with their engagements and may receive fees in the future. See "-- Real Estate Portfolio Appraisals by NDRC" and "-- Fairness Opinions from Stanger."

     5. Voting Procedures and Dissenters' Rights. The PPY, PPY2 and PPY3 Special Committees and Boards of Directors believe that the voting process and the rights of dissenting shareholders of PPY, PPY2 and PPY3 support their conclusions as to the Mergers. Each of the Mergers is required to be approved by a majority of the outstanding shares of Common Stock and Common Stock Series B, C and D of the respective corporation, all voting together as a class, and the Common Stock Series B, C and D will be voted with the holders of a majority of the unaffiliated Common Stock of each respective corporation. The PPY Merger, PPY2 Merger and PPY3 Merger are not conditioned on each other. PPY, PPY2 and PPY3 Shareholders will have the right to exercise Dissenters' Rights, although the PPY, PPY2 and PPY3 Special Committees and Boards of Directors recognize that these rights may be exercised by

PPY, PPY2 and PPY3 Shareholders only if demands for payment are filed with respect to 5% or more of the outstanding shares of PPY, PPY2 and PPY3 Common Stock, respectively.

     6. Comparison of Payments to be Received at the Time of the Mergers to Other Alternatives. The payments to be received at the time of the Mergers of $19.00 per share of PPY Common Stock, $20.39 per share of PPY2 Common Stock and $20.47 per share of PPY3 Common Stock generally compares favorably with (A) the trading price of the PPY, PPY2 and PPY3 Common Stock immediately prior to the first announcement of the Mergers ($17.00, $17.75 and $19.88, respectively) and during other periods, (B) a range of estimated going-concern value per share of PPY, PPY2 and PPY3 Common Stock ($16.04 to $18.01, $17.05 to $19.10 and $18.38
to $20.55, respectively), (C) an estimated liquidation value per share of PPY, PPY2 and PPY3 Common Stock ($18.14, $19.51 and $19.63, respectively) and (D) the book value per share of PPY, PPY2 and PPY3 Common Stock as of June 30, 1996 ($11.48, $12.39 and $12.02, respectively). The PPY, PPY2 and PPY3 Boards of Directors and Special Committees recognize that this comparison is subject to significant assumptions, qualifications and limitations. See "-- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

     7. Lower Level of Distributions to PPY, PPY2 and PPY3 Shareholders After the Mergers. The level of distributions to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers is expected to be lower after the Mergers. Based on a market price of PSI Common Stock of $21 3/4 and the current regular quarterly distribution rate for PSI ($.22 per share), PPY ($.27 per share), PPY2 ($.28 per share) and PPY3 ($.34 per share), (a) PPY Shareholders would receive approximately $.08 (29%) less in regular quarterly distributions per share of PPY Common Stock after the Mergers from PSI than before the Mergers from PPY and approximately $.01 less per share in regular quarterly distributions for each $1.25 (6%) increase in the market price of PSI Common Stock above $21 3/4, (b) PPY2 Shareholders would receive approximately $.07 (26%) less in regular quarterly distributions per share of PPY2 Common Stock after the Mergers from PSI than before the Mergers from PPY2 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4 and (c) PPY3 Shareholders would receive approximately $.13 (39%) less in regular quarterly distributions per share of PPY3 Common Stock after the Mergers from PSI than before the Mergers from PPY3 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4.

     8. Conflicts of Interest. The Mergers have been initiated and structured by individuals who are executive officers of PPY, PPY2 and PPY3 and who are also affiliated with PSI. Independent representatives were not engaged to negotiate these arrangements on behalf of the public PPY, PPY2 and PPY3 Shareholders, and the terms of the Mergers are not the result of arm's length negotiations.
Hughes will receive PSI Common Stock in respect of his ownership of capital stock of PPY, PPY2 and PPY3.

     The PPY, PPY2 and PPY3 Special Committees and Boards of Directors do not believe that the absence of independent representatives to negotiate the Mergers undermines the fairness of the Mergers because the Mergers have been reviewed and approved by the PPY, PPY2 and PPY3 Special Committees, comprised of independent directors. Based upon the use of an independent appraisal firm, the Stanger fairness opinions and the participation of the PPY, PPY2 and PPY3 Special Committees, the Boards of Directors and Special Committees considered that the engagement of such independent representatives was not necessary or cost effective.

     COMPARISON OF BENEFITS AND DETRIMENTS. Prior to concluding that the Mergers should be proposed to PPY, PPY2 and PPY3 Shareholders, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees considered several alternatives to the Mergers. The alternatives considered by the PPY, PPY2 and PPY3 Boards of Directors and Special Committees were liquidation, continuation of operations and amendments to organizational documents. In order to determine whether the Mergers or one of its alternatives would be more advantageous to PPY, PPY2 and PPY3 Shareholders, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees compared the potential benefits and detriments of the Mergers with the potential benefits and detriments of the alternatives. See "-- Alternatives to Mergers" for a discussion of the potential benefits and detriments of each of these alternatives. Each of the Mergers and its alternatives offers potential benefits and suffers from potential detriments not possessed by the other alternatives. Set forth below are the conclusions of the PPY, PPY2 and PPY3 Boards of Directors and Special Committees regarding the comparison of the Mergers to the alternatives.

          (i) The PPY, PPY2 and PPY3 Boards of Directors and Special Committees favor the Mergers over liquidation because they believe that (A) PPY, PPY2 and PPY3 should not be liquidated at this time (other than through the Mergers that provide PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock with greater liquidity and increased geographic diversification, while retaining an interest in a similar type of properties which may increase in value) because of potential continued improvement of the properties of PPY, PPY2 and PPY3 and (B) the Mergers provide PPY, PPY2 and PPY3 Shareholders, with respect to up to 20% of the outstanding PPY, PPY2 and PPY3 Common Stock (less any PPY, PPY2 and PPY3 Dissenting Shares, respectively), with the opportunity, if they so elect, to receive in cash the amounts they would receive if PPY's, PPY2's and PPY3's properties were sold at their appraised values and were liquidated, but without any reduction for real estate commissions and other sales expenses.

          (ii) The PPY, PPY2 and PPY3 Boards of Directors and Special Committees have concluded that continued operation of PPY, PPY2 and PPY3 is not as attractive an alternative as each of the Mergers because the Mergers afford PPY, PPY2 and PPY3 Shareholders increased liquidity and the opportunity to participate in PSI, an entity that, unlike PPY, PPY2 and PPY3, has grown, and is expected to continue to grow, as new investments are made. However, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees recognize that the level of distributions to PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock is expected to be reduced. See "-- Recommendation to PPY, PPY2 and PPY3 Shareholders -- 7. Lower Level of Distributions to PPY, PPY2 and PPY3 Shareholders After the Mergers."

          (iii) The PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that PPY, PPY2 and PPY3 Shareholders would have better opportunities to participate in the current markets for equity securities of REITs through PSI than through PPY, PPY2 and PPY3, even if their bylaws were amended to remove restrictions on reinvestment of cash flow and on the issuance of securities of PPY, PPY2 and PPY3, because of PSI's larger capital base, greater liquidity and broader geographic diversification.

     Based upon this comparison of the potential benefits and detriments of the Mergers with its alternatives, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees have concluded that each of the Mergers is more attractive to PPY, PPY2 and PPY3 Shareholders, respectively, than any of the alternatives.

COMPARISON OF CONSIDERATION TO BE RECEIVED IN THE MERGERS TO OTHER ALTERNATIVES

     GENERAL. To assist PPY, PPY2 and PPY3 Shareholders in evaluating the Mergers, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees compared the consideration to be received in each of the Mergers, i.e., (A) a value of $19.00 per share of PPY Common Stock (less the amount of any Required PPY REIT Distributions), (B) a value of $20.39 per share of PPY2 Common Stock (less the amount of any Required PPY2 REIT Distributions) and (C) a value of $20.47 per share of PPY3 Common Stock (less the amount of any Required PPY3 REIT Distributions), to: (i) the trading price of the PPY, PPY2 and PPY3 Common Stock on the AMEX; (ii) estimates of the value of PPY, PPY2 and PPY3 on a liquidation basis assuming that their assets were sold at their appraised fair market value and the net proceeds distributed to the PPY, PPY2 and PPY3 Shareholders in accordance with their share ownership in PPY, PPY2 and PPY3, respectively; and (iii) estimates of the value of each of PPY, PPY2 and PPY3 on a going-concern basis assuming that each were to continue as a stand-alone entity and its securities sold at the end of either a five-year or 10-year holding period or its assets sold at the end of a 10-year holding period. Due to the uncertainty in establishing these values, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to each of the Mergers is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available market data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

     The results of these comparative analyses are summarized in the following tables. PPY, PPY2 and PPY3 Shareholders should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by PPY, PPY2 and PPY3. These assumptions relate, among other things, to: projections as to PPY's, PPY2's and PPY3's future income, expenses, cash flow and other significant financial matters; the capitalization rates that will be used by prospective buyers when PPY's, PPY2's and PPY3's assets are liquidated; and, appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to shares of PPY, PPY2 and PPY3 Common Stock. In addition, these estimates are based upon certain information available to PPY, PPY2 and PPY3 at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of the Mergers. The assumptions used have been determined by the PPY, PPY2 and PPY3 Boards of Directors and Special Committees in good faith, and, where appropriate, are based upon current and historical information regarding PPY, PPY2 and PPY3 and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the PPY, PPY2 and PPY3 Boards of Directors and Special Committees.

     No assurance can be given that such consideration would be realized through any of the designated alternatives, and PPY, PPY2 and PPY3 Shareholders should carefully consider the following discussions to understand the assumptions, qualifications and limitations inherent in the presented valuations. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate, among other things, to (i) the price of PSI Common Stock as of the date of the Merger being the same as during the 20 trading days ending on the fifth trading day prior to the meeting of shareholders of PPY, PPY2 and PPY3, (ii) projections as to the future revenues, expenses, cash flow and other significant financial matters of PPY, PPY2 and PPY3, (iii) the capitalization rates that will be used by prospective buyers when the assets of PPY, PPY2 and PPY3 are liquidated, (iv) selling costs, (v) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vi) the manner of sale of the properties of PPY, PPY2 and PPY3. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for mini-warehouses, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of mini-warehouses.

                         PPY COMPARISON OF ALTERNATIVES

-------------------------------------------------------------------------------------------------------
                                                                                 Estimated Liquidation
Payments in PPY Merger                               Estimated Going Concern    Value per Share of PPY
   per Share of PPY       Trading Prices of PPY      Value per Share of PPY        Common Stock at
     Common Stock             Common Stock (2)           Common Stock (3)         Appraised Value (4)
-------------------------------------------------------------------------------------------------------
      $19.00(1)              $16       $17 1/4          $16.04     $18.01               $18.14
-------------------------------------------------------------------------------------------------------

                        PPY2 COMPARISON OF ALTERNATIVES

--------------------------------------------------------------------------------------------------------
                                                                                 Estimated Liquidation
  Payments in PPY2                                    Estimated Going Concern    Value per Share of PPY2
Merger per Share of       Trading Prices of PPY2      Value per Share of PPY2        Common Stock at
 PPY2 Common Stock           Common Stock (2)             Common Stock (3)         Appraised Value (4)
--------------------------------------------------------------------------------------------------------
     $20.39(1)                $16      $17 3/8          $17.05     $19.10                $19.51
-------------------------------------------------------------------------------------------------------

                        PPY3 COMPARISON OF ALTERNATIVES

--------------------------------------------------------------------------------------------------------
                                                                                 Estimated Liquidation
  Payments in PPY3                                    Estimated Going Concern    Value per Share of PPY3
Merger per Share of       Trading Prices of PPY3      Value per Share of PPY3        Common Stock at
 PPY3 Common Stock           Common Stock (2)             Common Stock (3)         Appraised Value (4)
--------------------------------------------------------------------------------------------------------
     $20.47(1)               $17 3/8   $18 7/8          $18.38     $20.55                $19.63
--------------------------------------------------------------------------------------------------------

_______________

(1) Based on the respective corporation's net asset value consisting of the independently appraised market value of the respective corporation's real estate portfolio as of June 30, 1996 and estimated book value of its other net assets as of December 31, 1996 and assuming no Required REIT Distributions. The market price of PSI Common Stock may fluctuate following establishment of the number of shares to be issued to PPY, PPY2 and PPY3 Shareholders in the Mergers and prior to issuance and could decrease as a result of increased selling activity following issuance of the shares in the Mergers and other factors. See "-- Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders in Connection with the Mergers."

(2) High and low sales prices on the AMEX composite tape for the second quarter of 1996, the last full calendar quarter prior to the announcement of the Mergers. On August 14, 1996, the closing price of PPY, PPY2 and PPY3 Common Stock was $17, $17 3/4 and $19 7/8, respectively.

(3) High and low of three methods of estimating going-concern value. Based upon a number of assumptions regarding the future net operating income and distributions of PPY, PPY2 and PPY3 and the date of their liquidation. See "-- Going-Concern Value."

(4) Based upon NDRC's real estate appraisal, less estimated expenses of liquidation. See "-- Liquidation Values."

     TRADING PRICES OF PPY, PPY2 AND PPY3 COMMON STOCK.

        PPY. The PPY Board of Directors and Special Committee also considered that the trading price for PPY Common Stock averaged $16.69, $16.47, $16.24 and $15.59 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PPY Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $17. The PPY Board of Directors also considered that the consideration offered in the PPY Merger adjusted for interim earnings of approximately $.27 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and December 31, 1996) represents a premium of 12.2%, 13.7%, 15.3%, 20.1% and 10.1% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

        PPY2. The PPY2 Board of Directors and Special Committee also considered that the trading price for PPY2 Common Stock averaged $17.14, $16.75, $16.37 and $15.65 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PPY2 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $17 3/4. The PPY2 Board of Directors also considered that the consideration offered in the PPY2 Merger adjusted for interim earnings of approximately $.55 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and December 31, 1996) represents a premium of 15.7%, 18.4%, 21.2%, 26.8% and 11.8% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

        PPY3. The PPY3 Board of Directors and Special Committee also considered that the trading price for PPY3 Common Stock averaged $19.26, $18.18, $18.74 and $17.39 for the 20-day, 60-day, 180-day and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PPY3 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $19 7/8. The PPY3 Board of Directors also considered that the consideration offered in the PPY3 Merger adjusted for interim earnings of approximately $.54 per share (which amount represents increases in current net assets projected to be generated and retained between the date of the Appraisal and December 31, 1996) represents a premium of 3.5%, 9.6%, 6.4%, 14.6% and 0.3% over the 20-day, 60-day, 180-day and 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

     GOING-CONCERN VALUE. The PPY, PPY2 and PPY3 Boards of Directors and Special Committees have estimated the going-concern value of each of PPY, PPY2 and PPY3 by analyzing projected cash flows and distributions assuming that each of PPY, PPY2 and PPY3 were operated as an independent stand-alone entity and its securities or assets sold at the end of the holding period under three scenarios: Scenario #1 -- a five-year holding period, with shares of PPY, PPY2 and PPY3 liquidated in securities markets at an FFO multiple ranging from 9.0 to 10.0; Scenario #2 -- a 10-year holding period, with shares of PPY, PPY2 and PPY3 liquidated in securities markets at an FFO multiple ranging from 9.0 to 10.0; and Scenario #3 -- a 10-year holding period with the property portfolios of PPY, PPY2 and PPY3 liquidated in private real estate markets at the terminal value projected by the appraiser in the portfolio appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PPY, PPY2 and PPY3 paid out to the shareholders of PPY, PPY2 and PPY3 in liquidation distributions. Dividends and sale proceeds per share of PPY, PPY2 and PPY3 Common Stock were discounted in the projections at rates ranging from 12.25% to 12.75%.

   Scenario #3 of the going-concern analysis assumes the properties of each of PPY, PPY2 and PPY3 are sold in a single transaction after a 10-year holding period. Should the assets be liquidated over time, even at prices equal to those projected, distributions to shareholders out of the respective corporation's cash flow from operations might be reduced because relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

   The estimated value per share of PPY3 Common Stock on a going-concern basis (assuming liquidation in the securities markets after 10 years at the higher multiple and utilizing the lower discount rate) was higher than in the PPY3 Merger, but the multiple at which PPY3 Common Stock might trade in 10 years would likely be adversely impacted by the expiration of the leases of two of the properties (representing approximately 26% of PPY3's net operating income) in the years 2010-11 and the resulting reduction in cash flow due to the loss of such properties.

   The estimated value of each of PPY, PPY2 and PPY3 on a going-concern basis is not intended to reflect the distributions payable to each of their shareholders if their assets were to be sold at their current fair market values.

   LIQUIDATION VALUES. Since one of the alternatives available to the PPY, PPY2 and PPY3 Boards of Directors is to proceed with a liquidation of PPY, PPY2 and PPY3, and the corresponding distribution of the net liquidation proceeds to the shareholders of PPY, PPY2 and PPY3, respectively, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees have estimated the liquidation value of PPY, PPY2 and PPY3 assuming that the real estate portfolios of these corporations were sold at their fair market value, based upon the NDRC real estate portfolio appraisals. This alternative assumes non-real estate assets are sold at their book value (such assets, excluding cash, representing less than 2% of the value of each of PPY, PPY2 and PPY3), PPY, PPY2 and PPY3 incur selling costs at the time of liquidation (state and local transfer taxes, real estate commissions and legal and other closing costs) of $3,360,000, $3,499,000 and $1,376,000, respectively, and the remaining net liquidation proceeds are distributed among the shareholders of PPY, PPY2 and PPY3 under the terms of their respective articles of incorporation, according priority to the PPY, PPY2 and PPY3 Shareholders.

   The liquidation analysis assumes that the properties of PPY, PPY2 and PPY3 are sold in single transactions at the respective appraised values. Should the assets be liquidated over time, even at prices equal to those projected, distributions to PPY, PPY2 and PPY3 Shareholders out of the respective corporation's cash flow from operations might be reduced because their relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of each portfolio are assumed to occur concurrently.

   Applying these procedures, the PPY, PPY2 and PPY3 Boards of Directors and Special Committees arrived at the liquidation value set forth in the table. The real estate portfolio appraisals set forth, subject to the specified assumptions, limitations and qualifications, NDRC's professional opinion as to the market value of the real estate portfolios of PPY, PPY2 and PPY3 as of June 30, 1996. While the portfolio appraisals are not necessarily indicative of the price at which the assets would sell, market value generally seeks to estimate the prices at which the real estate assets would sell if disposed of in an arm's length transaction between a willing buyer and a willing seller, each having access to relevant information regarding the historical revenues and expenses of the properties. The real estate portfolio appraisals assume that the properties of PPY, PPY2 and PPY3 are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value. See "-- Real Estate Appraisals by NDRC."

   DISTRIBUTION COMPARISON. The PPY, PPY2 and PPY3 Boards of Directors and Special Committees have considered the potential impact of the Mergers upon distributions that would be made to PPY, PPY2 and PPY3 Shareholders who exchange their PPY, PPY2 and PPY3 Common Stock for PSI Common Stock. Based on a market price of PSI Common Stock of $21 3/4 and the current regular quarterly distribution rate for PSI ($.22 per share), PPY ($.27 per share), PPY2 ($.28 per share) and PPY3 ($.34 per share), (a) PPY Shareholders would receive approximately $.08 (29%) less in regular quarterly distributions per share of PPY Common Stock after the Mergers from PSI than before the Mergers from PPY and approximately $.01 less per share in regular quarterly distributions for each $1.25 (6%) increase in the market price of PSI Common Stock above $21 3/4, (b) PPY2 Shareholders would receive approximately $.07 (26%) less in regular quarterly distributions per share of PPY2 Common Stock after the Mergers from PSI than before the Mergers from PPY2 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4 and (c) PPY3 Shareholders would receive approximately $.13 (39%) less in regular quarterly distributions per share of PPY3 Common Stock after the Mergers from PSI than before the Mergers from PPY3 and approximately $.01 less per share in regular quarterly distributions for each $1.125 (6%) increase in the market price of PSI Common Stock above $21 3/4. These estimates are based upon the actual distributions made by PSI, PPY, PPY2 and PPY3 (not upon the amounts that might have been distributed by them based upon their cash flow from operations).

   In evaluating this estimate, PPY, PPY2 and PPY3 Shareholders should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, if any, capital expenditure levels (in excess of normal expenditures for ongoing maintenance and repairs), and the corporate policy with respect to cash distributions. A comparison of the current distribution levels of PSI with those of PPY, PPY2 and PPY3 does not show how the Mergers might affect a PPY, PPY2 or PPY3 Shareholder's distribution level over a number of years.

REAL ESTATE PORTFOLIO APPRAISALS BY NDRC

   NDRC was engaged by PSI, PPY, PPY2 and PPY3 to appraise the real estate portfolios of PPY, PPY2 and PPY3 and has delivered written reports of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of the portfolio of properties of each of PPY, PPY2 and PPY3 as of June 30, 1996 (the "Appraisals"). PSI, PPY, PPY2 and PPY3 selected NDRC to provide the Appraisals because of its experience and reputation in connection with appraising mini-warehouses and NDRC's appraisal of the properties of one other REIT in connection with its merger with PSI. The consideration to be paid by PSI to PPY, PPY2 and PPY3 Shareholders in the Mergers is based on the Appraisals. The Appraisals, which contain a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, are set forth as Appendices B-1, B-2 and B-3 and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the Appraisals are described below.

   EXPERIENCE OF NDRC. NDRC was founded by Lawrence R. Nicholson, MAI and Duncan O. Douglas in 1993, the principals who have specialized in the appraisal of mini-warehouses and other properties since 1980. NDRC has conducted real estate appraisals on a variety of property types and uses throughout the United States for owners, banks and thrift organizations, insurance companies and other financial institutions. NDRC appraised over 200 mini-warehouses in 1995.

   SUMMARY OF METHODOLOGY. At the request of PSI, PPY, PPY2 and PPY3, NDRC evaluated the portfolios of real estate of PPY, PPY2 and PPY3. In valuing the properties, NDRC considered the applicability of all three commonly recognized approaches to value: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. NDRC did not consider the cost approach to be applicable to the properties of PPY, PPY2 and PPY3.

   The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value estimate through either (or a combination) of two methods: direct capitalization or yield capitalization, i.e., a discounted cash flow analysis.

   The sales comparison approach is based upon the principle of substitution, i.e., that an informed purchaser would pay no more for a property than the cost of acquiring an existing property with the same utility. The sales comparison approach establishes what typical investors in the marketplace are willing to pay for comparable properties.

   The cost approach is based on the estimated market value of the site as if vacant plus the depreciated replacement cost of the existing improvements. The cost approach was not considered appropriate in the case of PPY, PPY2 and PPY3 since (a) today's investors do not rely upon the cost approach in making investment decisions, and (b) the necessity of estimating total accrued depreciation in buildings of the type and age of the properties of PPY, PPY2 and PPY3 diminishes the validity of this approach.

   While the Appraisals were prepared separately for the entire portfolio of each of PPY, PPY2 and PPY3, NDRC analyzed the individual properties by (a) reviewing each property's previous three years' operating statements, (b) reviewing information submitted to the appraiser by on-site managers which included competitive rental and occupancy surveys, subject facility descriptions, area trends and other factors, which were verified by NDRC through physical inspections, telephone calls and other sources; and (c) developing information from a variety of sources about market conditions for each individual property that included population, employment and housing trends within the market.

   To determine any significant differences in quality among the various properties, NDRC considered such variables as property income growth patterns and potential, quality of location and construction, tenant appeal, property appearance, security and potential competition.

   NDRC also interviewed management personnel responsible for the properties of PPY, PPY2 and PPY3 to discuss competitive conditions, area economic trends affecting the properties, historical operating revenues and expenses, and occupancy rates in competitive facilities. These interviews included ascertaining information on items of deferred maintenance, planned capital improvements and other factors affecting the physical condition of the properties. Representatives of NDRC performed site inspections on all of the properties of PPY, PPY2 and PPY3 between July 8, 1996 and August 9, 1996.

   NDRC then estimated the value of each property in the portfolio relying heavily upon the income approach. Indicated values were developed using a direct capitalization technique applying overall capitalization rates derived directly from the marketplace. To define the occupancy and rental rates and expense escalators to be used in developing cash flow projections, NDRC reviewed the acquisition criteria and projection parameters in use in the marketplace by major mini-warehouse investors, owners and operators, appraisers and financing sources. In addition, NDRC reviewed other published information concerning acquisition criteria in use by property investors through the second quarter of 1996. Further, NDRC interviewed various sources in local markets to identify sales of mini-warehouses within the past 24 months in order to derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, and others. NDRC also reviewed information compiled by management identifying sales and acquisitions of mini-warehouses.

   In applying a discounted cash flow analysis, projections of cash flow from each property, except PPY3's Clifton, New Jersey and Hillside, New Jersey properties ("Leasehold Properties") which are on leased land with the leases expiring in 2010 and 2011, respectively, were developed for a 10-year period ending in the year 2006 with a terminal residual value computed at the end of year 10. For the Leasehold Properties, projections of cash flow were developed through the end of the land lease term, including all options, and the improvements were deemed to pass to the landowner upon expiration of the land leases. The first year's scheduled gross income was estimated taking into consideration each property's current rent structure and the rental rates of competitive facilities. Also included in the income estimate were trends in ancillary income from administrative charges and late fees, if any. NDRC then made an analysis of each subject's occupancy history, took into consideration the occupancy level of competitive facilities and estimated a stabilized occupancy level for each property in each of the portfolios.

   Estimated expenses were based upon each property's actual operating history; where appropriate, adjustments were made to property taxes to estimate taxes which would be due after a sales transaction. The projected expenses were tested for reasonableness based upon a comparison of the operating expense ratios to market norms. Expenses were deducted from effective gross income to derive a net operating income for each property. Consideration was given to and adjustment made to reflect capital expenditures and replacement reserves.

   Income and expense growth rates were based on projection parameters currently being used by property investors as well as upon local, regional and historical trends. Growth rates for income and expenses generally ranged from 2.5% to 4% depending upon property and local market conditions. NDRC then used terminal capitalization rates that ranged from 9.75% to 10.50% to capitalize the 10th year net income of each property's, except the Leasehold Properties, into a residual value at the end of the holding period, assuming normal cost of disposing of the properties. The 10 yearly cash flows were then discounted to present worth using discount rates ranging from 11.5% to 13.0% for the properties, again depending upon local market and property conditions. In addition, NDRC valued each property, except the Leasehold Properties, using the direct capitalization method by applying capitalization rates ranging from 9.25% to 10.0% to projected cash flows for the next 12 months.

   In applying the sales comparison approach to the properties of PPY, PPY2 and PPY3, NDRC analyzed over 100 properties that were sold in 1994, 1995 and 1996. In addition, NDRC reviewed capitalization rates and purchase prices paid in recent and pending individual and multi-property portfolio transactions similar to the portfolios of PPY, PPY2 and PPY3 involving both PSI and others and reconciled the purchase prices with the values of the portfolio of properties of PPY, PPY2 and PPY3. Using a regression analysis, a statistically significant correlation was derived between each of the properties' net income and its sales price per square foot.

   CONCLUSIONS AS TO VALUE. NDRC reconciled the values indicated from the direct sales comparison and income approaches to arrive at a final valuation conclusion. NDRC gave primary emphasis to the income approach, an emphasis deemed appropriate based on acquisition criteria currently employed in the mini-warehouse market. The resulting effective implied capitalization rate for the portfolios based on reported property operations (before non-recurring expenses and after certain property tax adjustments) during the 12 months ended June 1996 averaged 9.30%, 9.34% and 9.92% (9.23% excluding the Leasehold Properties) for PPY, PPY2 and PPY3, respectively.

   Based on the valuation methodology described above, NDRC assigned a market value to the portfolios of real property assets of PPY, PPY2 and PPY3 as of June 30, 1996 of $68,250,000, $72,500,000 and $30,000,000, respectively.

   ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF THE APPRAISALS. The Appraisals reflect NDRC's valuation of the real estate portfolios of PPY, PPY2 and PPY3 as of June 30, 1996 in the context of the information available on such date. Events occurring after June 30, 1996 and before the closing of the Mergers could affect the properties or assumptions used in preparing the Appraisals. NDRC has no obligation to update the Appraisals on the basis of subsequent events; however, NDRC has informed PSI, PPY, PPY2 and PPY3 that, as of the date of this Combined Proxy Statement and Prospectus, NDRC is not aware of any event or change in conditions since June 30, 1996 that may have caused a material change in the value of the portfolios of real estate of PPY, PPY2 and PPY3 since that date.

   The Appraisals are subject to certain general and specific assumptions and limiting conditions and are in conformity with the Departure Provision of Uniform Standards of Professional Appraisal Practice. Among other limitations, the Appraisals (i) did not consider the effect of easements, restrictions and other similar items on the value of the properties of PPY, PPY2 or PPY3, (ii) assumed that the properties comply with local building codes and zoning ordinances and (iii) did not involve the physical inspections of competing properties. See Appendices B-1, B-2 and B-3 for a discussion of the specific assumptions, limitations and qualifications of the Appraisals.

   COMPENSATION AND MATERIAL RELATIONSHIPS. NDRC is being paid an aggregate fee of $158,000 for preparation of the Appraisals, which fee includes reimbursement for all of NDRC's related out-of-pocket expenses. NDRC is also entitled to indemnification against certain liabilities. The fee was negotiated with NDRC and payment is not dependent upon completion of the Mergers. A leading appraiser of mini-warehouses, NDRC has prepared appraisals for PSI and its affiliates, including appraisals of the properties of one prior REIT in connection with its merger with PSI, and is expected to continue to prepare appraisals for PSI.

FAIRNESS OPINIONS FROM STANGER

   Stanger was engaged by PPY, PPY2 and PPY3 through the PPY, PPY2 and PPY3 Special Committees to deliver written summaries of its determination as to the fairness of the consideration to be received in each of the Mergers, from a financial point of view, to the public PPY, PPY2 and PPY3 Shareholders. The full text of the opinions, which contain descriptions of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendices C-1, C-2 and C-3 to this Combined Proxy Statement and Prospectus and should be read in their entirety. Certain of the material assumptions, qualifications and limitations to the fairness opinions are set forth below. The summary set forth below does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinions. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

   Except for certain assumptions, described more fully below, which PPY, PPY2 and PPY3 advised Stanger that it would be reasonable to make, PPY, PPY2 and PPY3 imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in rendering the fairness opinions. PPY, PPY2 and PPY3 have agreed to indemnify Stanger against certain liabilities arising out of its engagement to prepare and deliver the fairness opinions.

   EXPERIENCE OF STANGER. Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients throughout the United States, including major NYSE firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and REITs. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

   Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, oil and gas reserves, real estate, cable television systems and equipment leasing assets.

   SUMMARY OF MATERIALS CONSIDERED. In the course of Stanger's analysis to render its opinions regarding the Mergers, Stanger: (i) reviewed this Combined Proxy Statement and Prospectus; (ii) reviewed the annual reports on Form 10-K of PSI, PPY, PPY2 and PPY3 for the three fiscal years ending December 31, 1993, 1994 and 1995, their quarterly reports on Form 10-Q for the period ending June 30, 1996; (iii) reviewed the Appraisals and discussed with management of PPY, PPY2 and PPY3 and NDRC the methodologies and procedures employed in preparing the Appraisals; (iv) reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities over the past two years, and other information available relating to acquisition criteria for self-storage properties; (v) reviewed estimates prepared by PPY, PPY2 and PPY3, and based in part on the Appraisals, of the current net liquidation value per common share of the assets of PPY, PPY2 and PPY3 and projections of cash flow from operations, dividend distributions and going-concern values for PPY, PPY2 and PPY3, and the calculation of the allocation of such values between (A) the PPY Shareholders and the holders of the PPY Common Stock Series B, C and D, (B) the PPY2 Shareholders and the holders of the PPY2 Common Stock Series B, C and D, and (C) the PPY3 Shareholders and the holders of the PPY3 Common Stock Series B, C and D; (vi) discussed with certain members of management of PSI, PPY, PPY2 and PPY3 conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PPY, PPY2 and PPY3, current and expected operations and performance, and the financial condition and future prospects of PSI, PPY, PPY2 and PPY3; (vii) reviewed historical market prices, trading volume and dividends for PSI, PPY, PPY2 and PPY3 Common Stock; and (viii) conducted other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

   SUMMARY OF ANALYSIS. The following is a summary of certain financial and comparative analyses reviewed by Stanger in connection with and in support of its fairness opinions. The summary of the opinions and analysis of Stanger set forth in this Combined Proxy and Prospectus is qualified in its entirety by reference to the full text of such opinions.

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

   Review of Appraisals. In preparing its opinions, Stanger relied upon the Appraisals of the portfolios of properties of PPY, PPY2 and PPY3 which were prepared as of June 30, 1996 by NDRC, an independent appraiser. Stanger reviewed the Appraisals rendered by NDRC, reviewed a sample of supporting documentation for the Appraisals and discussed with NDRC its experience and qualifications and the appraisal methodologies utilized.

   Stanger observed that the Appraisals were certified by a Member of the Appraisal Institute and were conducted utilizing the income approach to valuation, applying the discounted cash flow and/or direct capitalization method to establish a value for each individual property and the sales comparison approach.

   Stanger observed that the effective capitalization rate utilized in the Appraisals was approximately 9.30%, 9.34% and 9.92% (9.23% excluding the Clifton, New Jersey and Hillside, New Jersey properties which are subject to ground leases and expire in the years 2010 and 2011, respectively) for the properties of PPY, PPY2 and PPY3, respectively, based on net operating income (before non-recurring expenses and after certain property tax adjustments) generated for the 12 months ended June 30, 1996. Stanger further observed that among stabilized properties acquired by PSI or affiliated entities from third-parties between August 1994 and July 1996, capitalization rates for such purchases averaged approximately 9.6%. Lower capitalization rates generally reflect higher sales prices for income-producing properties.

   Review of Liquidation Analysis. Stanger reviewed an analysis prepared by management of PPY, PPY2 and PPY3 of the estimated value of PPY, PPY2 and PPY3 based upon liquidation of their portfolios on a property-by-property basis utilizing estimates prepared by PPY, PPY2 and PPY3 and information provided by NDRC.

   The property-by-property liquidation analysis assumed each property could be sold within an estimated marketing period of six months at the appraised value as reported in the Appraisals, to an independent third-party buyer. Costs of such property sales by PPY to independent third-parties were estimated by PPY to total approximately $3,360,000 and were comprised of estimates of $630,000 in state and local transfer taxes, $2,047,000 in commissions and $683,000 in legal and other closing costs. Costs of such property sales by PPY2 to independent third-parties were estimated by PPY2 to total approximately $3,500,000 and were comprised of estimates of $600,000 in state and local transfer taxes, $2,175,000 in commissions and $725,000 in legal and other closing costs. Costs of such property sales by PPY3 to independent third-parties were estimated by PPY3 to total approximately $1,376,000 and were comprised of estimates of $176,000 in state and local transfer taxes, $900,000 in commissions and $300,000 in legal and other closing costs. Such amounts were based on prevailing transfer tax rates in the locale of each property and on estimates of PPY, PPY2 and PPY3 based on knowledge of real estate transactions. Stanger observed that the estimated net proceeds from such liquidation, assuming no Required PPY REIT Distributions (prior to the date of liquidation) and the associated dissolution of PPY and distribution of all remaining assets was $18.14 per share of PPY Common Stock, versus the consideration offered in the PPY Merger of $19.00 cash per share of PPY Common Stock, or the equivalent of $19.00 of PSI Common Stock per share of PPY Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY. Stanger observed that the estimated net proceeds from the liquidation of PPY2's properties, assuming no Required PPY2 REIT Distributions (prior to the date of liquidation), and the associated dissolution of PPY2 and distribution of all remaining assets was $19.51 per share of PPY2 Common Stock, versus the consideration offered in the PPY2 Merger of $20.39 cash per share of PPY2 Common Stock, or the equivalent of $20.39 of PSI Common Stock per share of PPY2 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY2. Stanger observed that the estimated net proceeds from the liquidation of PPY3's properties, assuming no Required PPY3 REIT Distributions (prior to the date of liquidation), and the associated dissolution of PPY3 and distribution of all remaining assets was $19.63 per share of PPY3 Common Stock, versus the consideration offered in the PPY3 Merger of $20.47 cash per share of PPY3 Common Stock, or the equivalent of $20.47 of PSI Common Stock per share of PPY3 Common Stock, based on the average closing price of PSI Common Stock on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY3.

   Stanger also reviewed information on recent and pending multi-property purchases and sales of self-storage properties transacted by PSI, PSMI or affiliates during 1993 through June 1996. Stanger observed that PSI, PSMI or affiliated entities have completed or have pending 11 bulk purchases of property portfolios during the period reviewed, excluding the properties associated with the mergers of eight prior REITs with PSI. These transactions involved affiliated and unaffiliated entities with an interest in 106 properties with an aggregate acquisition cost of approximately $250 million. Capitalization rates ranged from 9.1% to 10.7%, averaging 9.7%, for bulk transactions during the entire period reviewed and ranged from 9.1% to 9.8%, averaging 9.3%, for bulk transactions during the preceding six months.

   Review of Going-Concern Analysis. Stanger reviewed financial analyses and projections prepared by the management of PPY, PPY2 and PPY3 concerning estimated cash flows and dividend distributions from continued operation of PPY, PPY2 and PPY3 as independent stand-alone entities and estimated sales proceeds from the liquidation of the shares of PPY, PPY2 and PPY3 or the portfolios of properties owned by PPY, PPY2 and PPY3. The analyses incorporated estimates of revenues and operating expenses for each of the properties, capital expenditures, entity-level general and administrative costs, and cash flow distributions and proceeds from sale of either the securities of PPY, PPY2 and PPY3 or the properties owned by PPY, PPY2 and PPY3 during projection periods of up to 10 years. The analyses and projections assumed, among other things, that
(i) net operating income for PPY, PPY2 and PPY3 would grow at a compound annual rate of approximately 3.6%, 3.6% and 3.9% for the properties of PPY, PPY2 and PPY3, respectively, over the 10-year projection period; (ii) general and administrative expenses would increase at an average rate of 3.0% per annum over the projection period; and (iii) in the scenario involving sale of the properties in private real estate markets (as described below), such sales would occur at the terminal value projected by the appraiser in the Appraisals.

   The projections evaluated the going-concern value of PPY, PPY2 and PPY3 under three scenarios: Scenario #1 -- a five-year holding period, with shares of PPY, PPY2 and PPY3 Common Stock liquidated in securities markets at an FFO multiple ranging from 9.0 to 10.0; Scenario #2 -- a 10-year holding period, with shares of PPY, PPY2 and PPY3 Common Stock liquidated in securities markets at an FFO multiple ranging from 9.0 to 10.0; and Scenario #3 -- a 10-year holding period with the property portfolio of PPY, PPY2 and PPY3 liquidated in private real estate markets at the terminal value projected in the Appraisals and the net proceeds resulting from the liquidation of the properties and other remaining assets of PPY, PPY2 and PPY3 paid out to shareholders in liquidating distributions. Dividends and sale proceeds per share of PPY, PPY2 and PPY3 Common Stock were discounted in the projections at rates ranging from 12.25% to 12.75%.

   Stanger observed that the FFO multiples utilized by management in the projections were consistent with current FFO multiples among publicly traded REITs investing in self-storage facilities and with market capitalization and leverage levels reasonably comparable to those of PPY, PPY2 and PPY3. This group of publicly traded REITs are all affiliated with PSI, and include Public Storage Properties XI, XIV, XV, XVI, XVII, XVIII, XIX, and XX. Stanger further observed that the discount rates applied to dividends and sale proceeds were consistent with the historic rates of return produced by equity REITs.

   Stanger further observed that the estimated values per share of PPY, PPY2 and PPY3 Common Stock on a going-concern basis resulting from the above analysis were as follows for each scenario: Scenario #1 -- $16.04 to $17.42, $17.05 to $18.49 and $18.38 to $19.94, respectively; Scenario #2 -- $16.77 to $18.01,
$17.80 to $19.09 and $19.15 to $20.55, respectively; and Scenario #3 -- $17.43 to $17.96, $18.53 to $19.10 and $18.52 to $19.07, respectively, compared with the consideration offered in the Mergers of $19.00 per share of PPY Common Stock, $20.39 per share of PPY2 Common Stock and $20.47 per share of PPY3 Common Stock. Stanger observed that the estimated value per share of PPY3 Common Stock on a going-concern basis (assuming liquidation in the securities markets after 10 years at the higher multiple and utilizing the lower cash flow discount rate to determine present value) was 0.4% higher than the consideration offered in the PPY3 Merger, but that the multiple at which PPY3 Common Stock might trade in 10 years would likely be adversely impacted by the expiration of the Leasehold Properties in the years 2010 and 2011 and the resulting reduction in cash flow due to the loss of such properties.

   The estimated values assigned to the alternative forms of consideration are based on a variety of assumptions that have been made by PPY, PPY2 and PPY3. While PPY, PPY2 and PPY3 have advised Stanger that they believe they have a reasonable basis for these assumptions, these assumptions may not reflect the actual experience of PPY, PPY2 and PPY3 and such differences could be material. See "-- Comparison of Consideration to be Received in the Mergers to Other Alternatives."

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

   Review of Market Value. Stanger reviewed historical market prices, trading volume and dividend distributions for PPY, PPY2 and PPY3 Common Stock. In the course of this review, Stanger compared the historical market prices of PPY, PPY2 and PPY3 Common Stock with amounts to be received at the time of the Mergers. Stanger observed that the trading price for PPY Common Stock averaged $16.69, $16.47, $16.24 and $15.59 for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PPY Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $17. Stanger further observed that the consideration offered in the Mergers, reduced by $961,000, or approximately $.27 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and December 31, 1996) represents a premium of 12.2%, 13.7%, 15.3%, 20.1% and 10.1% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively. Stanger observed that the trading price for PPY2 Common Stock averaged $17.14, $16.75, $16.37 and $15.65, for the respective 20-day, 60-day, 180-day, and 360-day periods preceding the announcement of the proposed Mergers and that the closing price for PPY2 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $17 3/4. Stanger further observed that the consideration offered in the Mergers, reduced by $1,958,000, or approximately $.55 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and December 31, 1996) represents a premium of 15.7%, 18.4%, 21.2%, 26.8% and 11.8% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively. Stanger observed that the trading price for PPY3 Common Stock averaged $19.26, $18.18, $18.74 and $17.39, for the respective 20-day, 60-day,
180-day, and 360-day periods preceding the announcement of the proposed Mergers, that the closing price for PPY3 Common Stock on the last trading day prior to the first announcement of the proposed Mergers was $19 7/8. Stanger further observed that the consideration offered in the Mergers, reduced by $793,000, or approximately $.54 per share (which amount represents increases in current net assets projected by management to be generated and retained between the date of the Appraisals and December 31, 1996) represents a premium of 3.5%, 9.6%, 6.4%, 14.6% and 0.3% over the 20-day, 60-day, 180-day, 360-day average closing prices and the closing price on the last trading day prior to the announcement of the proposed Mergers, respectively.

   In addition, Stanger observed that the consideration per share of PPY, PPY2 and PPY3 Common Stock offered in the Mergers in the form of shares of PSI Common Stock will reflect values established in public securities trading markets equivalent to the cash offer per share of PPY, PPY2 and PPY3 Common Stock. Such value will be based on the average closing prices on the NYSE of PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the respective special meeting of shareholders.

   Distribution/FFO Analysis. Stanger reviewed distributions per share and FFO per share for PPY, PPY2 and PPY3 Shareholders on an equivalent per share basis. Stanger noted that based on a closing price of $21 3/4 for PSI Common Stock and the resulting exchange ratio of PPY, PPY2 and PPY3 Common Stock for PSI Common Stock and based on operating results for PSI, regular quarterly distributions per share would decrease by approximately $.08 (29%) for PPY Shareholders receiving PSI Common Stock, would decrease by approximately $.07 (26%) for PPY2 Shareholders receiving PSI Common Stock and would decrease by approximately $.13 (39%) for PPY3 Shareholders receiving PSI Common Stock.

   Stanger observed that, at the closing price of $21 3/4 for PSI Common Stock and based on operating results for PSI, FFO per share on a quarterly basis on an equivalent per share basis earned by PPY Shareholders would decrease by less than $.01 (.1%), earned by PPY2 Shareholders would increase by less than $.01 (1.6%) and earned by PPY3 Shareholders would decrease by approximately $.04 (7.2%). Stanger observed that the approximately 7% FFO decrease for PPY3 Shareholders reflects in part the higher effective capitalization rate ascribed in the Appraisals to the Leasehold Properties which expire in the years 2010 and 2011 and the corresponding reduction in future cash flow due to the loss of such properties.

   CONCLUSIONS. Based on the foregoing, Stanger concluded that, based upon its analysis and assumptions, and as of the date of the fairness opinions, the consideration to be received in each of the Mergers is fair to the public PPY, PPY2 and PPY3 Shareholders, from a financial point of view.

   ASSUMPTIONS. In evaluating each of the Mergers, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to Stanger. Stanger did not perform an independent appraisal of the assets and liabilities of PSI, PPY, PPY2 and PPY3 and relied upon and assumed the accuracy of the Appraisals. Stanger also relied on the assurances of PSI, PPY, PPY2 and PPY3 that any pro forma financial statements, projections, budgets, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to Stanger, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the appraised value of the portfolio or the information reviewed between the date of the Appraisals or the date of the other information provided and the date of the opinions; and that PSI, PPY, PPY2 and PPY3 are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.

   In connection with preparing the fairness opinions, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendices C-1, C-2 and C-3. Stanger does not intend to deliver any additional written summary of the analysis.

   COMPENSATION AND MATERIAL RELATIONSHIPS. For preparing the fairness opinions and related services in connection with the Mergers, Stanger is being paid a fee of $180,000. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, up to a maximum of $27,000 and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated with Stanger. Payment of the fee to Stanger is not dependent upon completion of any of the Mergers. During the past two years (1994 to present), Stanger has rendered consulting and related services and provided products to PSI and to PSMI and its affiliates, including fairness opinions to the public shareholders of eight REITs in connection with their mergers with PSI and an analysis used in a 1992 exchange offer involving PSI and three partnerships affiliated with PSMI, and may be engaged in the future. Stanger has received compensation aggregating approximately $420,000 in connection with these services and products since 1994 (exclusive of amounts received in connection with the Mergers).

   LIMITATIONS AND QUALIFICATIONS. Stanger was not requested to, and therefore did not: (i) select the method of determining the consideration offered in the Mergers; (ii) make any recommendation to the PPY, PPY2 or PPY3 Shareholders with respect to whether to approve or reject the Mergers or whether to select the cash or Common Stock option in the Mergers; or (iii) express any opinion as to the business decision to effect the Mergers, alternatives to the Mergers or tax factors resulting from the Mergers, the PSMI Merger or relating to PSI's continued qualification as a REIT. Stanger's opinions are based on business, economic, real estate and securities markets, and other conditions as of the date of its analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinions.

   Among the factors considered in the selection of Stanger were Stanger's experience in connection with the mergers of eight other REITs with PSI, its expertise in real estate transactions and the fee quoted by Stanger. No party other than Stanger was contacted to render an opinion as to the fairness of the Mergers to PPY, PPY2 and PPY3 Shareholders, and PPY, PPY2 and PPY3 have neither requested nor received any views, preliminary or otherwise, from any party other than Stanger regarding the fairness of the Mergers to the PPY, PPY2 and PPY3 Shareholders.

THE MERGER AGREEMENT

   If the Mergers are approved by the shareholders of PPY, PPY2 and PPY3 and the other applicable conditions to the Mergers are satisfied or waived, the Mergers will be consummated pursuant to the Merger Agreement which is set forth in Appendix A hereto, and is incorporated by reference into, this Combined Proxy Statement and Prospectus. As a result of the Mergers, all of the assets now held by PPY, PPY2 and PPY3 will be held by PSI upon completion of the Mergers. The Merger Agreement contains representations and warranties of PSI, PPY, PPY2 and PPY3 and certain other provisions relating to the Mergers. The representations and warranties are extinguished by, and do not survive, the Mergers. THE PPY MERGER, THE PPY2 MERGER AND THE PPY3 MERGER ARE NOT CONDITIONED ON EACH OTHER.

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

   CONDITIONS TO CONSUMMATION OF THE MERGERS. Consummation of each Merger is contingent upon standard conditions, including the following: (i) the Registration Statement shall have been declared effective by the Commission and PSI shall have received all other authorizations necessary to issue PSI Common Stock in exchange for PPY, PPY2 and PPY3 Common Stock and to consummate the Mergers; (ii) with respect to the PPY Merger, the Merger Agreement and the PPY Merger shall have been approved and adopted by the requisite vote of the shareholders of PPY; (iii) with respect to the PPY2 Merger, the Merger Agreement and the PPY2 Merger shall have been approved and adopted by the requisite vote of the shareholders of PPY2; (iv) with respect to the PPY3 Merger, the Merger Agreement and the PPY3 Merger shall have been approved and adopted by the requisite vote of the shareholders of PPY3; (v) receipt by PPY, PPY2 and PPY3, respectively, of a legal opinion of Hogan & Hartson L.L.P. that the respective Merger will qualify as a reorganization under Section 368(a) of the Code (which opinion has been received and is described under "Certain Federal Income Tax Matters"); (vi) the shares of PSI Common Stock issued to PPY, PPY2 and PPY3 Shareholders shall be listed on the NYSE; (vii) the Boards of Directors of PPY, PPY2 and PPY3, respectively, shall have received a fairness opinion from Stanger (which opinions have been received); (viii) in the case of PSI, the average of the per share closing prices on the NYSE of the PSI Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meetings of shareholders of PPY, PPY2 and PPY3 is not less than $20; and (ix) demands for payment by holders of Dissenting PPY, PPY2 and PPY3 Shares are filed with respect to less than 5% of the outstanding shares of Common Stock of the respective corporation. The obligation of PSI to effect each Merger is also subject to PSI, in its sole discretion, being satisfied as to title to, and the results of an environmental audit of, each property of PPY, PPY2 and PPY3, respectively. Any of these conditions (other than the conditions of approval by the shareholders of PPY, PPY2 and PPY3) may be waived by the board of directors of the corporation benefiting from such condition.

   AMENDMENT OR TERMINATION. The Merger Agreement provides for amendment or modification thereof with respect to each Merger by written agreement authorized by the boards of directors of PSI and PPY, PPY2 and PPY3, respectively, either before or after shareholder approval, provided that any such amendment or modification made after shareholder approval does not change any of the principal terms of the Mergers or the Merger Agreement. Each Merger may be abandoned at any time before or after shareholder approval by mutual written consent and may be abandoned by the action of the board of directors of either party if, among other things, the closing of the Merger has not occurred on or before June 30, 1997.

   CONSUMMATION. It is contemplated that the Mergers will be consummated by filing the Agreements of Merger (attached as Exhibits A-1, A-2 and A-3 to the Merger Agreement) with the California Secretary of State as soon as practicable after its approval by the shareholders of PPY, PPY2 and PPY3 and the satisfaction or waiver of various conditions contained in the Merger Agreement. It is currently contemplated that the Mergers will be consummated during the fourth quarter of 1996. If the conditions to the merger of only one of the corporations into PSI are satisfied, only that corporation will be merged with PSI.

   EXCHANGE OF CERTIFICATES. After the Mergers, holders of certificates that evidenced outstanding shares of PPY, PPY2 and PPY3 Common Stock that were converted into shares of PSI Common Stock, upon surrender of the certificates to The First National Bank of Boston (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of PSI Common Stock into which the shares of PPY, PPY2 and PPY3 Common Stock shall have been converted and cash payment in lieu of fractional share interests, if applicable. As soon as practicable after the Mergers, the Exchange Agent will send a notice and a transmittal form to each holder of record whose PPY, PPY2 and PPY3 Common Stock shall have been converted into shares of PSI Common Stock, advising of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PPY, PPY2 or PPY3 Common Stock in exchange for certificates evidencing PSI Common Stock. HOLDERS OF PPY, PPY2 AND PPY3 COMMON STOCK WHO INTEND TO RECEIVE PSI COMMON STOCK IN THE MERGERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT WHICH WILL BE MAILED AFTER CONSUMMATION OF THE MERGERS.

   Until surrendered, each outstanding certificate which represents shares of PPY, PPY2 or PPY3 Common Stock that were converted into shares of PSI Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of PSI Common Stock into which the PPY, PPY2 and PPY3 Common Stock evidenced thereby were converted. However, until the certificates formerly evidencing PPY, PPY2 and PPY3 Common Stock are surrendered, no dividend payable to holders of record of the PSI Common Stock shall be paid to the holders of such certificates, but upon surrender of the certificates by the holders they will be entitled to receive the dividends (without interest) previously paid with respect to such PSI Common Stock as of any record date on or subsequent to the effectiveness of the Mergers. After the Mergers, there will be no further registration of transfers of PPY, PPY2 and PPY3 Common Stock on the records of PPY, PPY2 and PPY3 and, if certificates formerly evidencing such shares are presented, they will be cancelled and exchanged for certificates evidencing PSI Common Stock.

   FRACTIONAL SHARES. No fractional shares of PSI Common Stock will be issued in the Mergers. In lieu of any fractional share interests, each holder of PPY, PPY2 and PPY3 Common Stock who would otherwise be entitled to a fractional share of PSI Common Stock will, upon surrender of the certificate representing such common stock, receive a whole share of PSI Common Stock if such fractional share to which such holder would otherwise have been entitled is .5 of a share or more, and such fractional share shall be disregarded if it represents less than
 .5 of a share; provided that such fractional share shall not be disregarded if it represents .5 of 1% or more of the total number of shares of PSI Common Stock such holder is entitled to receive in the respective Merger. In such event, the holder will be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Common Stock at the time of effectiveness of the respective Merger by
(ii) the fractional interest.

   RESTRICTIONS ON OTHER ACQUISITIONS. PPY, PPY2 and PPY3 have agreed not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving them, or any purchase of all or any significant portion of their assets, or any equity interest in them, other than the transactions contemplated by the Merger Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have discussions with, any person relating to such a proposal, provided that each of the boards of directors of PPY, PPY2 and PPY3 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participation in the negotiations and discussions might cause the members of the board of directors to breach their fiduciary duty to PPY, PPY2 or PPY3 Shareholders, respectively, under applicable law as advised by counsel. PPY, PPY2 and PPY3 have agreed to notify PSI immediately if inquiries or proposals are received by, any such information is requested from, or negotiations or discussions are sought to be initiated or continued with them, and to keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

   DISTRIBUTIONS. Pending the Mergers, PPY, PPY2 and PPY3 are precluded from declaring or paying any dividend on their capital stock or making any other distribution to their shareholders other than (i) regular dividends at a quarterly rate not in excess of $.27 per share in the case of PPY, $.28 per share in the case of PPY2 and $.34 per share in the case of PPY3, (ii) distributions to shareholders of record of PPY, PPY2 and PPY3 immediately prior to the effectiveness of the Mergers equal to the amount by which the respective corporation's estimated net asset value allocable to the respective shareholders as of the date of the respective Merger exceeds $19.00 per share in the case of the PPY Common Stock, $11.66 per share in the case of the PPY Common Stock Series B, C and D, $20.39 per share in the case of the PPY2 Common Stock, $12.26 per share in the case of the PPY2 Common Stock Series B, C and D, $20.47 per share in the case of the PPY3 Common Stock and $12.30 per share in the case of the PPY3 Common Stock Series B, C and D, and (iii) Required REIT Distributions. See "-- Determination of Payments to be Received by PPY, PPY2 and PPY3 Shareholders in Connection with the Mergers."

CASH ELECTION PROCEDURE

   PPY. Each holder of record of PPY Common Stock may make a Cash Election to have its shares of PPY Common Stock converted into the right to receive cash in the PPY Merger. If the aggregate number of shares of PPY Common Stock as to which Cash Elections are made, together with Dissenting PPY Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PPY Common Stock outstanding as of the record date for the meeting of shareholders of PPY, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PPY Merger. If the aggregate number of such shares (together with any Dissenting PPY Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PPY

Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PPY Shareholders receiving both cash and PSI Common Stock in connection with the PPY Merger, see "Certain Federal Income Tax Matters -- The Mergers -- PPY, PPY2 and PPY3 Shareholders Receiving Cash and PSI Common Stock."

   PPY2. Each holder of record of PPY2 Common Stock may make a Cash Election to have its shares of PPY2 Common Stock converted into the right to receive cash in the PPY2 Merger. If the aggregate number of shares of PPY2 Common Stock as to which Cash Elections are made, together with Dissenting PPY2 Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PPY2 Common Stock outstanding as of the record date for the meeting of shareholders of PPY2, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PPY2 Merger. If the aggregate number of such shares (together with any Dissenting PPY2 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PPY2 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PPY2 Shareholders receiving both cash and PSI Common Stock in connection with the PPY2 Merger, see "Certain Federal Income Tax Matters -- The Mergers -- PPY, PPY2 and PPY3 Shareholders Receiving Cash and PSI Common Stock."

   PPY3. Each holder of record of PPY3 Common Stock may make a Cash Election to have its shares of PPY3 Common Stock converted into the right to receive cash in the PPY3 Merger. If the aggregate number of shares of PPY3 Common Stock as to which Cash Elections are made, together with Dissenting PPY3 Shares (see "Dissenting Shareholders' Rights of Appraisal"), is 20% or less than the number of shares of PPY3 Common Stock outstanding as of the record date for the meeting of shareholders of PPY3, all such shares as to which Cash Elections are made shall be converted into the right to receive cash in the PPY3 Merger. If the aggregate number of such shares (together with any Dissenting PPY3 Shares) is more than 20%, such shares shall be converted into the right to receive cash in the PPY3 Merger on a pro rata basis, and the balance of such shares shall be converted into PSI Common Stock. For a discussion of the federal income tax consequences to PPY3 Shareholders receiving both cash and PSI Common Stock in connection with the PPY3 Merger, see "Certain Federal Income Tax Matters -- The Mergers -- PPY, PPY2 and PPY3 Shareholders Receiving Cash and PSI Common Stock."

   All Cash Elections are to be made on a cash election form (a "Cash Election Form"). A Cash Election Form is being sent to PPY, PPY2 and PPY3 Shareholders of record on October 21, 1996. To be effective, a Cash Election Form must be properly completed and signed and must be received by American Stock Transfer & Trust Company (the "Depositary") accompanied by all stock certificates representing shares of PPY, PPY2 or PPY3 Common Stock held by the person submitting such Cash Election Form to which the Cash Election Form relates (or by a guarantee of delivery of such certificates in the form and on the terms set forth in the Cash Election Form (a "Guaranteed Delivery")) no later than 5:00 p.m. New York City time on December 16, 1996. Holders of record of shares of PPY, PPY2 and PPY3 Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Cash Election Forms, provided that such Representative certifies that each such Cash Election Form covers all the shares of PPY, PPY2 or PPY3 Common Stock held by such Representative for a particular beneficial owner. Any Cash Election Form may be revoked by written notice received by the Depositary prior to 5:00 p.m., New York City time, on December 16, 1996. In addition, all Cash Election Forms will automatically be revoked if the Depositary is notified in writing that the Mergers have been abandoned. If a Cash Election Form is properly revoked, the certificate or certificates (or any guarantee of delivery) in respect of the PPY, PPY2 or PPY3 Common Stock to which the Cash Election Form relates will be promptly returned by the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked, and any such determination shall be conclusive and binding.

   HOLDERS OF SHARES OF PPY, PPY2 AND PPY3 COMMON STOCK WHO WISH TO SUBMIT CASH ELECTION FORMS SHOULD DELIVER THEIR STOCK CERTIFICATES WITH SUCH CASH ELECTION FORMS OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

   A HOLDER OF PPY, PPY2 OR PPY3 COMMON STOCK MAY NOT MAKE A CASH ELECTION AS TO LESS THAN ALL OF THE SHARES OF PPY, PPY2 OR PPY3 COMMON STOCK OWNED BY SUCH SHAREHOLDER. ANY HOLDER OF PPY, PPY2 OR PPY3 COMMON STOCK WHO DOES NOT SUBMIT A

PROPERLY COMPLETED AND SIGNED CASH ELECTION FORM ACCOMPANIED BY THE APPLICABLE STOCK CERTIFICATES (OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY) WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 16, 1996 WILL RECEIVE PSI COMMON STOCK IN THE MERGERS. IF PSI OR THE DEPOSITARY DETERMINES THAT ANY PURPORTED CASH ELECTION WAS NOT PROPERLY MADE, SUCH PURPORTED CASH ELECTION WILL BE DEEMED TO BE OF NO FORCE AND EFFECT AND THE HOLDER OF PPY, PPY2 OR PPY3 COMMON STOCK MAKING SUCH PURPORTED CASH ELECTION WILL, FOR PURPOSES HEREOF, RECEIVE PSI COMMON STOCK IN THE MERGERS. NONE OF PSI, PPY, PPY2, PPY3 OR THE DEPOSITARY WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN A CASH ELECTION FORM.

   The tax consequences of receiving cash and/or PSI Common Stock are different. See "Certain Federal Income Tax Matters -- The Mergers."

CONSEQUENCES TO PPY, PPY2 AND PPY3 IF THE MERGERS ARE NOT COMPLETED

   If any Merger is not completed with respect to PPY, PPY2 or PPY3, such corporation will remain as a separate legal entity and will continue to operate its properties.

COSTS OF THE MERGERS

   It is estimated that the total consideration (cash and PSI Common Stock) to be paid by PSI to purchase all of the PPY, PPY2 and PPY3 Common Stock and PPY, PPY2 and PPY3 Common Stock Series B, C and D (other than shares held by PSI) in the Mergers and to pay related costs and expenses would be $138,956,000 (less the amount of any Required REIT Distributions) and that the total amount of funds that would be required by PSI to purchase the PPY, PPY2 and PPY3 Common Stock from PPY, PPY2 and PPY3 Shareholders making Cash Elections and to pay the cost and expenses of the Mergers would be $33,363,000 (assuming maximum Cash Elections and no Required REIT Distributions). These amounts will be paid from PSI's working capital or with funds borrowed under credit facilities with a group of banks for which Wells Fargo Bank, National Association acts as agent. These credit facilities aggregate $125,000,000 and bear interest at LIBOR plus
 .75% to 1.25%. PSI intends to repay amounts borrowed under these facilities from the public or private placement of securities or from PSI's undistributed cash flow.

   If the Mergers are not completed, all costs incurred in connection with the Mergers will be paid by the party incurring such costs, except that PSI will pay one-half of the cost of any expenses incurred in connection with the printing of this Combined Proxy Statement and Prospectus and related registration statement, the Appraisals, environmental and structural audits and preparation for real estate closings and filing fees and PPY, PPY2 and PPY3 will pay the other one-half of such costs. PPY's, PPY2's and PPY3's share of such costs would be paid from their working capital. If the Mergers are completed, all costs incurred by PSI, PPY, PPY2 and PPY3 in connection with the Mergers will be paid by PSI.

   The following is a statement of certain fees and expenses estimated to be incurred in connection with the Mergers (exclusive of amounts paid as a result of Cash Elections).

   Preclosing Transaction Costs
        Printing and Mailing                              $  645,000
        Proxy Solicitation                                    50,000
        Legal                                                 50,000
        Real Estate Appraisals and Fairness Opinions         365,000
        Registration, Listing and Filing Fees                235,000
        Accounting                                            30,000
        Other                                                 55,000
                                                          ----------
        Subtotal                                           1,430,000
   Closing Transaction Costs
        Transfer Fees                                      1,405,000
        Legal                                                130,000
        Title endorsements and escrow                        840,000
        Other                                                 20,000
                                                          ----------
        Subtotal                                           2,395,000*
                                                          ----------
   TOTAL                                                  $3,825,000
                                                          ==========

---------------

*  Would not be incurred if Mergers are not approved.

ACCOUNTING TREATMENT

   Each of the Mergers will be treated as a purchase. Accordingly, the assets and liabilities of PPY, PPY2 and PPY3 will be accounted for at fair market value based upon independent appraisals and estimates in PSI's financial statements for periods after the Mergers.

REGULATORY REQUIREMENTS

   The Mergers are subject to compliance with federal and state securities law requirements.

COMPARISON OF PPY, PPY2 AND PPY3 COMMON STOCK WITH PSI COMMON STOCK

   The information below compares certain attributes of the PPY, PPY2 and PPY3 Common Stock with the PSI Common Stock. The effect of the Mergers on PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers is set forth in italics below each caption.

          PPY, PPY2 AND PPY3                              PSI

                       INVESTMENT OBJECTIVES AND POLICIES

  The principal investment objectives     The investment objectives of PSI are
  are to provide (i) quarterly cash       to maximize FFO allocable to holders
  distributions from its operations       of PSI Common Stock and to increase
  and (ii) long-term capital gains        shareholder value through internal
  through appreciation in the value of    growth and acquisitions.  FFO is a
  properties.                             supplemental performance measure for
                                          equity REITs used by industry
  Under the organizational documents of   analysts.  FFO does not take into
  PPY, PPY2 and PPY3, they are not        consideration principal payments on
  permitted to raise new capital or to    debt, capital improvements,
  reinvest operating cash flow or sale    distributions and other obligations
  or financing proceeds.  PPY, PPY2       of PSI.  Accordingly, FFO is not a
  and PPY3 will terminate on December     substitute for PSI's net cash
  31, 2038, unless earlier dissolved.     provided by operating activities or
  The predecessors of PPY, PPY2 and       net income as a measure of PSI's
  PPY3 anticipated selling or             liquidity or operating performance.
  financing their properties within       An increase in PSI's FFO will not
  seven to 10 years after acquisition     necessarily correspond with an
  (i.e., between 1996 and 1999 in the     increase in distributions to holders
  case of PPY and between 1997 and        of PSI Common Stock.  See "--
  2000 in the case of PPY2 and PPY3).     Liquidity, Marketability and
                                          Distributions."

                                          PSI intends to continue its
                                          operations for an indefinite period
                                          of time and is not precluded from
                                          raising new capital, including senior
                                          securities that would have priority
                                          over PSI Common Stock (including PSI
                                          Common Stock issued in the Mergers)
                                          as to cash flow, distributions and
                                          liquidation proceeds, or from
                                          reinvesting cash flow or sale or
                                          financing proceeds in new properties,
                                          except to the extent such
                                          reinvestment precludes PSI from
                                          satisfying the REIT distribution
                                          requirements.  Therefore, PSI
                                          Shareholders should expect to be able
                                          to liquidate their investment only by
                                          selling their shares in the market,
                                          and the market value of the PSI
                                          Common Stock may not necessarily
                                          equal or exceed the market value of
                                          PSI's assets or the net proceeds
                                          which might be available for
                                          distribution upon liquidation if PSI
                                          were to liquidate.  PSI has grown,
                                          and intends to continue to grow, as
                                          new investments are made.

       PPY, PPY2 and PPY3 Shareholders who receive PSI Common Stock in the Mergers will be changing their investment from "finite-life" to "infinite-life"; they will be able to realize the value of their investment only by selling the PSI Common Stock. The interest of PSI Shareholders can be diluted through the issuance of additional securities, including securities that would have priority over PSI Common Stock as to cash flow, distributions and liquidation proceeds. PSI has an effective registration statement for preferred stock, common stock and warrants and intends to issue additional securities under this registration statement. There is no assurance that any such securities will be issued. See "Risk Factors and Material Considerations -- Uncertainty Regarding Market Price of Common Stock" and "-- Financing Risks -- Dilution and Subordination."

       PSI has no plans with respect to a sale or financing of any of the properties of PPY, PPY2 and PPY3. PSI intends to continue to acquire properties from other parties.

          PPY, PPY2 AND PPY3                              PSI

                              BORROWING POLICIES

  PPY, PPY2 and PPY3 are permitted to     Subject to certain limitations in
  borrow in connection with the           PSI's Bylaws, PSI has broad powers to
  acquisition of properties.  They are    borrow in furtherance of its
  fully invested and would distribute     investment objectives.  PSI has
  the proceeds from a financing of        incurred in the past, and may incur
  properties.  PPY, PPY2 and PPY3 do      in the future, both short-term and
  not incur borrowings in the             long-term debt to increase its funds
  acquisition of properties.              available for investment in real
                                          estate, capital expenditures and
                                          distributions.  As of June 30, 1996,
                                          PSI's ratio of "Debt" (liabilities
                                          other than "accrued and other
                                          liabilities" and "minority interest"
                                          that should, in accordance with GAAP,
                                          be reflected on PSI's balance sheet)
                                          to "Assets" (PSI's total assets that
                                          should, in accordance with GAAP, be
                                          reflected on PSI's balance sheet) was
                                          approximately 6%.

       PSI, unlike PPY, PPY2 and PPY3, incurs debt in the acquisition of properties and reinvests proceeds from borrowings. The incurrence of debt increases the risk of loss of investment.

                          TRANSACTIONS WITH AFFILIATES

  The bylaws of PPY, PPY2 and PPY3        PSI's Bylaws restrict PSI from
  restrict them from entering into a      acquiring properties from its
  variety of business transactions        affiliates or from selling properties
  with affiliates.  The bylaws may be     to them unless the transaction (i) is
  amended by a majority vote of           approved by a majority of PSI's
  shareholders.  See "Amendment to        independent directors and (ii) is
  Bylaws of PPY, PPY2 and PPY3."          fair to PSI based on an independent
                                          appraisal.

       It is easier for PSI to enter into transactions with its affiliates than in the case of PPY, PPY2 or PPY3 because shareholder approval is not required.

                        PROPERTIES (As of June 30, 1996)

  PPY - PPY owns 19 wholly-owned          PSI owns equity interests (directly,
  properties in 10 states.  For the       as well as through general and
  year ended December 31, 1995, the       limited partnership interests and
  weighted average occupancy level and    capital stock interests) in 1,068
  realized monthly rent per square        properties in 37 states, including
  foot of PPY's mini-warehouses were      325 wholly owned properties.  See
  89% and $.71, respectively.  See        "Description of PSI Properties."
  "Description of PPY's Properties."

  PPY2 - PPY2 owns 24 wholly-owned
  properties in 10 states.  For the
  year ended December 31, 1995, the
  weighted average occupancy level and
  realized monthly rent per square
  foot of PPY2's mini-warehouses were
  91% and $.70, respectively.  See
  "Description of PPY2's Property."

          PPY, PPY2 AND PPY3                              PSI

 PPY3 - PPY3 owns nine properties
 (eight wholly-owned) in seven
 states.  For the year ended December
 31, 1995, the weighted average
 occupancy level and realized monthly
 rent per square foot of PPY3's
 mini-warehouses were 93% and $.71,
 respectively.  See "Description of
 PPY3's Property."

       Because PSI owns substantially more property interests in more states than PPY, PPY2 or PPY3, PSI's results of operations are less affected by the profitability or lack of profitability of a single property than are those of PPY, PPY2 or PPY3 and it would be more difficult to liquidate PSI than PPY, PPY2 or PPY3 within a reasonable period of time.

                   LIQUIDITY, MARKETABILITY AND DISTRIBUTIONS

  The PPY, PPY2 and PPY3 Common Stock     PSI Common Stock is traded on the
  is traded on the AMEX.  During the      NYSE.  During the 12 months ended
  12 months ended June 30, 1996, the      June 30, 1996, the average daily
  average daily trading volume of PPY     trading volume of PSI Common Stock
  Common Stock, PPY2 Common Stock and     was 52,138 shares.  PSI has issued,
  PPY3 Common Stock was 2,626, 2,261      and may in the future issue,
  and 722 shares, respectively.  PPY,     securities that have priority over
  PPY2 and PPY3 have not issued any       PSI Common Stock as to cash flow,
  securities that have priority over      distributions and liquidation
  their Common Stock.                     proceeds.

       Distributions may be declared by the boards of directors of PSI, PPY, PPY2 and PPY3 out of any funds legally available for that purpose. As REITs, they are required to distribute at least 95% of their ordinary REIT taxable income in order to maintain their qualification as REITs, but, subject to certain limitations and penalties, they can take into account subsequent year distributions for purposes of satisfying this requirement. PSI distributes less than its cash available for distribution (recently distributing amounts approximately equal to its taxable income), permitting it to retain funds for additional investment and debt reduction.

       A PPY, PPY2 or PPY3 Shareholder who receives PSI Common Stock in the Mergers should have an investment for which the market is broader and more active than the market for PPY, PPY2 or PPY3 Common Stock. Distributions of PSI Common Stock are subject, however, to priority of preferred stock. See "Risk Factors and Material Considerations -- Consequences of Loss of Qualification as a REIT," "Distributions and Price Range of PSI Common Stock," "Distributions and Price Range of PPY Common Stock," "Distributions and Price Range of PPY2 Common Stock" and "Distributions and Price Range of PPY3 Common Stock" for information on trading prices of the PSI, PPY, PPY2 and PPY3 Common Stock.

                                    TAXATION

       Each of PSI, PPY, PPY2 and PPY3 was organized to qualify for taxation as a REIT and intends to continue to so qualify. As REITs, they generally are permitted to deduct distributions to their shareholders, which effectively eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends. Distributions received by PSI, PPY, PPY2 and PPY3 Shareholders generally constitute portfolio income, which cannot offset "passive" income and loss from other investments.

          PPY, PPY2 AND PPY3                              PSI

                                 VOTING RIGHTS

       PSI, PPY, PPY2 and PPY3 hold annual meetings, with each such meeting on a date within 15 months of the prior annual meeting, at which the shareholders elect the directors, with each shareholder entitled to cast as many votes as there are directors to be elected, multiplied by the number of shares registered in his or her name. Under California law, a majority vote of shareholders is required for (i) the removal of directors, (ii) the dissolution of the company, (iii) the amendment of certain provisions of the organizational documents and (iv) the sale of all or substantially all of the company's assets.

                             MANAGEMENT AND DUTIES

  PPY, PPY2 and PPY3 are managed by       PSI is managed by its board of
  their boards of directors and           directors and executive officers.  A
  executive officers.  Two of the         majority of the directors of PSI are
  directors are independent directors     independent directors.
  and the third director is Hughes.

       Under California law, directors are accountable to a corporation and its shareholders as fiduciaries and are required to perform their duties in good faith, in a manner believed to be in the best interests of a corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The liability of the directors of PSI, PPY, PPY2 and PPY3 is limited pursuant to the provisions of California law and their organizational documents, which limit a director's liability for monetary damages to the respective corporation or its shareholders for breach of the director's duty of care, where a director fails to exercise sufficient care in carrying out the responsibilities of office. Those provisions would not protect a director who knowingly did something wrong, or otherwise acted in bad faith, nor would they foreclose any other remedy which might be available to the respective corporation or its shareholders, such as the availability of non-monetary relief. In addition, the organizational documents provide PSI, PPY, PPY2 and PPY3 with the authority to indemnify its "agents" under certain circumstances for expenses or liability incurred as a result of litigation. Under California law, "agents" are defined to include directors, officers and certain other individuals acting on a corporation's behalf. PSI, PPY, PPY2 and PPY3 have taken advantage of those provisions and have entered into agreements with the respective corporation's directors and executive officers, indemnifying them to the fullest extent permitted by California law. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, PSI, PPY, PPY2 and PPY3 have been advised that, in the opinion of the Commission, such provisions are contrary to public policy and therefore are not enforceable.

             RESTRICTIONS ON TRANSFER AND ANTI-TAKEOVER PROVISIONS

  For PPY, PPY2 and PPY3 to be taxed as   For PSI to be taxed as a REIT, PSI
  REITs, their common stock must be       Common Stock must be widely held.  To
  widely held.  To aid PPY, PPY2 and      aid PSI in meeting this requirement,
  PPY3 in meeting this requirement,       PSI's articles of incorporation
  their boards of directors are given     contain significant restrictions on
  the power to restrict the transfer      the ownership of PSI Common Stock.
  of shares of their common stock if      PSI is authorized to issue
  the transfer could produce a            200,000,000 shares of PSI Common
  violation of this requirement.  PPY,    Stock, of which approximately
  PPY2 and PPY3 cannot issue              84,400,000 shares are currently
  additional common and preferred         outstanding, and 50,000,000 shares of
  stock without shareholder approval.     preferred stock, of which
                                          approximately 13,400,000 shares are
                                          currently outstanding.  Subject to
                                          the rules of the NYSE and applicable
                                          provisions of California law, PSI can
                                          issue authorized common and preferred
                                          stock without shareholder approval.
                                          See "Description of PSI Capital Stock
                                          -- Effects of Issuance of Capital
                                          Stock,"

          PPY, PPY2 AND PPY3                              PSI

                                         "-- Ownership Limitations" and
                                         "Certain Federal Income Tax Matters
                                         -- General Tax Treatment of PSI."

       Given the ownership level of PSI Common Stock by the Hughes Family and PSI's greater flexibility to issue capital stock, including senior securities with special voting rights and priority over common stock, PSI should be in a better position to deter attempts to obtain control in transactions not approved by its board of directors than PPY, PPY2 or PPY3, and shareholders of PSI could be less likely to benefit from a takeover not approved by PSI's board of directors than would shareholders of PPY, PPY2 or PPY3 in a similar circumstance.

                         LIMITED LIABILITY OF INVESTORS

       Under California law, shareholders are not generally liable for corporate debts or obligations. The PSI, PPY, PPY2 and PPY3 Common Stock are nonassessable.

                          REVIEW OF SHAREHOLDER LISTS

       Under applicable law, a shareholder is entitled, upon written demand, to inspect and copy the record of shareholders, at any time during usual business hours, for a purpose reasonably related to his or her interest as a shareholder.

                   AMENDMENT TO BYLAWS OF PPY, PPY2 AND PPY3

     A provision of the bylaws of PPY, PPY2 and PPY3 prohibits the sale of property to affiliates. Because this would arguably apply to the Mergers, PPY, PPY2 and PPY3 are proposing amendments to their bylaws that expressly authorize a merger with PSI provided any such merger is approved by the majority of outstanding shares of their common stock. The proposed amendments have been approved by the Boards of Directors of PPY, PPY2 and PPY3 who recommend that PPY, PPY2 and PPY3 Shareholders vote FOR the proposals. Appendices E-1, E-2 and E-3 contain complete texts of the proposed amendments.

                 APPROVAL OF THE MERGERS AND BYLAW AMENDMENTS

GENERAL

     This Combined Proxy Statement and Prospectus and the enclosed proxy are first being mailed on or about October ___, 1996 to the shareholders of PPY, PPY2 and PPY3 in connection with the solicitation by their boards of directors for use at the special meetings of their shareholders (and at any adjournment) to consider and vote upon the PPY Merger, the PPY2 Merger and the PPY3 Merger, respectively, and the respective Bylaw amendment.

     If a proxy in the accompanying form is properly executed and returned before the voting, the shares represented thereby will be voted in the manner specified on the proxy. If no specification is made with respect to a particular Merger or Bylaw amendment, unspecified shares held by PPY Shareholders will be voted in favor of the PPY Merger and the PPY Bylaw amendment, unspecified shares held by PPY2 Shareholders will be voted in favor of the PPY2 Merger and the PPY2 Bylaw amendment, and unspecified shares held by PPY3 Shareholders will be voted in favor of the PPY3 Merger and the PPY3 Bylaw amendment. A proxy is revocable by delivering a subsequently signed and dated proxy or other written notice to the Secretary of PPY, PPY2 or PPY3, as the case may be, at any time before its exercise. A proxy may also be revoked if the person executing the proxy is present at the meeting and chooses to vote in person.

PPY

     Holders of record at the close of business on October 21, 1996 of the PPY Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 3,077,028 shares of PPY Common Stock and 831,485 shares of PPY Common Stock Series B, C and D, and each share is entitled to one vote on the PPY Merger and the PPY Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PPY Common Stock and of PPY Common Stock Series B, C and D, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 438,503 shares of PPY Common Stock and 831,485 shares of PPY Common Stock Series B, C and D (approximately 32.5% of the total combined outstanding shares of PPY Common Stock and PPY Common Stock Series B, C and D) and the directors and executive officers of PPY, excluding Hughes, beneficially owned an additional 5,600 shares of PPY Common Stock (approximately 0.1% of the total combined outstanding shares of PPY Common Stock and PPY Common Stock Series B, C and D).

     The affirmative vote of a majority of the shares of PPY Common Stock and of PPY Common Stock Series B, C and D outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PPY Merger and the PPY Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PPY Merger and the PPY Bylaw amendment. The shares of PPY Common Stock Series B, C and D will be voted with the majority of shares of PPY Common Stock held by unaffiliated owners.

PPY2

     Holders of record at the close of business on October 21, 1996 of the PPY2 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 3,130,103 shares of PPY2 Common Stock and 831,485 shares of PPY2 Common Stock Series B, C and D, and each share is entitled to one vote on the PPY2 Merger and the PPY2 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PPY2 Common Stock and of PPY2 Common Stock Series B, C and D, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 441,503 shares of PPY2 Common Stock and 831,485 shares of PPY Common Stock Series B, C and D (approximately 32.1% of the total combined outstanding shares of PPY2 Common Stock and PPY2 Common Stock Series B, C and D) and the directors and executive officers of PPY2, excluding Hughes, beneficially owned an additional 11,300 shares of PPY2 Common Stock (approximately 0.3% of the total combined outstanding shares of PPY2 Common Stock and PPY2 Common Stock Series B, C and D).

     The affirmative vote of a majority of the shares of PPY2 Common Stock and of PPY2 Common Stock Series B, C and D outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PPY2 Merger and the PPY2 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PPY2 Merger and the PPY2 Bylaw amendment. The shares of PPY2 Common Stock Series B, C and D will be voted with a majority of shares of PPY2 Common Stock held by unaffiliated owners.

PPY3

     Holders of record at the close of business on October 21, 1996 of the PPY3 Common Stock will be entitled to receive notice of and to vote at the meeting. On such date, there were outstanding 1,313,384 shares of PPY3 Common Stock and 333,304 shares of PPY3 Common Stock Series B, C and D, and each share is entitled to one vote on the PPY3 Merger and the PPY3 Bylaw amendment. Presence, in person or by proxy, of a majority of the shares of PPY3 Common Stock and of PPY3 Common Stock Series B, C and D, counted together as a single class, constitutes a quorum. As of the record date, PSI and Hughes beneficially owned 85,584 shares of PPY3 Common Stock and 333,304 shares of PPY3 Common Stock Series B, C and D (approximately 25.4% of the total combined outstanding shares of PPY3 Common Stock and PPY3 Common Stock Series B, C and D) and the directors and executive officers of PPY3, excluding Hughes, beneficially owned an additional 4,600 shares of PPY3 Common Stock (approximately 0.3% of the total combined outstanding shares of PPY3 Common Stock and PPY3 Common Stock Series B, C and D).

     The affirmative vote of a majority of the shares of PPY3 Common Stock and of PPY3 Common Stock Series B, C and D outstanding and entitled to vote on the record date, counted together as a single class, is required under California law to approve the PPY3 Merger and the PPY3 Bylaw amendment. Accordingly, for these purposes, an abstention or a broker non-vote will have the same effect as a vote against the PPY3 Merger and the PPY3 Bylaw amendment. The shares of PPY3 Common Stock Series B, C and D will be voted with the majority of shares of PPY3 Common Stock held by unaffiliated owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     PPY. The following table sets forth information as of October 21, 1996 with respect to the person known to PPY to be the beneficial owner of more than 5% of the outstanding shares of PPY Common Stock and PPY Common Stock Series B, C and D:

                                       Shares of PPY Common Stock and
                                       PPY Common Stock Series B, C and D
                                       Beneficially Owned(1)
                                       ----------------------------------
                                       Number
 Name and Address                      of Shares(2)(3)         Percent
 ----------------                      ---------------         -------
PSI                                     A:   438,503(4)         A:   14.3%
701 Western Avenue, 2nd Floor           B:   420,875(4)         B:  100.0%
Glendale, California 91201-2397         C:   247,574(4)         C:  100.0%
                                        D:   163,036(4)         D:  100.0%
                                           ---------                -----
                                           1,269,988(4)(5)           32.5%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of October 21, 1996 concerning the beneficial ownership of PPY Common Stock and PPY Common Stock Series B, C and D of each director of PPY (including Hughes, the chief executive officer) and of all directors and executive officers of PPY as a group:

                                             Shares of PPY Common Stock and
                                             PPY Common Stock Series B, C and D
                                             Beneficially Owned(1)
                                             -------------------------------------
                                             Number
 Name                                        of Shares(2)(3)             Percent
 ----                                       ----------------             -------
B. Wayne Hughes                              A:  --                      A:  --
                                             B:  84,175.0(6)             B:  20.0%
                                             C:  49,515.0(6)             C:  20.0%
                                             D:  32,607.2(6)             D:  20.0%
                                                ---------                    ----
                                                166,297.2(6)(5)               4.3%

Vern O. Curtis                               A:     500.0                      (7)

Jack D. Steele                               A:   1,100.0(8)                   (7)

All Directors and Executive Officers as      A:   5,600.0(6)(8)(9)        A:  0.2%
a Group (eight persons)                      B:  84,175.0(6)              B: 20.0%
                                             C:  49,515.0(6)              C: 20.0%
                                             D:  32,607.2(6)              D: 20.0%
                                                ---------                    ----
                                                171,897.2(5)(6)(8)(9)         4.4%

---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B", "C" and "D" denote share information with respect to PPY Common Stock and PPY Common Stock Series B, C and D, respectively.

(3) PPY's Articles of Incorporation provide that the PPY Common Stock Series B and C will convert automatically into PPY Common Stock on a share-for-share basis when (A) PPY Investor Distributions (as defined below) equal (B) PPY Remaining Investors' Capital (as defined below). The term "PPY Investor Distributions" means the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PPY Common Stock distributed to the PPY Partnership's limited partners (including distributions funded by the corporate general partner and liquidating distributions, but not including payments made to redeem such stock other than in liquidation or distributions with respect to the PPY Common Stock issued to the general partners) and (2) the cumulative PPY Partnership distributions from all sources (including distributions funded by the corporate general partner) with respect to the limited partners' partnership units (not including the general partners' 1% interest); the term "PPY Remaining Investors' Capital" means the product of (1) $20 multiplied by (2) the number of the then-outstanding "PPY Limited Partners' Original Series A Shares"; and the term "PPY Limited Partners' Original Series A Shares" means the 3,750,000 shares of PPY Common Stock issued in the PPY Reorganization to the limited partners (i.e., not including the 1% of the PPY Common Stock issued to the general partners).

(4) Includes (i) 438,503 shares of PPY Common Stock Series A, 336,700 shares of PPY Common Stock Series B, 198,059 shares of PPY Common Stock Series C and 130,428.8 shares of PPY Common Stock Series D owned by PSI as to which PSI has sole voting and dispositive power and (ii) 84,175 shares of PPY Common Stock Series B, 49,515 shares of PPY Common Stock Series C and 32,607.2 shares of PPY Common Stock Series D which PSI has an option to acquire (together with other securities) from B. Wayne Hughes as trustee of the

     B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5)  Includes PPY Common Stock and PPY Common Stock Series B, C and D.

(6) Includes 84,175 shares of PPY Common Stock Series B, 49,515 shares of PPY Common Stock Series C and 32,607.2 shares of PPY Common Stock Series D owned by B. Wayne Hughes as trustee of the B.W. Hughes Living Trust as to which Mr. Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above).

(7)  Less than 0.1%.

(8)  Shares held by a bank custodian of a SEP for the benefit of Mr. Steele.

(9) Includes shares held of record or beneficially by members of the immediate family of officers of PPY and shares held by custodians of individual retirement accounts for the benefit of officers of PPY (or members of their immediate families).

     PPY2. The following table sets forth information as of October 21, 1996 with respect to the person known to PPY2 to be the beneficial owner of more than 5% of the outstanding shares of PPY2 Common Stock and PPY2 Common Stock Series B, C and D:

                                       Shares of PPY2 Common Stock and
                                       PPY2 Common Stock Series B, C and D
                                       Beneficially Owned(1)
                                       ------------------------------------
                                       Number
 Name and Address                      of Shares(2)(3)           Percent
 ----------------                      ---------------           -------
PSI                                  A:  441,503(4)             A:  14.1%
701 Western Avenue, 2nd Floor        B:  420,875(4)             B:  100.0%
Glendale, California 91201-2397      C:  247,574(4)             C:  100.0%
                                     D:  163,036(4)             D:  100.0%
                                       ---------                    -----
                                       1,272,988(4)(5)               32.1%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of October 21, 1996 concerning the beneficial ownership of PPY2 Common Stock and PPY2 Common Stock Series B, C and D of each director of PPY2 (including Hughes, the chief executive officer) and of all directors and executive officers of PPY2 as a group:

                                             Shares of PPY2 Common Stock and
                                             PPY2 Common Stock Series B, C, and D
                                             Beneficially Owned(1)
                                             --------------------------------------
                                             Number
Name                                         of Shares(2)(3)           Percent
----                                         ---------------           -----------
B. Wayne Hughes                              A:        --                  A:   --
                                             B:  84,175.0(6)               B:  20.0%
                                             C:  49,515.0(6)               C:  20.0%
                                             D:  32,607.2(6)               D:  20.0%
                                                ---------                      ----
                                                166,297.2(6)(5)                 4.2%

Vern O. Curtis                               A:     500.0                        (7)

Jack D. Steele                               A:   1,500.0(8)                     (7)

All Directors and Executive Officers as      A:  11,300.0(6)(8)(9)         A:  0.4%
 a Group (eight persons)                     B:  84,175.0(6)               B:  20.0%
                                             C:  49,515.0(6)               C:  20.0%
                                             D:  32,607.2(6)               D:  20.0%
                                                ---------                      ----
                                                177,597.2(5)(6)(8)(9)           4.5%

---------------


(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B", "C" and "D" denote share information with respect to PPY2 Common Stock and PPY2 Common Stock Series B, C and D, respectively.

(3) PPY2's Articles of Incorporation provide that the PPY2 Common Stock Series B and C will convert automatically into PPY2 Common Stock on a share-for-share basis when (A) PPY2 Investor Distributions (as defined below) equal
     (B) PPY2 Remaining Investors' Capital (as defined below). The term "PPY2 Investor Distributions" means the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PPY2 Common Stock distributed to the PPY2 Partnership's limited partners (including distributions funded by the corporate general partner and liquidating distributions, but not including payments made to redeem such stock other than in liquidation or distributions with respect to the PPY2 Common Stock issued to the general partners) and (2) the cumulative PPY2 Partnership distributions from all sources (including distributions funded by the corporate general partner) with respect to the limited partners' partnership units (not including the general partners' 1% interest); the term "PPY2 Remaining Investors' Capital" means the product of (1) $20 multiplied by (2) the number of the then-outstanding "PPY2 Limited Partners' Original Series A Shares"; and the term "PPY2 Limited Partners' Original Series A Shares" means the 3,750,000 shares of PPY2 Common Stock issued in the PPY2 Reorganization to the limited partners (i.e., not including the 1% of the PPY2 Common Stock issued to the general partners).

(4) Includes (i) 441,503 shares of PPY2 Common Stock Series A, 336,700 shares of PPY2 Common Stock Series B, 198,059 shares of PPY2 Common Stock Series C and 130,428.8 shares of PPY2 Common Stock Series D owned by PSI as to which PSI has sole voting and dispositive power and (ii) 84,175 shares of PPY2 Common Stock Series B, 49,515 shares of PPY2 Common Stock Series C and 32,607.2 shares of PPY2 Common Stock Series D which PSI has an option to acquire (together with other securities) from B. Wayne

     Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5)  Includes PPY2 Common Stock and PPY2 Common Stock Series B, C and D.

(6) Includes 84,175 shares of PPY2 Common Stock Series B, 49,515 shares of PPY2 Common Stock Series C and 32,607.2 shares of PPY2 Common Stock Series D owned by B. Wayne Hughes as trustee of the B.W. Hughes Living Trust as to which Mr. Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above).

(7)  Less than 0.1%.

(8) Includes 500 shares of PPY2 Common Stock held by a bank custodian of an SEP for the benefit of Mr. Steele and 1,000 shares of PPY2 Common Stock held by a bank custodian of an individual retirement account for the benefit of Mr. Steele's wife.

(9) Includes shares held of record or beneficially by members of the immediate family of officers of PPY2 and shares held by custodians of individual retirement accounts for the benefit of officers of PPY2 (or members of their immediate families).

     PPY3. The following table sets forth information as of October 21, 1996 with respect to the person known to PPY3 to be the beneficial owner of more than 5% of the outstanding shares of PPY3 Common Stock and PPY3 Common Stock Series B, C and D:

                                       Shares of PPY3 Common Stock and
                                       PPY3 Common Stock Series B, C and D
                                       Beneficially Owned(1)
                                       -----------------------------------
                                       Number
 Name and Address                      of Shares(2)(3)          Percent
 ----------------                      ---------------          --------
PSI                                    A:   85,584(4)           A:   6.5%
701 Western Avenue, 2nd Floor          B:  168,709(4)           B: 100.0%
Glendale, California 91201-2397        C:   99,241(4)           C: 100.0%
                                       D:   65,354(4)           D: 100.0%
                                           -------                 -----
                                           418,888(4)(5)            25.4%

_______________

(Footnotes are set forth following the next table).

     The following table sets forth information as of October 21, 1996 concerning the beneficial ownership of PPY3 Common Stock and PPY3 Common Stock Series B, C and D of each director of PPY3 (including Hughes, the chief executive officer) and of all directors and executive officers of PPY3 as a group:

                                             Shares of PPY3 Common Stock and
                                             PPY3 Common Stock Series B, C and D
                                             Beneficially Owned(1)
                                             ------------------------------------
                                             Number
Name                                         of Shares(2)(3)           Percent
----                                         ---------------           -----------
B. Wayne Hughes                              A:   3,037.0(6)              A:   0.2%
                                             B:  33,742.0(6)              B:  20.0%
                                             C:  19,848.0(6)              C:  20.0%
                                             D:  13,070.8(6)              D:  20.0%
                                                 --------                     ----
                                                 69,697.8(6)(5)                4.2%

Vern O. Curtis                               A:     500.0                       (7)

Jack D. Steele                               A:   1,100.0(8)                    (7)

All Directors and Executive Officers as      A:   7,637.0(6)(8)(9)        A:   0.6%
 a Group (eight persons)                     B:  33,742.0(6)              B:  20.0%
                                             C:  19,848.0(6)              C:  20.0%
                                             D:  13,070.8(6)              D:  20.0%
                                                 --------                     ----
                                                 74,297.8(5)(6)(8)(9)          4.5%

---------------

(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to the shares.

(2) Capital letters "A", "B", "C" and "D" denote share information with respect to PPY3 Common Stock and PPY3 Common Stock Series B, C and D, respectively.

(3) PPY3's Articles of Incorporation provide that the PPY3 Common Stock Series B and C will convert automatically into PPY3 Common Stock on a share-for-share basis when (A) PPY3 Investor Distributions (as defined below) equal
     (B) PPY3 Remaining Investors' Capital (as defined below). The term "PPY3 Investor Distributions" means the sum of (1) all cumulative dividends and other distributions from all sources paid with respect to the PPY3 Common Stock distributed to the PPY3 Partnership's limited partners (including distributions funded by the corporate general partner and liquidating distributions, but not including payments made to redeem such stock other than in liquidation or distributions with respect to the PPY3 Common Stock issued to the general partners) and (2) the cumulative PPY3 Partnership distributions from all sources (including distributions funded by the corporate general partner) with respect to the limited partners' partnership units (not including the general partners' 1% interest); the term "PPY3 Remaining Investors' Capital" means the product of (1) $20 multiplied by (2) the number of the then-outstanding "PPY3 Limited Partners' Original Series A Shares"; and the term "PPY3 Limited Partners' Original Series A Shares" means the 1,503,200 shares of PPY3 Common Stock issued in the PPY3 Reorganization to the limited partners (i.e., not including the 1% of the PPY3 Common Stock issued to the general partners).

(4) Includes (i) 82,547 shares of PPY3 Common Stock Series A, 134,967 shares of PPY3 Common Stock Series B, 79,393 shares of PPY3 Common Stock Series C and 52,283.2 shares of PPY3 Common Stock Series D owned by PSI as to which PSI has sole voting and dispositive power and (ii) 3,037 shares of PPY3 Common Stock Series A, 33,742 shares of PPY3 Common Stock Series B, 19,848 shares of PPY3 Common Stock Series C and 13,070.8 shares of PPY3 Common Stock Series D which PSI has an option to acquire (together with other securities) from B. Wayne Hughes as trustee of the B.W. Hughes Living Trust and as to which PSI has sole voting power (pursuant to an irrevocable proxy) and no dispositive power.

(5)  Includes PPY3 Common Stock and PPY3 Common Stock Series B, C and D.

(6) Includes 3,037 shares of PPY3 Common Stock Series A, 33,742 shares of PPY3 Common Stock Series B, 19,848 shares of PPY3 Common Stock Series C and 13,070.8 shares of PPY3 Common Stock Series D owned by B. Wayne Hughes as trustee of the B.W. Hughes Living Trust as to which Mr. Hughes has sole dispositive power and no voting power; PSI has an option to acquire these shares and an irrevocable proxy to vote these shares (see footnote (4) above).

(7)  Less than 0.1%.

(8)  Shares held by a bank custodian of a SEP for the benefit of Mr. Steele.

(9) Includes shares held of record or beneficially by members of the immediate family of officers of PPY3 and shares held by custodians of individual retirement accounts for the benefit of officers of PPY3 (or members of their immediate families).

     PSI. The following table sets forth information with respect to persons known to PSI to be the beneficial owners of more than 5% of the outstanding shares of PSI Common Stock:

                                                           Shares of PSI Common Stock
                                                               Beneficially Owned
                                                           ---------------------------
                                                           Number
                 Name and Address                          of Shares        Percent
---------------------------------------------------        ----------       --------
    B. Wayne Hughes, B. Wayne Hughes, Jr.
    Parker Hughes Trust No. 2, Tamara L. Hughes,
    PS Orangeco, Inc. ("PSOI")                               37,451,173        44.4%
    701 Western Avenue, Suite 200
    Glendale, California 91201-2397
    PS Insurance Company, Ltd. ("PSIC")
    41 Cedar Avenue
    Hamilton, Bermuda(1)
    FMR Corp.                                                 5,468,355         6.5%
    82 Devonshire Street
    Boston, Massachusetts 02109(2)
    Cohen & Steers Capital Management, Inc.                   4,651,200         5.5%
    757 Third Avenue
    New York, New York 10017(3)

_______________

(1) This information is as of September 30, 1996. The reporting persons listed above (the "PSI Reporting Persons") have filed a joint Schedule 13D, amended as of September 16, 1996. The number of shares of PSI Common Stock beneficially owned by the PSI Reporting Persons at September 30, 1996 includes 6,522 shares which can be acquired upon conversion of 3,875 shares of 8.25% Convertible Preferred Stock which are beneficially owned by the PSI Reporting Persons. The common stock of PSOI (representing approximately 5% of the equity) is owned one-third each by B. Wayne Hughes, Tamara L. Hughes (an adult daughter of B. Wayne Hughes) and B. Wayne Hughes, Jr. (an adult son of B. Wayne Hughes), and the non-voting preferred stock of PSOI (representing approximately 95% of the equity) is owned by PSI. The stock of PSIC is owned approximately 45% by B. Wayne Hughes, 47% by Tamara L. Hughes and 8% by B. Wayne Hughes, Jr. Tamara L. Hughes is the trustee of Parker Hughes Trust No. 2, an irrevocable trust for the benefit of a minor son of B. Wayne Hughes. Each of the PSI Reporting Persons disclaims the existence of a group within the meaning of Section 13(d)(3) of the Exchange Act. B. Wayne Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power with respect to the 30,777 shares owned by PSOI, and B. Wayne Hughes and Tamara
     L. Hughes share voting and dispositive power with respect to the 301,032 shares owned by PSIC. B. Wayne Hughes disclaims beneficial ownership of the shares owned by B. Wayne Hughes, Jr., Parker Hughes Trust No. 2 and Tamara
     L. Hughes (an aggregate of 17,615,323 shares (exclusive of the shares owned by PSOI and PSIC) or approximately 20.9% of the shares of PSI Common Stock outstanding (or deemed to be outstanding) as of September 30, 1996). Each of the other PSI Reporting Persons disclaims beneficial ownership of the shares owned by any other PSI Reporting Person.

     The above table does not include 7,000,000 shares of PSI's Class B Common Stock which are owned by Tamara L. Hughes and B. Wayne Hughes, Jr. The PSI Class B Common Stock is convertible into PSI Common Stock on a share-for-share basis upon satisfaction of certain conditions, but in no event earlier than January 1, 2003.

(2) This information is as of December 31, 1995 and is based on a Schedule 13G filed by FMR Corp. (except that the percent shown in the table is based on the shares of PSI Common Stock outstanding at September 30, 1996). As of December 31, 1995, FMR Corp. beneficially owned 5,468,355 shares of PSI Common Stock. This number includes 5,136,100 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940, and 332,255 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager of various institutional accounts. FMR Corp. has sole voting power with respect to 332,255 shares and sole dispositive power with respect to 5,468,355 shares.

(3) This information is as of September 30, 1996 and was provided by Cohen & Steers Capital Management, Inc. As of September 30, 1996, Cohen & Steers Capital Management, Inc. beneficially owned 4,651,200 shares of PSI Common Stock. Cohen & Steers Capital Management, Inc. has sole voting power with respect to 4,109,300 shares and sole dispositive power with respect to 4,651,200 shares.

     The following table sets forth information as of September 30, 1996 concerning the beneficial ownership of PSI Common Stock of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:

                                                                Shares of PSI Common Stock:
                                                                Beneficially Owned(1)
                                                                Shares Subject to Options(2)
                                                                Shares Issuable Upon Conversion
                                                                of Convertible Preferred Stock(3)
                                                                ---------------------------------
     Name                         Positions                     Number of Shares         Percent
     ----                         ---------                     ----------------         -------
B. Wayne Hughes               Chairman of the Board and
                              Chief Executive Officer           19,835,850(1)(4)           23.5%

Harvey Lenkin                 President and Director               586,800(1)(5)            0.7%
                                                                    15,000(2)                  *
                                                                     4,040(3)                  *
                                                                ----------                 ----
                                                                   605,840                  0.7%

Robert J. Abernethy           Director                              70,591(1)                  *
                                                                    17,499(2)                  *
                                                                ----------                 ----
                                                                    88,090                  0.1%

Dann V. Angeloff              Director                              80,886(1)(6)               *
                                                                     2,499(2)                  *
                                                                ----------                 ----
                                                                    83,385                     *

William C. Baker              Director                              10,000(1)                  *
                                                                    22,499(2)                  *
                                                                ----------                 ----
                                                                    32,499                     *

Uri P. Harkham                Director                             499,417(1)(7)            0.6%
                                                                     2,499(2)                  *
                              Director                          ----------                 ----
                                                                   501,916                  0.6%

All Directors and Executive Officers
  as a Group (14 persons)                                       21,489,423(1)(4)(5)
                                                                          (6)(7)(8)        25.5%
                                                                   260,162(2)               0.3%
                                                                    16,664(3)                  *
                                                                ----------                 ----
                                                                21,766,249                 25.7%

_______________

*    Less than 0.1%

(1) Shares of PSI Common Stock beneficially owned as of September 30, 1996. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Represents vested portion, as of September 30, 1996, and portion of which will be vested within 60 days of September 30, 1996, of shares of PSI Common Stock subject to options granted to the named individuals or the group pursuant to PSI's 1990 Stock Option Plan and 1994 Stock Option Plan.

(3) Represents shares of PSI Common Stock which can be acquired upon conversion of the shares of 8.25% Convertible Preferred Stock which are beneficially owned as of September 30, 1996 by the named individuals or the group.

(4) Includes 19,463,221 shares held of record by the B.W. Hughes Living Trust as to which Mr. Hughes has voting and investment power, 1,428 and 1,423 shares, respectively, held by custodians of IRAs for Mr. Hughes and Mrs. Kathleen Hughes as to which each has investment power, 4,826 shares held by Mrs. Hughes as to which she has investment power and 33,143 shares held by Mrs. Hughes as custodian FBO Parker Hughes Trust dated 3/7/91. Also includes 30,777 shares held of record by PSOI as to which Mr. Hughes, Tamara L. Hughes and B. Wayne Hughes, Jr. share voting and dispositive power and 301,032 shares held of record by PSIC as to which Mr. Hughes and Tamara L. Hughes share voting and dispositive power.

(5) Includes 1,172 and 734 shares, respectively, held by custodians of IRAs for Mr. Lenkin and Mrs. Lenkin as to which each has investment power, 300 shares held by Mrs. Lenkin, 500 shares and 150 shares, respectively, held by Mrs. Lenkin as custodian for two sons and 100 shares held by a custodian of an IRA for a son. Also includes 540,000 shares held of record by the Public Storage, Inc. Profit Sharing Plan and Trust (the "PSI Plan") as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

(6) Includes 5,615 shares held by a custodian of an IRA for Mr. Angeloff, 2,327 shares held by Mr. Angeloff as trustee of Angeloff's Children's Trust and 70,944 shares held by Mr. Angeloff as trustee of Angeloff Family Trust.

(7) Includes 76,400 shares held by Mr. Harkham as trustee of Jonathan Martin Profit Sharing Plan, 371,179 shares held by Harkham Industries, Inc. (dba Jonathan Martin, Inc.), a corporation wholly owned by Mr. Harkham, 10,463 shares held by Mr. Harkham as trustee of Uri Harkham Trust, 13,172 shares held by Jonathan Martin, Inc. Employee Profit Sharing Plan, 650 and 690 shares, respectively, held by custodians of IRAs for Mr. Harkham and Mrs. Harkham as to which each has investment power, and 1,950, 1,975, 2,050, 1,950 and 2,050 shares, respectively, held by Mr. Harkham as custodian for five of his children.

(8) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

     The following tables set forth information as of September 30, 1996 concerning the remaining security ownership of each director of PSI (including Hughes, the chief executive officer) and of all directors and executive officers of PSI as a group:

                                          Shares of 8.25% Convertible        Shares of 10% Cumulative
                                          Preferred Stock                    Preferred Stock, Series A
                                          Beneficially Owned(1)              Beneficially Owned(1)
                                          --------------------------------   ------------------------------
                                          Number                             Number
    Name                                  of Shares          Percent         of Shares        Percent
    ----                                  ---------          -------         ---------        -------
B. Wayne Hughes                                --               --                --               --

Harvey Lenkin                               2,400(1)(2)        0.1%              --                --

Robert J. Abernethy                            --               --                --               --

Dann V. Angeloff                               --               --                --               --

William C. Baker                               --               --                --               --

Uri P. Harkham                                 --               --                --               --

All Directors and Executive Officers
  as a Group (14 persons)                   9,900(1)(2)(3)     0.4%            2,760(1)(3)        0.2%


                                            Shares of 9.20% Cumulative         Shares of Adjustable Rate
                                            Preferred Stock,                   Cumulative Preferred Stock,
                                            Series B                           Series C
                                            Beneficially Owned(1)              Beneficially Owned(1)
                                            --------------------------         ---------------------------
                                            Number                             Number
    Name                                    of Shares         Percent          of Shares           Percent
    ----                                    ---------         -------          ---------           -------
B. Wayne Hughes                                  --                --                 --                 --

Harvey Lenkin                                    --                --             29,300(1)(4)          2.4%

Robert J. Abernethy                              --                --                 --                 --

Dann V. Angeloff                                 --                --                 --                 --

William C. Baker                                 --                --                 --                 --

Uri P. Harkham                                   --                --                 --                 --

All Directors and Executive Officers
  as a Group (14 persons)                     4,000(1)(3)         0.2%            29,900(1)(3)(4)       2.5%

---------------

(1) Shares of PSI 8.25% Convertible Preferred Stock, 10% Cumulative Preferred Stock, Series A, 9.20% Cumulative Preferred Stock, Series B, or Adjustable Rate Cumulative Preferred Stock, Series C, as applicable, beneficially owned as of September 30, 1996. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2) Includes 100 shares held by Mrs. Lenkin and 300 shares held by Mrs. Lenkin as custodian for a son.

(3) Includes shares held of record or beneficially by members of the immediate family of executive officers of PSI and shares held by custodians of IRAs for the benefit of executive officers of PSI.

(4) Shares held of record by the PSI Plan as to which Mr. Lenkin, as a member of the PSI Plan's Advisory Committee, shares the power to direct voting and disposition and as to which Mr. Lenkin expressly disclaims beneficial ownership.

     As of September 30, 1996, the directors and executive officers of PSI did not own any shares of PSI's 9.50% Cumulative Preferred Stock, Series D, 10% Cumulative Preferred Stock, Series E, 9.75% Cumulative Preferred Stock, Series F, Depositary Shares, each representing 1/1,000 of a Share of 8/7//8% Cumulative Preferred Stock, Series G, Depositary Shares, each representing 1/1,000 of a Share of 8.45% Cumulative Preferred Stock, Series H, Convertible Preferred Stock, Series CC or Class B Common Stock (the Class B Common Stock is owned by Tamara L. Hughes and B. Wayne Hughes, Jr.).

SOLICITATION OF PROXIES

     Each of PPY, PPY2 and PPY3 will pay its respective cost of soliciting proxies. In addition to solicitation by mail, certain directors, officers and regular employees of PPY, PPY2 and PPY3 and their affiliates may solicit the return of proxies by telephone, telegraph, personal interview or otherwise. PPY, PPY2 and PPY3 may also reimburse brokerage firms and other persons representing the beneficial owners of PPY, PPY2 and PPY3 Common Stock for reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation may be retained to assist PPY, PPY2 and PPY3 in solicitation of proxies at an estimated aggregate cost of $50,000.

                        DESCRIPTION OF PPY'S PROPERTIES

     PPY owns a total of 19 mini-warehouses. The following table contains information as of December 31, 1995 about PPY's properties. Pursuant to the Mergers, these properties would be acquired by PSI.

                                                              Net
                                        Size of    Number   Rentable
                                         Parcel      of      Square     Acquisition
              Location                  (Acres)    Spaces     Feet         Date
------------------------------------------------------------------------------------

CALIFORNIA
Carmichael, Fair Oaks Blvd.                3.50       725     76,000    January 1988
Napa, Industrial Way                       2.40       448     36,000    January 1988
West Hollywood, Santa Monica Blvd.         1.70     1,269    103,000    May 1988

COLORADO
Englewood, E. Costilla Ave.                5.50       631     98,000    December 1987
Wheatridge, W. 44th Ave.                   4.80       604     97,000    May 1988

FLORIDA
Fort Lauderdale, State Road 7              6.40       903     87,000    February 1988
Tampa, N. 15th Street                      4.50       674     54,000    August 1989
Winter Springs, W. State Route 434         1.70       592     60,000    January 1989

GEORGIA
Lilburn, Beaver Ruin Road                  3.20       426     51,000    February 1988

ILLINOIS
Broadview, S. 25th Ave.                    5.90       921    103,000    July 1988

MICHIGAN
Warren, Schoenherr Road                    4.00       407     55,000    May 1988

NEVADA
Las Vegas, Arville Street                  2.00       600     62,000    March 1988
Las Vegas, Charleston Blvd.                2.10       596     61,000    March 1988

OREGON
Portland, Interstate 84 (71st St.)         1.80       524     49,000    June 1988
Portland, Southeast 105th Ave.             2.40       459     46,000    January 1988

PENNSYLVANIA
Philadelphia, Byberry Road                 5.60       607     78,000    January 1988
Plymouth, Chemical Road                    4.70       445     48,000    January 1988
Upper Darby, Lansdowne Ave.                2.00       527     49,000    January 1988

WASHINGTON
Seattle, 154th and Highway 99              3.70       441     41,000    July 1988

     As of the date of this Combined Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PPY believes each property is adequately covered by insurance.

     As reflected in the table below, PPY has experienced overall improved property operations:

                                                                          Six months ended
                                         Years ended December 31,             June 30,
                                        ---------------------------        ---------------
                                         1993      1994      1995           1995     1996
                                        -------   -------   -------        ------   ------

Weighted average occupancy level           90%       91%       89%            89%      89%
Realized monthly rent per occupied
  square foot (1)                        $.67      $.70      $.71           $.70     $.73

---------------

(1) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PPY believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the West Hollywood/Santa Monica Boulevard property, because it is the only property with a book value of at least 10% of PPY's total assets or that has accounted for more than 10% of PPY's gross revenues.

     WEST HOLLYWOOD/SANTA MONICA BOULEVARD. This mini-warehouse is located in West Hollywood, California at the intersection of Santa Monica Boulevard and Mansfield Avenue. Santa Monica Boulevard connects downtown Los Angeles with many westside communities including Beverly Hills and Santa Monica. The property's market area is dense and the number of competitors is relatively low. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rate and the rent per square foot for the property at the dates indicated:

                                                 Annual
                                                 Scheduled
                              Occupancy           Rent Per
            Date                 Rate            Square Foot
            ----              ---------          -----------

        December 31, 1995         92%               $14.64
        December 31, 1994         92                 13.56
        December 31, 1993         81                 13.20
        December 31, 1992         83                 13.68
        December 31, 1991         80                 16.20

                       DESCRIPTION OF PPY2'S PROPERTIES

     The following table sets forth information as of December 31, 1995 about PPY2's properties. Pursuant to the Mergers, these properties would be acquired by PSI.

                                                         Net
                                   Size of    Number   Rentable
                                    Parcel      of      Square     Acquisition
            Location               (Acres)    Spaces     Feet          Date
--------------------------------------------------------------------------------

CALIFORNIA
Eagle Rock, Colorado Blvd.            .3       506     24,000     November 1988
Pittsburg, California                2.0       420     40,000     October 1988
Whittier, California                 1.2       457     50,000     August 1988

COLORADO
Denver, E. Evans Road.               4.2       656     84,000     November 1988
Federal Heights, W. 84th             3.7       367     55,000     July 1988

FLORIDA
Ft. Lauderdale, Powerline Rd.        2.9       499     62,000     January 1989
Green Acres, Jog Rd.                 1.8       943     29,000     March 1990
Mangonia Park, Australian            4.3       549     55,000     August 1988
Pompano Beach, Sample Rd.            4.2     1,219     54,000     January 1989
Pompano Beach, S. Dixie Hwy.         4.2       948     51,000     July 1988
W. Palm Beach, Belevedere Rd.        4.2       999     40,000     September 1989

GEORGIA
Decatur, Covington Hwy.              4.0       543     60,000     August 1988
Forest Park, Jonesboro Rd.           2.7       401     51,000     August 1988

ILLINOIS
Alsip, 115th St.                     6.0       792     70,000     January 1989

KANSAS
Overland Park, Mastin                4.2       501     70,000     June 1988
Topeka, 8th Str.                     2.8       289     44,000     September 1988

PENNSYLVANIA
Philadelphia, Oxford Ave.            2.8     1,101     90,000     December 1988
Wyndmoor, Ivy Hill Rd.               5.0       812     88,000     December 1988

TENNESSEE
Nashville, Dickerson Pike            3.8       481     53,000     May 1988
Nashville, Gallatin Pike             3.5       482     54,000     May 1988

TEXAS
Dallas, Lemmon Ave.                  2.6       744     76,000     October 1988

WASHINGTON
Auburn, R Street                     2.5       452     81,000     July 1988
Kent, Old 99 Pacific Hwy.            4.3       669     63,000     September 1988
Renton, 174th St.                    2.88      541     54,000     July 1989

     As of the date of this Combined Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PPY2 believes each property is adequately covered by insurance.

     As reflected in the table below, PPY2 has experienced overall improved property operations:

                                                                          Six months ended
                                         Years ended December 31,             June 30,
                                        ---------------------------        ---------------
                                         1993      1994      1995           1995     1996
                                        -------   -------   -------        ------   ------

Weighted average occupancy level           86%       88%       91%            90%      91%
Realized monthly rent per occupied
  square foot (1)                        $.66      $.69      $.70           $.69     $.72

---------------

(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. PPY2 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     No single property of PPY2 has a book value of more than 10% of its total assets or has accounted for more than 10% of its aggregate gross revenues.

                       DESCRIPTION OF PPY3'S PROPERTIES

     The following table sets forth information as of December 31, 1995 about PPY3's properties. Pursuant to the Mergers, these properties would be acquired by PSI.

                                                            Net
                                      Size of    Number   Rentable
                                      Parcel       of      Square       Acquisition
             Location                 (Acres)    Spaces      Feet            Date
--------------------------------------------------------------------------------------

ARIZONA
Phoenix, 19th Ave                         3.9       778      82,000       June 1989

CALIFORNIA
Sacramento, Northgate                     3.2       595      65,000       March 1989

CONNECTICUT
Southington, Spring St.                   4.0       476      65,000       January 1990

FLORIDA
Lakeworth, Lakeworth Rd.                  4.2       941      64,000       September 1989

ILLINOIS
Arlington Heights, Algonquin Rd.          4.4       871      73,000       January 1990
Bedford Park, Cicero.                     7.2     1,015     108,000       May 1989

NEW JERSEY
Clifton, Broad Str. (1)                   3.4       800      68,000       May 1990
Hillside, Glenwood Ave. (2)               4.4       840      74,000       September 1990

WASHINGTON
Seattle, 15th Ave.                        1.9       430      43,000       November 1989

_______________

(1) The land on which the property is located is leased by PPY3 under a ground lease. The lease expires in 2010 after extensions.

(2) PPY3 owns an undivided 37.5% interest in the property. The remaining 62.5% interest is owned by PSI. The land on which the property is located is leased under a ground lease. The lease expires in 2011 after extensions.

     As of the date of this Combined Proxy Statement and Prospectus, each of these properties is generating sufficient revenues to cover its operating expenses.

     None of the properties is subject to any material mortgage, lien, or any encumbrance other than liens for taxes and assessments not yet due or payable, utility easements or other immaterial liens or encumbrances. Each of the properties will continue to be used for its current purpose. PPY3 believes each property is adequately covered by insurance.

     The table below sets forth information on overall property operations:

                                                                          Six months ended
                                         Years ended December 31,             June 30,
                                        ---------------------------        ---------------
                                         1993      1994      1995           1995     1996
                                        -------   -------   -------        ------   ------

Weighted average occupancy level            92%       94%       93%           93%      93%
Realized monthly rent per occupied
  square foot (1)                         $.70      $.67      $.71          $.70     $.74

---------------

(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. PPY3 believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

     Additional information is set forth below with respect to the following properties because they are the only properties with a book value of at least 10% of PPY3's total assets or that have accounted for more than 10% of PPY3's aggregate gross revenues.

     PHOENIX/19TH AVENUE. This mini-warehouse is located in Phoenix, Arizona, approximately ten miles north of Phoenix's central business district. The property is situated on North 19th Avenue. No tenant occupies more than 10% of the rentable area.

     Set forth below is a schedule showing the occupancy rates and the rent per square foot for the facility at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
           Date                   Rate      Square Foot
           ----                ---------    -----------

        December 31, 1995         93%          $6.48
        December 31, 1994         96            6.00
        December 31, 1993         94            5.40
        December 31, 1992         91            5.16
        December 31, 1991         85            4.68

     SACRAMENTO/NORTHGATE. This mini-warehouse is located in Sacramento, California, about three miles north of the Sacramento central business district. The property is visible and accessible from Northgate Boulevard. No tenant occupies more than 10% of the rentable area.

     Set forth below is a schedule showing the occupancy rates and the rent per square foot for the facility at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
            ----               ---------    ------------

        December 31, 1995         89%          $8.56
        December 31, 1994         88            7.80
        December 31, 1993         93            7.56
        December 31, 1992         90            7.80
        December 31, 1991         88            6.72

     SOUTHINGTON/SPRING STREET. This mini-warehouse is located in Southington, Connecticut, approximately 15 miles southwest of the Hartford central business district. The property has frontage on Queen Street, which forms an interchange with Interstate 84. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rates and the rent per square foot for the facility at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
            ----               ---------    -----------

        December 31, 1995          92%         $6.70
        December 31, 1994          94           5.88
        December 31, 1993          90           5.64
        December 31, 1992          80           5.76
        December 31, 1991          75           5.04

     LAKEWORTH/LAKEWORTH ROAD. The mini-warehouse is located in Lakeworth, Florida, approximately ten miles south of downtown West Palm Beach. The property is situated on Engle Road, on two separate parcels directly across the street from each other, near the intersection of Engle Road and Lakeworth Road. This intersection, which is one mile west of Interstate 95, provides access to the property. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rates and the rent per square foot for the facility at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
            ----               ---------    ------------

        December 31, 1995         91%          $9.89
        December 31, 1994         88            8.64
        December 31, 1993         91            8.28
        December 31, 1992         92            8.52
        December 31, 1991         87            8.38

     ARLINGTON HEIGHTS/ALGONQUIN ROAD. This mini-warehouse is located in Arlington Heights, Illinois, approximately 20 miles northwest of downtown Chicago and is visible and accessible from Algonquin Road. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rates and the rent per square foot for the facility at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
            ----               ---------    -----------

        December 31, 1995         94%          $8.75
        December 31, 1994         92            8.04
        December 31, 1993         94            7.68
        December 31, 1992         92            6.96
        December 31, 1991         78            7.08

     BEDFORD PARK/SOUTH CICERO AVENUE. This mini-warehouse is located in Bedford Park, Illinois, approximately seven miles southwest of downtown Chicago. The property has substantial frontage and is visible and accessible from South Cicero Avenue. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rates and the rent per square foot for the facility at the dates indicated:

                                              Annual
                                             Scheduled
                               Occupancy     Rent Per
            Date                  Rate      Square Foot
            ----               ---------    -----------

        December 31, 1995          97%         $8.14
        December 31, 1994          93           7.20
        December 31, 1993          95           6.72
        December 31, 1992          71           6.36
        December 31, 1991          53           7.68

     CLIFTON/BROAD STREET. The property is located in Clifton, New Jersey, approximately 12 miles northwest of midtown Manhattan. The property has approximately 765 feet of frontage on the Garden State Parkway. The property is visible from the Garden State Parkway, Route 46 and Broad Street. No tenant occupies 10% or more of the rentable area.

     Set forth below is a schedule showing the occupancy rates and the rent per square foot for the facility at the dates indicated:

                                                  Annual
                                                Scheduled
                                  Occupancy     Rent Per
                   Date              Rate      Square Foot
                   ----           ---------    ------------

        December 31, 1995             98%         $14.44
        December 31, 1994             96           13.56
        December 31, 1993             99           13.20
        December 31, 1992             94           12.12
        December 31, 1991             92           12.12

                        DESCRIPTION OF PSI'S PROPERTIES

     At December 31, 1995, PSI had equity interests (through direct ownership, as well as general and limited partnership interests and stock ownership interests) in 1,050 facilities (273 of which were wholly-owned) located in 37 states. These facilities consist of 1,016 mini-warehouses and 34 business parks. None of PSI's current investments involves 10% or more of PSI's total assets or gross revenues. In the opinion of management of PSI, the facilities in which PSI has invested are adequately insured.

     The following table reflects the geographic diversification of PSI's mini-warehouses ("Mini") and business parks ("BP"):

                                                                  At December 31, 1995
                                                      ------------------------------------------------------
                                                                                 Net Rentable Square Feet
                                                        Number of Facilities        (in thousands)
                                                      ------------------------   ---------------------------
                                                        Mini(1)         BP        Mini(1)            BP
                                                      ------------   ---------   ----------      -----------
        California:
         Southern                                           146         16         9,419             1,434
         Northern                                           129          4         7,211               291
        Texas                                               109          5         7,092               670
        Florida                                              81         --         4,491                --
        Illinois                                             62         --         3,899                --
        Colorado                                             36         --         2,275                --
        Washington                                           36          1         2,228                28
        Georgia                                              33         --         1,727                --
        New Jersey                                           32         --         1,846                --
        Maryland                                             31         --         1,772                --
        Virginia                                             28          3         1,921               213
        New York                                             27         --         1,584                --
        Ohio                                                 27         --         1,651                --
        Oregon                                               25          1         1,232                40
        Nevada                                               22         --         1,410                --
        Pennsylvania                                         18         --         1,227                --
        Other states (22 states)                            174          4         9,734               406
                                                         ------         --       -------             -----
         Totals                                           1,016         34        60,719             3,082
                                                         ======         ==       =======             =====

        (1) Includes properties that combine mini-warehouse and business park space.

     As reflected in the table below, PSI has experienced overall improved property operations:

                                                                                     Six months ended
                                                  Years ended December 31,               June 30,
                                                  ------------------------           ----------------
                                                  1993     1994       1995           1995        1996
                                                  ----     ----       ----           ----        ----
Weighted average occupancy level (1)                87%      89%        90%            89%         91%
Realized monthly rent per occupied
  square foot (1)(2)                              $.64     $.68       $.70           $.69        $.72

---------------

(1)  Mini-warehouses owned throughout the periods.

(2) Realized monthly rent per occupied square foot represents the actual revenue earned per occupied square foot. PSI believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

               DISTRIBUTIONS AND PRICE RANGE OF PSI COMMON STOCK

     The PSI Common Stock has been listed on the NYSE since October 19, 1984. The following table sets forth the distributions paid per share on the PSI Common Stock in the periods indicated below and the reported high and low sales prices on the NYSE composite tape for the applicable periods.

                                                                DISTRIBUTIONS
           CALENDAR PERIODS         HIGH           LOW            PAID  (1)
           ----------------       --------       --------       --------------

        1994:
          First quarter            $16            $13 1/2            $.21
          Second quarter            16 3/4         13 3/8             .21
          Third quarter             15 3/4         14 1/4             .21
          Fourth quarter            15             13                 .22

        1995:
          First quarter             17 1/8         13 1/2             .22
          Second quarter            17 1/8         15 1/4             .22
          Third quarter             18 3/4         16 3/8             .22
          Fourth quarter            19 3/4         17 3/8             .22

        1996:
          First quarter             21 7/8         18 7/8             .22
          Second quarter            21 1/2         19 3/8             .22
          Third quarter             22 5/8         19 7/8             .22
          Fourth quarter                                               --
          (through October __)

_______________

(1)  For GAAP purposes, all distributions were from investment income.

     As of October 8, 1996, there were approximately 17,078 record holders of PSI Common Stock. On August 14, 1996, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of the Common Stock of PSI was $21/3//4. On _______________, 1996, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the closing price was $_____.

     Holders of PSI Common Stock are entitled to receive distributions when, as and if declared by the board of directors out of any funds legally available for that purpose. PSI, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PSI can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year. See "Certain Federal Income Tax Matters -- General Tax Treatment of PSI."

     PSI's revolving credit facility with a commercial bank restricts PSI's ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from Operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Also, unless full dividends on PSI's preferred stock have been paid for all past dividend periods, no dividends may be paid on PSI Common Stock, except in certain instances.

               DISTRIBUTIONS AND PRICE RANGE OF PPY COMMON STOCK

     The PPY Common Stock has been listed on the AMEX since November 1991. The following table sets forth the distributions paid per share on PPY Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                                DISTRIBUTIONS
          CALENDAR PERIODS        HIGH           LOW            PAID  (1)
          ----------------        --------       --------       -------------

        1994:
          First quarter            $14 1/8        $12 1/8           $.24
          Second quarter            13 3/4         11 1/2            .24
          Third quarter             14 1/4         12 1/4            .25
          Fourth quarter            13 3/4         12 1/8            .45(2)

        1995:
          First quarter             13 1/2         12 1/4            .27
          Second quarter            14 7/8         13 1/8            .27
          Third quarter             15 7/8         13 5/8            .27
          Fourth quarter            15 3/4         14 5/8            .42(2)

        1996:
          First quarter             16 3/8         14 1/2            .27
          Second quarter            17 1/4         16                .27
          Third quarter             18 3/4         16                .27
          Fourth quarter                                              --
         (through October __)

_______________

(1) Distributions paid per share of PPY Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

(2) Includes special distributions of $.18 in the fourth quarter of 1994 and $.15 in the fourth quarter of 1995.

     As of October 6, 1996, there were approximately 2,121 record holders of PPY's Common Stock. On August 14, 1996, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PPY Common Stock was $17. On _______________, 1996, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the closing price was $_____.

     Holders of PPY Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PPY, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PPY can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

              DISTRIBUTIONS AND PRICE RANGE OF PPY2 COMMON STOCK

     The PPY2 Common Stock has been listed on the AMEX since November 1991. The following table sets forth the distributions paid per share on PPY2 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                                DISTRIBUTIONS
          CALENDAR PERIODS        HIGH           LOW            PAID  (1)
---------------------------       --------       --------       --------------

        1994:
          First quarter            $15 1/4        $13 1/4            $.25
          Second quarter            14             12                 .25
          Third quarter             14 3/4         14 1/4             .26
          Fourth quarter            14 7/8         12 1/4             .41(2)

        1995:
          First quarter             14             12 5/8             .28
          Second quarter            14 7/8         12 5/8             .28
          Third quarter             16             14 5/8             .28
          Fourth quarter            16             14 3/8             .39(2)

        1996:
          First quarter             16 1/4         14 5/8             .28
          Second quarter            17 3/8         16                 .28
          Third quarter             19 7/8         16 1/4             .28
          Fourth quarter                                               --
          (through October __)

_______________

(1) Distributions paid per share of PPY2 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

(2) Includes special distributions of $.13 in the fourth quarter of 1994 and $.11 in the fourth quarter of 1995.

     As of October 6, 1996, there were approximately 1,970 record holders of PPY2's Common Stock. On August 14, 1996, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PPY2 Common Stock was $17 3/4. On _______________, 1996, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the closing price was $_____.

     Holders of PPY2 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PPY2, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PPY2 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

               DISTRIBUTIONS AND PRICE RANGE OF PPY3 COMMON STOCK

     The PPY3 Common Stock has been listed on the AMEX since November 1991. The following table sets forth the distributions paid per share on PPY3 Common Stock with respect to the periods indicated below and the reported high and low sales prices on the AMEX composite tape for the applicable periods.

                                                                DISTRIBUTIONS
          CALENDAR PERIODS        HIGH           LOW            PAID  (1)


        1994:
          First quarter            $15 5/8        $14 1/8            $.31
          Second quarter            16 1/4         14 1/8             .31
          Third quarter             16             14 5/8             .32
          Fourth quarter            15 3/8         14 1/8             .47(2)

        1995:
          First quarter             16 1/2         14 1/8             .34
          Second quarter            18 3/8         15 1/8             .34
          Third quarter             17 3/8         16 1/4             .34
          Fourth quarter            16 7/8         15 7/8             .41(2)

        1996:
          First quarter             18 3/8         15 3/4             .34
          Second quarter            18 7/8         17 3/8             .34
          Third quarter             20             18 1/8             .34
          Fourth quarter                                               --
          (through October __)

_______________

(1) Distributions paid per share of PPY3 Common Stock with respect to the applicable periods. Actual payment was made 15 days after end of quarter. For GAAP purposes, all distributions were from investment income.

(2) Includes special distributions of $.13 in the fourth quarter of 1994 and $.07 in the fourth quarter of 1995.

     As of October 6, 1996, there were approximately 842 record holders of PPY3's Common Stock. On August 14, 1996, the last full trading day prior to the first public announcement of the proposed Mergers, the closing price of PPY3 Common Stock was $19 7/8. On _______________, 1996, the last full trading day prior to the date of this Combined Proxy Statement and Prospectus, the closing price was $_____.

     Holders of PPY3 Common Stock are entitled to receive distributions when, as and if declared by its board of directors out of any funds legally available for that purpose. PPY3, as a REIT, is required to distribute annually at least 95% of its "REIT taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. Under certain circumstances, PPY3 can rectify a failure to meet this distribution requirement by paying dividends after the close of a particular taxable year.

                       DESCRIPTION OF PSI CAPITAL STOCK

     PSI is authorized to issue 200,000,000 shares of PSI Common Stock, par value $.10 per share, 7,000,000 shares of PSI Class B Common Stock, par value $.10 per share and 50,000,000 shares of preferred stock, par value $.01 per share. At September 30, 1996, PSI had outstanding 84,411,391 shares of PSI Common Stock (exclusive of shares issuable upon conversion of PSI's convertible capital stock and shares subject to options), 7,000,000 shares of Class B Common Stock and 13,441,180 shares of preferred stock.

COMMON STOCK

     The following description of PSI Common Stock sets forth certain general terms and provisions of PSI Common Stock. The statements below describing PSI Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the PSI's Articles of Incorporation and Bylaws.

     PSI Shareholders will be entitled to receive dividends when, as and if declared by PSI's Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on PSI Common Stock and purchases of shares thereof by PSI will be subject to certain restrictions if PSI fails to pay dividends on outstanding preferred stock. See "-- Preferred Stock." Upon any liquidation, dissolution or winding up of PSI, holders of PSI Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of PSI and the preferential amounts owing with respect to any outstanding preferred stock. Holders of PSI Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of PSI Common Stock that may be issued by PSI at a subsequent date.

     Each outstanding share of PSI Common Stock entitles the holder to one vote on all matters presented to PSI Shareholders for a vote, with the exception that PSI Shareholders have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting entitles each PSI Shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A PSI Shareholder may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as the PSI Shareholder chooses. PSI Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of PSI Common Stock. All outstanding shares of PSI Common Stock are fully paid and nonassessable.

OWNERSHIP LIMITATIONS

     For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, PSI's Articles of Incorporation and Bylaws provide certain restrictions on the shares of capital stock that any PSI Shareholder may own.

     PSI's Articles of Incorporation and Bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all common stock of PSI, or (B) 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person (including the Hughes Family) at the time of the PSMI Merger. This ownership limitation is necessary in order to assist in preserving PSI's REIT status in view of the Hughes Family's substantial ownership interest in PSI.
See "Certain Federal Income Tax Considerations -- Tax Treatment of PSI."

     PSI's Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of PSI permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of stock of PSI (determined by value) beneficially own the maximum amount of capital stock of PSI permitted under the ownership limits (or any waivers of the ownership limits granted with respect to such persons), PSI would not be "closely held" within the meaning of Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to PSI's Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of PSI's capital stock if such ownership or acquisition (i) would cause more than 50% in value of PSI's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in PSI's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in PSI's failing to qualify as a REIT.

     PSI's Articles of Incorporation and Bylaws provide that, if any holder of PSI's capital stock purports to transfer shares to a person or there is a change in the capital structure of PSI and either the transfer or the change in capital structure would result in PSI failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by PSI that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the PSI Articles of Incorporation or Bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or
(ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

CLASS B COMMON STOCK

     The PSI Class B Common Stock (i) does not participate in distributions until the later to occur of Funds from Operations ("FFO") per Common Share (as defined below by PSI) aggregating $1.80 during any period of four consecutive calendar quarters, or January 1, 2000; thereafter, the PSI Class B Common Stock will participate in distributions (other than liquidating distributions), at the rate of 97% of the per share distributions on the PSI Common Stock, provided that cumulative distributions of at least $.22 per quarter per share have been paid on the PSI Common Stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into PSI Common Stock, on a share for share basis, upon the later to occur of FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or January 1, 2003.

     For these purposes:

     (1)  FFO means net income (loss) (computed in accordance with GAAP) before
(i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows:
(i) plus depreciation and amortization (including PSI's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the PSMI Merger, including property management agreements and goodwill), and (ii) less FFO attributable to minority interest. FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of PSI, FFO represents amounts attributable to its shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of PSI. Accordingly, FFO is not a substitute for PSI's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

     (2) FFO per Common Share means FFO less preferred stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of PSI Common Stock assuming conversion of all outstanding convertible securities and the PSI Class B Common Stock.

PREFERRED STOCK

     PSI is authorized to issue 50,000,000 shares of preferred stock, $.01 par value per share. PSI's Articles of Incorporation provide that the preferred stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

     At September 30, 1996, PSI had 10 series of preferred stock outstanding: eight series of senior preferred stock (the "Senior Preferred Stock") and two series of convertible preferred stock. In all respects, each of the series of Senior Preferred Stock ranks on a parity with each other and is senior to both series of convertible preferred stock. Each of the series of Senior Preferred Stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the Senior Preferred Stock as to payment of dividends (including two series of convertible preferred stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8.45% to 10% per year in the case of the seven series of fixed rate preferred stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate preferred stock) and (iii) is subject to redemption, in whole or in part, at the option of PSI at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate preferred stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of fixed rate preferred stock).

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of each of the series of Senior Preferred Stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the Senior Preferred Stock (including both series of convertible preferred stock), liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

     Except as expressly required by law and in certain other limited circumstances, the holders of the Senior Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the Senior Preferred Stock (and any other series of preferred stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such preferred stock.

     In all respects, each of the series of convertible preferred stock ranks on a parity with each other and is senior to the PSI Common Stock. One of the series of the convertible preferred stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances, is redeemable for PSI Common Stock at the option of PSI, in whole or in part, at a redemption price of 1.6835 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment in certain circumstances).

     The other series of convertible preferred stock (i) has no stated value,
(ii) in preference to the holders of shares of the PSI Common Stock and any other capital stock ranking junior to the convertible preferred stock as to payment

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

of dividends, provides for dividends of $1,916,038 per quarter, (iii) is convertible at the option of the holder at any time into PSI Common Stock at a conversion price of 35.014 shares of PSI Common Stock for each share of such convertible preferred stock (subject to adjustment under certain circumstances) and (iv) on March 31, 2000 will be automatically converted into PSI Common Stock at the conversion price described above.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of PSI, the holders of the convertible preferred stock will be entitled to receive out of PSI's assets available for distribution to stockholders, before any distribution of assets is made to holders of PSI Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible preferred stock, liquidating distributions (i) in the amount of $25.00 per share, plus all accrued and unpaid dividends, in the case of one of the series of convertible preferred stock and (ii) a minimum liquidation preference of $58,955,000, plus all accrued and unpaid dividends, in the case of the other series of convertible preferred stock.

     Except as expressly required by law and in certain other limited circumstances, the holders of the convertible preferred stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of one of the series of convertible preferred stock and at least 50% of the outstanding shares of the other series is required to authorize another class of shares senior to the convertible preferred stock and junior to the Senior Preferred Stock.

EFFECTS OF ISSUANCE OF CAPITAL STOCK

     The issuance of PSI Common Stock and the issuance of preferred stock with special voting rights could be used to deter attempts by a single shareholder or group of shareholders to obtain control of PSI in transactions not approved by PSI's Board of Directors. PSI has no intention to issue PSI Common Stock or the preferred stock for such purposes.

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

                 DISSENTING SHAREHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Chapter 13 of the California General Corporation Law ("Chapter 13"), a holder of shares of PPY, PPY2 or PPY3 Common Stock may, in some instances, be entitled to require PPY, PPY2 or PPY3 to purchase his or her shares in the respective corporation for cash at their fair market value as of the day before the first announcement of the terms of the Mergers, excluding any appreciation or depreciation in consequence of the Mergers. The general terms of the Mergers were first announced on August 15, 1996. The following is a brief summary of the procedures to be followed by a PPY, PPY2 or PPY3 Shareholder in order to perfect his or her right, if any, to payments under Chapter 13 and is qualified in its entirety by reference to the text of Chapter 13 attached to this Combined Proxy Statement and Prospectus as Appendix D, to which reference is hereby made for a definitive statement of the rights of dissenting shareholders (the "Dissenting Shareholders") and the procedures to be followed.

     Shares of PPY, PPY2 and PPY3 Common Stock will qualify as Dissenting Shares only if demands for payment are filed with respect to 5% or more of the outstanding shares of PPY, PPY2 and PPY3 Common Stock, respectively. This 5% requirement is applicable because PPY, PPY2 and PPY3 Common Stock is listed on the AMEX, a national securities exchange certified by the California Commissioner of Corporations, as provided in Section 1300(b)(1) of Chapter 13.

     A Dissenting Shareholder who wishes to require PPY, PPY2 or PPY3 to purchase his or her respective shares of Common Stock must:

          (1) vote against the respective Merger any or all of the shares of Common Stock entitled to be voted (shares of Common Stock not voted are not considered to be voted against the Mergers and will not be counted toward the 5% minimum for Dissenters' Rights to exist); provided that if a PPY, PPY2 or PPY3 Shareholder votes part of the shares entitled to be voted in favor of the respective Merger, and fails to specify the number of shares voted, it is conclusively presumed under California law that such shareholder's approving vote is with respect to all shares entitled to be voted;

          (2) make written demand upon the respective corporation or its transfer agent at the addresses listed below, which is received not later than the date of the meeting of shareholders of the respective corporation, setting forth the number of shares of Common Stock demanded to be purchased by the respective corporation and a statement as to claimed fair market value of such shares at August 14, 1996; and

          (3) submit for endorsement, within 30 days after the date on which the notice of approval of the Mergers by the shareholders of the respective corporation described below is mailed to such shareholders, to the respective corporation or its transfer agent at the addresses listed below, the certificates representing any shares in regard to which demand for purchase is being made, or to be exchanged for certificates of appropriate denominations so endorsed, with a statement that the shares are Dissenting Shares.

     The statement of fair market value in clause (2) above will constitute an offer by the Dissenting Shareholder to sell his or her shares at a price equal to such fair market value. Neither a vote against approval of the Mergers nor the giving of a proxy directing a negative vote will be sufficient to constitute
the demand described in clause (2) above.   A proxy which fails to include
instructions with respect to approval of the Mergers will be voted in favor of the Mergers. Accordingly, shares covered by such a proxy will not be Dissenting Shares. In addition, a vote in favor of the Mergers, or a failure to vote at all, will nullify any previously filed written demand for payment.

     If the holders of 5% or more of the outstanding shares of PPY, PPY2 or PPY3 Common Stock have made demands for payment on or prior to the date of the respective corporation's shareholders' meeting to approve the Mergers, and have voted against the respective Merger at the meeting, within 10 days after the date of the approval of the respective Merger, the respective corporation will mail to each Dissenting Shareholder who holds Common Stock a notice of such approval together with a statement of the price determined by the respective corporation to represent the fair market value of Dissenting Shares, a copy of certain sections of Chapter 13, and a brief description of the

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

procedure to be followed if the shareholder desires to exercise Dissenter's Rights. The statement of price will constitute an offer by the respective corporation to purchase at the price stated therein any Dissenting Shares.

     If the respective corporation and the Dissenting Shareholder agree that any shares of Common Stock of the respective corporation are Dissenting Shares and agree upon the price of the shares, the Dissenting Shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of such agreement. Subject to the provisions of the California General Corporation Law, payment of the fair market value of the Dissenting Shares will be made within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the respective Merger are satisfied, whichever is later. If the respective corporation denies that the shares are Dissenting Shares or if the respective corporation and the Dissenting Shareholder fail to agree upon the fair market value of the shares, then the Dissenting Shareholder, within six months after the date on which notice of approval of the respective Merger by the shareholders of the respective corporation is mailed to such shareholder, and not thereafter, may file a complaint in the Superior Court of Los Angeles County, California, requiring the court to determine whether the shares are Dissenting Shares, or the fair market value of the Dissenting Shares, or both, or may intervene in any pending action for the appraisal of any shares of Common Stock of the respective corporation. The court will direct payment of the appraised value of the shares, together with interest thereon at the legal rate on judgments from the date on which the judgment was entered, by the respective corporation to the shareholder upon the surrender of the certificates representing such shares to the respective corporation. The costs of the proceeding shall be apportioned as the court considers equitable, but if the appraisal exceeds the price offered by the respective corporation, it shall pay the costs, and if the appraisal is more than 125% of the price offered by it, it may be required to pay attorneys' and other fees and interest at the legal rate on judgments from the date the shareholder complied with Sections 1300-1302 of Chapter 13.

     A Dissenting Shareholder may not withdraw demand for purchase of Dissenting Shares without the respective corporation's consent. Written demands for payment and submissions for endorsement with respect to PPY Common Stock must be addressed to Partners Preferred Yield, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PPY's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Written demands for payment and submissions for endorsement with respect to PPY2 Common Stock must be addressed to Partners Preferred Yield II, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention: Investor Services Department or to PPY2's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. Written demands for payment and submissions for endorsement with respect to PPY3 Common Stock must be addressed to Partners Preferred Yield III, Inc., 701 Western Avenue, Suite 200, Glendale, California 91201-2397, attention:
Investor Services Department or to PPY3's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

     Any reference to "Dissenting Shareholder" in this section "Dissenting Shareholders' Rights of Appraisal" means the recordholder of Dissenting Shares of the respective corporation and includes a transferee of record.

     A shareholder receiving cash upon the exercise of rights of appraisal may recognize gain or loss for income tax purposes. See "Certain Federal Income Tax Matters."

     PPY, PPY2 and PPY3 Shareholders are entitled, upon written demand, to inspect and copy the record of PPY, PPY2 or PPY3 Shareholders, respectively, at any time during usual business hours to communicate with other shareholders of the respective corporation with respect to the Mergers.

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

                      CERTAIN FEDERAL INCOME TAX MATTERS

     The following discussion summarizes the material federal income tax considerations of the Mergers and the subsequent ownership and disposition of shares of PSI Common Stock that are generally applicable to PPY, PPY2 and PPY3 Shareholders. PSI, PPY, PPY2 and PPY3 do not plan to obtain any rulings from the Internal Revenue Service ("IRS") concerning tax issues with respect to the Mergers or the qualification of PSI, PPY, PPY2 or PPY3 as REITs. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained if so challenged. Hogan & Hartson L.L.P., counsel to PPY, PPY2 and PPY3, has reviewed the following discussion and is of the opinion that this discussion fairly summarizes the material federal income tax considerations to a PPY, PPY2 and PPY3 Shareholder as a result of the PPY Merger, the PPY2 Merger and the PPY3 Merger, respectively, and the subsequent ownership of PSI Common Stock. This discussion and such opinion are based on the Code, applicable Treasury Regulations, judicial decisions, and IRS rulings, certain factual assumptions related to the ownership and operation of PSI, PPY, PPY2 and PPY3 and certain representations made by PPY, PPY2, PPY3 and PSI and certain shareholders of PPY, PPY2 and PPY3. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the future in the circumstances of PSI, PPY, PPY2 and PPY3 that would affect this discussion. BECAUSE THIS DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL TAXATION, AND THE TAX CONSEQUENCES WILL NOT BE THE SAME FOR ALL PPY, PPY2 AND PPY3 SHAREHOLDERS, PPY, PPY2 AND PPY3 SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

THE MERGERS

     Each of the Mergers is intended to be a "reorganization" for federal income tax purposes, and accordingly no gain or loss will be recognized by PPY or PSI in connection with the PPY Merger, by PPY2 or PSI in connection with the PPY2 Merger or by PPY3 or PSI in connection with the PPY3 Merger; and (I) no gain or loss will be recognized by PPY Shareholders who receive solely PSI Common Stock in exchange for their PPY Common Stock in the PPY Merger (but all PPY Shareholders will recognize ordinary income in the amount of any Required PPY REIT Distributions made to them), (II) no gain or loss will be recognized by PPY2 Shareholders who receive solely PSI Common Stock in exchange for their PPY2 Common Stock in the PPY2 Merger (but all PPY2 Shareholders will recognize ordinary income in the amount of any Required PPY2 REIT Distributions made to them) and (III) no gain or loss will be recognized by PPY3 Shareholders who receive solely PSI Common Stock in exchange for their PPY3 Common Stock in the PPY3 Merger (but all PPY3 Shareholders will recognize ordinary income in the amount of any Required PPY3 REIT Distributions made to them). No rulings have been or will be requested from the IRS regarding the Mergers or any other aspect of the matters discussed in this Combined Proxy Statement and Prospectus. Hogan & Hartson L.L.P., counsel to PPY, PPY2 and PPY3, has rendered an opinion that each of the Mergers will constitute a reorganization under Section 368(a) of the Code, based on certain factual assumptions and representations made by PSI, PPY, PPY2 and PPY3 and certain PPY, PPY2 and PPY3 Shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below. THE PPY MERGER, THE PPY2 MERGER AND THE PPY3 MERGER ARE NOT CONDITIONED ON EACH OTHER.

     Continuity of Interest Assumption. To qualify as a reorganization as to PPY, PPY2 or PPY3, among other requirements, each of the Mergers must satisfy a "continuity of interest" test, under which the historic PPY, PPY2 and PPY3 Shareholders (shareholders who purchase shares in anticipation of the Mergers may not be included for this purpose), respectively, must continue to retain a meaningful ownership interest in PSI after the PPY Merger, the PPY2 Merger and the PPY3 Merger, respectively. Generally, this test will be considered satisfied if historic PPY Shareholders (in the case of the PPY Merger), historic PPY2 Shareholders (in the case of the PPY2 Merger) or historic PPY3 Shareholders (in the case of the PPY3 Merger) exchange at least 50% of their respective corporation's Common Stock for PSI Common Stock in the PPY Merger, the PPY2 Merger and the PPY3 Merger, respectively, and the PPY, PPY2 and PPY3 Shareholders do not at the time of the PPY Merger, the PPY2 Merger and the PPY3 Merger, respectively, plan to dispose of that PSI Common Stock. Management of PSI and PPY, PPY2 and PPY3, respectively, have represented that they are not aware of any plan on the part of PPY, PPY2 or PPY3 Shareholders, respectively,

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

that would cause this test not to be satisfied. Based upon this representation and similar representations from Hughes, Hogan & Hartson has assumed, for purposes of its opinion that each of the Mergers will constitute a reorganization that the continuity of interest test will be satisfied.

     Reorganization Consequences to PSI, PPY, PPY2 and PPY3. As a result of reorganization treatment, PSI, PPY, PPY2 and PPY3 will not recognize gain or loss as a result of the Mergers. PSI also will succeed to the assets, liabilities, and tax attributes of PPY, PPY2 and PPY3. Accordingly, following the Mergers, PSI will hold the properties of PPY, PPY2 and PPY3 with a carryover tax basis, determined by reference to the relatively low, historic basis of those assets in the hands of PPY, PPY2 and PPY3, respectively. The tax basis will not be increased by any cash expended by PSI pursuant to the Cash Elections or to satisfy Dissenter's Rights, or by the amount of any gain reportable by those PPY, PPY2 or PPY3 Shareholders who may be taxable as a result of the Mergers.

     Exchange of PPY, PPY2 or PPY3 Common Stock Solely for PSI Common Stock. As a result of reorganization treatment (I) (i) no gain or loss will be recognized by PPY Shareholders who exchange their PPY Common Stock solely for PSI Common Stock pursuant to the PPY Merger (but see "Required REIT Distributions" below),
(ii) such a PPY Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PPY Common Stock surrendered and (iii) provided such PPY Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PPY Common Stock; (II) (i) no gain or loss will be recognized by PPY2 Shareholders who exchange their PPY2 Common Stock solely for PSI Common Stock pursuant to the PPY2 Merger (but see "Required REIT Distributions" below), (ii) such a PPY2 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PPY2 Common Stock surrendered, and (iii) provided such PPY2 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PPY2 Common Stock; and (III) (i) no gain or loss will be recognized by PPY3 Shareholders who exchange their PPY3 Common Stock solely for PSI Common Stock pursuant to the PPY3 Merger (but see "Required REIT Distributions" below), (ii) such a PPY3 Shareholder's aggregate tax basis in the PSI Common Stock received will be the same as the aggregate tax basis of the shares of PPY3 Common Stock surrendered and (iii) provided such PPY3 Common Stock is held as a capital asset at the Effective Time, the holding period of the PSI Common Stock will include the holding period of the surrendered PPY3 Common Stock.

     PPY, PPY2 or PPY3 Shareholders Receiving Only Cash. A PPY Shareholder who exchanges PPY Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PPY Shareholder's adjusted basis in his or her PPY Common Stock and the amount of cash received. A PPY2 Shareholder who exchanges PPY2 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PPY2 Shareholder's adjusted basis in his or her PPY2 Common Stock and the amount of cash received. A PPY3 Shareholder who exchanges PPY3 Common Stock only for cash (whether pursuant to and subject to the conditions of the Cash Election, or as a result of the exercise of Dissenters' Rights) will be taxed on the difference between such PPY3 Shareholder's adjusted basis in his or her PPY3 Common Stock and the amount of cash received. This generally would produce capital gain or loss, depending on the relationship between the cash received and the tax basis of the shares surrendered (it is possible that dividend treatment might apply in some circumstances if the PPY, PPY2 or PPY3 Shareholder is actually or constructively related to continuing PSI Shareholders).

     PPY, PPY2 or PPY3 Shareholders Receiving Cash and PSI Common Stock. As a result of reorganization treatment (I) (i) a PPY Shareholder who, pursuant to the PPY Merger and subject to the conditions of the Cash Election, exchanges PPY Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PPY Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PPY Shareholder's tax basis in the PPY Common Stock surrendered; (II) (i) a PPY2 Shareholder who, pursuant to the PPY2 Merger and subject to the conditions of the Cash Election, exchanges PPY2 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and
(ii) such PPY2 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PPY2 Shareholder's tax basis in the PPY2 Common Stock

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

surrendered; and (III) (i) a PPY3 Shareholder who, pursuant to the PPY3 Merger and subject to the conditions of the Cash Election, exchanges PPY3 Common Stock for a combination of PSI Common Stock and cash will not recognize any loss realized on such exchange and (ii) such PPY3 Shareholder will recognize gain only to the extent of the lesser of the amount of cash received or the excess of the fair market value of the PSI Common Stock and cash received over such PPY3 Shareholder's tax basis in the PPY3 Common Stock surrendered. The recognized gain will be treated as capital gain (provided the Common Stock is held as a capital asset at the Effective Time). The aggregate tax basis of the PSI Common Stock received will be the same as the aggregate tax basis of the Common Stock surrendered for the PSI Common Stock, reduced by the amount of cash received and increased by the amount of gain recognized, if any. The holding period of the PSI Common Stock will include the holding period of the Common Stock surrendered for the PSI Common Stock, provided that the Common Stock is held as a capital asset at the Effective Time.

     Required REIT Distributions. The Required PPY REIT Distributions, the Required PPY2 REIT Distributions and the Required PPY3 REIT Distributions would not be treated as cash paid in exchange for the PPY Common Stock, PPY2 Common Stock or PPY3 Common Stock, but rather as a dividend taxable to all recipients as ordinary income.

     Cash Received in Lieu of Fractional Shares of PSI Common Stock. PPY, PPY2 or PPY3 Shareholders that receive cash in lieu of a fractional share of PSI Common Stock pursuant to the Mergers will recognize capital gain or loss equal to the difference between the tax basis allocable to the fractional share and the cash paid for it, provided that the PPY, PPY2 or PPY3 Common Stock is held as a capital asset as the Effective Time.

     Failure to Qualify for Reorganization Treatment. In the event that the Mergers do not qualify as a reorganization as to PPY, PPY2 or PPY3, the Mergers likely would be treated as a taxable sale by the respective corporation of its assets and a contemporaneous liquidation. The respective corporation presumably would not incur a federal income tax liability as a result of this deemed sale because of the contemporaneous deemed liquidating distribution. The shareholders of the respective corporation would recognize income or loss equal to the difference between the tax basis of their PSI Common Stock and the sum of the fair market value of the PSI Common Stock and the cash received in exchange for their Common Stock, but some of the income could be ordinary income. The shareholders of the respective corporation receiving PSI Common Stock would have a tax basis in those shares equal to the fair market value of the shares at the time of the Mergers, and the holding period would not include the period during which their shares of Common Stock were held. PSI would receive a basis in the properties acquired from the respective corporation equal to their fair market value.

OPINION OF COUNSEL

     Hogan & Hartson L.L.P., counsel to PPY, PPY2 and PPY3, has rendered an opinion to PPY with respect to the PPY Merger, to PPY2 with respect to the PPY2 Merger and to PPY3 with respect to the PPY3 Merger to the effect that (i) for federal income tax purposes, the respective Merger will constitute a reorganization under Section 368(a) of the Code, (ii) PSI continues to qualify as a REIT following the PSMI Merger so long as (A) PSI continues to meet the stock ownership and gross income requirements applicable to REITs and (B) PSMI at the time of the PSMI Merger was not considered to have any current or accumulated earnings and profits for tax purposes and (iii) the discussion under the heading "Certain Federal Income Tax Matters" fairly summarizes the federal income tax considerations that are material to PPY, PPY2 and PPY3 Shareholders, respectively, as a result of the respective Merger and the subsequent ownership of PSI Common Stock (the "Opinion of Counsel"). Hogan & Hartson has not opined that PSI continues to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions. The Opinion of Counsel is based upon certain extensive and detailed representations as to factual and legal matters made by PSI, PPY, PPY2 and PPY3 that relate both to the qualification of PSI as a REIT and to the qualification of the Mergers as reorganizations, and specific representations from Hughes regarding the expected continued ownership of PSI Common Stock to be received in each of the Mergers. In addition, as discussed above, the Opinion of Counsel expressly assumes, based upon certain representations of the management of PSI, PPY, PPY2 and PPY3, that the "continuity of interest" requirement necessary for each of the Mergers to qualify as reorganizations will be satisfied. See "The Mergers -- Continuity of Interest Assumption" and "The Mergers -- Failure to Qualify for Reorganization Treatment." The Opinion of Counsel also makes certain customary assumptions regarding the accuracy and completeness of

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

documents reviewed by counsel and representations relied upon by counsel and as to the consummation of each of the Mergers in accordance with the terms of each of the Merger Agreement. The Opinion of Counsel states that the conclusion set forth therein could be adversely affected if any of these representations or assumptions is incorrect or incomplete at the time that any of the Mergers is consummated. The Opinion of Counsel only represents counsel's best judgment, based upon the underlying representations and assumptions, regarding the application of relevant provisions of the Code and interpretations thereof, as set forth in existing judicial decisions, administrative regulations and published rulings and procedures of the Internal Revenue Service. The Opinion of Counsel is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service would not seek to assert a contrary position. Also, there cannot be any assurance that future legislative, judicial or administrative changes (which could be retroactive in effect) will not adversely affect the conclusions reached in the Opinion of Counsel. Finally, the Opinion of Counsel is expressly limited to the specific conclusions described in the first sentence of this section and does not purport to address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other transaction (including the tax consequences of any of the Mergers as applied to specific PPY, PPY2 or PPY3 Shareholders (or classes of PPY, PPY2 or PPY3 Shareholders); the tax consequences of any of the Mergers to PSI, PPY, PPY2 or PPY3 (including whether any entity will recognize any gain in any of the Mergers and PSI's adjusted tax basis in the assets of PPY, PPY2 and PPY3 acquired in the Mergers); the application of the "golden parachute" provisions, the alternative minimum tax provisions, and any other provisions of the Code (other than Section 368(a) of the Code) to any of the Mergers and/or participants therein; and whether PPY, PPY2 or PPY3 Shareholders who have provided or will provide services to PSI, PPY, PPY2 or PPY3 will recognize compensation income, either as a result of the Mergers or otherwise).

GENERAL TAX TREATMENT OF PSI

     If certain detailed conditions imposed by the Code and the related regulations are met, an entity, such as PSI, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to PSI of being treated as a REIT for federal income tax purposes is that this enables PSI to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

     PSI elected to be taxed as a REIT beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. PSI believes that it has qualified during each of the past five fiscal years, and currently qualifies, as a REIT. While PSI intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of PSI, no assurance can be given by PSI that PSI will so qualify for any particular year.

     The following is a very brief overview of certain of the technical requirements that PSI must meet on an ongoing basis in order to continue to qualify as a REIT:

     1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals (determined after giving effect to various ownership attribution rules). See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Violation of Ownership Limitations."

     2.   PSI's gross income must meet three income tests:

          (a) at least 75% of the gross income must be derived from specified real estate sources;

          (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

          (c) less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year.

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     Rents received by PSI will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. PSI anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if PSI, or an owner of 10% or more of PSI, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). PSI does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." PSI does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," PSI generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom PSI derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by PSI are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Any services with respect to certain Properties that PSI believes may not be provided by PSI directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

     See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- PSI's Assumption of Management Activities With Respect to PSI's Properties," "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Nonqualifying Income," and "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests in the PSMI Merger" for a discussion of specific aspects of the PSMI Merger that may impact upon PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

     3. Generally, 75% by value of PSI's investments must be in real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which PSI owns an interest). Not more than 25% of PSI's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by PSI may not exceed 5% of the value of PSI's total assets, and PSI may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which PSI acquires securities of an issuer. PSI believes that it satisfies these tests. In this regard, however, the 10% voting stock prohibition precludes PSI from controlling the operations of PSCP and the Lock/Box Company (in which PSI owns 95% of the equity in the form of non-voting stock and the Hughes Family owns 5% of the equity but 100% of the voting stock) or PS Clearing Company, Inc. ("PSCC") (in which PSI owns a less than 10% equity interest) and may preclude PSI from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

     4. PSI must distribute to its shareholders in each taxable year an amount at least equal to 95% of PSI's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, PSI can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

     PSI in years prior to 1990 made distributions in excess of its REIT Taxable Income. During 1990, PSI reduced its distributions to the PSI shareholders to permit PSI to make an optional reduction in short-term borrowings (which previously had been used to fund distributions to the PSI Shareholders). As a result, distributions paid by PSI in 1990 were less than 95% of PSI's REIT Taxable Income for 1990. PSI has satisfied the REIT distribution requirements for 1990 through 1995 by attributing distributions in 1991 through 1996 to the prior year's taxable income, and PSI expects to satisfy the distribution requirement for 1996 by attributing distributions in 1997 to the 1996 taxable income. PSI may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but PSI Shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which PSI will be required to attribute distributions to the prior year will depend on PSI's operating results

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

and the level of distributions as determined by PSI's Board of Directors. Reliance on subsequent year distributions could cause PSI to be subject to certain penalty taxes. In that regard, if PSI should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, PSI would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such calendar year (not taking into account distributions made in subsequent years but attributed to such calendar year). PSI intends to comply with this 85% distribution requirement in an effort to minimize any excise tax. Any distributions required to be made by PSI in order to eliminate any accumulated earnings and profits of PSMI would not be counted in determining whether PSI satisfies the 95% distribution test and could adversely impact upon PSI's ability to satisfy the 95% distribution test. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

     For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. See "-- Consequences of the PSMI Merger on PSI's Qualification as a REIT -- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

     Applicable Federal Income Tax. For years in which PSI qualifies as a REIT, PSI generally will be taxable only on its undistributed income. Certain penalty taxes can apply if PSI delays distributions until after the close of a taxable year. Moreover, a confiscatory tax of 100% can apply to income derived by PSI from sales of "dealer" property. If PSI fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax is imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% or the 95% income tests, times (ii) the fraction that its REIT Taxable Income represents of PSI's gross income (excluding capital gain and certain other items). It should be noted that PSI is not required to distribute its net capital gain. However, to the extent that PSI does not declare a capital gain dividend, that gain will be taxable to PSI at normal corporate rates, and PSI will be subject to a 4% non-deductible excise tax to the extent that it does not distribute 95% of its capital gain. PSI also will be subject to the minimum tax on tax preference items (excluding items specifically allocable to its shareholders).

     Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, PSI will be subject to a corporate level tax if it disposes of any of the assets acquired in the PSMI Merger at any time during the 10-year period beginning on the closing date of the PSMI Merger (the "Restriction Period"). This tax would be imposed on PSI at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the closing date of the assets disposed of and (b) the selling price of such assets over (ii) PSI's adjusted basis in such assets at the time of the PSMI Merger (such excess being referred to as the "Built-in Gain"). PSI currently does not intend to dispose of any of the assets acquired in the PSMI Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

     Termination of REIT Election. For any taxable year that PSI fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to PSI for distribution to its shareholders. As a result, failure of PSI to qualify during any taxable year as a REIT could have a material adverse effect upon PSI and its shareholders, unless certain relief provisions are available.

     PSI's election to be treated as a REIT will terminate automatically if PSI fails to meet the qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, PSI will not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which PSI's election was terminated (or revoked). If PSI loses its REIT status, but later qualifies and elects to be taxed as a REIT again, PSI may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, PSI would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to PSI's appreciated assets. (PSI would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status.) PSI would not

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

receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

CONSEQUENCES OF THE PSMI MERGER ON PSI'S QUALIFICATION AS A REIT

     In light of the unique federal income tax requirements applicable to REITs, the PSMI Merger could have adverse consequences on PSI's continued qualification as a REIT, as discussed in greater detail below. Hogan & Hartson L.L.P. is of the opinion that PSI will continue to qualify as a REIT following the PSMI Merger so long as (A) PSI has met at all times since the PSMI Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and giving effect to) such merger was not considered to have any current or accumulated earnings and profits for tax purposes or PSI made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits. See "-- Nonqualifying Income," "-- Violation of Ownership Requirements," and "-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Hogan & Hartson L.L.P., however, has not opined that PSI will continue to meet the stock ownership and gross income requirements applicable to REITs following the PSMI Merger or that PSMI did not have current or accumulated earnings and profits at the time of the PSMI Merger, due to the numerous factual determinations and future events that bear on those conclusions.

     Nonqualifying Income. PSI must meet several annual gross income tests to retain its REIT qualification. See "-- Tax Treatment of PSI -- Technical Requirements for Taxation as a REIT." Under the 95% gross income test, PSI must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." Income related to real property includes: (i) proceeds from the rental of mini-warehouse facilities; (ii) interest on obligations secured by mortgages on real property; and (iii) gains from the sale or other disposition of real property (other than real property held by PSI as a dealer).

     After the merger with PSMI, PSI assumed and performs property management activities for the various partnerships and REITs in which PSI has an interest that own Properties, as well as for various other entities that own mini-warehouse properties and/or business parks. PSI will receive management fees from such partnerships, REITs, and other owners in exchange for the performance of such management activities. The gross income received by PSI from these property management activities with respect to Properties owned by other entities (including the REITs in which PSI has an ownership interest) is treated as income not qualifying under the 95% test ("Nonqualifying Income"). See "-- Acquisition of Affiliated Partnership Interests in the PSMI Merger."

     In order to reduce the amount of Nonqualifying Income, in December 1995, certain Properties pre-paid to PSI approximately $4.5 million of management fees that PSI otherwise would have been expected to receive for 1996 discounted to compensate for early payment. Pre-payment of management fees reduced the percentage of Nonqualifying Income received by PSI in taxable years subsequent to such prepayment. Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of PSI when they are received. Hogan & Hartson's opinion is based on numerous cases where courts have upheld the IRS's position that fees should be included in income when they are received, rather than when the services to which such fees relate are performed. There are, however, several contrary authorities where courts, over the IRS's objections, have held that prepaid amounts are not included in income in advance of performance. Because of these contrary authorities, there can be no assurance that the IRS might not assert that such management fees should be included in the gross income of PSI as the related management services are provided, rather than being included in the gross income when they are received. If the IRS were to successfully challenge the treatment of such management fees and the inclusion of such fees in PSI's gross income resulted in it failing the 95% test for a taxable year ending after the PSMI Merger, PSI's REIT status may terminate for such year and future years unless it meets the "good cause" exception described below.

     PSI and the various other owners of mini-warehouses and business parks for which PSI performs management activities (the "Owners") have entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC pursuant to which PSCC provides the Owners and PSI certain administrative and cost-sharing services in connection with the operation of the Properties and the performance of certain administrative functions. Such services include the provisions of corporate office space and certain equipment, personnel required for the operation and

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

maintenance of the properties, and corporate or partnership administration.
Each of the Owners and PSI pay the PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to PSI under the management agreement for the management of the Properties owned by the Owners. PSI has received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of PSI for purposes of the 95% test.

     If PSI fails to meet the 95% test during any taxable year, its REIT status would terminate for that year and future years unless it qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, PSI would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year;
(ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. PSI intends to conduct its operations and affairs so that it meets the 95% test for each taxable year. PSI also intends to operate so that, in the event it were to fail to meet the 95% test, it would satisfy the "reasonable cause" requirement of the "good cause" exception because it exercised ordinary business care and prudence in attempting to satisfy the 95% test (including by receiving opinions of counsel where appropriate). There can be no assurance, however, that if PSI were unable to satisfy the 95% test, the IRS would necessarily agree that PSI had operated in a manner that qualifies for the "good cause" exception. Furthermore, even if PSI's REIT status were not terminated because of the "good cause" exception, PSI still would be subject to an excise tax on any excess nonqualifying income. Generally, if PSI fails the 95% test but still retains its qualification as a REIT under the "good cause" exception, it would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be PSI's taxable income (computed without its distribution deduction) and the denominator of which would be PSI's gross income from all sources. This excise tax would have the general effect of causing PSI to pay all net profits generated from this excess nonqualifying income to the IRS.

     Violation of Ownership Requirements. For PSI to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the PSMI Merger, the value of the outstanding capital stock held by the Hughes Family was estimated to be approximately 45%. Accordingly, no four individuals other than the Hughes Family may own directly or constructively, in the aggregate, more than 5% of the value of outstanding stock of PSI. In order to assist PSI in meeting these ownership restrictions, the PSI Articles of Incorporation and Bylaws prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of PSI or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of PSI. (The PSI Articles of Incorporation and Bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the PSMI Merger.) However, even with these ownership limitations, there still could be a violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the PSI Articles of Incorporation. Therefore, to further assist PSI in meeting the ownership restrictions, the Hughes Family entered into an agreement with PSI for the benefit of PSI and certain designated charitable beneficiaries restricting their acquisition of additional shares of PSI's capital stock and providing that if, at any time, for any reason, more than 50% in value of PSI's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of PSI Common Stock owned by Wayne Hughes necessary to cure such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to PSI (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that PSI failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve PSI's REIT status. No private letter ruling has been sought by PSI from the IRS on the effect of these arrangements.

     Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years. A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a

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

corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Under Treasury regulations, any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Accordingly, any accumulated earnings and profits of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the PSMI Merger or from the PSMI Merger itself) carried over to PSI in the PSMI Merger and PSI would have been required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the PSMI Merger occurred). Failure to do so would result in disqualification of PSI as a REIT (unless the "deficiency dividend" procedures described below apply and PSI complies with those procedures).

     The amount of any accumulated earnings and profits of PSMI acquired by PSI was based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the PSMI Merger ("Consolidated Accumulated Earnings"). As a condition to the PSMI Merger, PSI received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries that showed, taking into account projected income of PSMI and its affiliates to and including the time of the PSMI Merger and distributions to the PSMI shareholders made at or prior to the time of the PSMI Merger, PSMI had no Consolidated Accumulated Earnings at the time of the PSMI Merger. The determination of the accumulated earnings and profits acquired by PSI in the PSMI Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the PSMI Merger and propose adjustments to increase their taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, such adjustments could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining earnings and profits.

     Although not free from doubt, it appears that pursuant to Treasury regulations PSI may be able to use certain "deficiency dividend" procedures to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, PSI would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), in the form of cash, notes, other property, or stock in a taxable stock dividend, within 90 days of the IRS determination. In addition, PSI would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. The statute and Treasury regulations related to the application of the "earnings and profits distribution" requirement to a REIT that acquires a "non-REIT" in a reorganization and the availability of the "deficiency dividend" procedure in those circumstances are not entirely clear, and there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, PSI would cease to qualify as a REIT effective for its taxable year in which the PSMI Merger occurs) or, alternatively, that even if the procedure is available, PSI cannot qualify as a REIT for the taxable year in which the Merger occurs (but it could qualify as a REIT for subsequent years).

     Acquisition of Affiliated Partnership Interests in the PSMI Merger. In the PSMI Merger, PSI acquired interests in various partnerships that own and operate Properties. PSI, for purposes of satisfying its REIT asset and income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury regulations PSI's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will retain their same character in the hands of PSI for these purposes. Accordingly, to the extent the partnership receives real estate rentals and holds real property, a proportionate share of such qualified income and assets will be treated as qualified rental income and real estate assets of PSI for purposes of determining its REIT qualification. It is expected that substantially all of the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

     The acquisition of these partnership interests in the PSMI Merger created several issues regarding PSI's satisfaction of the 95% gross income test. First, PSI earns property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that

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the portion of the management fee that corresponds to the REIT interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. PSI disregards the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and PSI's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to PSI, either rejecting the approach set forth in the private letter rulings mentioned above or contending that PSI's situation is distinguishable from those addressed in the private letter rulings (for example, because PSI does not have a "substantial" interest in the partnerships).

     Second, PSI acquired interests in certain of these partnerships that entitles PSI to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how PSI's "capital interest" in these partnerships should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to PSI and the percentage of the management fees paid to PSI that are disregarded in determining PSI's Nonqualifying Income. For example, if PSI takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of PSI's interest only contributed 1% of the total capital contributed to the partnership), PSI's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting PSI's ability to satisfy the 95% gross income test. In determining its "capital interest" in the various partnerships in which PSI acquired an interest in the PSMI Merger, PSI determines the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining PSI "capital interests." If that were to occur, it could adversely affect PSI's ability to satisfy the 95% gross income test following the PSMI Merger.

TAXATION OF PSI SHAREHOLDERS

     Distributions generally will be taxable to PSI Shareholders as ordinary income to the extent of PSI's earnings and profits. For this purpose, earnings and profits of PSI first will be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on the preferred stock will be taxable in full as dividends to the holders of the preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared. Distributions paid to shareholders will not constitute passive activity income and as a result, generally cannot be offset by losses from passive activities of shareholders subject to the passive activity rules. Distributions designated by PSI as capital gain dividends generally will be taxed as long-term capital gain to shareholders, to the extent that the distributions do not exceed PSI's actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any such capital gain dividends as ordinary income. Distributions by PSI, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations. If PSI should realize a loss, shareholders will not be permitted to deduct any share of that loss. Future regulations may require that the shareholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of PSI.

     PSI may distribute cash in excess of its net taxable income. Upon distribution of such cash by PSI to shareholders (other than as a capital gain dividend), if all of PSI's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A shareholder who has received a distribution in excess of current and accumulated earnings and profits of PSI may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of PSI Common Stock as reduced will be used for purposes of computing the amount of the gain or loss. Generally, gain or loss realized by a shareholder upon the sale of capital stock will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from PSI and has held

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the capital stock for six months or less, any loss incurred on the sale or exchange of the capital stock is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

     If a shareholder is subject to "backup withholding," PSI will be required to deduct and withhold from any dividends payable to the shareholder a tax of 31%. These rules may apply when a shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies PSI that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number. The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current clarification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     PSI is required to demand annual written statements from the record holders of designated percentages of its capital stock disclosing the actual owners of the capital stock and to maintain permanent records showing the information it has received as to the actual ownership of such capital stock and a list of those persons failing or refusing to comply with such demand.

     In any year in which PSI does not qualify as a REIT, distributions by PSI to shareholders will be taxable in the same manner discussed above, except that no distributions can be designated as capital gain dividends, distributions will be eligible for the corporate dividends received deduction, and shareholders will not receive any share of PSI's tax preference items.

     TAX EXEMPT INVESTORS. In general, a tax exempt entity that is a shareholder is not subject to tax on distributions from PSI or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements.

     FOREIGN INVESTORS. The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the United States are complex. They depend not only upon United States federal and state income, gift and estate tax principles, but also upon the treaties, if any, between the United States and the country of the nonresident investor. Therefore, any prospective foreign investor is urged to consult its own tax advisor with respect to both the United States and foreign tax consequences of owning stock of PSI. The following discussion sets forth several points that may be relevant to particular foreign investors. It assumes that any such investor holds the stock of PSI as an investment and not in connection with the conduct of a U.S. trade or business. Ordinary dividends generally will be subject to withholding at the source, at a 30% rate (which may be reduced under applicable treaties if the shareholder satisfies all pertinent requirements). Capital gain dividends may be subject to such withholding at a 35% rate if they relate to dispositions of U.S. real property interests (including the sale or disposition prior to maturity of loans where interest is based upon a "participation" in the income or appreciation from real property). Such dispositions would generally include the sale (but not the retirement) of profit-sharing loans relating to U.S. real property. In addition, such capital gain dividends (net of the amount of regular income tax) may be subject to a 30% branch tax in the hands of any foreign corporate recipients. Such tax may be reduced or eliminated in the case of a corporation that is a resident of a country with which the U.S. has a tax treaty, provided that a majority of such corporation's ultimate shareholders are residents of the country in question and that various filing requirements are satisfied. Investors may be able to obtain a partial refund of taxes withheld in respect of capital gain distributions by filing a nonresident U.S. tax return. Because only a minority of PSI Shareholders are expected to be foreign taxpayers, PSI should qualify as a "domestically-controlled REIT." Accordingly, a foreign taxpayer will not be subject to U.S. tax from gains recognized upon disposition of capital stock (unless the shareholder was present in the U.S. for more than 183 days in the year of sale and certain other requirements are met). Upon the death of a foreign individual shareholder, the investor's stock in PSI will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

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STATE AND LOCAL TAXES

     The tax treatment of PSI, and PPY, PPY2 and PPY3 Shareholders, in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of PSI, and PPY, PPY2 and PPY3 Shareholders, is provided nor is any representation made as to the tax status of PSI in such states. All investors should consult their own tax advisors as to the treatment of PSI under the respective state tax laws applicable to them.

                                LEGAL OPINIONS

     David Goldberg, senior vice president and general counsel of PSI, will deliver an opinion to the effect that the shares of PSI Common Stock to be issued in the Mergers will be validly issued, fully paid and nonassessable. Mr. Goldberg owns 72,815 shares of PSI Common Stock, 1,000 shares of PSI convertible preferred stock and 600 shares of PSI Senior Preferred Stock and has options to acquire an additional 142,500 shares of PSI Common Stock. Mr. Goldberg also owns 2,200 shares of PPY2 Common Stock. Hogan & Hartson L.L.P., Washington, D.C., has rendered an opinion to the effect that the discussion under "Certain Federal Income Tax Matters" fairly summarizes the material federal income tax considerations to a PPY, PPY2 or PPY3 Shareholder as a result of the PPY, PPY2 and PPY3 Mergers, respectively, and the subsequent ownership of PSI Common Stock, as well as to the effect that each of the Mergers will constitute a reorganization under Section 368(a) of the Code (based on certain factual assumptions and representations made by PSI, PPY, PPY2 and PPY3, and certain shareholders of PPY, PPY2 and PPY3). Hogan & Hartson L.L.P. has performed certain legal services on behalf of PSI, including the representation of PSI in the PSMI Merger.

                                    EXPERTS

     The consolidated financial statements of PSI for the year ended December 31, 1995 appearing in PSI's Annual Report on Form 10-K, as amended by a Form 10-K/A (Amendment No. 3) dated May 15, 1996, and the combined summary of historical information relating to operating revenues and specified expenses -- certain properties (the "Combined Summary") for the properties and periods indicated in
Note 1 to such Combined Summary, appearing in PSI's Current Report on Form 8-K dated September 6, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included in PSI's Annual Report on Form 10-K and PSI's Current Report on Form 8-K dated September 6, 1996 and incorporated herein by reference. Such consolidated financial statements and Combined Summary are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of PPY, PPY2 and PPY3 for the year ended December 31, 1995 appearing herein and in the Annual Reports on Form 10-K of PPY, PPY2 and PPY3 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included herein. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             INDEPENDENT AUDITORS

     It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent auditors of PSI, PPY, PPY2 and PPY3 since their respective organization, will be in attendance at the special meetings of shareholders of PPY, PPY2 and PPY3 with the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of such shareholders or their representatives.

                             SHAREHOLDER PROPOSALS

     Any proposal that a PPY, PPY2 or PPY3 Shareholder wishes to submit for consideration for inclusion in the proxy statement for the 1996 annual meetings of shareholders was required to have been received by PPY, PPY2 or PPY3 no later than July 1, 1996. No such proposals were received.

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                                   GLOSSARY

     The following are definitions of certain terms used in this Combined Proxy Statement and Prospectus:

     "Mergers."  The mergers of PPY, PPY2 and PPY3 with and into PSI.

     "PPY." Partners Preferred Yield, Inc., a REIT organized as a California corporation.

     "PPY2." Partners Preferred Yield II, Inc., a REIT organized as a California corporation.

     "PPY3." Partners Preferred Yield III, Inc., a REIT organized as a California corporation.

     "PPY Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PPY.

     "PPY2 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PPY2.

     "PPY3 Common Stock." Shares of Common Stock Series A, par value $.01 per share, of PPY3.

     "PPY Partnership." Partners Preferred Yield, Ltd., a California Limited Partnership, the predecessor to PPY.

     "PPY2 Partnership." Partners Preferred Yield II, Ltd., a California Limited Partnership, the predecessor to PPY2.

     "PPY3 Partnership." Partners Preferred Yield III, Ltd., a California Limited Partnership, the predecessor to PPY3.

     "PPY Shareholder."  A holder of shares of PPY Common Stock.

     "PPY2 Shareholder."  A holder of shares of PPY2 Common Stock.

     "PPY3 Shareholder."  A holder of shares of PPY3 Common Stock.

     "PSI." Public Storage, Inc., a REIT organized as a California corporation (formerly Storage Equities, Inc.).

     "PSI Common Stock." Shares of Common Stock, par value $.10 per share, of
PSI.

     "PSI Shareholder."  A holder of shares of PSI Common Stock.

     "PSMI." Public Storage Management, Inc., a California corporation, which, together with its affiliates, was merged into Storage Equities, Inc. on November 16, 1995.

     "REIT."  A real estate investment trust.

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

                                                                      Appendix A

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 15th day of August, 1996, by and among PUBLIC STORAGE, INC., a California corporation ("PSI"), PARTNERS PREFERRED YIELD, INC., a California corporation ("PPY"), PARTNERS PREFERRED YIELD II, INC., a California corporation ("PPY2") and PARTNERS PREFERRED YIELD III, INC., a California corporation ("PPY3").

     A. The parties intend that this Agreement shall constitute a Plan of Reorganization for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Plan of Reorganization provides for the mergers of PPY, PPY2 and PPY3 with and into PSI in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and the Agreements of Merger substantially in the form attached hereto as Exhibit A ("Merger Agreements").

     B. The Boards of Directors of PSI, PPY, PPY2 and PPY3 believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, the parties agree as follows:

     1. ADOPTION OF PLAN. The parties hereby adopt the Plan of Reorganization hereinafter set forth.

     2.  THE MERGER.

         2.1 COMPLETION OF THE MERGER. At the Effective Time (as defined below), PPY, PPY2 and PPY3 will be merged with and into PSI (the "Mergers") in accordance with the terms, conditions and provisions of this Agreement and the Merger Agreements. The Mergers shall become effective at the time at which the Merger Agreements, together with the requisite Officers' Certificates of PSI, PPY, PPY2 and PPY3 are filed with the California Secretary of State in accordance with the GCLC (the "Effective Time"). PSI, PPY, PPY2 and PPY3 are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Mergers, is sometimes referred to herein as the "Surviving Corporation." The merger of PPY into PSI, the merger of PPY2 into PSI and the merger of PPY3 into PSI are not conditioned on each other.

         2.2 EFFECT OF THE MERGER.  At the Effective Time:

             2.2.1 CONSTITUENT CORPORATIONS. The separate corporate existence of PPY, PPY2 and PPY3 shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PPY, PPY2 and PPY3 and shall be subject to all the debts and liabilities of PPY, PPY2 and PPY3 in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PPY, PPY2 and PPY3 shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PPY, PPY2 and PPY3 may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

             2.2.2 ARTICLES AND BYLAWS. The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

             2.2.3 OFFICERS AND DIRECTORS. The officers and directors of PSI shall continue as officers and directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         2.3 CONVERSION OF COMMON STOCK SERIES A. The manner of converting the outstanding shares of (i) Common Stock Series A ($.01 par value) of PPY (the "PPY Shares"), (ii) Common Stock Series A ($.01 par value) of PPY2 (the "PPY2 Shares") and (iii) Common Stock Series A ($.01 par value) of PPY3 (the "PPY3 Shares") into cash and/or shares of Common Stock ($.10 par value) of PSI (the "PSI Shares") shall be as follows:

              2.3.1  CASH ELECTION.  At the Effective Time, subject to Sections
2.6 and 6.8 hereof, each PPY Share, PPY2 Share and PPY3 Share as to which a cash election has been made in accordance with the provisions of Section 2.5 hereof and has not been revoked, relinquished or lost pursuant to Section 2.5 hereof (the "Cash Election Shares") shall be converted into and shall represent the right to receive $19, $20.39 and $20.47, respectively, in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

              2.3.2 SHARE EXCHANGE. At the Effective Time, subject to Sections 2.4, 2.5, 2.7 and 6.8 hereof, each PPY Share, PPY2 Share and PPY3 Share (other than Cash Election Shares and PPY, PPY2 and PPY3 Shares owned by PSI) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient (the "Conversion Number") derived by dividing $19, $20.39 and $20.47, respectively, by the average of the per share closing prices on the New York Stock Exchange, Inc. (the "NYSE") of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY, PPY2 and PPY3, respectively, provided for in Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, the Conversion Number will be appropriately adjusted to reflect such action.

         2.4 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Mergers. In lieu of any such fractional share interests, each holder of PPY, PPY2 and PPY3 Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PPY, PPY2 and PPY3 Shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Mergers. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the NYSE of the PSI Shares at the Effective Time by (ii) the fractional interest.

         2.5 PROCEDURE FOR CASH ELECTION. At the time of the mailing of the Combined Proxy Statement and Prospectus provided for in Section 6.5 hereof, PSI will send to each holder of record of PPY, PPY2 and PPY3 Shares at the record date for PPY, PPY2 and PPY3 meetings of shareholders referred to in Section 6.2 hereof a cash election form (the "Form of Election") providing such holder with the option to elect to receive the Cash Election Price with respect to all or any portion of such holder's PPY, PPY2 or PPY3 Shares. Any such election to receive the cash payment contemplated by Section 2.3.1 hereof shall have been properly made only if American Stock Transfer & Trust Company (the "Depositary") shall have received at its designated office, by 5:00 p.m., New York time, on the last business day preceding the day of such meeting of shareholders, a Form of Election properly completed and accompanied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery in a form and on terms satisfactory to PSI), as set forth in such Form of Election. Any Form of Election may be revoked by the person submitting the same to the Depositary only by written notice received by the Depositary prior to 5:00 p.m., New York time, on the last business day before the day of the meeting of shareholders referred to in Section 6.2 hereof. In addition, all Forms of Election shall automatically be revoked if the Depositary is notified in writing by the parties hereto that the Mergers have been abandoned. If a Form of Election is revoked pursuant to this Section 2.5, the certificate or certificates or any guarantee of delivery in respect of the PPY, PPY2 and PPY3 Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Depositary. The Depositary may determine whether or not elections to receive cash have been properly made or revoked pursuant to this Section 2.5, and any such determination shall be conclusive and binding. If the Depositary determines that any election to receive cash was not properly or timely made, the PPY, PPY2 and PPY3 Shares covered thereby shall not be treated as Cash Election Shares, and shall be converted in the Mergers as provided in Section 2.3.2 hereof. The

Depositary may, with the agreement of PSI, PPY, PPY2 and PPY3, establish such procedures, not inconsistent with this Section 2.5, as may be necessary or desirable to implement this Section 2.5.

         2.6 PROCEDURE FOR PRORATION.

              2.6.1 NO PRORATION OF PPY SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PPY is 20% or less than the number of PPY Shares outstanding as of the record date for the meeting of shareholders of PPY referred to in Section 6.2, then each Cash Election Share of PPY shall be converted in the Mergers into the right to receive the Cash Election Price for PPY Shares.

              2.6.2 NO PRORATION OF PPY2 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PPY2 is 20% or less than the number of PPY2 Shares outstanding as of the record date for the meeting of shareholders of PPY2 referred to in Section 6.2, then each Cash Election Share of PPY2 shall be converted in the Mergers into the right to receive the Cash Election Price for PPY2 Shares.

              2.6.3 NO PRORATION OF PPY3 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares (as defined below) of PPY3 is 20% or less than the number of PPY3 Shares outstanding as of the record date for the meeting of shareholders of PPY3 referred to in Section 6.2, then each Cash Election Share of PPY3 shall be converted in the Mergers into the right to receive the Cash Election Price for PPY3 Shares.

              2.6.4 PRORATION OF PPY SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares of PPY exceeds 20%, then each Cash Election Share of PPY shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PPY owned by a holder of PPY Shares that shall be converted into the right to receive the Cash Election Price for PPY Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PPY Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PPY, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PPY. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PPY to receive the Cash Election Price for PPY Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PPY exceeds 20% (but not 50%) of the number of PPY Shares outstanding as of the record date for the meeting of shareholders of PPY referred to in Section 6.2.

              2.6.5 PRORATION OF PPY2 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares of PPY2 exceeds 20%, then each Cash Election Share of PPY2 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PPY2 owned by a holder of PPY2 Shares that shall be converted into the right to receive the Cash Election Price for PPY2 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PPY2 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PPY2, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PPY2. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PPY2 to receive the Cash Election Price for PPY2 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PPY2 exceeds 20% (but not 50%) of the number of PPY2 Shares outstanding as of the record date for the meeting of shareholders of PPY2 referred to in Section 6.2.

              2.6.6 PRORATION OF PPY3 SHARES. If the aggregate number of Cash Election Shares and Dissenting Shares of PPY3 exceeds 20%, then each Cash Election Share of PPY3 shall be converted in the Mergers into the right to receive cash or into PSI Shares as follows: the number of Cash Election Shares of PPY3 owned by a holder of PPY3 Shares that shall be converted into the right to receive the Cash Election Price for PPY3 Shares shall equal the number obtained by multiplying (i) (A) 20% of outstanding PPY3 Shares less (B) the number of Dissenting Shares (as hereinafter defined) of PPY3, if any, by (ii) a fraction of which the numerator shall be the number of Cash Election Shares owned by such holder and the denominator shall be the aggregate number of Cash Election Shares of PPY3. The balance of such Cash Election Shares shall be converted into PSI Shares in accordance with the provisions of Section 2.3.2 hereof. Notwithstanding the foregoing, PSI, in its sole discretion, may allow Cash Election Shares of PPY3 to receive the Cash Election Price for PPY3 Shares even if the aggregate number of Cash Election Shares and Dissenting Shares of PPY3 exceeds 20% (but not 50%) of the number of PPY3 Shares outstanding as of the record date for the meeting of shareholders of PPY3 referred to in Section 6.2.

         2.7 DISSENTING SHARES. PPY, PPY2 and PPY3 Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the GCLC and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for PPY, PPY2 or PPY3 Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of PPY, PPY2 or PPY3 Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to PPY, PPY2 or PPY3 Shares, such PPY, PPY2 or PPY3 Shares shall automatically be converted into the right to receive PSI Shares pursuant to Section 2.3.2 hereof.

         2.8 PSI SHARES UNAFFECTED. The Mergers shall effect no change in any of the outstanding PSI Shares and no outstanding PSI Shares shall be converted or exchanged as a result of the Mergers, and no cash shall be exchangeable, and no securities shall be issuable, with respect thereto.

         2.9 CANCELLATION OF SHARES HELD OR OWNED BY PARTIES. At the Effective Time, any PPY, PPY2 and PPY3 Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

         2.10 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding PPY, PPY2 and PPY3 Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to The First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the PPY, PPY2 and PPY3 Shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section
2.3.2 hereof and cash payment in lieu of fractional share interests, if any, as provided in Section 2.4 hereof. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of PPY, PPY2 and PPY3 Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Mergers and the procedure for surrendering to the Exchange Agent certificates evidencing PPY, PPY2 and PPY3 Shares in exchange for certificates evidencing PSI Shares.

         2.11 STATUS UNTIL SURRENDERED.  Until surrendered as provided in
Section 2.10 hereof, each outstanding certificate which, prior to the Effective Time, represented PPY, PPY2 or PPY3 Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the PPY, PPY2 or PPY3 Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing PPY, PPY2 or PPY3 Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of PPY, PPY2 or PPY3 Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests pursuant to Section 2.4 hereof.

         2.12 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of PPY, PPY2 and PPY3 Shares on the records of PPY, PPY2 and PPY3, respectively, and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

         2.13 CONVERSION OF COMMON STOCK SERIES B, C AND D. At the Effective Time, subject to Section 6.8 hereof, each share of (i) Common Stock Series B, C and D ($.01 par value) of PPY, (ii) Common Stock Series B, C and D ($.01 par value) of PPY2 and (iii) Common Stock Series B, C and D ($.01 par value) of PPY3 (in each case, other than shares owned by PSI) shall be converted into that number of PSI Shares equal to, rounded to the nearest thousandth, the quotient derived by dividing $11.66, $12.26 and $12.30, respectively, by the average per share closing prices on the NYSE of PSI Shares during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY, PPY2 and PPY3, respectively, provided for in Section 6.2 hereof. If, prior to the Effective Time, PSI should split or combine the PSI Shares, or pay a stock dividend, such conversion number will be appropriately adjusted to reflect such action. At the Effective Time, any Common Stock Series B, C and D of PPY, PPY2 and PPY3 owned by PSI shall be cancelled and retired and no shares shall be issuable with respect thereto.

     3.  CLOSING.

         3.1 TIME AND PLACE OF CLOSING. If this Agreement is approved by the shareholders of PPY, PPY2 or PPY3, a meeting (the "Closing") shall take place as promptly as practicable thereafter at which the applicable parties will exchange certificates and other documents as required by this Agreement. Such Closing shall take place at such time and place as PSI may designate. The date of the Closing shall be referred to as the "Closing Date."

         3.2 EXECUTION AND FILING OF MERGER AGREEMENT. At or before the Closing and after shareholder approval of PPY, PPY2 or PPY3, the applicable parties shall execute and deliver the Merger Agreements, together with the requisite Officers' Certificates, for filing with the California Secretary of State. The Merger Agreements, together with the requisite Officers' Certificates, shall be duly filed with the California Secretary of State in accordance with the GCLC as soon as practicable following the Closing.

     4.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PPY, PPY2 AND PPY3.

         4.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PPY. PPY represents, warrants and agrees with PSI that:

              4.1.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PPY, (i) the execution, delivery and performance of this Agreement by PPY has been duly authorized and approved by all necessary corporate action of PPY, and (ii) PPY has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

              4.1.2 ORGANIZATION AND RELATED MATTERS. PPY is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PPY. PPY has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

              4.1.3 CAPITAL STOCK. The authorized capital stock of PPY consists solely of (i) 4,456,328 shares of Common Stock Series A ($.01 par value), 3,077,028 of which were issued and outstanding as of July 31, 1996, (ii) 420,875 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of July 31, 1996, (iii) 247,574 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of July 31, 1996 and (iv) 163,036 shares of Common Stock Series D ($.01 par value), all of which were issued and outstanding as of July 31, 1996. All of the issued and outstanding shares of Common Stock Series A, B, C and D of PPY have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PPY is a party or by which it is bound calling for or requiring the issuance of any of PPY's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PPY's Articles of Incorporation.

              4.1.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Mergers and of this Agreement by the shareholders of PPY, neither the execution and delivery of this Agreement nor the consummation by PPY of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PPY is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PPY's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PPY or adversely affect the ability of PPY to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PPY is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PPY or adversely affect the ability of PPY to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.1.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PPY or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PPY or adversely affect the ability of PPY to consummate the transactions contemplated hereby.

              4.1.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PPY, threatened against PPY or involving any of its properties or assets.

              4.1.6 SEC REPORTS. Since January 1, 1993, PPY has filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PPY SEC Reports"). None of the PPY SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              4.1.7 FINANCIAL STATEMENTS. The financial statements included in the PPY SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PPY as of their respective dates, and the results of operations of PPY for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

              4.1.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1996, the business of PPY has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

              4.1.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PPY for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PPY, PPY2 and PPY3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              4.1.10 INSURANCE. All material insurance of PPY is currently in full force and effect and PPY has reported all claims and occurrences to the extent required by such insurance.

              4.1.11 DISCLOSURE. The representations and warranties by PPY in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PPY2. PPY2 represents, warrants and agrees with PSI that:

              4.2.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PPY2, (i) the execution, delivery and performance of this Agreement by PPY2 has been duly authorized and approved by all necessary corporate action of PPY2, and (ii) PPY2 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

             4.2.2 ORGANIZATION AND RELATED MATTERS. PPY2 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PPY2. PPY2 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

              4.2.3 CAPITAL STOCK. The authorized capital stock of PPY2 consists solely of (i) 4,619,515 shares of Common Stock Series A ($.01 par value), 3,130,103 of which were issued and outstanding as of July 31, 1996, (ii) 420,875 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of July 31, 1996, (iii) 247,574 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of July 31, 1996 and (iv) 163,036 shares of Common Stock Series D ($.01 par value), all of which were issued and outstanding as of July 31, 1996. All of the issued and outstanding shares of Common Stock Series A, B, C and D of PPY2 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PPY2 is a party or by which it is bound calling for or requiring the issuance of any of PPY2's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PPY2's Articles of Incorporation.

              4.2.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Mergers and of this Agreement by the shareholders of PPY2, neither the execution and delivery of this Agreement nor the consummation by PPY2 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PPY2 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PPY2's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PPY2 or adversely affect the ability of PPY2 to consummate the transactions contemplated hereby;

(iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PPY2 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PPY2 or adversely affect the ability of PPY2 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.2.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PPY2 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PPY2 or adversely affect the ability of PPY2 to consummate the transactions contemplated hereby.

              4.2.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PPY2, threatened against PPY2 or involving any of its properties or assets.

              4.2.6 SEC REPORTS. Since January 1, 1993, PPY2 has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PPY2 SEC Reports"). None of the PPY2 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              4.2.7 FINANCIAL STATEMENTS. The financial statements included in the PPY2 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PPY2 as of their respective dates, and the results of operations of PPY2 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

              4.2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1996, the business of PPY2 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

              4.2.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PPY2 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PPY, PPY2 and PPY3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              4.2.10 INSURANCE. All material insurance of PPY2 is currently in full force and effect and PPY2 has reported all claims and occurrences to the extent required by such insurance.

              4.2.11 DISCLOSURE. The representations and warranties by PPY2 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.3 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PPY3. PPY3 represents, warrants and agrees with PSI that:

              4.3.1 AUTHORIZATION. Subject to approval of this Agreement by the shareholders of PPY3, (i) the execution, delivery and performance of this Agreement by PPY3 has been duly authorized and approved by all necessary corporate action of PPY3, and (ii) PPY3 has necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

              4.3.2 ORGANIZATION AND RELATED MATTERS. PPY3 is a corporation duly organized, existing and in good standing under the laws of the State of California with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PPY3. PPY3 has no direct or indirect equitable or beneficial interest in any other corporation other than PSCC, Inc.

              4.3.3 CAPITAL STOCK. The authorized capital stock of PPY3 consists solely of (i) 1,851,696 shares of Common Stock Series A ($.01 par value), 1,313,384 of which were issued and outstanding as of July 31, 1996, (ii) 168,709 shares of Common Stock Series B ($.01 par value), all of which were issued and outstanding as of July 31, 1996, (iii) 99,241 shares of Common Stock Series C ($.01 par value), all of which were issued and outstanding as of July 31, 1996 and (iv) 65,354 shares of Common Stock Series D ($.01 par value), all of which were issued and outstanding as of July 31, 1996. All of the issued and outstanding shares of Common Stock Series A, B, C and D of PPY3 have been duly and validly authorized and issued, and are fully paid and nonassessable. There are no options or agreements to which PPY3 is a party or by which it is bound calling for or requiring the issuance of any of PPY3's capital stock, except that the shares of Common Stock Series B and C are convertible into shares of Common Stock Series A in accordance with PPY3's Articles of Incorporation.

              4.3.4 CONSENTS AND APPROVALS; NO VIOLATION. Assuming approval of the Mergers and of this Agreement by the shareholders of PPY3, neither the execution and delivery of this Agreement nor the consummation by PPY3 of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreement(s) and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PPY3 is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of PPY3's real property, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PPY3 or adversely affect the ability of PPY3 to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PPY3 is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PPY3 or adversely affect the ability of PPY3 to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.2.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PPY3 or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PPY3 or adversely affect the ability of PPY3 to consummate the transactions contemplated hereby.

              4.3.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PPY3, threatened against PPY3 or involving any of its properties or assets.

              4.3.6 SEC REPORTS. Since January 1, 1993, PPY3 has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PPY3 SEC Reports"). None of the PPY3 SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              4.3.7 FINANCIAL STATEMENTS. The financial statements included in the PPY3 SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PPY3 as of their respective dates, and the results of operations of PPY3 for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

              4.3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1996, the business of PPY3 has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

              4.3.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PPY3 for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as such terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PPY, PPY3 and PPY3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              4.3.10 INSURANCE. All material insurance of PPY3 is currently in full force and effect and PPY3 has reported all claims and occurrences to the extent required by such insurance.

              4.3.11 DISCLOSURE. The representations and warranties by PPY3 in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PSI. PSI hereby represents, warrants and agrees with PPY, PPY2 and PPY3 that:

         5.1 AUTHORIZATION. The execution, delivery and performance of this Agreement by PSI have been duly authorized and approved by all necessary corporate action of PSI, and PSI has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby.

         5.2 ORGANIZATION AND RELATED MATTERS. PSI is a corporation duly organized, existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as and where now owned, leased, operated or carried on, as the case may be; and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business carried on by it requires such qualification and where the failure to so qualify would have a material adverse effect on the business, properties, results of operations or financial condition of PSI.

         5.3 CAPITAL STOCK. The authorized capital stock of PSI consists solely of (i) 200,000,000 shares of Common Stock ($.10 par value), 77,013,724 of which were issued and outstanding as of July 31, 1996, (ii) 7,000,000 shares of Class B Common Stock ($.10 par value), all of which were issued and outstanding as of July 31, 1996 and (iii) 50,000,000 shares of Preferred Stock ($.10 par value), 13,447,180 of which were issued and outstanding as of July 31, 1996. All of the issued and outstanding shares of Common Stock and Preferred Stock of PSI have been duly and validly authorized and issued, and are fully paid and nonassessable. The issuance of the PSI Shares in the Mergers has been duly and validly authorized and, when issued and delivered as provided in this Agreement, the PSI Shares will have been duly and validly issued, fully paid and nonassessable; and the shareholders of PSI have no preemptive rights with respect to any shares of capital stock of PSI.

         5.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by PSI of the transactions contemplated hereby will: (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Bylaws; (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder, (C) the filing of the Merger Agreements and Officers' Certificates pursuant to the GCLC and appropriate documents with the relevant authorities of other states in which PSI is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of the real property of PPY, PPY2 and PPY3, (E) as may be required by any applicable state securities or takeover laws, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, mortgage, agreement or other instrument or obligation to which PSI is a party or any of its properties or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby; or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PSI or its properties or assets, except for violations which would not in the aggregate have a material adverse effect on PSI or adversely affect the ability of PSI to consummate the transactions contemplated hereby.

         5.5 LITIGATION. There is no litigation, proceeding or governmental investigation which, individually or in the aggregate, is or may be material and adverse, pending or, to the knowledge of PSI, threatened against PSI or involving any of its properties or assets.

         5.6 SEC REPORTS. Since January 1, 1993, PSI has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated by the SEC thereunder, all of which complied in all material respects with all applicable requirements of the federal securities laws and such rules and regulations (collectively, the "PSI SEC Reports"). None of the PSI SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.7 FINANCIAL STATEMENTS. The financial statements included in PSI's SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position of PSI as of their respective dates, and the results of operations of PSI for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 1995, the business of PSI has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, results of operations or financial condition, or any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, that would materially and adversely affect its properties, business or results of operations.

         5.9 S-4 REGISTRATION STATEMENT AND COMBINED PROXY STATEMENT AND PROSPECTUS. None of the information supplied or to be supplied by PSI for inclusion or incorporation by reference in the S-4 Registration Statement or the Combined Proxy Statement and Prospectus (as those terms are defined in Section
6.5 hereof) will (i) in the case of the S-4 Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Combined Proxy Statement and Prospectus, at the time of the mailing of the Combined Proxy Statement and Prospectus and at the time of the meetings of the shareholders of PPY, PPY2 and PPY3, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.10 INSURANCE. All material insurance of PSI is currently in full force and effect and PSI has reported all claims and occurrences to the extent required by such insurance.

         5.11 DISCLOSURE. The representations and warranties by PSI in this Agreement and any certificate or document delivered by it pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     6.  COVENANTS AND AGREEMENTS.

         6.1 ORDINARY COURSE. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, each of PSI, PPY, PPY2 and PPY3 will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to: (a) preserve intact its present business, organization and goodwill, (b) maintain all permits, licenses and authorizations required by applicable laws, and (c) keep available the services of its present employees and preserve its relationships with customers, suppliers, lenders, lessors, governmental entities and others having business or regulatory dealings with it. PPY, PPY2 and PPY3 will not issue any capital stock or debt securities convertible into capital stock. PSI, PPY, PPY2 and PPY3 will promptly notify the others of any event or occurrence not in the ordinary and usual course of business or which may have a material adverse effect on the properties or financial condition of such party.

         6.2 MEETINGS OF SHAREHOLDERS. PPY, PPY2 and PPY3 will take all action necessary in accordance with applicable law to convene a meeting of its shareholders as promptly as practicable to consider and vote upon approval of this Agreement, it being understood that the principal terms of the Agreement must be approved by (i) in the case of PPY, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B, C and D of PPY, counted together as a single class with the shares of Common Stock Series B, C and D voted with the holders of a majority of the unaffiliated shares of Common Stock Series A; (ii) in the case of PPY2, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B, C and D of PPY2, counted together as a single class with the shares of Common Stock Series B, C and D voted with the holders of a majority of the unaffiliated shares of Common Stock Series A; and (iii) in the case of PPY3, the affirmative vote of a majority of the outstanding shares of Common Stock Series A, B, C and D of PPY3, counted together as a single class with the shares of Common Stock Series B, C and D voted with the holders of a majority of the unaffiliated shares of Common Stock Series A.

         6.3 TAX REPORTING. Each of PSI, PPY, PPY2 and PPY3 agrees to report the Mergers for federal and state income tax purposes, as a reorganization of the type described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         6.4 ACQUISITION PROPOSALS. PPY, PPY2 and PPY3 will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving PPY, PPY2 or PPY3, or any purchase of all or any significant portion of either of their assets, or any equity interest in either of them, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the respective Board of Directors on behalf of PPY, PPY2 or PPY3 may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if the failure to provide such information or participate in such negotiations and discussions might cause the members of the Board of Directors of PPY, PPY2 or PPY3 to breach their fiduciary duty to the shareholders of the respective corporation under applicable law as advised by counsel. PPY, PPY2 and PPY3 will notify PSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with PPY, PPY2 or PPY3, and will keep PSI informed of the status and terms of any such proposals and any such negotiations or discussions.

         6.5 REGISTRATION AND PROXY STATEMENTS. PPY, PPY2 and PPY3 will promptly prepare and file with the SEC a combined preliminary proxy statement in connection with the vote of shareholders of PPY, PPY2 and PPY3 with respect to the Mergers. PSI will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a combined proxy statement/prospectus, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the PSI Shares to be issued to holders of PPY, PPY2 and PPY3 Shares in the Mergers (such combined proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms to be mailed to the shareholders of PPY, PPY2 and PPY3, being herein called the "Combined Proxy Statement and Prospectus"). PSI, PPY, PPY2 and PPY3 will use their best efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and PPY, PPY2 and PPY3 will each use its best efforts to cause the Combined Proxy Statement and Prospectus to be mailed to its respective shareholders at the earliest practicable date. PPY, PPY2 and PPY3 agree that if at any time prior to the Effective Time any event with respect to PPY, PPY2 and PPY3, respectively, should occur which is required to be described in an amendment of, or a supplement to, the Combined Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PPY, PPY2 and PPY3 and (ii) the Combined Proxy Statement and Prospectus will (with respect to PPY, PPY2 and PPY3) comply as to form in all material respects with the requirements of the federal securities laws. PSI agrees that (i) if at any time prior to the Effective Time any event with respect to PSI should occur which is required to be described in an amendment of, or a supplement to, the Combined Proxy Statement and Prospectus or the S-4 Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PPY, PPY2 and PPY3 and (ii) the Combined Proxy Statement and Prospectus will (with respect to PSI) comply as to form in all material respects with the requirements of the federal securities laws.

         6.6 BEST EFFORTS. Each of PSI, PPY, PPY2 and PPY3 shall: (i) promptly make its respective filings and thereafter make any other required submissions under all applicable laws with respect to the Mergers and the other transactions contemplated hereby; and (ii) use its best efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

         6.7 REGISTRATION AND LISTING OF PSI SHARES. PSI will use its best efforts to register the PSI Shares under the applicable provisions of the Securities Act and to cause the PSI Shares to be listed for trading on the NYSE upon official notice of issuance.

         6.8  DISTRIBUTIONS.

              6.8.1 PPY DISTRIBUTIONS. PPY will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.27 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PPY (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $19.00 per share in the case of the PPY Shares and $11.66 per share in the case of the PPY Common

Stock Series B, C and D and (iii) pre-Mergers cash distributions required to satisfy PPY's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PPY is the sum of (a) the fair market value of PPY's real estate assets as determined by appraisal by Nicholson-Douglas Realty Consultants, Inc. as of June 30, 1996, and (b) the book value of PPY's non-real estate assets as of the date of determination, and less (c) PPY's liabilities as of the date of determination. The determination of book value and liabilities shall be from PPY's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

              6.8.2 PPY2 DISTRIBUTIONS. PPY2 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.28 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PPY2 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $20.39 per share in the case of the PPY2 Shares and $12.26 per share in the case of the PPY2 Common Stock Series B, C and D and (iii) pre-Mergers cash distributions required to satisfy PPY2's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PPY2 is the sum of (a) the fair market value of PPY2's real estate assets as determined by appraisal by Nicholson-Douglas Realty Consultants, Inc. as of June 30, 1996, and (b) the book value of PPY2's non-real estate assets as of the date of determination, and less (c) PPY2's liabilities as of the date of determination. The determination of book value and liabilities shall be from PPY2's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

              6.8.3 PPY3 DISTRIBUTIONS. PPY3 will not, at any time prior to the Effective Time, declare or pay any cash distribution on its capital stock or make any other distribution of assets to its shareholders, except (i) regular quarterly dividends on its Common Stock at a quarterly rate not in excess of $.34 per share, (ii) distributions to shareholders of record immediately prior to the Effective Time in an aggregate amount equal to the amount by which the estimated Net Asset Value of PPY3 (as defined below) allocable to the respective shareholders as of the Effective Time exceeds $20.47 per share in the case of the PPY3 Shares and $12.30 per share in the case of the PPY3 Common Stock Series B, C and D and (iii) pre-Mergers cash distributions required to satisfy PPY3's REIT distribution requirements (the number of PSI Shares issued in the Mergers and the amount receivable upon Cash Elections would be reduced on a pro rata basis in an aggregate amount equal to such additional distributions). For this purpose, the Net Asset Value of PPY3 is the sum of (a) the fair market value of PPY3's real estate assets as determined by appraisal by Nicholson-Douglas Realty Consultants, Inc. as of June 30, 1996, and (b) the book value of PPY3's non-real estate assets as of the date of determination, and less (c) PPY3's liabilities as of the date of determination. The determination of book value and liabilities shall be from PPY3's financial statements prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods.

     7.  CONDITIONS.

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

              7.1.1 PPY, PPY2 AND PPY3 SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been duly approved by the shareholders of PPY, PPY2 and PPY3 as contemplated by Section 6.2.

              7.1.2 GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR Act) shall have been made or obtained (as the case may be) without material restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect on PSI, PPY, PPY2 or PPY3.

              7.1.3 LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party invoking this condition shall use its best efforts to have any such judgment, decree, injunction or other order vacated.

              7.1.4 REGISTRATION STATEMENT. The S-4 Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the PSI Shares shall have been received.

              7.1.5 LISTING OF PSI SHARES ON NYSE. The PSI Shares shall have been approved for listing on the NYSE upon official notice of issuance.

              7.1.6 FAIRNESS OPINION. The Boards of Directors of PPY, PPY2 and PPY3 shall have received the opinion of Robert A. Stanger & Co., Inc. in form and substance satisfactory to them to the effect that the consideration to be received by the shareholders of PPY, PPY2 and PPY3 in the Mergers is fair to such shareholders from a financial point of view, and such opinion shall not have been withdrawn or revoked.

              7.1.7 TAX OPINION. The Boards of Directors of PSI, PPY, PPY2 and PPY3 shall have received a legal opinion of Hogan & Hartson that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         7.2 CONDITIONS TO OBLIGATIONS OF PSI. The obligations of PSI to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PSI to the extent permitted by applicable law:

              7.2.1 ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. Each of the representations and warranties of PPY, PPY2 and PPY3 contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PPY, PPY2 and PPY3 shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

              7.2.2 CERTIFICATE OF OFFICERS. PSI shall have received such certificates of officers of PPY, PPY2 and PPY3 as PSI may reasonably request in connection with the Closing, including upon request a certificate satisfactory to it of the Chief Executive Officer and the Chief Financial Officer of PPY, PPY2 and PPY3, to the effect that, to the best of their knowledge, all representations and warranties of PPY, PPY2 and PPY3 contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PPY, PPY2 and PPY3 have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

              7.2.3 TITLE TO PROPERTIES; ENVIRONMENTAL AUDITS. PSI in its sole discretion shall be satisfied as to the status of title to (including the existence and effect of liens and encumbrances), and the results of an environmental audit of, each of the real properties owned by PPY, PPY2 and PPY3.

              7.2.4 TRADING PRICE OF PSI SHARES. The average of the per share closing prices of the PSI Shares on the NYSE during the 20 consecutive trading days ending on the fifth trading day prior to the meeting of shareholders of PPY, PPY2 and PPY3 provided for in Section 6.2 hereof (the "Average PSI Share Price") shall be not less than $20.

              7.2.5 DISSENTING SHARES. The number of Dissenting Shares shall be less than 5% of the outstanding PPY Shares in the case of PPY, less than 5% of the outstanding PPY2 Shares in the case of PPY2 and less than 5% of the outstanding PPY3 Shares in the case of PPY3.

         7.3 CONDITIONS TO OBLIGATIONS OF PPY, PPY2 AND PPY3. The obligations of PPY, PPY2 and PPY3 to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, which may be waived in whole or in part by PPY, PPY2 and PPY3 to the extent permitted by applicable law.

              7.3.1 ACCURACY OF REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. Each of the representations and warranties of PSI contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date) and PSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

              7.3.2 CERTIFICATE OF OFFICERS. PPY, PPY2 and PPY3 shall have received such certificates of officers of PSI as PPY, PPY2 and PPY3 may reasonably request in connection with the Closing, including upon request a certificate satisfactory to them of the Chief Executive Officer and the Chief Financial Officer of PSI, to the effect that, to the best of their knowledge, all representations and warranties of PSI contained in this Agreement are true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, and PSI has performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

         7.4 SEPARATE MERGERS. The merger of PPY into PSI, the merger of PPY2 into PSI and the merger of PPY3 into PSI are not conditioned on the others. If the conditions to one of the Mergers are satisfied or waived, such merger will be consummated on the terms provided in this Agreement, notwithstanding that the conditions to the other Merger have not been satisfied or waived.

     8.  TERMINATION.

         8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, by the mutual written consent of PSI, PPY, PPY2 or PPY3.

         8.2 TERMINATION BY PSI, PPY, PPY2 OR PPY3. This Agreement may be terminated and the Mergers may be abandoned by action of the Board of Directors of PSI, PPY, PPY2 or PPY3 if (i) the Mergers shall not have been consummated by June 30, 1997 (provided that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date); (ii) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) (A) the shareholders of PPY, in the case of the merger of PPY into PSI, or (B) the shareholders of PPY2, in the case of the merger of PPY2 into PSI, or
(C) the shareholders of PPY3, in the case of the merger of PPY3 into PSI, shall have failed to approve this Agreement and the transactions contemplated hereby at their respective meetings of shareholders.

         8.3 TERMINATION BY PSI. This Agreement may be terminated by PSI, and the Mergers may be abandoned at any time prior to the Effective Time, as to the defaulting party if (i) PPY, PPY2 or PPY3 shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by such party at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to such party of such failure to comply, or (ii) any representation or warranty of PPY, PPY2 or PPY3 contained in this Agreement shall not be true in all material respects when made, which inaccuracy or breach (if capable of cure) has not been cured within five business days following notice to such party of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.4 TERMINATION BY PPY, PPY2 OR PPY3. This Agreement may be terminated by PPY, PPY2 or PPY3 and the Mergers may be abandoned at any time prior to the Effective Time, before or after shareholder approval, if (i) PSI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by PSI at or prior to such date of termination, which failure to comply has not been cured within five business days following notice to PSI of such failure to comply, or (ii) any representation or warranty of PSI contained in this Agreement shall not be true in all material respects when made, which inaccuracy or beach (if capable of cure) has not been cured within five business days following notice to PSI of the inaccuracy or breach, or on and as of the Closing as if made on and as of the Closing Date.

         8.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Mergers pursuant to this Section 8, no party (or any directors, officers, employees, agents or representatives of any party) shall have any liability or further obligation to any other party or any person who controls a party within the meaning of the Securities Act, except as provided in Section 9.1 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

     9.  MISCELLANEOUS.

         9.1 PAYMENT OF EXPENSES. If the Mergers are consummated, the Surviving Corporation shall pay all the expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. If the Mergers are not consummated, each of PSI, PPY, PPY2 and PPY3 shall pay its own expenses, except that any expenses incurred in connection with the printing of the S-4 Registration Statement and the Combined Proxy Statement and Prospectus, the real estate appraisals and environmental audits of the properties of PPY, PPY2 and PPY3 and preparation for real estate closings, and any filing fees under the HSR Act, the Securities Act and the Securities Exchange Act of 1934, as amended shall be paid 50% by PSI and the balance by PPY, PPY2 and PPY3 in equal shares.

         9.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations and warranties of PSI, PPY, PPY2 and PPY3 contained herein or in any certificate or document delivered pursuant hereto shall expire with and be terminated and extinguished by the effectiveness of the Mergers and shall not survive the Effective Time. The sole right and remedy arising from a misrepresentation or breach of warranty, or from the failure of any of the conditions to be met, shall be the termination of this Agreement by the other party. This Section 9.2 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

         9.3 MODIFICATION OR AMENDMENT. The parties may modify or amend this Agreement by written agreement authorized by the Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of a party, no amendment shall be made which changes any of the principal terms of the Mergers or this Agreement, without the approval of such shareholders.

         9.4 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

         9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         9.6 INTERPRETATION. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term in the Section in which such meaning is set forth. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

         9.7 HEADINGS. The descriptive headings contained in the Sections and subsections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, and shall confer no right, benefit or interest upon any other person, including shareholders of the respective parties.

         9.9 NOTICES. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, postage prepaid, addressed as follows or such other address as the party to be notified has furnished in writing by a notice given in accordance with this Section 9.9:

             If to PSI:

             Public Storage, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  Harvey Lenkin
                         President

             If to PPY:

             Partners Preferred Yield, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

             If to PPY2:

             Partners Preferred Yield II, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

             If to PPY3:

             Partners Preferred Yield III, Inc.
             701 Western Avenue, Suite 200
             Glendale, California 91201-2397
             Attention:  B. Wayne Hughes
                         Chief Executive Officer

Any such notice or communication shall be deemed given as of the date of delivery, if delivered personally, or on the second day after deposit with the U.S. Postal Service, if sent by U.S. mail.

         9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

         9.11 ASSIGNMENT. No rights, interests or obligations of either party under this Agreement may be assigned or delegated without the prior written consent of the other party.

         9.12 ENTIRE AGREEMENT. This Agreement, including the Merger Agreement, embodies the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

         9.13 SEVERABLE PROVISIONS. If any of the provisions of this Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         9.14 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PPY, PPY2 or PPY3, the officers of any Constituent Corporation are fully authorized in the name of PPY or PPY2 or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                              PUBLIC STORAGE, INC.


                              By:   /s/ HARVEY LENKIN
                                    ---------------------
                                    Harvey Lenkin
                                    President


                              PARTNERS PREFERRED YIELD, INC.


                              By:   /s/ B. WAYNE HUGHES
                                    ---------------------
                                    B. Wayne Hughes
                                    Chief Executive Officer


                              PARTNERS PREFERRED YIELD II, INC.


                              By:   /s/ B. WAYNE HUGHES
                                    ---------------------
                                    B. Wayne Hughes
                                    Chief Executive Officer


                              PARTNERS PREFERRED YIELD III, INC.


                              By:   /s/ B. WAYNE HUGHES
                                    ---------------------
                                    B. Wayne Hughes
                                    Chief Executive Officer

                                                                    Exhibit A to
                                                                      Appendix A
                                                                      ----------

                              AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this _____ day of _______________, 1996, by and between PUBLIC STORAGE, INC., a California corporation ("PSI"), and [PARTNERS PREFERRED YIELD, INC., a California corporation ("PPY"), PARTNERS PREFERRED YIELD II, INC., a California corporation ("PPY2") or PARTNERS PREFERRED YIELD III, INC. a California corporation ("PPY3")], with reference to the following:

          A. PSI was incorporated in 1980 under the laws of California, and on the date hereof its authorized capital stock consists of 200,000,000 shares of Common Stock, $.10 par value (the "PSI Shares"), ___________ of which are issued and outstanding, 7,000,000 shares of Class B Common Stock, _________ of which are issued and outstanding and 50,000,000 shares of Preferred Stock ($.01 par value), ___________ of which are issued and outstanding.

          B. __________ was incorporated in 1991 under the laws of California, and on the date hereof has outstanding __________ shares of Common Stock Series A, $.01 par value (the "_____ Shares"), _________ shares of Common Stock Series B, _________ shares of Common Stock Series C and _________ shares of Common Stock Series D.

          C. PSI, PPY, PPY2 and PPY3 have entered into an Agreement and Plan of Reorganization dated as of _______________, 1996 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

          D. The Boards of Directors of PSI and __________ have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   ---------

          1.1 THE MERGER. At the Effective Time (as defined below), __________ will be merged with and into PSI (the "Merger") and PSI shall be the surviving corporation. PSI and __________ are sometimes collectively referred to herein as the "Constituent Corporations" and PSI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

          1.2 EFFECTIVE TIME. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of PSI and __________, are filed with the California Secretary of State (the "Effective Time").

          1.3       EFFECT OF THE MERGER.  At the Effective Time:

                    (a) The separate corporate existence of __________ shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of __________ and shall be subject to all the debts and liabilities of __________ in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of __________ shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against __________ may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                                     E.A-1

                    (b) The Articles of Incorporation and the Bylaws of PSI, as then amended, shall continue to be the Articles of Incorporation and the Bylaws of the Surviving Corporation until changed as provided by law and their respective provisions.

                    (c) The directors of PSI shall continue as directors of the Surviving Corporation until their successors are elected and qualified as provided by law and in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II
                                   ----------

          2.1 CONVERSION OF __________ SHARES. The manner of converting the outstanding __________ Shares into cash and/or PSI Shares shall be as follows:

                    (a) At the Effective Time, subject to Section 2.6 of the Plan, each __________ Share as to which a cash election has been made in accordance with the provisions of Section 2.5 of the Plan and has not been revoked, relinquished or lost pursuant to Section 2.5 of the Plan (the "Cash Election Shares") shall be converted into and shall represent the right to receive $_______ in cash (the "Cash Election Price"). As soon as practicable after the Effective Time, the registered holders of Cash Election Shares shall be paid the cash to which they are entitled hereunder in respect of such Cash Election Shares.

                    (b)  At the Effective Time, subject to Sections 2.4, 2.5 and
2.7 of the Plan, each __________ Share (other than Cash Election Shares and __________ Shares owned by PSI) shall be converted into ______ PSI Shares.

          2.2 NO FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement or the Plan, no fractional PSI Shares and no certificates or script therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of __________ Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such __________ shares, receive a whole PSI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an PSI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an PSI Share; provided, however, that, such fractional share shall not be disregarded if such fractional share to which such holder would otherwise have been entitled represents .5 of 1% or more of the total number of PSI Shares such holder is entitled to receive in the Merger. In such event, such holder shall be paid an amount in cash (without interest), rounded to the nearest $.01, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. of the PSI Shares at the Effective Time by (ii) the fractional interest.

          2.3 DISSENTING SHARES. __________ Shares held by a holder who has demanded and perfected his right to an appraisal of such shares in accordance with Section 1300 et seq. of the General Corporation Law of California (the "GCLC") and who has not effectively withdrawn or lost his right to appraisal ("Dissenting Shares") shall not be converted into or represent the right to receive cash and/or PSI Shares, but the holder thereof shall be entitled only to such rights as are granted by Section 1300 et seq. of the GCLC. Each holder of Dissenting Shares who becomes entitled to payment for __________ Shares pursuant to these provisions of the GCLC shall receive payment therefor from the Surviving Corporation in accordance therewith. If any holder of __________ Shares who demands appraisal in accordance with Section 1300 et seq. of the GCLC shall effectively withdraw with the consent of the Surviving Corporation or lose (through failure to perfect or otherwise) his right to appraisal with respect to __________ Shares, such __________ Shares shall automatically be converted into the right to receive PSI Shares pursuant to
Section 2.1(b) hereof.

          2.4 PSI SHARES UNAFFECTED. The Merger shall effect no change in any of the outstanding PSI Shares and no outstanding PSI shares shall be converted or exchanged as a result of the Merger, and no cash shall be exchangeable and no securities shall be issuable, with respect thereto.

                                     E.A-2

          2.5 CANCELLATION OF SHARES HELD OR OWNED BY PARTIES. At the Effective Time, any __________ Shares owned by PSI shall be cancelled and retired and no shares shall be issuable, and no cash shall be exchangeable, with respect thereto.

          2.6 EXCHANGE OF CERTIFICATES. After the Effective Time, each holder of a certificate theretofore evidencing outstanding __________ Shares which were converted into PSI Shares pursuant hereto, upon surrender of such certificate to First National Bank of Boston (the "Exchange Agent") or such other agent or agents as shall be appointed by the Surviving Corporation, shall be entitled to receive a certificate representing the number of whole PSI Shares into which the __________ Shares theretofore represented by the certificate so surrendered shall have been converted and cash payment in lieu of fractional share interests, if any. As soon as practicable after the Effective Time, the Exchange Agent will send a notice and a transmittal form to each holder of __________ Shares of record at the Effective Time whose stock shall have been converted into PSI Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent certificates evidencing __________ Shares in exchange for certificates evidencing PSI Shares.

          2.7       STATUS UNTIL SURRENDERED.  Until surrendered as provided in
Section 2.6 hereof, each outstanding certificate which, prior to the Effective Time, represented __________ Shares (other than Cash Election Shares and Dissenting Shares, if any) will be deemed for all corporate purposes to evidence ownership of the number of whole PSI Shares into which the __________ Shares evidenced thereby were converted. However, until such outstanding certificates formerly evidencing __________ Shares are so surrendered, no dividend payable to holders of record of PSI Shares shall be paid to the holders of such outstanding certificates in respect of __________ Shares, but upon surrender of such certificates by such holders there shall be paid to such holders the amount of any dividends (without interest) theretofore paid with respect to such whole PSI Shares as of any record date on or subsequent to the Effective Time and the amount of any cash (without interest) payable to such holder in lieu of fractional share interests.

          2.8 TRANSFER OF SHARES. After the Effective Time, there shall be no further registration of transfers of __________ Shares on the records of __________ and, if certificates formerly evidencing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates evidencing PSI Shares and cash in lieu of fractional share interests as herein provided.

          2.9 CONVERSION OF COMMON STOCK SERIES B, C AND D. At the Effective Time, each share of Common Stock Series B (other than shares owned by PSI) shall be converted into ______ PSI Shares and each share of Common Stock Series C and D (other than shares owned by PSI) shall be converted into ______ PSI Shares.

                                  ARTICLE III
                                  -----------

          3.1 HEADINGS. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          3.2 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

          3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

          3.4 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of __________, the officers of either Constituent Corporation are fully authorized in the name of __________ or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

                                     E.A-3

          3.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

          3.6 ABANDONMENT OF MERGER. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                PUBLIC STORAGE, INC.



                                By: ________________________________
                                      Harvey Lenkin
                                      President



                                By: ________________________________
                                      Obren B. Gerich
                                      Senior Vice President


                                [PARTNERS PREFERRED YIELD, INC.
                                PARTNERS PREFERRED YIELD II, INC.
                                          or
                                PARTNERS PREFERRED YIELD III, INC.]



                                By: ________________________________
                                      B. Wayne Hughes
                                      Chairman of the Board and
                                      Chief Executive Officer



                                By: ________________________________
                                      Obren B. Gerich
                                      Secretary


                                     E.A-4

                                                                    APPENDIX B-1

NICHOLSON-                               555 Industrial Drive
DOUGLAS                                  Suite 207
REALTY                                   Hartland, Wisconson 53029
CONSULTANTS, INC.                        Phone (414) 369-5400 Fax (414) 369-5401
--------------------------------------------------------------------------------

     August 14, 1996


     PARTNERS PREFERRED YIELD, INC.
     and PUBLIC STORAGE, INC.
     Glendale, California


     Subject:   Partners Preferred Yield, Inc.:  A Nineteen Property Portfolio

          25101  8401 Lansdowne Ave           Upper Darby          PA
          25102  2025 Chemical Rd             Plymouth Meeting     PA
          25103  1251 Byberry Rd              Philadelphia         PA
          25104  5080 W State Rd 7            Fort Lauderdale      FL
          25105  9600 E Costilla              Englewood            CO
          25106  460 Beaver Ruin Rd           Lilburn              GA
          25107  7640 Fair Oaks Blvd          Carmichael           CA
          25108  2542 SE 105th Ave            Portland             OR
          25109  1775 Industrial Way          Napa                 CA
          25110  11901 W 44th Ave             Wheatridge           CO
          25111  6601 W Charleston Blvd       Las Vegas            NV
          25112  3550 S Arvill                Las Vegas            NV
          25113  1030 N Mansfield Ave         Los Angeles          CA
          25114  24455 Schoenherr Rd          Warren               MI
          25115  1621 NE 71st (Halsey) Ave    Portland             OR
          25116  15244 Pacific Hyway S        Seattle              WA
          25117  2040 S 25th Ave              Broadview            IL
          25118  141 W State St               Winter Springs       FL
          25119  13611 W 15th St              Tampa                FL

     We have completed a limited appraisal of the real estate identified above and submit our findings in this Restricted Appraisal Report. We understand that our valuation opinion will be utilized in conjunction with the proposed merger of Partners Preferred Yield, Inc., into Public Storage, Inc., and may be included or referred to in solicitation materials filed with the Securities and Exchange Commission and distributed to shareholders of Partners Preferred Yield, Inc., and Public Storage, Inc.

     This report is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated above. The appraiser is not responsible for unauthorized use of this report.

NDRC                                              Parnters Preferred Yield, Inc.
                                                                          Page 2
--------------------------------------------------------------------------------

     Furthermore, as agreed, this report is the result of a limited appraisal process in that certain allowable departures from specific guidelines of the Uniform Standards of Appraisal Practice were invoked. The valuation analysis has considered all appropriate approaches to value: the Cost, Income Capitalization and Sales Comparison approaches. Our appraisal is limited in that we physically inspected the subject properties, conducted some investigative market due diligence, and have relied primarily on the Income Capitalization Approach to value; the results were then compared to the indicated value by the Sales Comparison Approach which used a regression analysis of sales of self-storage facilities located throughout the nation. The Cost Approach was not considered appropriate since today's investors do not rely upon the Cost Approach in making investment decisions. Given the income-producing nature of the subject properties, the Income Capitalization Approach is considered the most applicable approach to value. Utilizing this methodology, in our opinion, we have performed all actions necessary to ensure a fair valuation of the portfolio.

     The general analytical process that was undertaken included a review of each property's unit mix, rental rates and historical financial statements. Following these reviews, a stabilized level of operating performance was projected for each property. The value estimate by the Income Capitalization Approach was then made using direct capitalization and/or a discounted cash flow analysis. As additional support for the indicated value for the self-storage properties, we prepared a regression analysis on sales of self-storage properties that have occurred over the last several years. Based upon a correlation of these methodologies, we arrived at an opinion of value for the portfolio of properties. Lastly, as a reasonableness check, the resultant property and portfolio level capitalization rates were compared to reported capitalization rates of recent and pending transactions of self-storage property portfolios, some of which involved Public Storage, Inc., as a party to the transaction.

     Historical operating statements, unit mix, net rentable area, rental rates, rent rolls, lease summaries and other property-specific data for the properties appraised were furnished by Public Storage, Inc., These financial operating statements and other information have been accepted as correctly representing operations and conditions of the subject properties.

     Assets included within the scope of our valuation include land, land improvements, building improvements, and all fixed service equipment. Assets excluded are furniture, fixtures, machinery or equipment, personal property, supplies, materials on hand, inventories, company records, and any current or intangible assets that may exist.

     We have made no investigations of, nor assume any responsibility for the existence or impact of any hazardous substance, which may or may not be present on the properties, in the development of our limited appraisal opinion.

NDRC                                              Parnters Preferred Yield, Inc.
                                                                          Page 3
--------------------------------------------------------------------------------


     Market value is defined as:
       "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

       1.  Buyer and seller are typically motivated;

       2. Both parties are well informed or well advised and acting in what they consider their own best interests;

       3.  A reasonable time is allowed for exposure in the open market;

       4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

       5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."


     Fee Simple Interest (Estate) is defined as:
       "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

     The market value estimate set forth herein assumes that the portfolio of properties would be disposed of in an orderly manner, allowing sufficient time for exposure on the open market.

     Based upon the analyses as described, it is our opinion, as of June 30, 1996, that the market value of the fee simple interest in the Partners Preferred Yield, Inc., nineteen property portfolio, is:

           SIXTY EIGHT MILLION TWO HUNDRED AND FIFTY THOUSAND DOLLARS
                                 ($68,250,000)


     Our compensation was not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the approval of a loan.

NDRC                                              Parnters Preferred Yield, Inc.
                                                                          Page 4
--------------------------------------------------------------------------------


     Attached to this letter report please find the following exhibits:

     Exhibit  A  - Assumptions and Limiting Conditions
              B  - Appraisal Certification


     The undersigned certifies that they have the professional qualifications and competency necessary to complete this appraisal assignment in an appropriate manner.

     No investigation was made of the title to, or any liabilities against the property appraised.


     Respectfully submitted,
     Nicholson-Douglas Realty Consultants, Inc.

     /s/ LAWRENCE R. NICHOLSON                      /s/ DUNCAN O. DOUGLAS

     Lawrence R. Nicholson, MAI                     Duncan O. Douglas


     Professional Assistance By:
     Michael J. Tompkins
     Ann M. Donohoo


     attachments

NDRC                                              Parnters Preferred Yield, Inc.
                                                                          Page 5
--------------------------------------------------------------------------------

                                   EXHIBIT A
                      ASSUMPTIONS AND LIMITING CONDITIONS


     As agreed upon with the clients prior to the preparation of this appraisal, this is a Limited Appraisal; it invokes the Departure Provision of the Uniform Standards of Professional Appraisal Practice. The intended user of this report is warned that the reliability of the value conclusion provided may be impacted to the degree there is a departure from specific guidelines of USPAP. Given that the Departure Provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

     This is a Restricted Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of the report.

     No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. The appraisal presumes, unless otherwise noted, that the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

     To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

     No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, coal, or other subsurface mineral and use rights or conditions investigated.

     Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remediation cost.

NDRC                                              Parnters Preferred Yield, Inc.
                                                                          Page 6
--------------------------------------------------------------------------------


     Assumptions and Limiting Conditions, page 2

     No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

     It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

     The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

     The date of value to which the conclusions and opinions expressed apply is set forth in this report. Unless otherwise noted, this date represents the last date of our physical inspection of the property. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

     Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance therefor.

     One or more of the signatories of this appraisal report is a member or candidate of the Appraisal Institute. The Bylaws and Regulations of the Institute require each member and candidate to control the use and distribution of each appraisal report signed by them.

     Except as specifically presented in the letter of transmittal, possession of this report or any copy thereof does not carry with it the right of publication and no portion of this report (especially any conclusion of value, the identity of the appraiser or the firm with which he/she is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of Nicholson-Douglas Realty Consultants, Inc.

NDRC                                              Parnters Preferred Yield, Inc.
                                                                          Page 7
--------------------------------------------------------------------------------

                                   EXHIBIT B
                            Appraisal Certification

     We certify that, to the best of our knowledge and belief:

        . the statements of fact contained in this report are true and accurate.

        . the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

        . we have no present or prospective interest in the properties that are the subject of this report, and we have no personal interest or bias with respect to the parties involved.

        . our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

        . this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

        . our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformance with the Uniform Standards of Professional Appraisal Practice.

        . we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized individuals.

        . we have not personally inspected each of the properties that are the subject of this report, however, employees of Nicholson-Douglas Realty Consultants, Inc. have inspected each of the subject properties.

        . unless noted in this report, no one else has provided significant professional assistance to the persons signing this report.

        . I, Lawrence R. Nicholson, MAI, certify that as of the date of this report, I have completed the requirements under the continuing education program of the Appraisal Institute.

           /s/ LAWRENCE R. NICHOLSON           /s/ DUNCAN O. DOUGLAS

               Lawrence R. Nicholson, MAI          Duncan O. Douglas

                                                                    APPENDIX B-2

     NICHOLSON-                        555 Industrial Drive
     DOUGLAS                           Suite 207
     REALTY                            Hartland, Wisconsin 53029
     CONSULTANTS, INC.                 Phone (414) 396-5400 Fax (414) 369-5401

--------------------------------------------------------------------------------

     August 14, 1996


     PARTNERS PREFERRED YIELD II, INC.
     and PUBLIC STORAGE, INC.
     Glendale, California


     Subject:  Partners Preferred Yield II, Inc.:  A Twenty-Four Property
               Portfolio

          25201  850 S Dixie Highway               Pompano Beach       FL
          25202  11240 Mastin St                   Overland Park       KS
          25203  3125 Dickerson Pike               Nashville           TN
          25204  1546 N Gallatin Rd                Madison             TN
          25205  1804 R. St SE                     Auburn              WA
          25206  1293 W 84th Ave                   Federal Heights     CO
          25207  4343 Covington Highway            Decatur             GA
          25208  4554 Jonesboro Road               Forest Park         GA
          25209  5503 W Australian Ave             Mangonia Park       FL
          25210  15146 E Whittier Blvd             Whittier            CA
          25211  2700 Pacific Hywy S               Kent                WA
          25212  710 SE 8th St                     Topeka              KS
          25213  5005 E Evans Ave                  Denver              CO
          25214  525 California Ave                Pittsburgh          CA
          25215  5850 NW 9th                       Ft Lauderdale       FL
          25216  6255 Oxford                       Philadelphia        PA
          25217  7412 Lemmon Ave                   Dallas              TX
          25218  2370 Colorado Blvd                Los Angeles         CA
          25219  4849 W 115th St                   Alsip               IL
          25220  3800 Jog Road                     Green Acres         FL
          25221  1600 W Sample Road                Pompano Beach       FL
          25222  1431 Ivy Hill Rd                  Wyndmoor            PA
          25223  1155 Belvedere Road               W Palm Beach        FL
          25224  10636 SE 174th St                 Renton              WA

     We have completed a limited appraisal of the real estate identified above and submit our findings in this Restricted Appraisal Report. We understand that our valuation opinion will be utilized in conjunction with the proposed merger of Partners Preferred Yield II, Inc., into Public Storage, Inc., and may be included or referred to in solicitation materials filed with the Securities and Exchange Commission and distributed to shareholders of Partners Preferred Yield II, Inc., and Public Storage, Inc.

     This report is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated above. The appraiser is not responsible for unauthorized use of this report.

NDRC                                          Partners Preferred Yield, II, Inc.
                                                                          Page 2
--------------------------------------------------------------------------------

     Furthermore, as agreed, this report is the result of a limited appraisal process in that certain allowable departures from specific guidelines of the Uniform Standards of Appraisal Practice were invoked. The valuation analysis has considered all appropriate approaches to value: the Cost, Income Capitalization and Sales Comparison approaches. Our appraisal is limited in that we physically inspected the subject properties, conducted some investigative market due diligence, and have relied primarily on the Income Capitalization Approach to value; the results were then compared to the indicated value by the Sales Comparison Approach which used a regression analysis of sales of self-storage facilities located throughout the nation. The Cost Approach was not considered appropriate since today's investors do not rely upon the Cost Approach in making investment decisions. Given the income-producing nature of the subject properties, the Income Capitalization Approach is considered the most applicable approach to value. Utilizing this methodology, in our opinion, we have performed all actions necessary to ensure a fair valuation of the portfolio.

     The general analytical process that was undertaken included a review of each property's unit mix, rental rates, historical financial statements, and in the case of one property encumbered by a long-term land lease, the lease terms. Following these reviews, a stabilized level of operating performance was projected for each property. The value estimate by the Income Capitalization Approach was then made using direct capitalization and/or a discounted cash flow analysis. As additional support for the indicated value for the self-storage properties, we prepared a regression analysis on sales of self-storage properties that have occurred over the last several years. Based upon a correlation of these methodologies, we arrived at an opinion of value for the portfolio of properties. Lastly, as a reasonableness check, the resultant property and portfolio level capitalization rates were compared to reported capitalization rates of recent and pending transactions of self-storage property portfolios, some of which involved Public Storage, Inc., as a party to the transaction.

     Historical operating statements, unit mix, net rentable area, rental rates, rent rolls, lease summaries and other property-specific data for the properties appraised were furnished by Public Storage, Inc. These financial operating statements and other information have been accepted as correctly representing operations and conditions of the subject properties.

     Assets included within the scope of our valuation include land, land improvements, building improvements, and all fixed service equipment. In the instance of property number 25215, we have appraised the value of the leasehold estate; the property is encumbered by a long-term land lease. Assets excluded are furniture, fixtures, machinery or equipment, personal property, supplies, materials on hand, inventories, company records, and any current or intangible assets that may exist.

     We have made no investigations of, nor assume any responsibility for the existence or impact of any hazardous substance, which may or may not be present on the properties, in the development of our limited appraisal opinion.

NDRC                                          Partners Preferred Yield, II, Inc.
                                                                          Page 3
--------------------------------------------------------------------------------

     Market value is defined as:

          "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

          1.   Buyer and seller are typically motivated;

          2. Both parties are well informed or well advised and acting in what they consider their own best interests;

          3.   A reasonable time is allowed for exposure in the open market;

          4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."


     Fee Simple Interest (Estate) is defined as:

          "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

     Leasehold Estate is defined as:
          "The right to use and occupy real estate for a stated term and under certain conditions; conveyed by a lease."

     The market value estimate set forth herein assumes that the portfolio of properties would be disposed of in an orderly manner, allowing sufficient time for exposure on the open market.

     Based upon the analyses as described, it is our opinion, as of June 30, 1996, that the market value of the fee simple interest and the leasehold interest, as outlined, in the Partners Preferred Yield II, Inc., twenty-four property portfolio, is:

               SEVENTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS
                                 ($72,500,000)


     Our compensation was not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the approval of a loan.

NDRC                                          Partners Preferred Yield, II, Inc.
                                                                          Page 4
--------------------------------------------------------------------------------

     Attached to this letter report please find the following exhibits:

          Exhibit   A  - Assumptions and Limiting Conditions
                    B  - Appraisal Certification


     The undersigned certifies that they have the professional qualifications and competency necessary to complete this appraisal assignment in an appropriate manner.

     No investigation was made of the title to, or any liabilities against the property appraised.


     Respectfully submitted,
     Nicholson-Douglas Realty Consultants, Inc.

     /s/ LAWRENCE R. NICHOLSON                       /s/ DUNCAN O. DOUGLAS

     Lawrence R. Nicholson, MAI                       Duncan O. Douglas


     Professional Assistance By:
     Michael J. Tompkins
     Ann M. Donohoo



     attachments

     96031.

NDRC                                          Partners Preferred Yield, II, Inc.
                                                                          Page 5
--------------------------------------------------------------------------------

                                   EXHIBIT A
                      ASSUMPTIONS AND LIMITING CONDITIONS


     As agreed upon with the clients prior to the preparation of this appraisal, this is a Limited Appraisal; it invokes the Departure Provision of the Uniform Standards of Professional Appraisal Practice. The intended user of this report is warned that the reliability of the value conclusion provided may be impacted to the degree there is a departure from specific guidelines of USPAP. Given that the Departure Provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

     This is a Restricted Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of the report.

     No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. The appraisal presumes, unless otherwise noted, that the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

     To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

     No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, coal, or other subsurface mineral and use rights or conditions investigated.

     Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remediation cost.

NDRC                                          Partners Preferred Yield, II, Inc.
                                                                          Page 6
--------------------------------------------------------------------------------

     Assumptions and Limiting Conditions, page 2

     No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

     It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

     The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

     The date of value to which the conclusions and opinions expressed apply is set forth in this report. Unless otherwise noted, this date represents the last date of our physical inspection of the property. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

     Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance therefor.

     One or more of the signatories of this appraisal report is a member or candidate of the Appraisal Institute. The Bylaws and Regulations of the Institute require each member and candidate to control the use and distribution of each appraisal report signed by them.

     Except as specifically presented in the letter of transmittal, possession of this report or any copy thereof does not carry with it the right of publication and no portion of this report (especially any conclusion of value, the identity of the appraiser or the firm with which he/she is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of Nicholson-Douglas Realty Consultants, Inc.

NDRC                                          Partners Preferred Yield, II, Inc.
                                                                          Page 7
--------------------------------------------------------------------------------

                                   EXHIBIT B
                            Appraisal Certification

     We certify that, to the best of our knowledge and belief:

          . the statements of fact contained in this report are true and accurate.

          . the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

          . we have no present or prospective interest in the properties that are the subject of this report, and we have no personal interest or bias with respect to the parties involved.

          . our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

          . this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

          . our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformance with the Uniform Standards of Professional Appraisal Practice.

          . we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized individuals.

          . we have not personally inspected each of the properties that are the subject of this report, however, employees of Nicholson-Douglas Realty Consultants, Inc. have inspected each of the subject properties.

          . unless noted in this report, no one else has provided significant professional assistance to the persons signing this report.

          . I, Lawrence R. Nicholson, MAI, certify that as of the date of this report, I have completed the requirements under the continuing education program of the Appraisal Institute.


                /s/ LAWRENCE R. NICHOLSON             /s/ DUNCAN O. DOUGLAS
                Lawrence R. Nicholson, MAI            Duncan O. Douglas

                                                                    APPENDIX B-3

NDRC NICHOLSON-                        555 Industrial Drive
     DOUGLAS                           Suite 207
     REALTY                            Hartland, Wisconsin 53029
     CONSULTANTS, INC.                 Phone (414) 369-5400 Fax (414) 369-5401
--------------------------------------------------------------------------------

     August 14, 1996


     PARTNERS PREFERRED YIELD III, INC.
     and PUBLIC STORAGE, INC.
     Glendale, California


     Subject:  Partners Preferred Yield III, Inc.:  A Nine Property Portfolio

          25305  3300 Northgate Blvd                Sacramento       CA
          25306  11236 19th Ave                     Phoenix          AZ
          25308  7000 S Cicero Ave                  Bedford Park     IL
          25309  2701 Lake Worth Rd                 Lake Worth       FL
          25310  903 E Algonquin Rd                 Arlington Hts    IL
          25311  20065 15th Ave NW                  Seattle          WA
          25312  100 Spring Street                  Southington      CT
          25315  515 Broad St                       Clifton          NJ
          26001  669 Glenwood Ave                   Hillside         NJ

     We have completed a limited appraisal of the real estate identified above and submit our findings in this Restricted Appraisal Report. We understand that our valuation opinion will be utilized in conjunction with the proposed merger of Partners Preferred Yield III, Inc., into Public Storage, Inc., and may be included or referred to in solicitation materials filed with the Securities and Exchange Commission and distributed to shareholders of Partners Preferred Yield III, Inc., and Public Storage, Inc.

     This report is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated above. The appraiser is not responsible for unauthorized use of this report.

NDRC                                          Partners Preferred Yield III, Inc.
                                                                          Page 2
--------------------------------------------------------------------------------

     Furthermore, as agreed, this report is the result of a limited appraisal process in that certain allowable departures from specific guidelines of the Uniform Standards of Appraisal Practice were invoked. The valuation analysis has considered all appropriate approaches to value: the Cost, Income Capitalization and Sales Comparison approaches. Our appraisal is limited in that we physically inspected the subject properties, conducted some investigative market due diligence, and have relied primarily on the Income Capitalization Approach to value; the results were then compared to the indicated value by the Sales Comparison Approach which used a regression analysis of sales of self-storage facilities located throughout the nation. The Cost Approach was not considered appropriate since today's investors do not rely upon the Cost Approach in making investment decisions. Given the income-producing nature of the subject properties, the income capitalization approach is considered the most applicable approach to value. Utilizing this methodology, in our opinion, we have performed all actions necessary to ensure a fair valuation of the portfolio.

     The general analytical process that was undertaken included a review of each property's unit mix, rental rates, historical financial statements, and in the case of two properties encumbered by a long-term land leases, the lease terms. Following these reviews, a stabilized level of operating performance was projected for each property. The value estimate by the Income Capitalization Approach was then made using direct capitalization and/or a discounted cash flow analysis. As additional support for the indicated value for the self-storage properties, we prepared a regression analysis on sales of self-storage properties that have occurred over the last several years. Based upon a correlation of these methodologies, we arrived at an opinion of value for the portfolio of properties. Lastly, as a reasonableness check, the resultant property and portfolio level capitalization rates were compared to reported capitalization rates of recent and pending transactions of self-storage property portfolios, some of which involved Public Storage, Inc., as a party to the transaction.

     Historical operating statements, unit mix, net rentable area, rental rates, rent rolls, lease summaries and other property-specific data for the properties appraised were furnished by Public Storage, Inc. These financial operating statements and other information have been accepted as correctly representing operations and conditions of the subject properties.

     Assets included within the scope of our valuation include land, land improvements, building improvements, and all fixed service equipment. In the instance of property number 25315, we have appraised the value of the leasehold estate; the property is encumbered by a land lease. The value indication for property numbered 26001, represents the partial interest value of the leasehold estate; the property is encumbered by a land lease. Assets excluded are furniture, fixtures, machinery or equipment, personal property, supplies, materials on hand, inventories, company records, and any current or intangible assets that may exist.

     We have made no investigations of, nor assume any responsibility for the existence or impact of any hazardous substance, which may or may not be present on the properties, in the development of our limited appraisal opinion.

NDRC                                          Partners Preferred Yield III, Inc.
                                                                          Page 3

     Market value is defined as:

          "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

          1.   Buyer and seller are typically motivated;

          2. Both parties are well informed or well advised and acting in what they consider their own best interests;

          3.   A reasonable time is allowed for exposure in the open market;

          4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."


     Fee Simple Interest (Estate) is defined as:

          "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

     Leasehold Estate is defined as:
          "The right to use and occupy real estate for a stated term and under certain conditions; conveyed by a lease."

     The market value estimate set forth herein assumes that the portfolio of properties would be disposed of in an orderly manner, allowing sufficient time for exposure on the open market.

     Based upon the analyses as described, it is our opinion, as of June 30, 1996, that the market value of the fee simple and leasehold interests, in the Partners Preferred Yield III, Inc., nine property portfolio, is:

                            THIRTY MILLION DOLLARS
                                 ($30,000,000)


     Our compensation was not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the approval of a loan.

NDRC                                          Partners Preferred Yield III, Inc.
                                                                          Page 4
--------------------------------------------------------------------------------

     Attached to this letter report please find the following exhibits:

          Exhibit   A  - Assumptions and Limiting Conditions
                    B  - Appraisal Certification


     The undersigned certifies that they have the professional qualifications and competency necessary to complete this appraisal assignment in an appropriate manner.

     No investigation was made of the title to, or any liabilities against the property appraised.


     Respectfully submitted,
     Nicholson-Douglas Realty Consultants, Inc.

     /s/ LAWRENCE R. NICHOLSON                  /s/ DUNCAN O. DOUGLAS

     Lawrence R. Nicholson, MAI                  Duncan O. Douglas


     Professional Assistance By:
     Michael J. Tompkins
     Ann M. Donohoo



     attachments

     96032.

NDRC                                          Partners Preferred Yield III, Inc.
                                                                          Page 5
--------------------------------------------------------------------------------

                                   EXHIBIT A
                      ASSUMPTIONS AND LIMITING CONDITIONS


     As agreed upon with the clients prior to the preparation of this appraisal, this is a Limited Appraisal; it invokes the Departure Provision of the Uniform Standards of Professional Appraisal Practice. The intended user of this report is warned that the reliability of the value conclusion provided may be impacted to the degree there is a departure from specific guidelines of USPAP. Given that the Departure Provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

     This is a Restricted Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of the report.

     No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. The appraisal presumes, unless otherwise noted, that the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

     To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

     No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, coal, or other subsurface mineral and use rights or conditions investigated.

     Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remediation cost.

NDRC                                          Partners Preferred Yield III, Inc.
                                                                          Page 6
--------------------------------------------------------------------------------

     ASSUMPTIONS AND LIMITING CONDITIONS, PAGE 2

     No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

     It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

     The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

     The date of value to which the conclusions and opinions expressed apply is set forth in this report. Unless otherwise noted, this date represents the last date of our physical inspection of the property. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

     Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance therefor.

     One or more of the signatories of this appraisal report is a member or candidate of the Appraisal Institute. The Bylaws and Regulations of the Institute require each member and candidate to control the use and distribution of each appraisal report signed by them.

     Except as specifically presented in the letter of transmittal, possession of this report or any copy thereof does not carry with it the right of publication and no portion of this report (especially any conclusion of value, the identity of the appraiser or the firm with which he/she is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of Nicholson-Douglas Realty Consultants, Inc.

NDRC                                          Partners Preferred Yield III, Inc.
                                                                          Page 7
--------------------------------------------------------------------------------

                                   EXHIBIT B
                            Appraisal Certification

     We certify that, to the best of our knowledge and belief:

          . the statements of fact contained in this report are true and accurate.

          . the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

          . we have no present or prospective interest in the properties that are the subject of this report, and we have no personal interest or bias with respect to the parties involved.

          . our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

          . this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

          . our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformance with the Uniform Standards of Professional Appraisal Practice.

          . we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized individuals.

          . we have not personally inspected each of the properties that are the subject of this report, however, employees of Nicholson-Douglas Realty Consultants, Inc. have inspected each of the subject properties.

          . unless noted in this report, no one else has provided significant professional assistance to the persons signing this report.

          . I, Lawrence R. Nicholson, MAI, certify that as of the date of this report, I have completed the requirements under the continuing education program of the Appraisal Institute.


               /s/ LAWRENCE R. NICHOLSON         /s/ DUNCAN O. DOUGLAS

               Lawrence R. Nicholson, MAI        Duncan O. Douglas

                                                                    APPENDIX C-1
-------------------------------------------------------------------------------
                                                               1129 Broad Street
                                                       Shrewsbury, NJ 07702-4314
ROBERT A. STANGER & CO., INC.                                     (908) 389-3600
   FINANCIAL AND MANAGEMENT CONSULTANTS                      FAX: (908) 389-1751
                                                                  (908) 544-0779
================================================================================

The Special Committee of
  The Board of Directors of
Partners Preferred Yield, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Partners Preferred Yield, Inc. ("PPY") is entering into a transaction (the "Transaction") in which PPY will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PPY will be asked to approve the merger of PPY into PSI and the conversion of outstanding shares of PPY Common Stock Series A, other than shares held by Series A shareholders of PPY who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B, Series C and Series D into newly issued shares of PSI Common Stock or, at the option of the PPY shareholders with respect to up to 20% of the outstanding PPY Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PPY Common Stock Series A, other than Dissenting Shares held by PPY shareholders, will be converted into $19.00 (the net asset value per Series A share of PPY Common Stock based on an independent appraisal of PPY's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPY. We also have been advised that (i) additional distributions will be made to the shareholders of PPY prior to the consummation of the Transaction to the extent required to cause PPY's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PPY's net asset value as of December 31, 1996 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated October 15, 1996 and (ii) if additional cash distributions are required to satisfy PPY's REIT distribution requirements and are paid to PPY shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions, but in no event will the sum of the Consideration and any required REIT distribution be less than $19.00 per share of PPY Common Stock Series A.

     PPY has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PPY (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

ROBERT A. STANGER & CO. INC.

     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on October 15, 1996;

     . Reviewed PPY's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995, and PPY's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarter ending June 30, 1996, which report PPY's management and PSI's management have indicated to be the most current financial statement available;

     . Reviewed PSI pro forma financial statements and pro forma schedules prepared by PPY's management and PSI's management;

     . Reviewed the MAI-certified portfolio appraisal of the properties owned by PPY dated June 30, 1996 performed by Nicholson-Douglas Realty Consultants, Inc. (the "Appraisal"), and discussed with management of PPY and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     . Reviewed internal financial analyses and forecasts prepared by PPY, and based in part on the Appraisal, of the current net liquidation value per common share of PPY's assets and projections of cash flow from operations, dividend distributions and going-concern values for PPY, and the calculation of the allocation of such values among the holders of PPY Common Stock Series A, Series B, Series C and Series D;

     . Discussed with members of senior management of PPY and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PPY, current and expected operations and performance, financial condition and future prospects of PPY and PSI;

     . Reviewed historical market prices, trading volume and dividends for PPY and PSI Common Stock; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in

ROBERT A. STANGER & CO. INC.

the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PPY and PSI. We have not performed an independent appraisal of the assets and liabilities of PPY or PSI and have relied upon and assumed the accuracy of the Appraisal performed by Nicholson-Douglas Realty Consultants, Inc. We have also relied on the assurance of PPY and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B, Series C and Series D shareholders has been determined by PPY in accordance with the provisions of the Articles of Incorporation of PPY; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PPY and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PPY or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the Transaction, the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PPY from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PPY that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
October 15, 1996

                                                                    APPENDIX C-2
--------------------------------------------------------------------------------
                                                               1129 Broad Street
                                                       Shrewsbury, NJ 07702-4314
ROBERT A. STANGER & CO., INC.                                     (908) 389-3600
   FINANCIAL AND MANAGEMENT CONSULTANTS                      FAX: (908) 389-1751
                                                                  (908) 544-0779
================================================================================


The Special Committee of
  The Board of Directors of
Partners Preferred Yield II, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Partners Preferred Yield II, Inc. ("PPYII") is entering into a transaction (the "Transaction") in which PPYII will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PPYII will be asked to approve the merger of PPYII into PSI and the conversion of outstanding shares of PPYII Common Stock Series A, other than shares held by Series A shareholders of PPYII who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B, Series C and Series D into newly issued shares of PSI Common Stock or, at the option of the PPYII shareholders with respect to up to 20% of the outstanding PPYII Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PPYII Common Stock Series A, other than Dissenting Shares held by PPYII shareholders, will be converted into $20.39 (the net asset value per Series A share of PPYII Common Stock based on an independent appraisal of PPYII's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPYII. We also have been advised that (i) additional distributions will be made to the shareholders of PPYII prior to the consummation of the Transaction to the extent required to cause PPYII's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PPYII's net asset value as of December 31, 1996 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated October 15, 1996 and (ii) if additional cash distributions are required to satisfy PPYII's REIT distribution requirements and are paid to PPYII shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions, but in no event will the sum of the Consideration and any required REIT distribution be less than $20.39 per share of PPYII Common Stock Series A.

     PPYII has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PPYII (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on October 15, 1996;

     . Reviewed PPYII's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995, and PPYII's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarter ending June 30, 1996, which report PPYII's management and PSI's management have indicated to be the most current financial statement available;

     . Reviewed PSI pro forma financial statements and pro forma schedules prepared by PPYII's management and PSI's management;

     . Reviewed the MAI-certified portfolio appraisal of the properties owned by PPYII dated June 30, 1996 performed by Nicholson-Douglas Realty Consultants, Inc. (the "Appraisal"), and discussed with management of PPYII and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     . Reviewed internal financial analyses and forecasts prepared by PPYII, and based in part on the Appraisal, of the current net liquidation value per common share of PPYII's assets and projections of cash flow from operations, dividend distributions and going-concern values for PPYII, and the calculation of the allocation of such values among the holders of PPYII Common Stock Series A, Series B, Series C and Series D;

     . Discussed with members of senior management of PPYII and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PPYII, current and expected operations and performance, financial condition and future prospects of PPYII and PSI;

     . Reviewed historical market prices, trading volume and dividends for PPYII and PSI Common Stock; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PPYII and PSI. We have not performed an independent appraisal of the assets and liabilities of PPYII or PSI and have relied upon and assumed the accuracy of the Appraisal performed by Nicholson-Douglas Realty Consultants, Inc. We have also relied on the assurance of PPYII and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B, Series C and Series D shareholders has been determined by PPYII in accordance with the provisions of the Articles of Incorporation of PPYII; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PPYII and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PPYII or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the Transaction, the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PPYII from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PPYII that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
October 15, 1996

                                                                    APPENDIX C-3
--------------------------------------------------------------------------------
                                                               1129 Broad Street
                                                       Shrewsbury, NJ 07702-4314
ROBERT A. STANGER & CO., INC.                                     (908) 389-3600
   FINANCIAL AND MANAGEMENT CONSULTANTS                      FAX: (908) 389-1751
                                                                  (908) 544-0779
================================================================================

The Special Committee of
  The Board of Directors of
Partners Preferred Yield III, Inc.
701 Western Avenue, Suite 200
Glendale, CA  91201

Gentlemen:

     We have been advised that Partners Preferred Yield III, Inc. ("PPYIII") is entering into a transaction (the "Transaction") in which PPYIII will be merged with Public Storage, Inc. ("PSI"), an affiliated, publicly traded real estate investment trust. In the Transaction, the shareholders of PPYIII will be asked to approve the merger of PPYIII into PSI and the conversion of outstanding shares of PPYIII Common Stock Series A, other than shares held by Series A shareholders of PPYIII who have properly exercised dissenters rights under California law ("Dissenting Shares"), Series B, Series C and Series D into newly issued shares of PSI Common Stock or, at the option of the PPYIII shareholders with respect to up to 20% of the outstanding PPYIII Common Stock Series A less any Dissenting Shares, cash (collectively, the "Consideration"). We have been further advised that each share of PPYIII Common Stock Series A, other than Dissenting Shares held by PPYIII shareholders, will be converted into $20.47 (the net asset value per Series A share of PPYIII Common Stock based on an independent appraisal of PPYIII's properties) in cash or shares of PSI Common Stock with an equivalent market value based on average closing prices on the New York Stock Exchange of PSI Common Stock during the twenty consecutive trading days ending on the fifth trading day prior to the special meeting of the shareholders of PPYIII. We also have been advised that (i) additional distributions will be made to the shareholders of PPYIII prior to the consummation of the Transaction to the extent required to cause PPYIII's net asset value as of the date of the Transaction to be substantially equivalent to the estimate of PPYIII's net asset value as of December 31, 1996 contained in the Combined Proxy Statement and Prospectus filed with the Securities and Exchange Commission dated October 15, 1996 and (ii) if additional cash distributions are required to satisfy PPYIII's REIT distribution requirements and are paid to PPYIII shareholders prior to the consummation of the Transaction, the Consideration would be reduced to reflect such additional cash distributions, but in no event will the sum of the Consideration and any required REIT distribution be less than $20.47 per share of PPYIII Common Stock Series A.

     PPYIII has formed a Special Committee of the Board of Directors to consider certain matters relating to the Transaction, and the Special Committee has requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to the fairness to the public shareholders of PPYIII (excluding PSI or its affiliates), from a financial point of view, of the Consideration to be received in the Transaction.

     In the course of our review to render this opinion, we have, among other things:

     . Reviewed the Combined Proxy Statement and Prospectus related to the Transaction and filed with the Securities and Exchange Commission (the "SEC") on October 15, 1996;

     . Reviewed PPYIII's and PSI's annual reports to shareholders filed with the SEC on Form 10-K for the three fiscal years ending December 31, 1993, 1994 and 1995, and PPYIII's and PSI's quarterly reports filed with the SEC on Form 10-Q for the quarter ending June 30, 1996, which report PPYIII's management and PSI's management have indicated to be the most current financial statement available;

     . Reviewed PSI pro forma financial statements and pro forma schedules prepared by PPYIII's management and PSI's management;

     . Reviewed the MAI-certified portfolio appraisal of the properties owned by PPYIII dated June 30, 1996 performed by Nicholson-Douglas Realty Consultants, Inc. (the "Appraisal"), and discussed with management of PPYIII and the appraiser the methodologies and procedures employed in preparing the Appraisal;

     . Reviewed information regarding purchases and sales of self-storage properties by PSI or any affiliated entities during the prior 24-month period and other information available relating to acquisition criteria for self-storage properties;

     . Reviewed internal financial analyses and forecasts prepared by PPYIII, and based in part on the Appraisal, of the current net liquidation value per common share of PPYIII's assets and projections of cash flow from operations, dividend distributions and going-concern values for PPYIII, and the calculation of the allocation of such values among the holders of PPYIII Common Stock Series A, Series B, Series C and Series D;

     . Discussed with members of senior management of PPYIII and PSI conditions in self-storage property markets, conditions in the market for sales/acquisitions of properties similar to those owned by PPYIII, current and expected operations and performance, financial condition and future prospects of PPYIII and PSI;

     . Reviewed historical market prices, trading volume and dividends for PPYIII and PSI Common Stock; and

     . Conducted other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this fairness opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information contained in the Combined Proxy Statement and Prospectus or that was furnished or otherwise communicated to us by PPYIII and PSI. We have not performed an independent appraisal of the assets and liabilities of PPYIII or PSI and have relied upon and assumed the accuracy of the Appraisal performed by Nicholson-Douglas Realty Consultants, Inc. We have also relied on the assurance of PPYIII and PSI that any pro forma financial statements, projections, budgets, estimates of environmental liability, or value estimates contained in the Combined Proxy Statement and Prospectus or otherwise provided to us, were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that the allocation of Consideration between the Series A, Series B, Series C and Series D shareholders has been determined by PPYIII in accordance with the provisions of the Articles of Incorporation of PPYIII; that no material changes have occurred in the appraised value of the properties or the information reviewed between the date of the Appraisal or the date of the other information provided and the date of this letter; and that PPYIII and PSI are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

     We have not been requested to, and therefore did not: (i) select the method of determining the Consideration offered in the Transaction; (ii) make any recommendation to the shareholders of PPYIII or PSI with respect to whether to approve or reject the Transaction or whether to select the cash or Common Stock option in the Transaction; or (iii) express any opinion as to the business decision to effect the Transaction, alternatives to the Transaction, or tax factors resulting from the Transaction, the PSMI Merger or relating to PSI's continued qualification as a REIT. Our opinion is based on business, economic, real estate and securities markets, and other conditions as of the date of our analysis and addresses the Transaction in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Consideration to be received in the Transaction is fair to the public shareholders of PPYIII from a financial point of view.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board of Directors of PPYIII that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and facts, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.
Shrewsbury, NJ
October 15, 1996

                                                                      APPENDIX D

                     GENERAL CORPORATION LAW OF CALIFORNIA

                                   CHAPTER 13

                               DISSENTERS' RIGHTS



(S) 1300.  RIGHT TO REQUIRE PURCHASE - "DISSENTING SHARES" AND "DISSENTING
           SHAREHOLDER" DEFINED.

           (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value of the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

           (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

              (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
      Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

              (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
      (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

              (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
      Section 1301.

              (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. DEMAND FOR PURCHASE.

        (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

        (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. ENDORSEMENT OF SHARES.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. AGREED PRICE -- TIME FOR PAYMENT.

        (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

        (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. APPRAISERS' REPORT -- PAYMENT COSTS.

        (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

(S) 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

        (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10-days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                    Appendix E-1


                       PROPOSED AMENDMENT TO PPY'S BYLAWS


     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PPY so that Section 8 would read in its entirety as follows:

         Section 8.  Restrictions on Transactions with Affiliates.
                     --------------------------------------------

             (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(d) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

             (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(d) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties, (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases and (iv) the corporation recoups any profit in connection with subleases or assignments of such leases.

             (c) No loans may be made by the corporation to PSI or any of its affiliates.

             (d) Except as permitted by Section 8(a) of this Article IX or
     Section 2(d) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

             (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

             (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix E-2


                      PROPOSED AMENDMENT TO PPY2'S BYLAWS


     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PPY2 so that Section 8 would read in its entirety as follows:

         Section 8.  Restrictions on Transactions with Affiliates.
                     --------------------------------------------

             (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(d) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

             (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(d) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties, (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases and (iv) the corporation recoups any profit in connection with subleases or assignments of such leases.

             (c) No loans may be made by the corporation to PSI or any of its affiliates.

             (d) Except as permitted by Section 8(a) of this Article IX or
     Section 2(d) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

             (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

             (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix E-3

                      PROPOSED AMENDMENT TO PPY3'S BYLAWS


     Add a new subsection (f) to Article IX, Section 8 of the Bylaws of PPY3 so that Section 8 would read in its entirety as follows:

         Section 8.  Restrictions on Transactions with Affiliates.
                     --------------------------------------------

             (a) The corporation shall not purchase or lease property in which PSI or any of its affiliates have an interest except as permitted in
     Section 2(d) of Article X. The provisions of this Section 8(a) notwithstanding, PSI or its affiliates may purchase property in their own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such property, for the corporation, provided that such property is purchased by the corporation for a price no greater than the cost of such property to PSI or its affiliates, including development costs actually incurred by PSI or its affiliates, and provided further that there is no difference in interest rates of any loans secured by the property at the time acquired by PSI or its affiliates and the time acquired by the corporation, nor any other benefit to PSI or its affiliates arising out of such transaction other than the compensation permitted in these bylaws.

             (b) The corporation shall not sell or lease property to PSI or its affiliates, other than as permitted in Section 2(d) of Article X, except that the corporation may lease space to PSI or its affiliates for their use, provided that (i) the terms of any such lease are competitive with those contained in leases with persons who are not affiliated with PSI or its affiliates, (ii) the aggregate amount of space rented pursuant to such leases does not exceed 2% of the aggregate net rentable area of the corporation's properties, (iii) neither PSI nor its affiliates receive any property management fees in connection with such leases and (iv) the corporation recoups any profit in connection with subleases or assignments of such leases.

             (c) No loans may be made by the corporation to PSI or any of its affiliates.

             (d) Except as permitted by Section 8(a) of this Article IX or
     Section 2(d) of Article X, the corporation shall not acquire property from any of the following persons or entities in which PSI or any of its affiliates has an interest: a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest or interests in real property.

             (e) The compensation paid to the General Partners or their affiliates for insurance services, property management services and real estate brokerage services shall be competitive in price and terms with persons who are not affiliated with the General Partners or their affiliates rendering comparable services which could reasonably be made available to the corporation.

             (f) Notwithstanding anything in the Bylaws to the contrary, the corporation may merge with Public Storage, Inc. or a subsidiary, provided that such merger is approved by the vote or written consent of holders of a majority of the outstanding shares of the corporation entitled to vote.

                                                                    Appendix F-1

                        PARTNERS PREFERRED YIELD, INC.
                             FINANCIAL STATEMENTS


                                                                            Page
                                                                       Reference
                                                                       ---------

Report of independent auditors                                           F1 - 1

Balance sheets at December 31, 1995 and 1994                             F1 - 2

For the years ended December 31, 1995, 1994 and 1993:

  Statements of income                                                   F1 - 3

  Statements of shareholders equity                                      F1 - 4

  Statements of cash flows                                               F1 - 5

Notes to financial statements                                       F1 - 6  -  F1 - 10

Condensed balance sheets at June 30, 1996 and December 31, 1995          F1 - 11

Condensed statements of income for the three
and six months ended June 30, 1996 and 1995                              F1 - 12

Condensed statement of shareholders equity for the
six months ended June 30, 1996                                           F1 - 13

Condensed statements of cash flows for the
six months ended June 30, 1996 and 1995                                  F1 - 14

Notes to condensed financial statements                                  F1 - 15

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Partners Preferred Yield, Inc.


We have audited the accompanying balance sheets of Partners Preferred Yield, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Partners Preferred Yield, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP


February 27, 1996
Los Angeles, California

                                      F1-1

                        PARTNERS PREFERRED YIELD, INC.
                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                                                    1995            1994
                                                    ----            ----
                    ASSETS
                    ------

Cash and cash equivalents                       $    890,000    $  1,927,000
Rent and other receivables                            50,000          44,000

Real estate facilities at cost:
  Buildings and equipment                         45,138,000      44,910,000
  Land                                            14,361,000      14,361,000
                                                ------------    ------------
                                                  59,499,000      59,271,000

  Less accumulated depreciation                  (14,097,000)    (12,151,000)
                                                ------------    ------------
                                                  45,402,000      47,120,000
                                                ------------    ------------

Other assets                                         464,000         108,000
                                                ------------    ------------

Total assets                                    $ 46,806,000    $ 49,199,000
                                                ============    ============

     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------

Accounts payable                                $    634,000    $    380,000
Dividends payable                                  1,508,000       1,679,000
Advance payments from renters                        328,000         332,000

Shareholders' equity:
  Series A common, $.01 par value,
    4,456,328 shares authorized,
    3,170,528 shares issued and
    outstanding (3,309,328 shares
    issued and outstanding in 1994)                   32,000          33,000
  Convertible Series B common, $.01 par
    value, 420,875 shares authorized,
    issued and outstanding                             4,000           4,000
  Convertible Series C common, $.01 par
    value, 247,574 shares authorized
    issued and outstanding                             2,000           2,000
  Series D common, $.01 par value,
    163,036 shares authorized,
    issued and outstanding                             2,000           2,000

  Paid-in-capital                                 61,997,000      64,002,000
  Cumulative income                               19,679,000      15,664,000
  Cumulative distributions                       (37,380,000)    (32,899,000)
                                                ------------    ------------

  Total shareholders' equity                      44,336,000      46,808,000
                                                ------------    ------------

Total liabilities and shareholders' equity      $ 46,806,000    $ 49,199,000
                                                ============    ============

                            See accompanying notes.

                                      F1-2

                        PARTNERS PREFERRED YIELD, INC.
                             STATEMENTS OF INCOME
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1995



                                                     1995           1994            1993
                                                     ----           ----            ----

REVENUES:

Rental income                                     $9,641,000     $9,335,000     $8,560,000
Interest income                                       45,000         35,000         37,000
                                                  ----------     ----------     ----------
                                                   9,686,000      9,370,000      8,597,000
                                                  ----------     ----------     ----------

COSTS AND EXPENSES:

Cost of operations                                 2,662,000      2,560,000      2,648,000
Management fees paid to
 affiliate                                           578,000        560,000        513,000
Depreciation and amortization                      1,946,000      1,900,000      1,840,000
Administrative                                       303,000        311,000        367,000
Environmental cost                                   182,000              -              -
Interest expense paid to affiliate                         -          4,000              -
                                                  ----------     ----------     ----------

                                                   5,671,000      5,335,000      5,368,000
                                                  ----------     ----------     ----------

NET INCOME                                        $4,015,000     $4,035,000     $3,229,000
                                                  ==========     ==========     ==========

Primary earnings per share-Series A                    $1.08          $1.08          $0.93
                                                       =====          =====          =====

Fully diluted earnings per share-Series A              $1.02          $1.00          $0.78
                                                       =====          =====          =====

Dividends declared per share:
    Series A                                           $1.23          $1.18          $0.99
                                                       =====          =====          =====
    Series B                                           $1.23          $1.05          $   -
                                                       =====          =====          =====

Weighted average Common shares outstanding:
    Primary- Series A                              3,239,045      3,335,720      3,480,189
                                                  ==========     ==========     ==========
    Fully diluted- Series A                        3,907,494      4,004,169      4,148,638
                                                  ==========     ==========     ==========

                            See accompanying notes.

                                      F1-3

                        PARTNERS PREFERRED YIELD, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                For each of the three years in the period ended
                               December 31, 1995


                                                             Convertible             Convertible
                                      Series A                 Series B                Series C              Series D
                                 Shares       Amount      Shares      Amount      Shares     Amount     Shares      Amount
                                ------------------------------------------------------------------------------------------
Balances at December 31, 1992   3,602,179    $36,000      420,875     $4,000     247,574     $2,000    163,036      $2,000

Net income
Repurchase of shares             (252,551)    (3,000)

Cash distributions declared:
   $0.99 per share - Series A
                                ------------------------------------------------------------------------------------------

Balances at December 31, 1993   3,349,628     33,000      420,875      4,000     247,574      2,000    163,036       2,000

Net income
Repurchase of shares              (40,300)         -

Cash distributions declared:
   $1.18 per share - Series A
   $1.05 per share - Series B
                                ------------------------------------------------------------------------------------------

Balances at December 31, 1994   3,309,328     33,000      420,875      4,000     247,574      2,000    163,036       2,000

Net income
Repurchase of shares             (138,800)    (1,000)

Cash distributions declared:
   $1.23 per share - Series A
   $1.23 per share - Series B
                                ------------------------------------------------------------------------------------------

Balances at December 31, 1995   3,170,528    $32,000      420,875     $4,000     247,574     $2,000    163,036      $2,000
                                ==========================================================================================


                                                  Cumulative                           Total
                                     Paid-in         net          Cumulative       shareholders'
                                     Capital        income       distributions         equity
                                  ----------------------------------------------------------------
Balances at December 31, 1992     $67,874,000    $ 8,400,000       ($25,101,000)      $51,217,000

Net income                                         3,229,000                            3,229,000
Repurchase of shares               (3,335,000)                                         (3,338,000)

Cash distributions declared:
   $0.99 per share - Series A                                        (3,426,000)       (3,426,000)
                                  ----------------------------------------------------------------

Balances at December 31, 1993      64,539,000     11,629,000        (28,527,000)       47,682,000

Net income                                         4,035,000                            4,035,000
Repurchase of shares                 (537,000)                                           (537,000)

Cash distributions declared:
   $1.18 per share - Series A                                        (3,929,000)       (3,929,000)
   $1.05 per share - Series B                                          (443,000)         (443,000)
                                  ----------------------------------------------------------------

Balances at December 31, 1994      64,002,000     15,664,000        (32,899,000)       46,808,000

Net income                                         4,015,000                            4,015,000
Repurchase of shares               (2,005,000)                                         (2,006,000)

Cash distributions declared:
   $1.23 per share - Series A                                        (3,963,000)       (3,963,000)
   $1.23 per share - Series B                                          (518,000)         (518,000)
                                  ----------------------------------------------------------------

Balances at December 31, 1995     $61,997,000    $19,679,000       ($37,380,000)      $44,336,000
                                  ================================================================

                            See accompanying notes.

                                      F1-4

                        PARTNERS PREFERRED YIELD, INC.
                           STATEMENTS OF CASH FLOWS
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1995


                                                               1995           1994           1993
                                                           ------------   ------------   ------------
Cash flows from operating activities:

      Net income                                           $ 4,015,000    $ 4,035,000    $ 3,229,000

      Adjustments to reconcile net
            income to net cash provided
            by operating activities:

        Depreciation and amortization                        1,946,000      1,900,000      1,840,000
        (Increase) decrease in rent and
           other receivables                                    (6,000)        72,000        (26,000)
        Increase in other assets                              (356,000)        (8,000)       (80,000)
        Increase (decrease) in accounts payable                254,000       (143,000)         4,000
        Decrease in advance payments from renters               (4,000)       (32,000)       (14,000)
                                                           -----------    -----------    -----------

            Total adjustments                                1,834,000      1,789,000      1,724,000
                                                           -----------    -----------    -----------

            Net cash provided by operating activities        5,849,000      5,824,000      4,953,000
                                                           -----------    -----------    -----------

Cash flows from investing activities:

      Proceeds from rental guarantees                                -              -        271,000
      Additions to real estate facilities                     (228,000)      (235,000)      (289,000)
                                                           -----------    -----------    -----------

            Net cash used in investing activities             (228,000)      (235,000)       (18,000)
                                                           -----------    -----------    -----------

Cash flows from financing activities:

      Distributions paid to shareholders                    (4,652,000)    (3,599,000)    (3,385,000)
      Advances from affiliate                                   55,000        685,000              -
      Repayment of advances from affiliate                     (55,000)      (685,000)             -
      Purchase of Company Series A
         common stock                                       (2,006,000)      (537,000)    (3,338,000)
                                                           -----------    -----------    -----------

            Net cash used in financing activities           (6,658,000)    (4,136,000)    (6,723,000)
                                                           -----------    -----------    -----------

Net (decrease) increase in
  cash and cash equivalents                                 (1,037,000)     1,453,000     (1,788,000)

Cash and cash equivalents at
  the beginning of the year                                  1,927,000        474,000      2,262,000
                                                           -----------    -----------    -----------

Cash and cash equivalents at
  the end of the year                                      $   890,000    $ 1,927,000    $   474,000
                                                           ===========    ===========    ===========

                            See accompanying notes.

                                      F1-5

                        PARTNERS PREFERRED YIELD, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  DESCRIPTION OF BUSINESS

         Partners Preferred Yield, Inc. (the Company) is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Partners Preferred Yield, Ltd. (the Partnership) in a reorganization transaction which was effective October 21, 1991 (the Reorganization).

         The Company owns and operates self-storage facilities.

         The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Income Taxes:

         The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

    Statements of Cash Flows:

         For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    Real Estate Facilities:

         Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1995 and 1994 to develop mini-warehouse facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

         At December 31, 1995, the basis of real estate facilities for Federal income tax purposes (after adjustment for accumulated depreciation of $16,275,000) is $48,901,000.

    Revenue Recognition:

         Property rents are recognized as earned.

    Net Income Per Share:

         Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

                                      F1-6

         Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders rights to distributions out of the respective periods net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Primary earnings per share for the twelve months ended December 31, 1995 and 1994 reflect dividends to the Series B shareholders totaling $518,000 and $443,000, respectively. Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares. Series D shares are only entitled to a portion of distributions from sales and refinancings and therefore, are not included in the weighted average number of shares.

   Environmental Cost:

         Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $182,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.


3.  RELATED PARTY TRANSACTIONS

         In 1995, there were a series of mergers among Pubic Storage Management, Inc. (which was the Company's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, PSMI), culminating in the November 16, 1995 merger (the PSMI merger) of PSMI into Storage Equities, Inc. (SEI). In the PSMI merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. (PSI). B. Wayne Hughes and members of his family (the Hughes Family) are the major shareholders of PSI.

         The Company has a Management Agreement with PSI (as successor-in-interest to PSMI). Under the terms of the agreement, PSI operates the mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined).

         The Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year, commencing February 21, 1996, it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. The Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

         In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $351,000. The amount is included in other assets in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

                                      F1-7

         In January 1994, the Company borrowed $685,000 from an affiliate for working capital purposes. The advance, which was repaid in April 1994, bore interest at the prime rate plus .25%. Interest expense of $4,000 was charged to income in 1994 with respect to this advance.

         In May 1995, the Company borrowed $55,000 from an affiliate for working capital purposes. The advance was repaid in May 1995.


4.  SHAREHOLDERS' EQUITY

         The Series B shares and Series C shares will convert automatically into Series A shares on a share-for-share basis (the Conversion) when (A) Investor Distributions (as defined below) equal (B) Remaining Investors Capital (as defined below). The term Investors Distributions means the sum of (1) all cumulative dividends and other distributions from all sources to the holders of the Series A shares issued to the limited partners in the Reorganization and (2) the cumulative Partnership distributions from all sources with respect to all units. The term Remaining Investors Capital means the product of (1) $20 multiplied by (2) the number of the then-outstanding Limited Partners Original Series A shares, and the term Limited Partners Original Series A shares means the 3,750,000 Series A shares issued in the Reorganization to the Limited Partners (not including the 1% Series A shares issued to the General Partners).

         The Series B shares (prior to the Conversion) are not entitled to participate in distributions attributable to the sale or financing of the properties or the liquidation of the Company, but begin to participate in other distributions on the same basis as the Series A shares (the Participation) when Investor Distributions equal Remaining Investors Capital minus $37,500,000 (50% of the limited partners' original capital contribution). The Series C shares (prior to Conversion) are not entitled to participate in any distributions, including liquidating distributions. After the Conversion, the Series D shares will be entitled to participate in any distributions attributable to the sale or financing of the properties or the liquidation of the Company on the same basis as the Series A shares, but will not participate in other distributions.

         Through December 31, 1995, the Company has made and declared cumulative Investor Distributions of $36,098,000. In connection with the payment of the Company's dividend payable to shareholders of record on March 31, 1994, the requirements for Participation occurred, and the Series B shares began participating in distributions as described above. As of December 31, 1995, the Conversion of Series B shares and Series C shares will occur when $26,707,000 in additional Investor Distributions have been made.

         Assuming liquidation of the Company at its net book value at December 31, 1995 and 1994, each Series of common shares would receive the following as a liquidating distribution:


                                    1995          1994
                                 -----------   -----------
       Series A                  $40,673,000   $44,117,000
       Convertible Series B        1,854,000     1,362,000
       Convertible Series C        1,091,000       801,000
       Series D                      718,000       528,000
                                 -----------   -----------
       Total                     $44,336,000   $46,808,000
                                 ===========   ===========

         The Series A shares, Convertible Series B shares, Convertible Series C shares and Series D shares have equal voting rights. The holders of the Convertible Series B shares, Convertible Series C shares and Series D shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

                                      F1-8

         The Company's Board of Directors has authorized the Company to purchase up to 800,000 shares of the Company's Series A common stock. As of December 31, 1995, the Company had purchased and retired 617,351 shares of Series A common stock, of which 138,800 and 40,300 were purchased and retired in 1995 and 1994, respectively.

         For Federal income tax purposes, all distributions declared by the Board of Directors in 1995, 1994 and 1993 were ordinary income.

5.  NOTE PAYABLE TO BANK

         In November 1995, the Company's Board of Directors authorized the Company to obtain an unsecured revolving credit facility with a bank for borrowings up to $2,500,000 for working capital purposes, including the repurchase of the Company's stock.

         In December 1995, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,500,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the banks prime rate plus .25% or the LIBOR rate plus 2.25%. Interest is payable monthly beginning in February 1996. On December 31, 1999, all unpaid principal and accrued interest is due and payable.

         At December 31, 1995, there was no outstanding balance on the credit facility. In January 1996, the Company borrowed $1,000,000 on its line of credit facility.

         Under covenants of the credit facility, the Company is (1) required to maintain a ratio of liabilities to assets (as defined) for each fiscal quarter of not more than .3 to 1.0, (2) required to maintain a debt coverage ratio (as defined) for each fiscal quarter of not less than 8 times the debt service, (3) required to maintain a fixed charge coverage ratio (as defined) for each fiscal quarter of not less than 1.0 to 1.0 and (4) required to maintain a minimum shareholders equity (as defined) for each fiscal quarter of $40 million.

6.  QUARTERLY RESULTS (UNAUDITED)

         The following is a summary of unaudited quarterly results of operations:

                                                                           Three months ended
                                                           ---------------------------------------------------
                                                           March 1995    June 1995     Sept 1995    Dec. 1995
                                                           ----------    ----------   -----------   ----------

   Revenues                                                $2,333,000    $2,416,000    $2,495,000   $2,442,000
                                                           ----------    ----------    ----------   ----------

   Expenses                                                 1,353,000     1,353,000     1,332,000    1,633,000
                                                           ----------    ----------    ----------   ----------

   Net income                                              $  980,000    $1,063,000    $1,163,000   $  809,000
                                                           ==========    ==========    ==========   ==========

   Primary earnings per share- Series A                         $0.26         $0.29         $0.33        $0.20
                                                                =====         =====         =====        =====

   Fully diluted earnings per share-Series A                    $0.25         $0.27        $0.30         $0.20
                                                                =====         =====         =====        =====

                                      F1-9

                                                                  Three months ended
                                                 ----------------------------------------------------
                                                 March 1994    June 1994     Sept 1994     Dec. 1994
                                                 ----------   -----------   -----------   -----------

   Revenues                                      $2,237,000    $2,343,000    $2,412,000    $2,378,000
                                                 ----------    ----------    ----------    ----------

   Expenses                                       1,295,000     1,338,000     1,331,000     1,371,000
                                                 ----------    ----------    ----------    ----------

   Net income                                    $  942,000    $1,005,000    $1,081,000    $1,007,000
                                                 ==========    ==========    ==========    ==========

   Primary earnings per share- Series A               $0.27         $0.27         $0.29         $0.25
                                                      =====         =====         =====         =====

   Fully diluted earnings per share- Series A         $0.23         $0.25         $0.27          $0.25
                                                      =====         =====         =====          =====

                                     F1-10

                        PARTNERS PREFERRED YIELD, INC.
                           CONDENSED BALANCE SHEETS


                                             June 30,      December 31,
                                               1996            1995
                                           -----------     ------------
                                           (Unaudited)
                ASSETS
                ------

Cash and cash equivalents                  $  1,090,000    $    890,000
Rent and other receivables                       81,000          50,000

Real estate facilities at cost:
   Buildings and equipment                   45,425,000      45,138,000
   Land                                      14,361,000      14,361,000
                                           ------------    ------------
                                             59,786,000      59,499,000

   Less accumulated depreciation            (15,098,000)    (14,097,000)
                                           ------------    ------------
                                             44,688,000      45,402,000
                                           ------------    ------------

Other assets                                    212,000         464,000
                                           ------------    ------------

Total assets                               $ 46,071,000    $ 46,806,000
                                           ============    ============

   LIABILITIES AND SHAREHOLDERS EQUITY
   -----------------------------------

Accounts payable                           $    649,000    $    634,000
Dividends payable                               947,000       1,508,000
Advance payments from renters                   380,000         328,000
Note payable                                  1,000,000               -

Shareholders equity:
   Series A common, $.01 par value,
     4,456,328 shares authorized,
     3,086,428 shares issued and
     outstanding (3,170,528 shares
     issued and outstanding in 1995)             31,000          32,000
   Convertible Series B common, $.01 par
     value, 420,875 shares authorized,
     issued and outstanding                       4,000           4,000
   Convertible Series C common, $.01 par
     value, 247,574 shares authorized,
     issued and outstanding                       2,000           2,000
   Series D common, $.01 par value,
     163,036 shares authorized, issued
     and outstanding                              2,000           2,000

   Paid-in-capital                           60,678,000      61,997,000
   Cumulative income                         21,652,000      19,679,000
   Cumulative distributions                 (39,274,000)    (37,380,000)
                                           ------------    ------------

   Total shareholders equity                 43,095,000      44,336,000
                                           ------------    ------------

Total liabilities and shareholders         $ 46,071,000    $ 46,806,000
 equity                                    ============    ============

           See accompanying notes to condensed financial statements.

                                     F1-11

                        PARTNERS PREFERRED YIELD, INC.
                        CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                     Three Months Ended         Six Months Ended
                                          June 30,                  June 30,
                                   -----------------------   -----------------------
                                      1996         1995         1996         1995
                                   ----------   ----------   ----------   ----------

REVENUES:

Rental income                      $2,510,000   $2,409,000   $4,898,000   $4,731,000
Interest income                         3,000        7,000        8,000       18,000
                                   ----------   ----------   ----------   ----------

                                    2,513,000    2,416,000    4,906,000    4,749,000
                                   ----------   ----------   ----------   ----------
COSTS AND EXPENSES:

Cost of operations                    734,000      656,000    1,491,000    1,308,000
Management fees
  paid to affiliate                   131,000      145,000      262,000      284,000
Depreciation                          504,000      484,000    1,001,000      967,000
Administrative                         62,000       68,000      138,000      147,000
Interest expense                       22,000            -       41,000            -
                                   ----------   ----------   ----------   ----------

                                    1,453,000    1,353,000    2,933,000    2,706,000
                                   ----------   ----------   ----------   ----------


NET INCOME                         $1,060,000   $1,063,000   $1,973,000   $2,043,000
                                   ==========   ==========   ==========   ==========

Earnings per share:

Primary - Series A                 $     0.30   $     0.29   $     0.56   $     0.55
                                   ==========   ==========   ==========   ==========
Fully diluted - Series A           $     0.28   $     0.27   $     0.52   $     0.52
                                   ==========   ==========   ==========   ==========

Dividends declared per share:

Series A                           $     0.27   $     0.27   $     0.54   $     0.54
                                   ==========   ==========   ==========   ==========
Series B                           $     0.27   $     0.27   $     0.54   $     0.54
                                   ==========   ==========   ==========   ==========

Weighted average common
shares outstanding:

Primary - Series A                  3,086,428    3,238,661    3,102,278    3,263,428
                                   ==========   ==========   ==========   ==========
Fully diluted - Series A            3,754,877    3,907,110    3,770,727    3,931,877
                                   ==========   ==========   ==========   ==========


           See accompanying notes to condensed financial statements.

                                     F1-12

                         PARTNERS PREFERRED YIELD, INC.
                   CONDENSED STATEMENT OF SHAREHOLDERS EQUITY
                                  (UNAUDITED)



                                                                  Convertible         Convertible
                                        Series A                  Series B              Series C                 Series D
                                  Shares        Amount        Shares      Amount   Shares      Amount        Shares       Amount
                                  ------        ------        ------      ------   ------      ------        ------       ------
Balances at December 31, 1995   3,170,528        $32,000        420,875   $4,000   247,574       $2,000      163,036       $2,000

Net income                              -              -              -        -         -            -            -            -
Repurchase of shares              (84,100)        (1,000)             -        -         -            -            -            -

Cash distributions declared:
$.54 per share - Series A               -              -              -        -         -            -            -            -
$.54 per share - Series B               -              -              -        -         -            -            -            -

                                ---------        -------        -------   ------   -------       ------      -------       ------
Balances at June 30, 1996       3,086,428        $31,000        420,875   $4,000   247,574       $2,000      163,036       $2,000
                                =========        =======        =======   ======   =======       ======      =======       ======

                                                Cumulative                        Total
                                   Paid-in          Net        Cumulative      Shareholders
                                   Capital        Income      Distributions       Equity
                                ------------     ---------    -------------    ------------
Balances at December 31, 1995    $61,997,000    $19,679,000    ($37,380,000)   $44,336,000

Net income                                 -      1,973,000               -      1,973,000
Repurchase of shares              (1,319,000)             -               -     (1,320,000)

Cash distributions declared:
$.54 per share - Series A                  -              -      (1,666,000)    (1,666,000)
$.54 per share - Series B                  -              -        (228,000)      (228,000)
                                 -----------    -----------    ------------    -----------
Balances at June 30, 1996        $60,678,000    $21,652,000    ($39,274,000)   $43,095,000
                                 ===========    ===========    ============    ===========

           See accompanying notes to condensed financial statements.

                                     F1-13

                        PARTNERS PREFERRED YIELD, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           Six Months Ended
                                                               June 30,
                                                      --------------------------
                                                          1996           1995
                                                      -----------    -----------
Cash flows from operating activities:

 Net income                                           $ 1,973,000    $ 2,043,000

 Adjustments to reconcile net
  income to net cash provided
  by operating activities:

  Depreciation                                          1,001,000        967,000
  Increase in rent and other receivables                  (31,000)        (1,000)
  Increase in other assets                                (10,000)        (1,000)
  Amortization of prepaid management fees                 262,000              -
  Increase in accounts payable                             15,000         17,000
  Increase in advance payments from renters                52,000         19,000
                                                      -----------    -----------

    Total adjustments                                   1,289,000      1,001,000
                                                      -----------    -----------

    Net cash provided by operating activities           3,262,000      3,044,000
                                                      -----------    -----------

Cash flows from investing activities:

  Additions to real estate facilities                    (287,000)       (27,000)
                                                      -----------    -----------

    Net cash used in investing activities                (287,000)       (27,000)
                                                      -----------    -----------

Cash flows from financing activities:

  Distributions paid to shareholders                   (2,455,000)    (2,678,000)
  Advances from affiliate                                       -         55,000
  Repayment of advances from affiliate                          -        (55,000)
  Proceeds from note payable to Bank                    1,000,000              -
  Purchase of Company Series A common stock            (1,320,000)      (978,000)
                                                      -----------    -----------

    Net cash used in financing activities              (2,775,000)    (3,656,000)
                                                      -----------    -----------

Net increase (decrease) in cash
  and cash equivalents                                    200,000       (639,000)

Cash and cash equivalents at
  the beginning of the period                             890,000      1,927,000
                                                      -----------    -----------

Cash and cash equivalents at
  the end of the period                               $ 1,090,000    $ 1,288,000
                                                      ===========    ===========

           See accompanying notes to condensed financial statements.

                                     F1-14

                        PARTNERS PREFERRED YIELD, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Company's Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Company's financial position at June 30, 1996 and December 31, 1995, the results of its operations for the three and six months ended June 30, 1996 and 1995 and its cash flows for the six months then ended.

3. The results of operations for the three and six months ended June 30, 1996 are not necessarily indicative of the results expected for the full year.

4. In 1995, the Company prepaid eight months of 1996 management fees at a total cost of $351,000. The Company expensed $262,000 of the 1996 prepaid management fees for the six months ended June 30, 1996. The balance of prepaid management fees, $89,000, is included in other assets in the Balance Sheet at June 30, 1996.

5. In December 1995, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,500,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the banks prime rate plus .25% (8.50% at June 30, 1996) or the banks LIBOR rate plus 2.25% (7.80% at June 30, 1996). Interest is payable monthly. On December 31, 1999, all unpaid principal and accrued interest is due and payable. During the first quarter of 1996, the Company borrowed $1,000,000 on its line of credit facility. During the second quarter of 1996, the Company borrowed and repaid an additional $450,000 on its line of credit facility. At June 30, 1996, the outstanding balance on the credit facility was $1,000,000. The Company is subject to certain covenants including cash flow coverages and dividend restrictions. As of June 30, 1996, the Company was in compliance with the covenants of the credit facility.

                                     F1-15

                                                                    Appendix F-2

                       PARTNERS PREFERRED YIELD II, INC.
                             FINANCIAL STATEMENTS


                                                                                  Page
                                                                                Reference
                                                                                ---------

Report of independent auditors                                                   F2 - 1

Balance sheets at December 31, 1995 and 1994                                     F2 - 2

For the years ended December 31, 1995, 1994 and 1993:

  Statements of income                                                           F2 - 3

  Statements of shareholders equity                                              F2 - 4

  Statements of cash flows                                                       F2 - 5

Notes to financial statements                                               F2 - 6  -  F2 - 10

Condensed balance sheets at June 30, 1996 and December 31, 1995                 F2 - 11

Condensed statements of income for the three
and six months ended June 30, 1996 and 1995                                     F2 - 12

Condensed statement of shareholders equity for the
six months ended June 30, 1996                                                  F2 - 13

Condensed statements of cash flows for the
six months ended June 30, 1996 and 1995                                         F2 - 14

Notes to condensed financial statements                                         F2 - 15

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Partners Preferred Yield II, Inc.


We have audited the accompanying balance sheets of Partners Preferred Yield II, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Partners Preferred Yield II, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP


February 27, 1996
Los Angeles, California

                                      F2-1

                       PARTNERS PREFERRED YIELD II, INC.
                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994


                                                     1995            1994
                                                 ------------    ------------
                    ASSETS
                    ------

Cash and cash equivalents                        $    936,000    $    905,000
Rent and other receivables                             64,000          62,000
Other assets                                          702,000         325,000

Real estate facilities at cost:
  Building, land improvements and equipment        46,345,000      46,076,000
  Land                                             15,060,000      15,060,000
                                                 ------------    ------------
                                                   61,405,000      61,136,000

  Less accumulated depreciation                   (13,373,000)    (11,375,000)
                                                 ------------    ------------
                                                   48,032,000      49,761,000
                                                 ------------    ------------

Total assets                                     $ 49,734,000    $ 51,053,000
                                                 ============    ============

     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------

Accounts payable                                $    548,000    $    495,000
Dividends payable                                  1,404,000       1,512,000
Advance payments from renters                        386,000         382,000

Shareholders' equity:
  Series A common, $.01 par value,
    4,619,515 shares authorized,
    3,172,303 shares issued and
    outstanding (3,243,103 shares
    issued and outstanding in 1994)                   32,000          32,000
  Convertible Series B common,
    $.01 par value, 420,875 shares
    authorized, issued and outstanding                 4,000           4,000
  Convertible Series C common,
    $.01 par value, 247,574 shares
    authorized, issued and outstanding                 2,000           2,000
  Series D common, $.01 par value,
    163,036 shares authorized, issued
    and outstanding                                    2,000           2,000

  Paid-in-capital                                 61,965,000      63,024,000
  Cumulative income                               20,669,000      16,384,000
  Cumulative distributions                       (35,278,000)    (30,784,000)
                                                ------------    ------------

  Total shareholders' equity                      47,396,000      48,664,000
                                                ------------    ------------

Total liabilities and shareholders' equity      $ 49,734,000    $ 51,053,000
                                                ============    ============

                            See accompanying notes.

                                      F2-2

                       PARTNERS PREFERRED YIELD II, INC.
                             STATEMENTS OF INCOME
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1995


                                                1995            1994         1993
                                             -----------     ----------   ----------

REVENUES:

Rental income                                $10,498,000     $9,870,000    $9,294,000
Interest income                                   37,000         24,000        24,000
                                             -----------     ----------     ---------

                                              10,535,000      9,894,000     9,318,000
                                             -----------     ----------    ----------


COSTS AND EXPENSES:

Cost of operations                             3,273,000      3,174,000     2,956,000
Management fees paid to affiliate                630,000        592,000       558,000
Depreciation and amortization                  1,998,000      1,940,000     1,986,000
Interest expense paid to affiliate                 6,000         12,000             -
Environmental cost                                38,000              -             -
Administrative                                   305,000        322,000       359,000
                                             -----------     ----------    ----------

                                               6,250,000      6,040,000     5,859,000
                                             -----------     ----------    ----------

NET INCOME                                    $4,285,000     $3,854,000    $3,459,000
                                              ==========     ==========    ==========

Primary earnings per share-Series A           $     1.17     $     1.08    $     1.01
                                              ==========     ==========    ==========

Fully diluted earnings per share-Series A     $     1.11     $     0.97    $     0.84
                                              ==========     ==========    ==========

Dividends declared per share:
     Series A                                 $     1.23     $     1.17    $     1.13
                                              ==========     ==========    ==========
     Series B                                 $     1.23     $     0.67    $        -
                                              ==========     ==========    ==========
     Series C                                 $        -     $        -    $        -
                                              ==========     ==========    ==========
     Series D                                 $        -     $        -    $        -
                                              ==========     ==========    ==========

Weighted average Common shares outstanding:
     Primary-Series A                          3,226,378      3,305,495     3,427,568
                                              ==========     ==========    ==========
     Fully diluted-Series A                    3,894,827      3,973,944     4,096,017
                                              ==========     ==========    ==========

                            See accompanying notes.

                                      F2-3

                       PARTNERS PREFERRED YIELD II, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                For each of the three years in the period ended
                               December 31, 1995


                                                               Convertible            Convertible
                                       Series A                 Series B                Series C                Series D
                                  Shares      Amount         Shares    Amount      Shares      Amount      Shares     Amount
                                ---------------------------------------------------------------------------------------------
Balances at December 31, 1992    3,641,279    $37,000       420,875     $4,000     247,574     $2,000      163,036     $2,000

Net income
Repurchase of shares              (311,776)    (4,000)

Cash distributions declared:
   $1.13 per share - Series A
                                ---------------------------------------------------------------------------------------------

Balances at December 31, 1993    3,329,503     33,000       420,875      4,000     247,574      2,000      163,036      2,000

Net income
Repurchase of shares               (86,400)    (1,000)

Cash distributions declared:
   $1.17 per share - Series A
   $0.67 per share - Series B
                                ---------------------------------------------------------------------------------------------

Balances at December 31, 1994    3,243,103     32,000       420,875      4,000     247,574      2,000      163,036      2,000

Net income
Repurchase of shares               (70,800)         -

Cash distributions declared:
   $1.23 per share - Series A
   $1.23 per share - Series B
                                ---------------------------------------------------------------------------------------------

Balances at December 31, 1995    3,172,303    $32,000       420,875     $4,000     247,574     $2,000      163,036     $2,000
                                =============================================================================================


                                                  Cumulative                        Total
                                     Paid-in         net          Cumulative    shareholders'
                                     Capital        Income      distributions      equity
                                  -------------------------------------------------------------

Balances at December 31, 1992      $68,185,000    $ 9,071,000     ($22,804,000)    $54,497,000

Net income                                          3,459,000                        3,459,000
Repurchase of shares                (3,983,000)                                     (3,987,000)

Cash distributions declared:
   $1.13 per share - Series A                                       (3,838,000)     (3,838,000)
                                  -------------------------------------------------------------

Balances at December 31, 1993       64,202,000     12,530,000      (26,642,000)     50,131,000

Net income                                          3,854,000                        3,854,000
Repurchase of shares                (1,178,000)                                     (1,179,000)

Cash distributions declared:
   $1.17 per share - Series A                                       (3,860,000)     (3,860,000)
   $0.67 per share - Series B                                         (282,000)       (282,000)
                                  -------------------------------------------------------------

Balances at December 31, 1994       63,024,000     16,384,000      (30,784,000)     48,664,000

Net income                                          4,285,000                        4,285,000
Repurchase of shares                (1,059,000)                                     (1,059,000)

Cash distributions declared:
   $1.23 per share - Series A                                       (3,976,000)     (3,976,000)
   $1.23 per share - Series B                                         (518,000)       (518,000)
                                  -------------------------------------------------------------

Balances at December 31, 1995      $61,965,000    $20,669,000     ($35,278,000)    $47,396,000
                                  =============================================================

                            See accompanying notes.

                                      F2-4

                       PARTNERS PREFERRED YIELD II, INC.
                           STATEMENTS OF CASH FLOWS
                      FOR EACH OF THE THREE YEARS IN THE
                        PERIOD ENDED DECEMBER 31, 1995


                                                                1995           1994           1993
                                                            -----------    -----------    -----------
Cash flows from operating activities:

      Net income                                            $ 4,285,000    $ 3,854,000    $ 3,459,000

      Adjustments to reconcile net income to
            net cash provided by operating activities:

        Depreciation and amortization                         1,998,000      1,940,000      1,986,000
        (Increase) decrease in rent and
           other receivables                                     (2,000)         6,000        (11,000)
        Increase in other assets                               (377,000)        (3,000)       (87,000)
        Increase (decrease) in accounts payable                  53,000         (9,000)       (95,000)
        Increase (decrease) in advance
           payments from renters                                  4,000        (81,000)        34,000
                                                            -----------    -----------    -----------

            Total adjustments                                 1,676,000      1,853,000      1,827,000
                                                            -----------    -----------    -----------

            Net cash provided by operating activities         5,961,000      5,707,000      5,286,000
                                                            -----------    -----------    -----------

Cash flows from investing activities:

      Additions to real estate facilities                      (269,000)      (296,000)      (226,000)
                                                            -----------    -----------    -----------

            Net cash used in investing activities              (269,000)      (296,000)      (226,000)
                                                            -----------    -----------    -----------

Cash flows from financing activities:

      Advances from affiliate                                   700,000        910,000              -
      Repayment of advances from affiliate                     (700,000)      (910,000)             -
      Distributions paid to shareholders                     (4,602,000)    (4,153,000)    (3,044,000)
      Purchase of Company Series A
         common stock                                        (1,059,000)    (1,179,000)    (3,987,000)
                                                            -----------    -----------    -----------

            Net cash used in financing activities            (5,661,000)    (5,332,000)    (7,031,000)
                                                            -----------    -----------    -----------

Net increase (decrease) in
  cash and cash equivalents                                      31,000         79,000     (1,971,000)

Cash and cash equivalents at
  the beginning of the year                                     905,000        826,000      2,797,000
                                                            -----------    -----------    -----------

Cash and cash equivalents at
  the end of the year                                       $   936,000    $   905,000    $   826,000
                                                            ===========    ===========    ===========

                            See accompanying notes.

                                      F2-5

                       PARTNERS PREFERRED YIELD II, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  DESCRIPTION OF BUSINESS

         Partners Preferred Yield II, Inc. (the "Company") is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Partners Preferred Yield II, Ltd. The term "Company" as used herein means the Partnership with respect to all matters prior to November 8, 1991 (the "Reorganization").

         The Company owns and operates self-storage facilities.

         The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Income Taxes:

         The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

    Statements of Cash Flows:

         For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. During 1995 and 1994 the Company paid $6,000 and $12,000 in interest cost.

    Real Estate Facilities:

         Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1995 and 1994 to develop mini-warehouse facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

         At December 31, 1995, the basis of real estate facilities for Federal income tax purposes (after adjustment for accumulated depreciation of $14,964,000) is $50,949,000.

    Revenue Recognition:

         Property rents are recognized as earned.

                                      F2-6

    Net Income Per Share:

         Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

         Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders rights to distributions out of the respective periods net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Primary earnings per share for the twelve months ended December 31, 1995 and 1994 reflect dividends to the Series B shareholders totaling $518,000 and $282,000, respectively. Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares. Series D shares are only entitled to a portion of distributions from sales and refinancings and therefore, are not included in the weighted average number of shares.

    Environmental Cost:

         Substantially all of the Companys facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $38,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Companys overall business, financial condition, or results of operations.

3.  RELATED PARTY TRANSACTIONS

         In 1995, there were a series of mergers among Pubic Storage Management, Inc. (which was the Companys mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, PSMI), culminating in the November 16, 1995 merger (the "PSMI merger") of PSMI into Storage Equities, Inc. (SEI). In the PSMI merger, Storage Equities, Inc.s name was changed to Public Storage, Inc. (PSI). B. Wayne Hughes and members of his family (the Hughes Family) are the major shareholders of PSI.

         The Company has a Management Agreement with PSI (as successor-in-interest to PSMI). Under the terms of the agreement, PSI operates the mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined).

         The Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year commencing February 21, 1996 it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires, on the first anniversary of its then scheduled expiration date. The Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

                                      F2-7

         In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $370,000. The amount is included in other assets in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

         In January 1994, the Company borrowed $910,000 from an affiliate for working capital purposes. The advance, which was repaid in 1994, bore interest at the prime rate plus .25%. Interest expense of $12,000 was charged to income in 1994 with respect to this advance.

         In January and April 1995, the Company borrowed $700,000 from an affiliate for working capital purposes. The advance was repaid in May 1995. This advance bore interest at the prime interest rate plus .25%. Interest expense of $6,000 was charged to income for the year ended December 31, 1995 with respect to this advance.

4.  SHAREHOLDERS' EQUITY

         The Series B shares and Series C shares will convert automatically into Series A shares on a share-for-share basis (the Conversion) when (A) Investor Distributions (as defined below) equal (B) Remaining Investors Capital (as defined below). The term Investors Distributions means the sum of (1) all cumulative dividends and other distributions from all sources to the holders of the Series A shares issued to the limited partners in the Reorganization and (2) the cumulative Partnership distributions from all sources with respect to all units. The term Remaining Investors Capital means the product of (1) $20 multiplied by (2) the number of the then-outstanding Limited Partners Original Series A shares, and the term Limited Partners Original Series A shares means the 3,750,000 Series A shares issued in the Reorganization to the Limited Partners (not including the 1% Series A shares issued to the General Partners).

         The Series B shares (prior to the Conversion) are not entitled to participate in distributions attributable to the sale or financing of the properties or the liquidation of the Company, but begin to participate in other distributions on the same basis as the Series A shares (the Participation) when Investor Distributions equal Remaining Investors Capital minus $37,500,000 (50% of the limited partners' original capital contribution). The Series C shares (prior to Conversion) are not entitled to participate in any distributions, including liquidating distributions. After the Conversion, the Series D shares will be entitled to participate in any distributions attributable to the sale or financing of the properties or the liquidation of the Company on the same basis as the Series A shares, but will not participate in other distributions.

         Through December 31, 1995, the Company has made and declared cumulative Investor Distributions of $34,167,000. In connection with the payment of the Companys dividend payable to shareholders of record on September 30, 1994, the requirements for Participation occurred, and the Series B shares began participating in distributions as described above. As of December 31, 1995, the Conversion of Series B shares and Series C shares will occur when $28,673,000 in additional Investor Distributions have been made.

                                      F2-8

         Assuming liquidation of the Company at its net book value at December 31, 1995 and 1994, each Series of common shares would receive the following as a liquidating distribution:


                                   1995          1994
                                -----------   -----------

      Series A                  $43,508,000   $45,673,000
      Convertible Series B        1,968,000     1,514,000
      Convertible Series C        1,158,000       890,000
      Series D                      762,000       587,000
                                -----------   -----------

      Total                     $47,396,000   $48,664,000
                                ===========   ===========

         The Series A shares, Convertible Series B shares, Convertible Series C shares and Series D shares have equal voting rights. The holders of the Convertible Series B shares, Convertible Series C shares and Series D shares have agreed to vote along with the majority of the unaffiliated Series A shareholders on matters other than control of the Company and its business.

         The Company's Board of Directors has authorized the Company to purchase up to 800,000 shares of the Company's Series A common stock. As of December 31, 1995, the Company had purchased and retired 615,576 shares of Series A common stock, of which 70,800 and 86,400 were purchased and retired in 1995 and 1994, respectively.

         For Federal income tax purposes, all distributions declared by the Board of Directors in 1995, 1994 and 1993 were ordinary income.

5.  SUBSEQUENT EVENT

         In November 1995, the Companys Board of Directors authorized the Company to obtain an unsecured revolving credit facility with a bank for borrowings up to $2,500,000 for working capital purposes, including the repurchase of the Companys stock.

         In February 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,000,000 for working capital purposes and to repurchase the Companys stock. Outstanding borrowings on the credit facility, at the Companys option, bear interest at either the banks Prime Rate or the banks LIBOR Rate plus 2.25%. Interest is payable monthly beginning in March 1996. On January 31, 1999, all unpaid principal and accrued interest is due and payable.

         Under covenants of the credit facility, (1) the Company is required to maintain a cash flow ratio, as defined, of more than 3.0 to 1.0, (2) the Companys total debt may not exceed 15% of its net worth as defined (3) Advances from affiliates may not exceed $500,000.

                                      F2-9

6.  QUARTERLY RESULTS (UNAUDITED)

    The following is a summary of unaudited quarterly results of operations:


                                                  Three months ended
                                 ----------------------------------------------------
                                 March 1995     June 1995     Sept 1995     Dec. 1995
                                 ----------     ---------     ---------     ---------
   Revenues                       $2,531,000    $2,630,000    $2,704,000   $2,670,000

   Expenses                        1,531,000     1,528,000     1,562,000    1,629,000
                                  ----------    ----------    ----------   ----------

   Net income                     $1,000,000    $1,102,000    $1,142,000   $1,041,000
                                  ==========    ==========    ==========   ==========

   Earnings per share:

   Primary - Series A             $     0.27    $     0.30    $     0.32   $     0.28
                                  ==========    ==========    ==========   ==========

   Fully Diluted - Series A       $     0.26    $     0.28    $     0.29   $     0.28
                                  ==========    ==========    ==========   ==========


                                                  Three months ended
                                  ---------------------------------------------------
                                  March 1994     June 1994     Sept 1994    Dec. 1994
                                  ----------    ----------    ----------   ----------

   Revenues                       $2,364,000    $2,473,000    $2,531,000   $2,526,000

   Expenses                        1,471,000     1,452,000     1,539,000    1,578,000
                                  ----------    ----------    ----------   ----------

   Net Income                     $  893,000    $1,021,000    $  992,000   $  948,000
                                  ==========    ==========    ==========   ==========

   Earnings per share:

   Primary - Series A             $     0.27    $     0.31    $     0.26   $     0.24
                                  ==========    ==========    ==========   ==========

   Fully diluted - Series A       $     0.22    $     0.26    $     0.25   $     0.24
                                  ==========    ==========    ==========   ==========

                                     F2-10

                       PARTNERS PREFERRED YIELD II, INC.
                           CONDENSED BALANCE SHEETS


                                                  June 30,     December 31,
                                                    1996           1995
                                                 -----------   ------------
                                                 (Unaudited)
                    ASSETS
                    ------

Cash and cash equivalents                        $  1,500,000    $    936,000
Rent and other receivables                             68,000          64,000
Prepaid expenses                                      440,000         702,000

Real estate facilities at cost:
  Building, land improvements and equipment        46,445,000      46,345,000
  Land                                             15,060,000      15,060,000
                                                 ------------    ------------
                                                   61,505,000      61,405,000

  Less accumulated depreciation                   (14,390,000)    (13,373,000)
                                                 ------------    ------------
                                                   47,115,000      48,032,000
                                                 ------------    ------------

Total assets                                     $ 49,123,000    $ 49,734,000
                                                 ============    ============

     LIABILITIES AND SHAREHOLDERS EQUITY
     -----------------------------------

Accounts payable                                 $    528,000    $    548,000
Dividends payable                                     997,000       1,404,000
Advance payments from renters                         422,000         386,000

Shareholders equity:
  Series A common, $.01 par value,
    4,619,515 shares authorized,
    3,138,603 shares issued and
    outstanding (3,172,303 shares
    issued and outstanding in 1995)                    31,000          32,000
  Convertible Series B common, $.01 par
    value, 420,875 shares authorized,
    issued and outstanding                              4,000           4,000
  Convertible Series C common, $.01 par
    value, 247,574 shares authorized,
    issued and outstanding                              2,000           2,000
  Series D common, $.01 par value,
    163,036 shares authorized, issued
    and outstanding                                     2,000           2,000

  Paid-in-capital                                  61,447,000      61,965,000
  Cumulative income                                22,962,000      20,669,000
  Cumulative distributions                        (37,272,000)    (35,278,000)
                                                 ------------    ------------

  Total shareholders equity                        47,176,000      47,396,000
                                                 ------------    ------------

Total liabilities and shareholders equity        $ 49,123,000    $ 49,734,000
                                                 ============    ============


           See accompanying notes to condensed financial statements.

                                     F2-11

                       PARTNERS PREFERRED YIELD II, INC.
                        CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                           June 30,
                                     Three Months Ended              Six Months Ended
                                          June 30,                        June 30,
                                   -----------------------       -------------------------
                                      1996         1995             1996           1995
                                   ----------   ----------       ----------     ----------
REVENUES:

Rental income                      $2,741,000   $2,624,000       $5,407,000     $5,151,000
Interest income                         8,000        6,000           12,000         10,000
                                   ----------   ----------       ----------     ----------

                                    2,749,000    2,630,000        5,419,000      5,161,000
                                   ----------   ----------       ----------     ----------

COSTS AND EXPENSES:

Cost of operations                    847,000      804,000        1,682,000      1,601,000
                                   ----------   ----------       ----------     ----------
Management fees                       139,000      157,000          278,000        309,000
  paid to an affiliate             ----------   ----------       ----------     ----------

Depreciation                          510,000      499,000        1,017,000        994,000
                                   ----------   ----------       ----------     ----------
Interest expense                        5,000        1,000           12,000          6,000
                                   ----------   ----------       ----------     ----------
Administrative                         65,000       67,000          137,000        149,000
                                   ----------   ----------       ----------     ----------

                                    1,566,000    1,528,000        3,126,000      3,059,000
                                   ----------   ----------       ----------     ----------

NET INCOME                         $1,183,000   $1,102,000       $2,293,000     $2,102,000
                                   ==========   ==========       ==========     ==========

Earnings per share:

  Primary - Series A               $     0.33   $     0.30       $     0.65     $     0.57
                                   ==========   ==========       ==========     ==========
  Fully diluted - Series A         $     0.31   $     0.28       $     0.60     $     0.54
                                   ==========   ==========       ==========     ==========

Dividends declared per share:

  Series A                         $     0.28   $     0.28       $     0.56     $     0.56
                                   ==========   ==========       ==========     ==========
  Series B                         $     0.28   $     0.28       $     0.56     $     0.56
                                   ==========   ==========       ==========     ==========

Weighted average common
shares outstanding:

  Primary - Series A                3,138,603    3,237,303        3,142,236      3,237,303
                                   ==========   ==========       ==========     ==========
  Fully diluted - Series A          3,807,052    3,905,752        3,810,685      3,905,752
                                   ==========   ==========       ==========     ==========

           See accompanying notes to condensed financial statements.

                                     F2-12

                       PARTNERS PREFERRED YIELD II, INC.
                  CONDENSED STATEMENT OF SHAREHOLDERS EQUITY
                                  (UNAUDITED)


                                                               Convertible            Convertible
                                       Series A                 Series B                Series C                Series D
                                 Shares        Amount        Shares    Amount      Shares      Amount      Shares     Amount
                                -------        ------        ------    ------      ------      ------      ------     ------
Balances at
December 31, 1995               3,172,303      $32,000        420,875   $4,000     247,574      $2,000    163,036       $2,000

Net income                              -            -              -        -           -           -          -            -
Repurchase of shares              (33,700)      (1,000)             -        -           -           -          -            -


Cash distributions declared:
 $.56 per share - Series A              -            -              -        -           -           -          -            -
 $.56 per share - Series B              -            -              -        -           -           -          -            -
                                ---------      -------        -------   ------     -------      ------    -------       ------

Balances at June 30, 1996       3,138,603      $31,000        420,875   $4,000     247,574      $2,000    163,036       $2,000
                                =========      =======        =======   ======     =======      ======    =======       ======


                                                  Cumulative                        Total
                                     Paid-in         net          Cumulative    shareholders'
                                     Capital        Income      distributions      equity
                                   -----------    -----------   -------------   -------------
Balances at
December 31, 1995                  $61,965,000    $20,669,000    $(35,278,000)   $47,396,000

Net income                                   -      2,293,000               -      2,293,000
Repurchase of shares                  (518,000)             -               -       (519,000)


Cash distributions declared:
 $.56 per share - Series A                   -              -      (1,758,000)    (1,758,000)
 $.56 per share - Series B                   -              -        (236,000)      (236,000)
                                   -----------    -----------   -------------    -----------

Balances at June 30, 1996          $61,447,000    $22,962,000    ($37,272,000)   $47,176,000
                                   ===========    ===========   =============    ===========

           See accompanying notes to condensed financial statements.

                                     F2-13

                       PARTNERS PREFERRED YIELD II, INC.
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                      Six Months Ended
                                                          June 30,
                                                 --------------------------
                                                     1996           1995
                                                 ------------   -----------
Cash flows from operating activities:

      Net income                                 $ 2,293,000    $ 2,102,000

      Adjustments to reconcile net
            income to net cash provided
            by operating activities:

        Depreciation                               1,017,000        994,000
        Increase in rent and other
         receivables                                  (4,000)             -
        Amortization of prepaid expenses             278,000              -
        Increase in prepaid expenses                 (16,000)        (2,000)
        (Decrease) increase in accounts
         payable                                     (20,000)         9,000
        Increase in advance payments
         from renters                                 36,000         24,000
                                                 -----------    -----------

            Total adjustments                      1,291,000      1,025,000
                                                 -----------    -----------

            Net cash provided by
             operating activities                  3,584,000      3,127,000
                                                 -----------    -----------
Cash flows from investing activities:

      Additions to real estate
       facilities                                   (100,000)      (133,000)
                                                 -----------    -----------
            Net cash used in investing
             activities                             (100,000)      (133,000)
                                                 -----------    -----------
Cash flows from financing activities:

      Distributions paid to shareholders          (2,401,000)    (2,556,000)
      Advances from affiliate                              -        700,000
      Repayment of advances from
       affiliate                                           -       (700,000)
      Purchase of Company Series A
       common stock                                 (519,000)       (79,000)
                                                 -----------    -----------
            Net cash used in financing
             activities                           (2,920,000)    (2,635,000)
                                                 -----------    -----------
Net increase in cash
  and cash equivalents                               564,000        359,000

Cash and cash equivalents at
  the beginning of the period                        936,000        905,000
                                                 -----------    -----------

Cash and cash equivalents at
  the end of the period                          $ 1,500,000    $ 1,264,000
                                                 ===========    ===========

           See accompanying notes to condensed financial statements.

                                     F2-14

                       PARTNERS PREFERRED YIELD II, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Companys Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Companys financial position at June 30, 1996 and December 31, 1995, the results of its operations for the three and six months ended June 30, 1996 and 1995 and its cash flows for the six months then ended.

3. The results of operations for the three and six months ended June 30, 1996 are not necessarily indicative of the results expected for the full year.

4. In 1995, the Company prepaid eight months of 1996 management fees at a total cost of $370,000. The Company expensed $278,000 of the 1996 prepaid management fees for the six months ended June 30, 1996. The balance of prepaid management fees, $92,000, is included in prepaid expenses in the Balance Sheet at June 30, 1996.

5. In February 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,000,000 for working capital purposes and to repurchase the Companys stock. Outstanding borrowings on the credit facility, at the Companys option, bear interest at either the banks Prime Rate or the banks LIBOR Rate plus 2.25%. Interest is payable monthly and on January 31, 1999, all unpaid principal and accrued interest is due and payable. During the six months ended June 30, 1996, the Company borrowed and repaid $300,000 on its credit facility. At June 30, 1996, there was no outstanding balance on the credit facility. As of June 30, 1996, the Company was in compliance with the covenants of the credit facility.

                                     F2-15

                                                                    Appendix F-3

                      PARTNERS PREFERRED YIELD III, INC.
                             FINANCIAL STATEMENTS


                                                                                Page
                                                                              Reference
                                                                              ---------

Report of independent auditors                                                   F3 - 1

Balance sheets at December 31, 1995 and 1994                                     F3 - 2

For the years ended December 31, 1995, 1994 and 1993:

  Statements of income                                                           F3 - 3

  Statements of shareholders equity                                              F3 - 4

  Statements of cash flows                                                       F3 - 5

Notes to financial statements                                               F3 - 6  -  F3 - 10

Condensed balance sheets at June 30, 1996 and December 31, 1995                 F3 - 11

Condensed statements of income for the three
and six months ended June 30, 1996 and 1995                                     F3 - 12

Condensed statement of shareholders equity for the
six months ended June 30, 1996                                                  F3 - 13

Condensed statements of cash flows for the
six months ended June 30, 1996 and 1995                                         F3 - 14

Notes to condensed financial statements                                         F3 - 15

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Partners Preferred Yield III, Inc.


We have audited the accompanying balance sheets of Partners Preferred Yield III, Inc. as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Partners Preferred Yield III, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP


February 27, 1996
Los Angeles, California

                                      F3-1

                       PARTNERS PREFERRED YIELD III, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS
                                     ------

                                                               1995           1994
                                                               ----           ----
Cash and cash equivalents                                  $    775,000    $    579,000
Marketable securities of affiliate
  at market value (cost of $173,000)                            222,000         169,000
Rent and other receivables                                       28,000          24,000
Other assets                                                    225,000          47,000

Real estate facilities at cost:
  Building, land improvements and equipment                  19,091,000      18,983,000
  Land                                                        4,870,000       4,870,000
                                                           ------------    ------------
                                                             23,961,000      23,853,000

  Less accumulated depreciation                              (4,888,000)     (4,027,000)
                                                           ------------    ------------
                                                             19,073,000      19,826,000
                                                           ------------    ------------

Total assets                                               $ 20,323,000    $ 20,645,000
                                                           ============    ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Accounts payable                                           $    565,000    $    359,000
Dividends payable                                               611,000         707,000
Advance payments from renters                                   162,000         175,000

Shareholders' equity:
  Series A common, $.01 par value,
    1,851,696 shares authorized,
    1,321,984 shares issued and outstanding
    (1,333,584 shares issued and outstanding in 1994)            13,000          13,000
  Convertible Series B common,
    $.01 par value, 168,709 shares
    authorized, issued and outstanding                            2,000           2,000
  Convertible Series C common,
    $.01 par value, 99,241 shares
    authorized, issued and outstanding                            1,000           1,000
  Series D common, $.01 par value,
    65,354 shares authorized, issued
    and outstanding                                               1,000           1,000

  Paid-in-capital                                            25,012,000      25,206,000
  Cumulative income                                           8,389,000       6,524,000
  Unrealized gain (loss)
   in marketable securities                                      49,000          (4,000)
  Cumulative distributions                                  (14,482,000)    (12,339,000)
                                                           ------------    ------------

  Total shareholders' equity                                 18,985,000      19,404,000
                                                           ------------    ------------

Total liabilities and shareholders' equity                 $ 20,323,000    $ 20,645,000
                                                           ============    ============

                            See accompanying notes.

                                      F3-2

                       PARTNERS PREFERRED YIELD III, INC.
                              STATEMENTS OF INCOME
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1995


                                                             1995         1994         1993
                                                          ----------   ----------   ----------

REVENUES:

Rental income                                             $4,930,000   $4,677,000   $4,366,000
Interest income and other
 income
  (including dividends from
   marketable
  securities of affiliate in                                  32,000       31,000       47,000
   1995 and 1994)                                         ----------   ----------   ----------

                                                           4,962,000    4,708,000    4,413,000
                                                          ----------   ----------   ----------

COSTS AND EXPENSES:

Cost of operations                                         1,724,000    1,552,000    1,509,000
Management fees paid to                                      297,000      281,000      262,000
 affiliate
Depreciation and amortization                                861,000      830,000      806,000
Environmental cost                                            91,000            -            -
Administrative                                               124,000      128,000      140,000
                                                          ----------   ----------   ----------
                                                           3,097,000    2,791,000    2,717,000
                                                          ----------   ----------   ----------

NET INCOME                                                $1,865,000   $1,917,000   $1,696,000
                                                          ==========   ==========   ==========

Primary earnings per                                      $     1.22   $     1.33   $     1.15
 share-Series A                                           ==========   ==========   ==========

Fully diluted earnings per                                $     1.15   $     1.16   $     0.97
 share-Series A                                           ==========   ==========   ==========

Dividends declared per share:
    Series A                                              $     1.43   $     1.41   $     1.30
                                                          ==========   ==========   ==========
    Series B                                              $     1.43   $     0.47   $        -
                                                          ==========   ==========   ==========
    Series C                                              $        -   $       -    $        -
                                                          ==========   ==========   ==========
    Series D                                              $        -   $        -   $        -
                                                          ==========   ==========   ==========

Weighted average Common
 shares outstanding:
    Primary-Series A                                       1,330,559    1,382,826    1,479,967
                                                          ==========   ==========   ==========
    Fully diluted-Series A                                 1,598,509    1,650,776    1,747,917
                                                          ==========   ==========   ==========

                            See accompanying notes.

                                      F3-3

                      PARTNERS PREFERRED YIELD III, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                For each of the three years in the period ended
                               December 31, 1995



                                                                    Convertible              Convertible
                                       Series A                      Series B                 Series C                 Series D
                                 Shares       Amount            Shares      Amount       Shares      Amount       Shares      Amount
                               -----------------------------------------------------------------------------------------------------
Balances at December 31, 1992   1,481,884      $15,000           168,709      $2,000      99,241     $1,000       65,354      $1,000

Net income
Repurchase of shares              (11,100)           -

Cash distributions declared:
   $1.30 per share - Series A   ----------------------------------------------------------------------------------------------------

Balances at December 31, 1993   1,470,780       15,000           168,709       2,000      99,241      1,000       65,354       1,000

Net income
Repurchase of shares             (137,200)      (2,000)

Unrealized loss in
  marketable securities

Cash distributions declared:
   $1.41 per share - Series A
   $0.47 per share - Series B
                                ----------------------------------------------------------------------------------------------------
Balances at December 31, 1994   1,333,584       13,000           168,709       2,000      99,241      1,000       65,354       1,000

Net income
Repurchase of shares              (11,600)           -


Unrealized gain in
  marketable securities

Cash distributions declared:
   $1.43 per share - Series A
   $1.43 per share - Series B
                                ----------------------------------------------------------------------------------------------------
Balances at December 31, 1995   1,321,984      $13,000           168,709      $2,000      99,241     $1,000       65,354      $1,000
                                ====================================================================================================

                                                                                           Unrealized
                                                 Cumulative                                gain (loss)                Total
                                   Paid-in          net                Cumulative         in marketable            shareholders'
                                   Capital         income             distributions         securities                equity
                               -----------------------------------------------------------------------------------------------------
Balances at December 31, 1992    $27,447,000      $2,911,000         $   (8,399,000)     $       -                  $21,978,000

Net income                                         1,696,000                                                          1,696,000
Repurchase of shares                (178,000)                                                                          (178,000)

Cash distributions declared:
   $1.30 per share - Series A                                            (1,923,000)                                   (1,923,000)
                              ------------------------------------------------------------------------------------------------------
Balances at December 31, 1993     27,269,000       4,607,000            (10,322,000)              -                    21,573,000

Net income                                         1,917,000                                                            1,917,000
Repurchase of shares              (2,063,000)                                                                          (2,065,000)

Unrealized loss in
  marketable securities                                                                     (4,000)                        (4,000)

Cash distributions declared:
   $1.41 per share - Series A                                            (1,938,000)                                   (1,938,000)
   $0.47 per share - Series B                                               (79,000)                                      (79,000)
                                ----------------------------------------------------------------------------------------------------
Balances at December 31, 1994     25,206,000       6,524,000            (12,339,000)        (4,000)                    19,404,000

Net income                                         1,865,000                                                            1,865,000
Repurchase of shares                (194,000)                                                                            (194,000)

Unrealized gain in
  marketable securities                                                                     53,000                         53,000

Cash distributions declared:
   $1.43 per share - Series A                                            (1,902,000)                                   (1,902,000)
   $1.43 per share - Series B                                              (241,000)                                     (241,000)
                                ----------------------------------------------------------------------------------------------------
Balances at December 31, 1995    $25,012,000      $8,389,000           $(14,482,000)       $49,000                    $18,985,000
                                ====================================================================================================



                            See accompanying notes.

                                     F3-4

                       PARTNERS PREFERRED YIELD III, INC.
                            STATEMENTS OF CASH FLOWS
                       FOR EACH OF THE THREE YEARS IN THE
                         PERIOD ENDED DECEMBER 31, 1995


                                                               1995           1994           1993
                                                           ------------   ------------   ------------
Cash flows from operating activities:

      Net income                                           $ 1,865,000    $ 1,917,000    $ 1,696,000

      Adjustments to reconcile net income to net cash provided by operating activities

        Depreciation and amortization                          861,000        830,000        806,000
        (Increase) decrease in rent and
           other receivable                                     (4,000)         9,000        (31,000)
        Increase in other assets                              (178,000)        (1,000)       (38,000)
        Increase (decrease) in accounts payable                206,000        (86,000)        44,000
        (Decrease) increase in advance
           payments from renters                               (13,000)        (8,000)        22,000
                                                           -----------    -----------    -----------

            Total adjustments                                  872,000        744,000        803,000
                                                           -----------    -----------    -----------

            Net cash provided by operating activities        2,737,000      2,661,000      2,499,000
                                                           -----------    -----------    -----------

Cash flows from investing activities:

      Proceeds from rental guarantees                                -              -          1,000
      Purchase of marketable securities of affiliate                 -       (173,000)             -
      Additions to real estate facilities                     (108,000)      (175,000)      (116,000)
                                                           -----------    -----------    -----------

            Net cash used in investing activities             (108,000)      (348,000)      (115,000)
                                                           -----------    -----------    -----------

Cash flows from financing activities:

      Distributions paid to shareholders                    (2,239,000)    (1,751,000)    (2,075,000)
      Purchase of Company Series A common stock               (194,000)    (2,065,000)      (178,000)
                                                           -----------    -----------    -----------

            Net cash used in financing activities           (2,433,000)    (3,816,000)    (2,253,000)
                                                           -----------    -----------    -----------

Net increase (decrease) in
  cash and cash equivalents                                    196,000     (1,503,000)       131,000

Cash and cash equivalents at
  the beginning of the year                                    579,000      2,082,000      1,951,000
                                                           -----------    -----------    -----------

Cash and cash equivalents at the end of the year           $   775,000    $   579,000    $ 2,082,000
                                                           ===========    ===========    ===========

Supplemental schedule of non-cash
 investing and financing activities:

   (Increase) decrease in fair value of
     marketable securities of affiliate                    $   (53,000)   $     4,000    $         -
                                                           ===========    ===========    ===========

   Unrealized gain (loss) on
     marketable securities of affiliate                    $    53,000    $    (4,000)   $         -
                                                           ===========    ===========    ===========

                            See accompanying notes.

                                      F3-5

                      PARTNERS PREFERRED YIELD III, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  DESCRIPTION OF BUSINESS

         Partners Preferred Yield III, Inc. (the Company) is a California corporation which has elected to qualify as a real estate investment trust ("REIT") for Federal income tax purposes. The Company succeeded to the business of Partners Preferred Yield III, Ltd. (the Partnership). The term Company as used herein means the Partnership with respect to all matters prior to November 8, 1991 (the Reorganization).

         The Company owns and operates self-storage facilities.

         The term of the Company is until all properties have been sold and, in any event, not later than December 31, 2038. The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Income Taxes:

         The Company has and intends to continue to qualify as a REIT, as defined in Section 856 of the Internal Revenue Code (the Code). As a REIT, the Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that the Company meets the requirements of the Code. The Company believes it is in compliance with these requirements and, accordingly, no provision for income taxes has been made.

    Statements of Cash Flows:

         For purposes of financial statement presentation, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    Real Estate Facilities:

         Cost of land includes appraisal and legal fees related to acquisition and closing costs. Buildings, land improvements and equipment reflect costs incurred through December 31, 1995 and 1994 to develop primarily mini-warehouse facilities. The mini-warehouse facilities provide self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The buildings and equipment are depreciated on the straight-line basis over estimated useful lives of 25 and 5 years, respectively.

         At December 31, 1995, the basis of real estate facilities for Federal income tax purposes (after adjustment for accumulated depreciation of $5,137,000) is $21,265,000.

    Revenue Recognition:

         Property rents are recognized as earned.

                                      F3-6

    Investment in Affiliate:

         In February 1994, the Company purchased 11,700 common shares of Public Storage, Inc. (PSI), a publicly traded real estate investment trust and an affiliate of the Company, for $173,000. The market and carrying value of these securities at December 31, 1995 was $222,000. The Company has designated its portfolio of marketable securities as being available for sale. Accordingly, at December 31, 1995, the Company has recorded the marketable securities at fair value, based upon the closing quoted price of the securities at December 31, 1995, and has recorded a corresponding unrealized gain totaling $49,000 in shareholders equity. The Company recognized $10,000 in dividends for 1995 and 1994 and included this amount in other income in the Statements of Income.

    Net Income Per Share:

         Net income per share is based on net income attributable to each series of common shares and the weighted average number of such shares outstanding during the periods presented.

         Net income per share is presented on a primary and fully diluted basis. Primary earnings per share represents the Series A shareholders rights to distributions out of the respective periods net income, which is calculated by dividing net income after reduction for distributions to the Convertible Series B shareholders (Series C shareholders are not entitled to cash distributions) by the weighted average number of outstanding Series A shares (Note 4). Primary earnings per share for the twelve months ended December 31, 1995 and 1994 reflect dividends to the Series B shareholders totaling $241,000 and $79,000, respectively. Fully diluted earnings per share assumes conversion of the Convertible Series B and Series C shares into Series A shares. Series D shares are only entitled to a portion of distributions from sales and refinancings and therefore, are not included in the weighted average number of shares.

    Environmental cost:

         Substantially all of the Companys facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $91,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Companys overall business, financial condition, or results of operations.

3.  RELATED PARTY TRANSACTIONS

         In 1995, there were a series of mergers among Pubic Storage Management, Inc. (which was the Companys mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, PSMI), culminating in the November 16, 1995 merger, (the PSMI merger) of PSMI into Storage Equities, Inc. (SEI). In the PSMI merger, Storage Equities, Inc.s name was changed to Public Storage, Inc. (PSI). B. Wayne Hughes and members of his family (the Hughes Family) are the major shareholders of PSI.

         The Company has a Management Agreement with PSI (as successor-in-interest to PSMI). Under the terms of the agreement, PSI operates the mini-warehouse facilities for a fee equal to 6% of the facilities' monthly gross revenue (as defined).

                                      F3-7

         The Management Agreement provides that the agreement will expire in February 2002 provided that in February of each year it shall be automatically extended for one year (thereby maintaining a seven-year term) unless either party notifies the other that the Management Agreement is not being extended, in which case it expires on the first anniversary of its then scheduled expiration date. The Management Agreement may also be terminated by either party for cause, but if terminated for cause by the Company, the Company retains the rights to use the service marks and related designs until the then scheduled expiration date, if applicable, or otherwise a date seven years after such termination.

         In August 1995, the Management Agreement with PSMI was amended to provide that upon demand from PSI or PSMI made prior to December 15, 1995, the Company agreed to prepay (within 15 days after such demand) up to 12 months of management fees (based on the management fees for the comparable period during the calendar year immediately preceding such prepayment) discounted at the rate of 14% per year to compensate for early payment. In November 1995, the Company prepaid, to PSI, 8 months of 1996 management fees at a cost of $176,000. The amount is included in other assets in the Balance Sheet at December 31, 1995 and will be amortized as management fee expense in 1996.

4.  SHAREHOLDERS' EQUITY

         The Series B shares and Series C shares will convert automatically into Series A shares on a share-for-share basis (the Conversion) when (A) Investor Distributions (as defined below) equal (B) Remaining Investors Capital (as defined below). The term Investors Distributions means the sum of (1) all cumulative dividends and other distributions from all sources to the holders of the Series A shares issued to the limited partners in the Reorganization and (2) the cumulative Partnership distributions from all sources with respect to all units. The term Remaining Investors Capital means the product of (1) $20 multiplied by (2) the number of the then-outstanding Limited Partners Original Series A shares, and the term Limited Partners Original Series A shares means the 1,503,200 Series A shares issued in the Reorganization to the Limited Partners (not including the 1% Series A shares issued to the General Partners).

         The Series B shares (prior to the Conversion) are not entitled to participate in distributions attributable to sales or financing of the properties or the liquidation of the Company, but begin to participate in other distributions on the same basis as the Series A shares (the Participation) when Investor Distributions equal (B) Remaining Investors Capital minus $15,032,000 (50% of the limited partners' original capital contribution). The Series C shares (prior to Conversion) are not entitled to participate in any distributions, including liquidating distributions. After the Conversion, the Series D shares will be entitled to participate in any distributions attributable to the sale or financing of the properties or the liquidation of the Company on the same basis as the Series A shares, but will not participate in other distributions.

                                      F3-8

         Through December 31, 1995, the Company has made and declared cumulative Investor Distributions of $14,036,000. In connection with the payment of the Companys dividend payable to shareholders of record on December 31, 1994, the requirements for Participation occurred and the Series B shares began participating in distributions as described above. As of December 31, 1995, the Conversion of Series B shares and Series C shares will occur when $12,100,000 in additional Investor Distributions have been made.

         Assuming liquidation of the Company at its net book value at December 31, 1995 and 1994, each Series of common shares would receive the following as a liquidating distribution:


                                   1995          1994
                                -----------   -----------
      Series A                  $17,599,000   $21,074,000
      Convertible Series B          701,000       525,000
      Convertible Series D          413,000       309,000
      Series D                      272,000       204,000
                                -----------   -----------
      Total                     $18,985,000   $19,404,000
                                ===========   ===========

         The Company's Board of Directors has authorized the Company to purchase up to 250,000 shares of the Company's Series A common stock. As of December 31, 1995, the Company had purchased and retired 196,400 shares of Series A common stock, of which 11,600 and 137,200 were purchased and retired in 1995 and 1994, respectively.

         For Federal income tax purposes, all distributions declared by the Board of Directors in 1995, 1994 and 1993 were ordinary income.

5.  SUBSEQUENT EVENT

         In November 1995, the Companys Board of Directors authorized the Company to obtain an unsecured revolving credit facility with a bank for borrowings up to $1,500,000 for working capital purposes, including the repurchase of the Companys stock.

         In February 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $1,000,000 for working capital purposes and to repurchase the Companys stock. Outstanding borrowings on the credit facility, at the Companys option, bear interest at either the banks Prime Rate or the banks LIBOR Rate plus 2.25%. Interest is payable monthly beginning in March 1996. On January 31, 1999, all unpaid principal and accrued interest is due and payable.

         Under covenants of the credit facility, (1) the Company is required to maintain a cash flow ratio, as defined, of more than 3.0 to 1.0, (2) the Companys total debt may not exceed 15% of its adjusted tangible net worth and (3) advances from affiliates may not exceed $500,000.

                                      F3-9

6.  QUARTERLY RESULTS (UNAUDITED)

    The following is a summary of unaudited quarterly results of operations:

                                              Three months ended
                               -------------------------------------------------
                               March 1995   June 1995    Sept 1995    Dec. 1995
                               ----------   ----------   ----------   ----------

   Revenues                    $1,190,000   $1,242,000   $1,265,000   $1,265,000

   Expenses                       718,000      712,000      724,000      943,000
                               ----------   ----------   ----------   ----------

   Net income                  $  472,000   $  530,000   $  541,000   $  322,000
                               ==========   ==========   ==========   ==========


   Earnings per share:

   Primary - Series A               $0.31        $0.35        $0.37        $0.19
                                    =====        =====        =====        =====

   Fully Diluted - Series A         $0.29        $0.33        $0.34        $0.19
                                    =====        =====        =====        =====

                                               Three months ended
                                -------------------------------------------------
                                March 1994   June 1994    Sept 1994    Dec. 1994
                                ----------   ----------   ----------   ----------

   Revenues                     $1,153,000   $1,171,000   $1,198,000   $1,186,000

   Expenses                        717,000      696,000      644,000      734,000
                                ----------   ----------   ----------   ----------

   Net Income                   $  436,000   $  475,000   $  554,000   $  452,000
                                ==========   ==========   ==========   ==========

   Earnings per share:

   Primary- Series A                 $0.30        $0.34        $0.41        $0.28
                                     =====        =====        =====        =====

   Fully diluted- Series A           $0.25        $0.29        $0.34        $0.28
                                     =====        =====        =====        =====

                                     F3-10

                       PARTNERS PREFERRED YIELD III, INC.
                            CONDENSED BALANCE SHEETS


                                                 June 30,      December 31,
                                                   1996           1995
                                                ----------     ------------
                                                (Unaudited)
                                    ASSETS
                                    ------
Cash and cash equivalents                       $ 1,174,000    $   775,000
Marketable securities of affiliate
  at market value (cost of $173,000)                241,000        222,000
Rent and other receivables                           30,000         28,000
Other assets                                         99,000        225,000

Real estate facilities at cost:
 Building, land improvements and equipment       19,146,000     19,091,000
 Land                                             4,870,000      4,870,000
                                                -----------    -----------
                                                 24,016,000     23,961,000

 Less accumulated depreciation                   (5,328,000)    (4,888,000)
                                                -----------    -----------
                                                 18,688,000     19,073,000
                                                -----------    -----------
Total assets                                    $20,232,000    $20,323,000
                                                ===========    ===========

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------
Accounts payable                               $    529,000    $    565,000
Dividends payable                                   504,000         611,000
Advance payments from renters                       172,000         162,000

Shareholders equity:
 Series A common, $.01 par value,
   1,851,696 shares authorized,
   1,314,384 shares issued and
   outstanding (1,321,984 shares
   issued and outstanding in 1995)                   13,000          13,000
 Convertible Series B common, $.01 par
   value, 168,709 shares authorized,
   issued and outstanding                             2,000           2,000
 Convertible Series C common, $.01 par
   value, 99,241 shares authorized,
   issued and outstanding                             1,000           1,000
 Series D common, $.01 par value,
   65,354 shares authorized, issued
   and outstanding                                    1,000           1,000

 Paid-in-capital                                 24,883,000      25,012,000
 Cumulative income                                9,549,000       8,389,000
 Unrealized gain in marketable securities            68,000          49,000
 Cumulative distributions                       (15,490,000)    (14,482,000)
                                               ------------    ------------
 Total shareholders' equity                      19,027,000      18,985,000
                                               ------------    ------------
Total liabilities and shareholders' equity     $ 20,232,000    $ 20,323,000
                                               ============    ============

           See accompanying notes to condensed financial statements.


                                     F3-11

                       PARTNERS PREFERRED YIELD III, INC.
                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                             Three Months Ended          Six Months Ended
                                                  June 30,                   June 30,
                                          -----------------------    -----------------------
                                             1996         1995          1996         1995
                                          ----------   ----------    ----------   ----------
                                                       (Restated)                 (Restated)
REVENUES:

Rental income                             $1,305,000   $1,234,000    $2,565,000   $2,421,000
Dividends from marketable securities
  of affiliate                                 3,000        3,000         6,000        6,000
Interest income                                8,000        5,000        14,000        5,000
                                          ----------   ----------    ----------   ----------
                                           1,316,000    1,242,000     2,585,000    2,432,000
                                          ----------   ----------    ----------   ----------
COSTS AND EXPENSES:

Cost of operations                           345,000      398,000       797,000      794,000
Management fees paid to an affiliate          66,000       74,000       132,000      146,000
Depreciation                                 221,000      214,000       440,000      428,000
Administrative                                25,000       26,000        56,000       62,000
                                          ----------   ----------    ----------   ----------
                                             657,000      712,000     1,425,000    1,430,000
                                          ----------   ----------    ----------   ----------
NET INCOME                                $  659,000   $  530,000    $1,160,000   $1,002,000
                                          ==========   ==========    ==========   ==========
Earnings per share:

  Primary - Series A                           $0.45        $0.35         $0.79        $0.66
                                               =====        =====         =====        =====
  Fully diluted - Series A                     $0.41        $0.33         $0.73        $0.62
                                               =====        =====         =====        =====
Dividends declared per share:

  Series A                                     $0.34        $0.34         $0.68        $0.68
                                               =====        =====         =====        =====
  Series B                                     $0.34        $0.34         $0.68        $0.68
                                               =====        =====         =====        =====

Weighted average common
  shares outstanding:

  Primary - Series A                       1,314,384    1,332,784     1,315,301    1,332,784
                                           =========    =========     =========    =========
  Fully diluted - Series A                 1,582,334    1,600,734     1,583,251    1,600,734
                                           =========    =========     =========    =========

           See accompanying notes to condensed financial statements.


                                     F3-12

                       PARTNERS PREFERRED YIELD III, INC.
                  CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

                                                          Convertible           Convertible
                                      Series A             Series B              Series C              Series D
                                  Shares     Amount    Shares     Amount     Shares     Amount     Shares     Amount
                                ---------    -------   -------    -------    ------     ------     ------     ------
Balances at
  December 31, 1995             1,321,984    $13,000   168,709     $2,000    99,241     $1,000     65,354     $1,000

Net income                              -          -         -          -         -          -          -          -
Repurchase of shares               (7,600)         -         -          -         -          -          -          -

Unrealized gain in
 marketable securities                  -          -         -          -         -          -          -          -

Cash distributions declared:
 $.68 per share - Series A              -          -         -          -         -          -          -          -
 $.68 per share - Series B              -          -         -          -         -          -          -          -
                                ---------    -------   -------     ------    ------     ------     ------     ------

Balances at June 30, 1996       1,314,384    $13,000   168,709     $2,000    99,241    $1,000      65,354     $1,000
                                =========    =======   =======     ======    ======    ======      ======     ======

                                                                                 Unrealized
                                              Cumulative                          gain in          Total
                                  Paid-In        Net           Cumulative        marketable     Shareholders'
                                  Capital       Income        Distributions      securities        Equity
                                -----------   ----------      -------------      ----------     ------------
Balances at
  December 31, 1995             $25,012,000   $8,389,000       $(14,482,000)       $49,000       $18,985,000

Net income                                -    1,160,000                  -              -         1,160,000
Repurchase of shares               (129,000)           -                  -              -          (129,000)

Unrealized gain in
 marketable securities                    -            -                  -         19,000            19,000

Cash distributions declared:
 $.68 per share - Series A                -            -           (894,000)             -          (894,000)
 $.68 per share - Series B                -            -           (114,000)             -          (114,000)
                                -----------   ----------       ------------        -------       -----------

Balances at June 30, 1996       $24,883,000   $9,549,000       ($15,490,000)       $68,000       $19,027,000
                                ===========   ==========       ============        =======       ===========

           See acommpanying notes to condensed financial statements.

                                     F3-13

                       PARTNERS PREFERRED YIELD III, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                   Six Months Ended
                                                                       June 30,
                                                              --------------------------
                                                                  1996           1995
                                                              -----------    -----------
Cash flows from operating activities:

  Net income                                                  $ 1,160,000    $ 1,002,000

  Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                                                 440,000        428,000
     Increase in rent and other receivables                        (2,000)        (9,000)
     Amortization of prepaid management fees                      132,000              -
     Increase in other assets                                      (6,000)             -
     (Decrease) increase in accounts payable                      (36,000)        40,000
     Increase (decrease) in advance payments from renters          10,000         (3,000)
                                                              -----------    -----------

       Total adjustments                                          538,000        456,000
                                                              -----------    -----------

       Net cash provided by operating activities                1,698,000      1,458,000
                                                              -----------    -----------
Cash flows from investing activities:

  Additions to real estate facilities                             (55,000)        (3,000)
                                                              -----------    -----------
       Net cash used in investing activities                      (55,000)        (3,000)
                                                              -----------    -----------
Cash flows from financing activities:

  Distributions paid to shareholders                           (1,115,000)    (1,218,000)
  Purchase of Company Series A common stock                      (129,000)       (11,000)
                                                              -----------    -----------

       Net cash used in financing activities                   (1,244,000)    (1,229,000)
                                                              -----------    -----------
Net increase in cash
 and cash equivalents                                             399,000        226,000

Cash and cash equivalents at
 the beginning of the period                                      775,000        579,000
                                                              -----------    -----------
Cash and cash equivalents at
 the end of the period                                        $ 1,174,000    $   805,000
                                                              ===========    ===========
Supplemental schedule of non-cash
 investing and financing activities:

   Increase in fair value of marketable securities            $   (19,000)   $   (23,000)
                                                              ===========    ===========

   Unrealized gain on marketable securities                   $    19,000    $    23,000
                                                              ===========    ===========

           See accompanying notes to condensed financial statements.

                                     F3-14

                      PARTNERS PREFERRED YIELD III, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes appearing in the Companys Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Companys financial position at June 30, 1996 and December 31, 1995, the results of its operations for the three and six months ended June 30, 1996 and 1995 and its cash flows for the six months then ended.

3. The results of operations for the three and six months ended June 30, 1996 are not necessarily indicative of the results expected for the full year.

4. Certain prior year amounts have been restated in order to conform to current year presentation.

5. In 1995, the Company prepaid eight months of 1996 management fees at a total cost of $176,000. The Company expensed $132,000 of the 1996 prepaid management fees for the six months ended June 30, 1996. The balance of prepaid management fees, $44,000, is included in other assets in the Balance Sheet at June 30, 1996.

6. In February 1994, the Company purchased 11,700 common shares of Public Storage, Inc., a publicly traded real estate investment trust and an affiliate of the Company, for $173,000. The market value of these securities at June 30, 1996 was $241,000. The Company recognized $3,000 and $6,000 in dividends for the three and six months ended June 30, 1996, respectively.

7. In February 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $1,000,000 for working capital purposes and to repurchase the Companys stock. Outstanding borrowings on the credit facility, at the Companys option, bear interest at either the banks Prime Rate or the banks LIBOR Rate plus 2.25%. Interest is payable monthly and on January 31, 1999, all unpaid principal and accrued interest is due and payable. At June 30, 1996, there was no outstanding balance on the credit facility. As of June 30, 1996, the Company was in compliance with the covenants of the credit facility.

                                     F3-15

                                                                    Appendix G-1

                        PARTNERS PREFERRED YIELD, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
---------------------

     THREE AND SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE AND SIX MONTHS
     -------------------------------------------------------------------------
ENDED JUNE 30, 1995:  Partners Preferred Yield, Inc.'s (the "Company") net
-------------------
income for the six months ended June 30, 1996 and 1995 was $1,973,000 and $2,043,000, respectively, representing a decrease of $70,000 or 3%. This decrease is primarily due to an increase in interest expense combined with a decrease in property net operating income (rental income less cost of operations, management fees paid to affiliate and depreciation expense). Net income for the three months ended June 30, 1996 and 1995 was $1,060,000 and $1,063,000, respectively, representing a decrease of $3,000. This decrease is primarily due to an increase in interest expense partially offset by an increase in property net operating income.

     Rental income for the six months ended June 30, 1996 and 1995 was $4,898,000 and $4,731,000, respectively, representing an increase of $167,000 or 4%. Rental income for the three months ended June 30, 1996 and 1995 was $2,510,000 and $2,409,000, respectively, representing an increase of $101,000 or 4%. These increases are primarily due to increased rental rates at a majority of the Company's properties.

     The Company's mini-warehouse operations had weighted average occupancy levels of 89% for both the six month periods ended June 30, 1996 and 1995.

     Cost of operations (including management fees paid to affiliate and depreciation expense) for the six months ended June 30, 1996 and 1995 was $2,754,000 and $2,559,000, respectively, representing an increase of $195,000 or 8%. Cost of operations for the three months ended June 30, 1996 and 1995 was $1,369,000 and $1,285,000, respectively, representing an increase of $84,000 or 7%. These increases are primarily attributable to increases in property tax expense, advertising and repairs and maintenance costs. Property taxes increased primarily due to an increase in property tax rates at the Company's Colorado and Illinois properties. Repairs and maintenance costs increased mainly due to an increase in snow removal costs associated with higher than normal snow levels experienced at the Company's properties located in the eastern states.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. During the six month period ended June 30, 1996, the Company expensed $262,000 of prepaid management fees. The amount is shown as management fees paid to affiliate in the condensed statements of income. As a result of the prepayment, the Company saved approximately $32,000 in management fees, based on the management fees that would have been payable on rental income generated in the six months ended June 30, 1996 compared to the amount prepaid.

     During the three and six months ended June 30, 1996, the Company incurred $22,000 and $41,000, respectively, in interest expense on its line of credit facility. No such expense was incurred during the same periods in 1995 since the Company did not have a credit facility.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $4,015,000 compared to $4,035,000 in 1994, representing a decrease of $20,000. This decrease is primarily due to environmental costs incurred on the Company's properties in the fourth quarter of 1995 (see discussion below). However, net income per fully diluted Series A share was $1.02 in 1995 compared to $1.00 in 1994, representing an increase of $.02 or 2% per share. The increase in net income per share in 1995 benefited by the reduction in the number of Series A shares outstanding due to the Company's repurchase of Series A shares.

                                      G1-1

     During 1995, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) increased $140,000 from $4,315,000 in 1994 to $4,455,000 in 1995. This increase is attributable to an increase in rental revenues at the Company's mini-warehouse operations. The Company's depreciation expense increased $46,000 from $1,900,000 in 1994 to $1,946,000 in 1995.

     Rental income of the mini-warehouse operations increased $306,000 or 3% from $9,335,000 in 1994 to $9,641,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $120,000 or 4% from $3,120,000 in 1994 to $3,240,000 in 1995. The results of these changes was a net increase in property net operating income before depreciation expense of $186,000 or 3% from $6,215,000 in 1994 to $6,401,000 in 1995. The Company's
California, Colorado, Oregon and Nevada properties contributed 83% to the increase in rental income primarily due to an increase in rental rates. The increase in cost of operations is primarily due to an increase in property tax expense and management fees paid to an affiliate (as a result of increased revenues) offset by a decrease in repairs and maintenance. The increase in property taxes is mainly attributable to the one-time tax refunds received on the two Colorado properties in the first quarter of 1994 from appealing prior year tax assessments. The decrease in repairs and maintenance is due to earthquake expenses and higher than normal snow removal costs incurred in early 1994.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $182,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Weighted average occupancy levels for the Company's mini-warehouse facilities were 89% and 91% in 1995 and 1994, respectively.

Mini-warehouse Operating Trends.
--------------------------------

     The following table illustrates the operating trends for the Company's 19 mini-warehouses:

                                                      Years ended December 31
                                                     ------------------------
                                                      1995     1994     1993
                                                     ------   ------   ------

Weighted average occupancy level                        89%      91%      90%
Realized monthly rent per occupied
  square foot (1)                                     $.71     $.70     $.67
Operating margin: (2)
    Before reduction for depreciation expense           66%      67%      63%
    After reduction for depreciation expense            46%      46%      42%

-------------
(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

                                      G1-2

Management believes that the trends in property operations are due to:

 .    Increasing realized rents per square foot of mini-warehouse space resulting from increased demand for space and fewer promotional discounts of scheduled rents required to maintain relatively high occupancies.

 .    Increasing revenues due to increasing realized rents and occupancy levels
     (in 1994 compared to 1993) offset in part by an increase in expense (approximately 4% for 1995 (as compared to 1994) and combined with a decrease in expense of 1% in 1994).

LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------

     Capital structure.  The Company's financial profile is characterized by
     -----------------
increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation and amortization) reflects the cash generated from the Company's business before distributions to shareholders, capital expenditures and principal payments on debt. Net cash provided by operating activities has increased over the past years from $4,953,000 in 1993 to $5,849,000 in 1995. Net cash provided by operating activities has increased from $3,044,000 for the six months ended June 30, 1995 to $3,262,000 for the six months ended June 30, 1996.

     The Company's FFO is defined generally by the National Association of Real Estate Investment Trusts as net income before loss on early extinguishment of debt and gain on disposition of real estate, plus depreciation and amortization. FFO is a supplemental performance measure for equity Real Estate Investment Trusts used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Company. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by the Company relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for the Company's net cash provided by operating activities or net income computed in accordance with generally accepted accounting principles, as a measure of liquidity or operating performance.

                                      G1-3

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to make principal payments on its note payable, pay distributions to shareholders and repurchase its stock.

                                               Six months ended
                                                   June 30,            Years ended December 31,
                                             --------------------   ------------------------------
                                               1996       1995        1995       1994       1993
                                             --------   ---------   --------   --------   --------
                                                               (In thousands)

Net income                                   $ 1,973     $ 2,043    $ 4,015    $ 4,035    $ 3,229
Environmental cost                                 -           -        182          -          -
Depreciation and amortization                  1,001         967      1,946      1,900      1,840
                                             -------     -------    -------    -------    -------
Funds from operations
 (Net cash provided by operating
 activities before changes in
 working capital components)                   2,974       3,010      6,143      5,935      5,069
Capital improvements to
 maintain facilities                            (287)        (27)      (228)      (235)      (289)
                                             -------     -------    -------    -------    -------
Excess funds available for
 distributions to shareholders
 and repurchase of stock                       2,687       2,983      5,915      5,700      4,780
Cash distributions to shareholders            (2,455)     (2,678)    (4,652)    (3,599)    (3,385)
                                             -------     -------    -------    -------    -------
Excess funds available for principal
 payments, cash distributions to share-
 holders and repurchase of stock             $   232     $   305    $ 1,263    $ 2,101    $ 1,395
                                             =======     =======    =======    =======    =======

     Cash flows from operating activities is expected to be sufficient to cover operating expenses, capital improvements, debt service requirements and distributions to shareholders.

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     During the six months ended June 30, 1996, the Company incurred approximately $225,000 in capital costs related to the expansion of the facility located in Los Angeles, California.

     In May 1995, the Company borrowed $55,000 from an affiliate for working capital purposes. The advance was repaid in May 1995.

     In December 1995, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,500,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's prime rate plus .25% (8.50% at June 30, 1996) or the bank's LIBOR rate plus 2.25% (7.80% at June 30, 1996). Interest is payable monthly. On December 31, 1999, all unpaid principal and accrued interest is due and payable. During the first quarter of 1996, the Company borrowed $1,000,000 on its line of credit facility. During the second quarter of 1996, the Company borrowed and repaid an additional $450,000 on its line of credit facility. At June 30, 1996, the outstanding balance on the credit facility was $1,000,000. The Company is subject to certain covenants including cash flow coverages and dividend restrictions. As of June 30, 1996, the Company was in compliance with the covenants of the credit facility.

                                      G1-4

     The Company's Board of Directors has authorized the Company to purchase up to 800,000 shares of Series A common stock. As of June 30, 1996, the Company had repurchased 701,451 shares of Series A common stock, of which 84,100 were purchased in the first quarter of 1996. No shares were repurchased in the second quarter of 1996, however, share repurchases are expected to continue in the third quarter.

     The Company has elected and intends to continue to qualify as a real estate investment trust ("REIT") for federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. The Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing of the Company's tax return. The primary difference between book income and taxable income is depreciation expense. In 1995, the Company's federal tax depreciation was $1,517,000.

     The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

                                      G1-5

                                                                    Appendix G-2

                       PARTNERS PREFERRED YIELD II, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
---------------------

     THREE AND SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE AND SIX MONTHS
     -------------------------------------------------------------------------
ENDED JUNE 30, 1995:  Partners Preferred Yield II, Inc.'s ("the Company") net
-------------------
income for the six months ended June 30, 1996 and 1995 was $2,293,000 and $2,102,000, respectively, representing an increase of $191,000 or 9%. Net income for the three months ended June 30, 1996 and 1995 was $1,183,000 and $1,102,000, respectively, representing an increase of $81,000 or 7%. These increases are primarily the result of increases in property net operating income (rental income less cost of operations, management fees paid to affiliate and depreciation expense).

     Rental income for the six months ended June 30, 1996 and 1995 was $5,407,000 and $5,151,000, respectively, representing an increase of $256,000 or 5%. Rental income for the three months ended June 30, 1996 and 1995 was $2,741,000 and $2,624,000, respectively, representing an increase of $117,000 or 4%. These increases are primarily due to increased rental rates at a majority of the Company's properties.

     The Company's mini-warehouse operations had weighted average occupancy levels of 91% and 90% for the six month periods ended June 30, 1996 and 1995, respectively.

     Cost of operations (including management fees paid to affiliate and depreciation expense) for the six months ended June 30, 1996 and 1995 was $2,977,000 and $2,904,000, respectively, representing an increase of $73,000 or 3%. Cost of operations for the three months ended June 30, 1996 and 1995 was $1,496,000 and $1,460,000, respectively, representing an increase of $36,000 or 2%. These increases are primarily attributable to an increase in property tax expense. Property taxes increased primarily due to an increase in property tax rates at the Company's Colorado and Illinois properties.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. During the six month period ended June 30, 1996, the Company expensed $278,000 of prepaid management fees. The amount is shown as management fees paid to an affiliate in the condensed statement of income. As a result of the prepayment, the Company saved approximately $46,000 in management fees, based on the management fees that would have been payable on rental income generated in the six months ended June 30, 1996 compared to the amount prepaid.

     During the three and six months ended June 30, 1996, the Company incurred $5,000 and $12,000, respectively, in interest expense on its line of credit facility compared to $1,000 and $6,000 incurred during the same periods in 1995 which represented interest paid on advances the Company had with an affiliate.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $4,285,000 compared to $3,854,000 in 1994, representing an increase of $431,000. Net income per fully diluted Series A share was $1.11 in 1995 compared to $0.97 in 1994, representing an increase of $0.14 per share.
The increase in net income is primarily due to an increase in property operations combined with a decrease in administrative expense. Net income per share in 1995 also benefited due to the reduction in the number of Series A shares outstanding as a result of the Company's repurchase of Series A shares.

     During 1995, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) increased $433,000 from $4,164,000 in 1994 to $4,597,000 in 1995. This increase is primarily attributable to an increase in property operations.

     Rental income increased $628,000 or 6% from $9,870,000 in 1994 to $10,498,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $137,000 or 4% from $3,766,000

                                      G2-1
in 1994 to $3,903,000 in 1995. The increase in rental income is primarily due to an average 6% increase in rental rates at the Company's 24 properties. The increase in cost of operations is mainly due to increases in payroll, repairs and maintenance, and management fees paid to an affiliate. Payroll increased due to an increase in incentive payroll attributable to an increase in property net operating income. Repairs and maintenance cost increased due to painting and miscellaneous building cost. Due to an increase in rental income, management fees paid to affiliates increased.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $38,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Administrative expense decreased $17,000 from 1995 to 1994 primarily due to a decrease in legal fees.

     Weighted average occupancy levels for the mini-warehouse facilities were 91% and 88% in 1995 and 1994, respectively.

MINI-WAREHOUSE OPERATING TRENDS.
--------------------------------

     The following table illustrates the operating trends for the Company's 24 mini-warehouses:

                                                      Years ended December 31,
                                                     --------------------------
                                                      1995      1994      1993
                                                     ------    ------    ------
Weighted average occupancy level                        91%       88%       86%
Realized monthly rent per occupied square foot (1)    $.70      $.69      $.66
Operating margin (2)
  Before reduction for depreciation expense             63%       62%       62%
  After reduction for depreciation expense              44%       42%       41%

-------------

(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

     Management believes that the trends in property operations are due to:

     . Increasing occupancy levels resulting from decreased levels of new supply in the industry and promotion of the Company's facilities by PSI.

     . Increasing realized rents per square foot of mini-warehouse space resulting from increased demand for space and fewer promotional discounts of scheduled rents required to maintain relatively high occupancies.

     . Increasing revenues due to increasing realized rents and occupancy levels offset in part by an increase in expenses (approximately 4% for 1995 (as compared to 1994).

                                      G2-2

LIQUIDITY AND CAPITAL RESOURCES.
-------------------------------

     Capital structure.  The Company's financial profile is characterized by
     -----------------
increasing net income, increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation and amortization) reflects the cash generated from the Company's business before distributions to shareholders, and capital expenditures. Net cash provided by operating activities has increased over the past years from $5,286,000 in 1993 to $5,961,000 in 1995. Net cash provided by operating activities has increased from $3,127,000 for the six months ended June 30, 1995 to $3,584,000 for the six months ended June 30, 1996.

     The Company's FFO is defined generally by the National Association of Real Estate Investment Trusts as net income before loss on early extinguishment of debt and gain on disposition of real estate, plus depreciation and amortization. FFO is a supplemental performance measure for equity Real Estate Investment Trusts used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Company. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by the Company relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for the Company's net cash provided by operating activities or net income computed in accordance with generally accepted accounting principles, as a measure of liquidity or operating performance.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to make pay distributions to shareholders and repurchase its stock.

                                          Six months ended
                                              June 30,            Years ended December 31,
                                        --------------------   ------------------------------
                                          1996       1995        1995       1994       1993
                                        --------   ---------   --------   --------   --------
                                                           (In thousands)
Net income                              $ 2,293     $ 2,102    $ 4,285    $ 3,854    $ 3,459
Environmental cost                            -           -         38          -          -
Depreciation and amortization             1,017         994      1,998      1,940      1,986
                                        -------     -------    -------    -------    -------
Funds from operations
 (Net cash provided by operating
 activities before changes in
 working capital components)              3,310       3,096      6,321      5,794      5,445
Capital improvements to
 maintain facilities                       (100)       (133)      (269)      (296)      (226)
                                        -------     -------    -------    -------    -------
Excess funds available for
 distributions to shareholders
 and repurchase of stock                  3,210       2,963      6,052      5,498      5,219
Cash distributions to shareholders       (2,401)     (2,556)    (4,602)    (4,153)    (3,044)
                                        -------     -------    -------    -------    -------
Excess funds available for cash
 distributions to share-
 holders and repurchase of stock        $   809     $   407    $ 1,450    $ 1,345    $ 2,175
                                        =======     =======    =======    =======    =======

     Cash flows from operating activities is expected to be sufficient to cover operating expenses, capital improvements and distributions to shareholders.

                                      G2-3

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     In January and April 1995, the Company borrowed $700,000 from an affiliate for working capital purposes. The advance was repaid in May 1995. This advance bore interest at the prime interest rate plus 1/4%. Interest expense of $6,000 was charged to income for the year ended December 31, 1995 with respect to this advance.

     In February 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $2,000,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the banks Prime Rate or the banks LIBOR Rate plus 2.25%. Interest is payable monthly and on January 31, 1999, all unpaid principal and accrued interest is due and payable. During the six months ended June 30, 1996, the Company borrowed and repaid $300,000 on its credit facility. At June 30, 1996, there was no outstanding balance on the credit facility. As of June 30, 1996, the Company was in compliance with the covenants of the credit facility.

     The Company's Board of Directors has authorized the Company to purchase up to 800,000 shares of Series A common stock. The Company has repurchased 649,276 shares of Series A common stock, of which 33,700 shares were purchased in the first quarter of 1996. No shares were repurchased in the second quarter of 1996, however, share repurchases are expected to continue in the third quarter.

     The Company has elected and intends to continue to qualify as a real estate investment trust (REIT) for federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. The Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing of the Company's tax return. The primary difference between book income and taxable income is depreciation expense. In 1995, the Company's federal tax depreciation was $1,500,000.

     The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

                                      G2-4

                                                                    Appendix G-3

                       PARTNERS PREFERRED YIELD III, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS.
---------------------

     THREE AND SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE AND SIX MONTHS
     -------------------------------------------------------------------------
ENDED JUNE 30, 1995:  Partners Preferred Yield III, Inc.'s ("the Company") net
-------------------
income for the six months ended June 30, 1996 and 1995 was $1,160,000 and $1,002,000, respectively, representing an increase of $158,000 or 16%. Net income for the three months ended June 30, 1996 and 1995 was $659,000 and $530,000, respectively, representing an increase of $129,000 or 24%. These increases are primarily the result of increases in property net operating income (rental income less cost of operations, management fees paid to affiliate and depreciation expense).

     Rental income for the six months ended June 30, 1996 and 1995 was $2,565,000 and $2,421,000, respectively, representing an increase of $144,000 or 6%. Rental income for the three months ended June 30, 1996 and 1995 was $1,305,000 and $1,234,000, respectively, representing an increase of $71,000 or 6%. These increases are primarily attributable to increased rental rates at all of the Company's properties.

     The Company's mini-warehouse operations had weighted average occupancy levels of 93% for both the six month periods ended June 30, 1996 and 1995.

     Cost of operations (including management fees paid to affiliate and depreciation expense) for the six months ended June 30, 1996 and 1995 was stable. Cost of operations for the three months ended June 30, 1996 and 1995 was $632,000 and $686,000, respectively, representing a decrease of $54,000 or 8%. This decrease is primarily attributable to a decrease in property tax expense primarily due to a one-time tax refund of $65,000 received with respect to the Company's Hillside, New Jersey property during the second quarter of 1996.

     In 1995, the Company prepaid eight months of 1996 management fees on its mini-warehouse operations (based on the management fees for the comparable period during the calendar year immediately preceding the prepayment) discounted at the rate of 14% per year to compensate for early payment. During the six month period ended June 30, 1996, the Company expensed $132,000 of prepaid management fees. The amount is shown as management fees paid to an affiliate in the condensed statement of income. As a result of the prepayment, the Company saved approximately $22,000 in management fees, based on the management fees that would have been payable on rental income generated in the six months ended June 30, 1996 compared to the amount prepaid.

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.  Net
     ---------------------------------------------------------------------
income in 1995 was $1,865,000 compared to $1,917,000 in 1994, representing a decrease of $52,000. Net income per fully diluted Series A share was $1.17 in 1995 compared to $1.16 in 1994, representing an increase of $.01 per share. The decrease in net income is primarily due to environmental cost incurred in 1995 offset by an increase in property net operating income. Net income per share benefited from the reduction in the number of Series A shares outstanding as a result of the Company's repurchase of Series A shares.

     During 1995, property net operating income (rental income less cost of operations, management fees paid to an affiliate and depreciation expense) increased $34,000 from $2,014,000 in 1994 to $2,048,000 in 1995. This increase is primarily attributable to an increase in property operations.

     Rental income increased $253,000 or 5% from $4,677,000 in 1994 to $4,930,000 in 1995. Cost of operations (including management fees paid to an affiliate of the Company) increased $188,000 or 10% from $1,833,000 in 1994 to $2,021,000 in 1995. The increase in rental income is primarily due to a 7.6% increase in rental rates combined with stable occupancy levels. Approximately 43% of the increase in rental income is attributable to the Company's two Illinois properties where rental rates have increased approximately 10%. The increase in cost of operations is mainly due to increases in property tax expense, payroll and management fees paid to an affiliate. Property taxes increased due

                                      G3-1
to actual bills paid being more than amounts estimated in 1994. Payroll increased due to an increase in incentive payroll attributable to an increase in property performance.

     Substantially all of the Company's facilities were acquired prior to the time that it was customary to conduct environmental investigations in connection with property acquisitions. During the fourth quarter of 1995, the Company completed environmental assessments of its properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. These assessments were performed by an independent environmental consulting firm. Based on the assessments, the Company has expensed, as of December 31, 1995, an estimated $91,000 for known environmental remediation requirements. Although there can be no assurance, the Company is not aware of any environmental contamination of any of its property sites which individually or in the aggregate would be material to the Company's overall business, financial condition, or results of operations.

     Weighted average occupancy levels for the mini-warehouse facilities were 94% and 93% in 1994 and 1995, respectively.

MINI-WAREHOUSE OPERATING TRENDS.
--------------------------------

    The following table illustrates the operating trends for the Company's 9 mini-warehouses:

                                                         Years ended December 31,
                                                        -------------------------
                                                         1995      1994     1993
                                                        ------    ------   ------
Weighted average occupancy level                           93%      94%      92%
Realized monthly rent per occupied square foot (1)       $.71     $.67     $.70
Operating margin (2)
  Before reduction for depreciation expense                59%      61%      60%
  After reduction for depreciation expense                 42%      43%      41%

-------------

(1) Realized rent per square foot represents the actual revenue earned per occupied square foot. Management believes this is a more relevant measure than the posted rental rates, since posted rates can be discounted through the use of promotions. Includes administrative and late fees.

(2) Operating margin (before reduction for depreciation expense) is computed by dividing rental income less cost of operations by rental income. Operating margin (after reduction for depreciation expense) is computed by dividing rental income less cost of operations and depreciation by rental income.

LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------

     Capital structure.  The Company's financial profile is characterized by
     -----------------
increasing net income, increasing cash provided by operating activities and increasing funds from operations ("FFO").

     Net Cash Provided by Operating Activities and Funds from Operations.  The
     -------------------------------------------------------------------
Company believes that important measures of its performance as well as liquidity are net cash provided by operating activities and FFO.

     Net cash provided by operating activities (net income plus depreciation and amortization) reflects the cash generated from the Company's business before distributions to shareholders, and capital expenditures. Net cash provided by operating activities has increased over the past years from $2,499,000 in 1993 to $2,737,000 in 1995. Net cash provided by operating activities has increased from $1,458,000 for the six months ended June 30, 1995 to $1,698,000 for the six months ended June 30, 1996.

                                      G3-2

     The Company's FFO is defined generally by the National Association of Real Estate Investment Trusts as net income before loss on early extinguishment of debt and gain on disposition of real estate, plus depreciation and amortization. FFO is a supplemental performance measure for equity Real Estate Investment Trusts used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Company. The only depreciation or amortization that is added to income to derive FFO is depreciation and amortization directly related to physical real estate. All depreciation and amortization reported by the Company relates to physical real estate and does not include any depreciation or amortization related to goodwill, deferred financing costs or other intangibles. FFO is not a substitute for the Company's net cash provided by operating activities or net income computed in accordance with generally accepted accounting principles, as a measure of liquidity or operating performance.

     The following table summarizes the Company's ability to make capital improvements to maintain its facilities through the use of cash provided by operating activities. The remaining cash flow is available to the Company to make pay distributions to shareholders and repurchase its stock.

                                           Six months ended
                                               June 30,           Years ended December 31,
                                        --------------------   ------------------------------
                                          1996       1995        1995       1994       1993
                                        --------   ---------   --------   --------   --------
                                                          (In thousands)

Net income                              $ 1,160     $ 1,002    $ 1,865    $ 1,917    $ 1,696
Environmental cost                            -           -         91          -          -
Depreciation and amortization               440         428        861        830        806
                                        -------     -------    -------    -------    -------
Funds from operations
 (Net cash provided by operating
 activities before changes in
 working capital components)              1,600       1,430      2,817      2,747      2,502
Capital improvements to
 maintain facilities                        (55)         (3)      (108)      (175)       (64)
                                        -------     -------    -------    -------    -------
Excess funds available for
 distributions to shareholders
 and repurchase of stock                  1,545       1,427      2,709      2,572      2,438
Cash distributions to shareholders       (1,115)     (1,218)    (2,143)    (1,751)    (2,407)
                                        -------     -------    -------    -------    -------
Excess funds available for cash
 distributions to share-
 holders and repurchase of stock        $   430     $   209    $   566    $   821    $    31
                                        =======     =======    =======    =======    =======

     Cash flows from operating activities is expected to be sufficient to cover operating expenses, capital improvements and distributions to shareholders.

     The Company believes its geographically diverse portfolio has resulted in a relatively stable and predictable investment portfolio.

     In February 1994, the Company purchased 11,700 common shares of Public Storage, Inc., a publicly traded real estate investment trust and an affiliate of the Company, for $173,000. The market value of these securities at June 30, 1996 was $241,000. The Company recognized $3,000 and $6,000 in dividends for the three and six months ended June 30, 1996, respectively.

     In February 1996, the Company obtained an unsecured revolving credit facility with a bank for borrowings up to $1,000,000 for working capital purposes and to repurchase the Company's stock. Outstanding borrowings on the credit facility, at the Company's option, bear interest at either the bank's Prime Rate or the bank's LIBOR Rate plus 2.25%. Interest is payable monthly and on January 31, 1999, all unpaid principal and accrued interest is due and payable. At June 30, 1996, there was no outstanding balance on the credit facility. As of June 30, 1996, the Company was in compliance with the covenants of the credit facility.

                                      G3-3

     The Company's Board of Directors has authorized the Company to purchase up to 250,000 shares of Series A common stock. As of June 30, 1996, the Company had repurchased 204,000 shares of Series A common stock, of which 7,600 shares were purchased in the first quarter of 1996. No shares were repurchased in the second quarter of 1996, however, share repurchases are expected to continue in the third quarter.

     The Company has elected and intends to continue to qualify as a real estate investment trust (REIT) for federal income tax purposes. As a REIT, the Company must meet, among other tests, sources of income, share ownership, and certain asset tests. The Company is not taxed on that portion of its taxable income which is distributed to its shareholders provided that at least 95% of its taxable income is so distributed to its shareholders prior to filing of the Company's tax return. The primary difference between book income and taxable income is depreciation expense. In 1995, the Company's federal tax depreciation was $494,000.

     The bylaws of the Company provide that, during 1999, unless shareholders have previously approved such a proposal, the shareholders will be presented with a proposal to approve or disapprove (a) the sale or financing of all or substantially all of the properties and (b) the distribution of the proceeds from such transaction and, in the case of a sale, the liquidation of the Company.

                                      G3-4

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND AGENTS.

     In August 1988, the Company's Articles of Incorporation were amended (as approved by the shareholders in August 1988) to provide that the Company may indemnify the agents of the Company to the maximum extent permitted under California law. See Section V of the Certificate of Amendment of Articles of Incorporation (Exhibit 3.11) and Article VII of the By-Laws (Exhibit 3.16) which are incorporated herein by this reference. In October 1988, the Company also entered into indemnity agreements (in the form approved by the shareholders in August 1988) with its management and non-management directors and executive officers. The agreements permit the Company to indemnify directors and executive officers to the maximum extent permitted under California law and prohibit the Company from terminating its indemnification obligations as to acts or omissions of any director or executive officer occurring before the termination. The indemnification and limitations on liability permitted by the amendment to the Articles of Incorporation and the agreements are subject to the limitations set forth by California law. The Company believes the indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and executive officers of the Company.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  EXHIBITS:  See Exhibit Index contained herein.

     (b)  FINANCIAL STATEMENT SCHEDULES:

          See Index to Financial Statement Schedules in registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

          All other financial statement schedules are omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.


ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 3.(i) and 3.(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     6. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     7. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     8. Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 14th day of October, 1996.

                                  PUBLIC STORAGE, INC.


                                  By: B. WAYNE HUGHES
                                      --------------------------------------
                                      B. Wayne Hughes, Chairman of the Board


     Each person whose signature appears below hereby authorizes B. Wayne Hughes and Harvey Lenkin, and each of them, as attorney-in-fact, to sign on his behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                       CAPACITY                          DATE
       ---------                       --------                          ----
    B. WAYNE HUGHES          Chairman of the Board, Chief Executive     October 14, 1996
--------------------------   Officer and Director (principal executive
    B. Wayne Hughes          officer)


     HARVEY LENKIN           President and Director                     October 14, 1996
--------------------------
     Harvey Lenkin

  RONALD L. HAVNER, JR.      Senior Vice President and Chief            October 14, 1996
------------------------     Financial Officer (principal financial
  Ronald L. Havner, Jr.      officer)

      JOHN REYES             Vice President and Controller (principal   October 14, 1996
------------------------     accounting officer)
      John Reyes

    ROBERT J. ABERNETHY      Director                                   October 14, 1996
------------------------
    Robert J. Abernethy


    DANN V. ANGELOFF         Director                                   October 14, 1996
------------------------
    Dann V. Angeloff

    WILLIAM C. BAKER         Director                                   October 14, 1996
------------------------
    William C. Baker

    URI P. HARKHAM           Director                                   October 14, 1996
------------------------
    Uri P. Harkham

                                 EXHIBIT INDEX


  2.1 Agreement and Plan of Reorganization among Registrant, Partners Preferred Yield, Inc. ("PPY"), Partners Preferred Yield II, Inc. ("PPY2") and Partners Preferred Yield III, Inc. ("PPY3") dated as of August 15, 1996 (filed as Appendix A to the Combined Proxy Statement and Prospectus).

  3.1 Restated Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.2 Certificate of Determination for the 10% Cumulative Preferred Stock, Series A. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.3 Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.4 Amendment to Certificate of Determination for the 9.20% Cumulative Preferred Stock, Series B. Filed with Registrant's Registration Statement No. 33-56925 and incorporated herein by reference.

  3.5 Certificate of Determination for the 8.25% Convertible Preferred Stock. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.6 Certificate of Determination for the Adjustable Rate Cumulative Preferred Stock, Series C. Filed with Registrant's Registration Statement No. 33-54557 and incorporated herein by reference.

  3.7 Certificate of Determination for the 9.50% Cumulative Preferred Stock, Series D. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.50% Cumulative Preferred Stock, Series D and incorporated herein by reference.

  3.8 Certificate of Determination for the 10% Cumulative Preferred Stock, Series E. Filed with Registrant's Form 8-A/A Registration Statement relating to the 10% Cumulative Preferred Stock, Series E and incorporated herein by reference.

  3.9 Certificate of Determination for the 9.75% Cumulative Preferred Stock, Series F. Filed with Registrant's Form 8-A/A Registration Statement relating to the 9.75% Cumulative Preferred Stock, Series F and incorporated herein by reference.

  3.10 Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.11 Certificate of Amendment of Articles of Incorporation. Filed with Registrant's Registration Statement No. 33-63947 and incorporated herein by reference.

  3.12 Certificate of Determination for the 8-7/8% Cumulative Preferred Stock, Series G. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8-7/8% Cumulative Preferred Stock, Series G and incorporated herein by reference.

  3.13 Certificate of Determination for the 8.45% Cumulative Preferred Stock, Series H. Filed with Registrant's Form 8-A/A Registration Statement relating to the 8.45% Cumulative Preferred Stock, Series H and incorporated herein by reference.

  3.14 Certificate of Determination for the Convertible Preferred Stock, Series CC. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  3.15 Certificate of Correction of Certificate of Determination for the Convertible Participating Preferred Stock. Filed with Registrant's Registration Statement No. 333-08791 and incorporated herein by reference.

  3.16 Bylaws, as amended. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

  3.17 Amendment to Bylaws adopted on May 9, 1996. Filed with Registrant's Registration Statement No. 333-03749 and incorporated herein by reference.

  5.1  Opinion on legality.  Filed herewith.

  8.1  Opinion on tax matters for PPY.  Filed herewith.

  8.2  Opinion on tax matters for PPY2.  Filed herewith.

  8.3  Opinion on tax matters for PPY3.  Filed herewith.

  10.1 Loan Agreement between Registrant and Aetna Life Insurance Company dated as of July 11, 1988. Filed with Registrant's Current Report on Form 8-K dated July 14, 1988 and incorporated herein by reference.

  10.2 Amendment to Loan Agreement between Registrant and Aetna Life Insurance Company dated as of September 1, 1993. Filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.

  10.3 Credit Agreement by and among Registrant, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto dated as of May 22, 1995. Filed with Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1995 and incorporated herein by reference.

  10.4 Note Assumption and Exchange Agreement by and among Public Storage Management, Inc., Public Storage, Inc., Registrant and the holders of the notes dated as of November 13, 1995. Filed with Registrant's Registration Statement No. 33-64971 and incorporated herein by reference.

 *10.5 Registrant's 1990 Stock Option Plan.  Filed with Registrant's Annual
       Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

 *10.6 Registrant's 1994 Stock Option Plan.  Filed with Registrant's Annual
       Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

 *10.7 Registrant's 1996 Stock Option and Incentive Plan. Filed with
       Registrant's Registration Statement No. 333-13463 and incorporated herein by reference.

  10.8 Agreement and Plan of Reorganization by and among Public Storage, Inc. Public Storage Management, Inc. and Registrant dated as of June 30, 1995. Filed as Appendix A to Registrant's Proxy Statement dated October 11, 1995 (filed October 13, 1995) and incorporated herein by reference.

  10.9 Amendment to Agreement and Plan of Reorganization by and among Public Storage, Inc., Public Storage Management, Inc. and Registrant dated as of November 13, 1995. Filed with Registrant's Current Report on Form 8-K dated November 16, 1995 and incorporated herein by reference.

  23.1 Consent of Independent Auditors.  Filed herewith.

  23.2 Consent of David Goldberg (included in Exhibit 5.1).

  23.3 Consent of Hogan & Hartson L.L.P. for PPY (included in Exhibit 8.1).

  23.4 Consent of Hogan & Hartson L.L.P. for PPY2 (included in Exhibit 8.2).

  23.5 Consent of Hogan & Hartson L.L.P. for PPY3 (included in Exhibit 8.3).

  23.6 Consent of Nicholson-Douglas Realty Consultants, Inc.  Filed herewith.

  99.1  Proxy card for PPY.  Filed herewith.

  99.2  Proxy card for PPY2.  Filed herewith.

  99.3  Proxy card for PPY3.  Filed herewith.

  99.4  Cash Election Form for PPY.  Filed herewith.

  99.5  Cash Election Form for PPY2.  Filed herewith.

  99.6  Cash Election Form for PPY3.  Filed herewith.

  99.7 Real Estate Appraisal Report by Nicholson-Douglas Realty Consultants, Inc. for PPY dated August 14, 1996 (filed as Appendix B-1 to the Combined Proxy Statement and Prospectus).

  99.8 Real Estate Appraisal Report by Nicholson-Douglas Realty Consultants, Inc. for PPY2 dated August 14, 1996 (filed as Appendix B-2 to the Combined Proxy Statement and Prospectus).

  99.9 Real Estate Appraisal Report by Nicholson-Douglas Realty Consultants, Inc. for PPY3 dated August 14, 1996 (filed as Appendix B-3 to the Combined Proxy Statement and Prospectus).

  99.10 Opinion of Robert A. Stanger & Co., Inc. (PPY Merger) dated October 15, 1996 (filed as Appendix C-1 to the Combined Proxy Statement and Prospectus).

  99.11 Opinion of Robert A. Stanger & Co., Inc. (PPY2 Merger) dated October 15, 1996 (filed as Appendix C-2 to the Combined Proxy Statement and Prospectus).

  99.12 Opinion of Robert A. Stanger & Co., Inc. (PPY3 Merger) dated October 15, 1996 (filed as Appendix C-3 to the Combined Proxy Statement and Prospectus).

_______________

  *  Compensatory benefit plan.